As filed with the Securities and Exchange Commission on July 2, 2021

Registration No. 333-256129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LGL SYSTEMS ACQUISITION CORP.

(Exact name of Registrant as specified in its charter)

Delaware	7372	83-4599446
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

165 W. Liberty Street, Suite 220

Reno, NV 89501

Telephone: (705) 393-9113

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert LaPenta Jr.

Co-Chief Executive Officer and Chief Financial Officer

LGL Systems Acquisition Corp.

165 W. Liberty Street, Suite 220

Reno, NV 89501

Telephone: (705) 393-9113

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael L. Zuppone Luke P. Iovine, III Keith D. Pisani Paul Hastings LLP 200 Park Avenue New York, NY 10166 (212) 318-6000	Brian F. Leaf Garth A. Osterman Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190 (703) 456-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Reorganization and Merger described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED JULY 2, 2021

LGL SYSTEMS ACQUISITION CORP.

165 W. Liberty Street, Suite 220

Reno, NV 89501

NOTICE OF

SPECIAL MEETING

TO BE HELD ON                     , 2021

TO THE STOCKHOLDERS OF LGL SYSTEMS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of LGL Systems Acquisition Corp. (“LGL”), a Delaware corporation, will be held at    :00 a.m. Eastern Time, on                 , 2021, in a virtual format. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021 (as may from time to time be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among LGL, LGL Systems Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LGL (“Merger Sub”), and IronNet Cybersecurity, Inc., a Delaware corporation (“IronNet”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL (the “Business Combination”, and LGL post-Business Combination being referred to as “LGL” or the “Combined Company”) —we refer to this proposal as the “Business Combination proposal”;

(2)

Proposal No. 2—The LGL Charter Proposals—to consider and vote upon separate proposals to approve amendments to LGL’s current amended and restated certificate of incorporation (the “Existing Certificate”). The proposed amendments detailed below will be voted on separately and are collectively referred to as the “LGL charter proposals”:

(i) Name Change Charter Amendment—to change the name of the public entity to “IronNet, Inc.” as opposed to “LGL Systems Acquisition Corp.”;

(ii) Authorized Share Charter Amendment—to increase LGL’s capitalization so that it will have 500,000,000 authorized shares of a single class of common stock and 100,000,000 authorized shares of preferred stock, as opposed to LGL having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock;

(iii) Actions by Stockholders Charter Amendment—to require that stockholders only act at annual and special meeting of the corporation and not by written consent;

(iv) Corporate Opportunity Charter Amendment—to eliminate the current limitations in place on the corporate opportunity doctrine;

(v) Voting Thresholds Charter Amendment—to increase the required vote thresholds to 66 2/3% for stockholders to approve amendments to the bylaws and amendments to certain provisions of the certificate of incorporation; and

(vi) Additional Charter Amendment—to approve all other changes, including to delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be relevant following the consummation of the Business Combination (the “closing”);

(3)

Proposal No. 3—The NYSE Proposal—to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The NYSE (the “NYSE”), the issuance of shares of common stock pursuant to the Business Combination and the issuance of shares of common stock to certain accredited investors or qualified institutional buyers in a private placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes—we refer to this proposal as the “NYSE proposal”;

(4)

Proposal No. 4—The Director Election Proposal—to consider and vote upon a proposal to elect eleven (11) directors who, upon consummation of the Business Combination, will become the directors of the Combined Company—we refer to this proposal as the “director election proposal”;

(5)

Proposal No. 5—The Incentive Plan Proposal—to consider and vote upon a proposal to approve the IronNet, Inc. 2021 Equity Incentive Plan, which is an incentive compensation plan for directors and employees of the Combined Company following the Business Combination—we refer to this proposal as the “incentive plan proposal”;

(6)

Proposal No. 6 —The ESPP Proposal— to consider and vote upon a proposal to approve the IronNet, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), to assist the Combined Company in aligning the long-term financial interests of its employees with the financial interests of its stockholders, as well as attracting, retaining and motivating employees and encouraging them to devote their best efforts to the Combined Company’s business and financial success—we refer to this proposal as the “ESPP proposal”;

(7)

Proposal No. 7—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of LGL’s board of directors or the officer presiding over the special meeting, for LGL to consummate the Business Combination (including to solicit additional votes in favor of any of the foregoing proposals)—we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Only holders of record of LGL common stock at the close of business on                     , 2021 (the “LGL Record Date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. LGL stockholders may attend, vote and examine the list of LGL stockholders entitled to vote at the special meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice they receive.

After careful consideration, LGL’s board of directors has determined that each of the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal is fair to and in the best interests of LGL and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination proposal, “FOR” each of the LGL charter proposals, “FOR” the NYSE proposal, “FOR” the election of all of the persons nominated by LGL’s management for election as directors, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented. When you consider the recommendation of LGL’s board of directors, you should keep in mind that LGL’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination.”

Pursuant to the Existing Certificate, LGL is providing the holders of shares of LGL Class A common stock originally sold as part of the units issued in its initial public offering (the “IPO,” such shares, the “Public Shares,” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the closing, the

Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit as of two business days prior to the closing, in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to LGL to pay its income taxes or any other taxes payable) from the IPO. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of                     , 2021, the LGL Record Date, of approximately $         million, the estimated per share redemption price would have been approximately $        . Public Stockholders may elect to redeem their shares whether or not they are holders as of the LGL Record Date and whether or not they vote for the Business Combination proposal. Holders of LGL’s outstanding warrants sold in the IPO, which are exercisable for shares of LGL common stock under certain circumstances, do not have redemption rights in connection with the Business Combination. LGL Systems Acquisition Holding Company, LLC, as the initial stockholder of LGL (the “Sponsor”) has agreed to waive its redemption rights in connection with the Closing with respect to its shares, and the Sponsor’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the LGL Record Date, the Sponsor owned approximately     % of outstanding LGL common stock.

Consummation of the Business Combination is conditioned on approval of the Business Combination proposal, the LGL charter proposals, the NYSE proposal and the director election proposal (and each such proposal is cross-conditioned on the approval of each such other proposal) (collectively, the “Required Proposals”). The incentive plan proposal and ESPP proposal are conditioned upon the approval of the Required Proposals. If any of the Required Proposals is not approved, the other proposals will not be presented to LGL stockholders for a vote.

All LGL stockholders are cordially invited to attend the special meeting which will be held in virtual format. You will not be able to physically attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of LGL common stock, you may also cast your vote at the special meeting electronically by visiting             . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote electronically, obtain a proxy from your broker or bank.

A complete list of LGL stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of LGL for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Marc J. Gabelli

Chairman of the Board of Directors and Co-Chief Executive Officer

                    , 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL LGL PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF LGL COMMON STOCK MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LGL’S TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK EITHER BY DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF LGL STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2021

PROXY STATEMENT FOR SPECIAL MEETING OF

LGL SYSTEMS ACQUISITION CORP.

PROSPECTUS FOR UP TO              SHARES OF COMMON STOCK

The board of directors of each of LGL Systems Acquisition Corp., a Delaware corporation (“LGL”), and IronNet Cybersecurity, Inc., a Delaware corporation (“IronNet”), has unanimously approved the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021 (as may from time to time be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among LGL, LGL Systems Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of LGL (“Merger Sub”), and IronNet, pursuant to which Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL (the “Business Combination”, and the post-Business Combination entity being referred to as “LGL” or the “Combined Company”). Upon the closing of the Business Combination, LGL intends to change its name from “LGL Systems Acquisition Corp.” to “IronNet, Inc.”

Pursuant to the Merger Agreement, (i) each outstanding share of IronNet common stock and IronNet preferred stock (with each share of IronNet preferred stock being treated as if it were converted into ten (10) shares of IronNet common stock on the effective date of the Business Combination) will be converted into the right to receive (a) a number of shares of LGL common stock equal to the exchange ratio, the numerator of which is $863,400,000 divided by $10.00, and the denominator of which is equal to the number of shares of IronNet common stock on a fully-diluted basis as of immediately prior to the effective time of the Business Combination, including shares of IronNet common stock issuable upon conversion/exercise of outstanding IronNet options, IronNet warrants, IronNet restricted stock units and IronNet restricted stock awards (in each case, whether or not vested) and (b) a cash amount payable in respect of fractional shares of LGL common stock that would otherwise be issued in connection with the foregoing conversion, if applicable, and (ii) each IronNet option, IronNet restricted stock unit, IronNet restricted stock award or IronNet warrant that is outstanding immediately prior to the closing of the transactions (and by its terms will not terminate upon the closing of the transactions) will remain outstanding and thereafter (x) in the case of options, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such option multiplied by the same exchange ratio used for IronNet common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option divided by such exchange ratio (rounded up to the nearest whole cent), (y) in the case of warrants, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet preferred stock subject to such warrant multiplied by such exchange ratio, multiplied by ten (10) at an exercise price equal to the current exercise price per share (rounded up to the nearest whole cent) for such warrant divided by such exchange ratio, divided by ten (10) (rounded down to the nearest whole share), and (z) in the case of stock units and restricted stock awards, represent a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such stock unit or restricted stock award multiplied by such exchange ratio (rounded down to the nearest whole share). In addition, IronNet stockholders and eligible holders of options, warrants, restricted stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Business Combination) may also receive as additional merger consideration a pro rata portion of 1,078,125 additional shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten (10) consecutive days during the two year period following the closing of the Business Combination (the “Earnout Shares”).

If calculated based on the capitalization of IronNet as of March 15, 2021, the exchange ratio is approximately 0.8076 of a share of LGL common stock per fully-diluted share of IronNet common stock.

Proposals to approve and adopt the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by LGL stockholders at the special meeting of stockholders of LGL scheduled to be held on                 , 2021, in virtual format and approval by IronNet stockholders via written consent.

On March 15, 2021, LGL executed subscription agreements with certain investors for the sale of an aggregate of 12,500,000 shares of LGL common stock in a private placement transaction at a purchase price of $10.00 per share for aggregate gross cash proceeds of $125 million. The closing of the sale of these shares will occur concurrently with the consummation of the Business Combination. Of the amounts subscribed for in the private placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

LGL’s Class A common stock, redeemable warrants exercisable for shares of Class A common stock at an exercise price of $11.50 per share, and units (each consisting of one share of Class A common stock and one-half of one redeemable warrant), are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols DFNS, DFNS.WS and DFNS.U, respectively. Upon the closing of the Business Combination, it is contemplated that LGL will have a single class of common stock. LGL intends to apply for listing on the NYSE, to be effective at the consummation of the Business Combination, of the common stock to be issued in connection with the Business Combination (including the common stock issued pursuant to the related private placement) together with the common stock previously issued in its initial public offering, the warrants issued in its initial public offering and simultaneous private placement, and the common stock underlying the warrants issued in its initial public offering and simultaneous private placement, under the proposed symbols IRNT, in the case of the common stock, and IRNT.WS, in the case of the warrants. LGL will not have units traded on the NYSE following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the LGL common stock is approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to that agreement.

LGL is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of LGL stockholders and by IronNet stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 36. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to LGL stockholders on or about such date.

i

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/ PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by LGL (File No. 333-256129) (the “Registration Statement”), constitutes a prospectus of LGL under Section 5 of the Securities Act, with respect to the shares of LGL common stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of LGL stockholders at which LGL stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to LGL stockholders or IronNet stockholders nor the issuance by LGL of common stock in connection with the Business Combination will create any implication to the contrary.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“2021 Plan” means the 2021 Equity Incentive Plan of the Combined Company after the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means LGL Systems Acquisition Corp., a Delaware corporation, after the Business Combination, which is expected to be renamed “IronNet, Inc.” upon the consummation of the Business Combination.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a fraction, the numerator of which is equal to the quotient obtained by dividing $863,400,000 by $10.00, and the denominator of which is equal to the number of outstanding shares of IronNet common stock on a fully diluted basis, including shares issuable upon conversion/exercise of outstanding IronNet options, IronNet warrants, IronNet restricted stock units and IronNet restricted stock awards (in each case, whether or not vested).

“Founder Shares” means the 4,312,500 shares of Class B common stock of LGL that were issued prior to the Initial Public Offering and, unless otherwise indicated, assumes conversion of those shares upon consummation of the Business Combination into LGL’s single class of common stock on a one-for-one basis.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Public Offering” or “IPO” means LGL’s initial public offering, on November 12, 2019, of 17,250,000 units, at $10.00 per unit, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 2,250,000 units, generating gross proceeds of $172,500,000. Simultaneously with the closing of the IPO, we consummated the sale of 5,200,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement to LGL Systems Acquisition Holding Company, LLC (the “Sponsor”), generating gross proceeds of $5,200,000.

“IronNet” means IronNet Cybersecurity, Inc., a Delaware corporation.

“IronNet certificate of incorporation” means IronNet’s Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 30, 2019, as amended by the Certificate of Amendment to Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 25, 2020.

“IronNet common stock” means, collectively, IronNet’s (i) Class A Common Stock, par value $0.0001 per share, and (ii) Class B Common Stock, par value $0.0001 per share.

“IronNet option” means an option to purchase shares of IronNet common stock.

“IronNet preferred stock” means, collectively, IronNet’s (i) Series A Preferred Stock, par value $0.0001 per share, (ii) Series B-1 Preferred Stock, par value $0.0001 per share and (iii) Series B-2 Preferred Stock, par value $0.0001 per share.

“IronNet Record Date” means March 15, 2021.

“IronNet Support Agreement” means the Support Agreement dated, March 15, 2021, by and among LGL, Merger Sub and the Supporting IronNet Stockholders.

“IronNet warrant” means a warrant to purchase shares of IronNet common stock (which for the avoidance of doubt is not an IronNet option).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“LGL” means LGL Systems Acquisition Corp., a Delaware corporation, both prior to and after the Business Combination, which is expected to be renamed “IronNet, Inc.” upon the consummation of the Business Combination. In some instances, LGL after the Business Combination is alternatively referred to as the “Combined Company”.

“LGL common stock” means (i) prior to the Business Combination, LGL’s Class A common stock, par value $0.0001 per share, and Class B common stock, par value $0.0001 per share, collectively, and (ii) after the Business Combination, LGL’s single class of common stock.

“LGL Record Date” means                 .

“LGL warrants” means the Public Warrants and the Private Warrants.

“Marcum” means Marcum LLP, an independent registered public accounting firm, serving as LGL’s auditors.

“Merger Agreement” means the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, by and among LGL, Merger Sub and IronNet, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Merger Sub” means LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL.

“NYSE” means the New York Stock Exchange.

“Private Placement” or “PIPE” means the private placement of an aggregate of 12,500,000 shares of LGL Class A common stock with the Subscription Investors pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, for a purchase price of $10.00 per share to LGL, or an aggregate amount of $125 million in gross cash proceeds, pursuant to the Subscription Agreements.

“Private Warrants” means the 5,200,000 warrants exercisable for LGL Class A common stock at an exercise price of $11.50 per share (subject to adjustment) issued to the Sponsor in a private placement at a price of $1.00 per private warrant simultaneously with the Initial Public Offering.

“Public Shares” means the common stock included in the units issued in the Initial Public Offering.

“Public Stockholders” means holders of Public Shares, including the Sponsor and LGL’s officers and directors to the extent they hold Public Shares; provided, that the holders of Founder Shares will be considered a “Public Stockholder” only with respect to any Public Shares held by them.

“Public Warrants” means the warrants exercisable for LGL Class A common stock at an exercise price of $11.50 per share (subject to adjustment) included in the units issued in the Initial Public Offering.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into in connection with the consummation of the Business Combination among LGL, certain IronNet stockholders, the holders of the Founder Shares and certain other stockholders of the Combined Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of LGL that is the subject of this proxy statement/prospectus.

“Sponsor” means LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain letter agreement, dated on or about November 6, 2019, by and among the Sponsor and LGL, as amended or modified from time to time, including, for the avoidance of doubt, by the Sponsor Agreement Amendment.

“Sponsor Agreement Amendment” means that certain amendment, dated March 15, 2021, to the Sponsor Agreement, by and between LGL and the Sponsor, to shorten the duration of the lockup period to coincide with the post-combination 180-day lockup period agreed to by the IronNet stockholders and to provide relief from the lockup provisions to allow gifts to charitable organizations.

“Sponsor Support Agreement” means that certain agreement, dated March 15, 2021, by and among the Sponsor, LGL and IronNet, pursuant to which the Sponsor agreed (i) that immediately prior to consummation of the Merger it will automatically be deemed to transfer to LGL, surrender and forfeit for no consideration 25.0% (or 1,078,125) of its Founder Shares and (ii) to vote all shares of LGL common stock beneficially owned by it in favor of the LGL charter proposals.

“Subscription Agreements” means, collectively, the subscription agreements, dated March 15, 2021, by and between LGL and the Subscription Investors.

“Subscription Investors” means the accredited investors or qualified institutional buyers with whom LGL entered into the Subscription Agreements.

“Supporting IronNet Stockholders” means, collectively, each IronNet executive officer, director and stockholder that is a party to the IronNet Support Agreement.

v

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

•

The parties to the Business Combination are LGL, Merger Sub and IronNet. Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL (the “Surviving Company”). See the section entitled “The Merger Agreement.”

•

Pursuant to the Merger Agreement, (i) if the Exchange Ratio were calculated based on capitalization of IronNet as of March 15, 2021, each outstanding share of IronNet common stock and IronNet preferred stock (with each share of IronNet preferred stock being treated as if it were converted into ten (10) shares of IronNet common stock on the effective date of the Business Combination) will be converted into the right to receive approximately 0.8076 of a share of LGL common stock, and (ii) each IronNet option, IronNet restricted stock unit, IronNet restricted stock award or IronNet warrant that is outstanding immediately prior to the closing of the transactions (and by its terms will not terminate upon the closing of the transactions) will remain outstanding and will be exercisable for or represent an underlying number of shares of LGL common stock correspondingly adjusted by the Exchange Ratio. IronNet stockholders and eligible holders of options, warrants, restricted stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Business Combination) may also receive as additional merger consideration a pro rata portion of 1,078,125 shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten (10) consecutive trading days during the two year period following the closing of the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions.”

•

Immediately following the closing of the Business Combination assuming no Public Stockholder exercises its redemption rights and further assuming the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options, IronNet securityholders will hold approximately 72.3% of the issued and outstanding Combined Company Common Stock (on account of Combined Company Common Stock issued in the Business Combination), current LGL Public Stockholders will hold approximately 14.5% of the issued and outstanding Combined Company Common Stock, the Sponsor will hold approximately 3.2% of the Combined Company Common Stock and the remaining 10.0% will be held by the Subscription Investors (other than the Sponsor) purchasing LGL common stock in the Private Placement (defined below), in each case, based on the number of shares of LGL common stock outstanding as of March 31, 2021 without regard to any shares issuable upon exercise of LGL warrants). See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions.”

•

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of LGL and IronNet; (ii) by either LGL or IronNet if the transactions are not consummated on or before the later of November 12, 2021 or such later date as LGL stockholders may approve; (iii) by either LGL or IronNet if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order, decree, judgment, ruling or other action is final and non-appealable; (iv) by either LGL or IronNet if the other party has breached any of its covenants or representations and warranties in any material respect such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within forty-five (45) days (or any shorter time period that remains prior to the termination date provided in item (ii) above) of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by LGL if IronNet stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/prospectus is disseminated by IronNet to its stockholders; or (vi) by either LGL or IronNet if, at the LGL stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting). See the section entitled “The Merger Agreement—Termination.”

•

In addition to voting on the Business Combination proposal, LGL stockholders will vote on separate proposals to approve amendments to LGL’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “IronNet, Inc.” as opposed to “LGL Systems Acquisition Corp.”; (ii) increase LGL’s capitalization so that it will have 500,000,000 authorized shares of a single class of common stock and 100,000,000 authorized shares of preferred stock, as opposed to LGL having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; (iii) require that stockholders only act at annual and special meeting of the corporation and not by written consent; (iv) eliminate the current limitations in place on the corporate opportunity doctrine; (v) increase the required vote thresholds to 66 2/3% for stockholders to approve amendments to the bylaws and amendments to certain provisions of the certificate of incorporation; and (vi) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be relevant following the consummation of the Business Combination. The stockholders of LGL will also consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by LGL of shares of LGL Class A common stock pursuant to the Business Combination and the issuance by LGL of shares of LGL common stock to certain accredited investors, qualified institutional buyers and qualified purchasers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes. LGL stockholders will also vote on proposals (w) to elect eleven (11) directors who, upon consummation of the Business Combination, will become the directors of the Combined Company, (x) to approve the 2021 Plan, (y) to approve the ESPP and (z) to approve, if necessary, an adjournment of the special meeting. See the sections entitled “Proposal No. 2—The LGL Charter Proposals,” “Proposal No. 3—The NYSE Proposal,” “Proposal No. 4—The Director Election Proposal,” “Proposal No. 5—The Incentive Plan Proposal,” “Proposal No. 6—The ESPP Proposal” and “Proposal No. 7—The Adjournment Proposal.”

•

Upon completion of the Business Combination, if management’s nominees are elected, the directors of the Combined Company will be Gen. Keith B. Alexander (Ret.) (IronNet’s Co-Chief Executive Officer and Chairman), Donald R. Dixon (a current director of IronNet), Mary E. Gallagher (a current director of LGL), Gen. John M. Keane (Ret.) (a current director of IronNet), Robert “Rob” LaPenta Jr. (a current director of LGL), Vadm. John M. McConnell (Ret.) (a current director of IronNet), André Pienaar (a current director of IronNet), Hon. Michael J. Rogers (a current director of IronNet), Theodore E. Schlein (a current director of IronNet) and Vadm. Jan E. Tighe (Ret.) (a current director of IronNet). See the section entitled “Proposal No. 4—The Director Election Proposal.”

•

Upon completion of the Business Combination, the executive officers of the Combined Company will include Gen. Keith B. Alexander (Ret.) (IronNet’s Co-Chief Executive Officer and Chairman), William E. Welch (IronNet’s Co-Chief Executive Officer), James C. Gerber (IronNet’s Chief Financial Officer), Sean Foster (IronNet’s Chief Revenue Officer), Russell Cobb (IronNet’s Chief Marketing Officer), Donald Closser (IronNet’s Chief Product Officer). See “Management of the Combined Company.”

•

Pursuant to the Registration Rights Agreement, certain IronNet stockholders, the Sponsor, the holders of the Founder Shares and certain other LGL stockholders will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of their securities of the Combined Company, subject to certain conditions set forth therein.

•

In connection with the execution of the Merger Agreement, certain of IronNet’s executive officers, directors and securityholders, who collectively hold securities constituting more than 80% of the voting power represented by the outstanding shares of IronNet common stock and IronNet preferred stock, have agreed to execute and deliver a written consent with respect to the outstanding shares of IronNet common stock and preferred stock held by such holders adopting the Merger Agreement and approving the Business Combination; accordingly, IronNet expects to have the required votes to approve the IronNet merger proposal.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to LGL stockholders and IronNet stockholders. Stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q.	What is the Business Combination?

A:

LGL, Merger Sub, a wholly owned subsidiary of LGL, and IronNet have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into IronNet, with IronNet surviving the merger as a wholly owned subsidiary of LGL. Upon the closing of the Business Combination, LGL intends to change its name to “IronNet, Inc.”

LGL will hold the special meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. IronNet is also providing these materials to the holders of IronNet common stock and holders of IronNet preferred stock to solicit, among other things, the required written consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby (the “IronNet merger proposal”). See the section entitled “The Merger Agreement” beginning on page 103. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. LGL urges you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q.	Why am I receiving this proxy statement/prospectus?

A.

LGL and IronNet have agreed to a Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. LGL stockholders are being asked to consider and vote upon a proposal to approve the adoption of the Merger Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL. IronNet is also providing these materials to the holders of IronNet common stock and holders of IronNet preferred stock in order to solicit such holders’ written consent to the IronNet merger proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal.”

This document constitutes a proxy statement of LGL, and a prospectus of LGL. It is a proxy statement because the board of directors of LGL is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because LGL, in connection with the Business Combination, is offering shares of LGL common stock in exchange for the outstanding shares of IronNet common stock and IronNet preferred stock. See the section entitled “The Merger Agreement.”

Q:	What will IronNet stockholders and holders of IronNet options, IronNet warrants or IronNet restricted stock units or restricted stock awards receive in the Business Combination?

A:

If the Business Combination is completed, each share of each series of IronNet preferred stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by IronNet as treasury stock or dissenting shares) will be converted into the right to receive a number of shares of LGL common stock (deemed to have a value of $10 per share) based on the number of shares of IronNet common stock into which such share of preferred stock is convertible immediately prior to the effective time of the Business Combination. All shares of IronNet preferred stock are convertible into ten

(10) shares of IronNet common stock. Each share of IronNet common stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by IronNet as treasury stock or dissenting shares) will be converted into the right to receive (i) a number of shares of LGL common stock (deemed to have a value of $10 per share) equal to the Exchange Ratio and (ii) a cash amount payable in respect of fractional shares of LGL common stock that would otherwise be issued in connection with the foregoing conversion, if applicable. If calculated based on the capitalization of IronNet as of March 15, 2021, the Exchange Ratio is 0.8076 of a share of LGL common stock per fully-diluted share of IronNet common stock.

The holders of IronNet options, IronNet warrants, IronNet restricted stock units and IronNet restricted stock awards will continue to hold such options, warrants, restricted stock units and restricted stock awards, as applicable, but such options, warrants, restricted stock units and restricted stock awards will be exercisable for or represent an underlying number of shares of LGL common stock that is correspondingly adjusted by the Exchange Ratio.

Based on the number of shares of IronNet common stock and IronNet preferred stock outstanding, and the number of shares of IronNet common stock underlying outstanding IronNet options (whether or not vested), IronNet warrants, IronNet restricted stock units and IronNet restricted stock awards, in each case as of March 15, 2021, the total number of shares of LGL common stock expected to be issued or become issuable upon exercise or settlement of IronNet options, IronNet warrants, IronNet restricted stock units and IronNet restricted stock awards assumed in connection with the Business Combination is approximately 19.6 million shares.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of LGL stockholders, which is set for                 , 2021; however, such meeting could be adjourned, as described herein. Neither LGL nor IronNet can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. LGL must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus; IronNet must first obtain the written consent of its stockholders to approve and adopt the Merger Agreement and the Business Combination; and LGL and IronNet must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “The Merger Agreement—Conditions to the Closing of the Business Combination” beginning on page 108.

Q.	What happens if the Business Combination is not consummated?

A.

If LGL does not complete the Business Combination with IronNet, for whatever reason, LGL expects to search for another target business with which to complete a business combination. If LGL does not complete the Business Combination with IronNet or another business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation), LGL must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to LGL to pay its franchise and income taxes as well as expenses relating to the administration of the trust account (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. Pursuant to the terms of LGL’s Existing Certificate, there are no redemption rights with respect to Founder’s Shares. In addition, the Sponsor and LGL’s officers and directors have waived any claim they may have to the trust account with respect to their Founder Shares. Accordingly, the Founder Shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to LGL’s outstanding warrants. Accordingly, the warrants will expire worthless.

If the Business Combination is not completed, IronNet stockholders will not receive any consideration for their shares of IronNet capital stock. Instead, IronNet will remain an independent company. See the sections entitled “The Merger Agreement—Termination” and “Risk Factors” beginning on page 109 and page 34, respectively.

Q.	What equity stake will current LGL stockholders and current IronNet stockholders hold in the Combined Company immediately after the consummation of the Business Combination?

A.

The following table illustrates varying ownership levels in the Combined Company immediately following the consummation of the Transactions based on the assumptions set forth below and without regard to any shares issuable upon exercise of LGL warrants:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)(1)		Pro Forma Combined (Assuming Maximum Redemptions)(2)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
IronNet securityholders(3)	86,340,000	72.3%	86,340,000	78.0%	86,340,000	84.6%
LGL Public Stockholders	17,250,000	14.5%	8,625,000	7.8%	—	0.0%
Sponsor(4)	3,800,375	3.2%	3,800,375	3.4%	3,800,375	3.7%
Subscription Investors other than Sponsor(4)	11,934,000	10.0%	11,934,000	10.8%	11,934,000	11.7%

Total	119,324,075	100.0%	110,699,375	100.0%	102,074,375	100.0%

(1)	Assumes redemptions of 8,625,000 Public Shares of LGL’s Class A common stock in connection with the Business Combination.
(2)	Assumes maximum redemptions of 17,250,000 public shares of LGL’s Class A common stock in connection with the Business Combination.
(3)

Assumes the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options.

(4)

Reflects the sale and issuance of 12,500,000 shares of LGL Class A common stock to the Subscription Investors in the Private Placement at $10.00 per share, of which the Sponsor has agreed to purchase 566,000 of such shares.

The ownership percentages set forth in the table above will vary on a linear basis between the three scenarios. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q.	How much dilution may LGL Public Stockholders that elect not to redeem their shares experience in connection with the Business Combination?

A.

LGL’s Public Stockholders that do not elect to redeem their Public Shares will experience significant dilution as a result of Business Combination. LGL’s Public Stockholders currently own 80% of the LGL common stock. As noted in the immediately preceding question and answer, assuming no Public Stockholders redeem their Public Shares in the Business Combination, the Public Stockholders will go from owning 80% of the LGL common stock prior to the Business Combination to owning 14.5% and 7.8%, assuming no redemptions by the Public Stockholders and assuming 50% of the Public Shares are redeemed in connection with the Business Combination (“50% Redemptions”), respectively. The table below shows the further dilution that will be experienced by the holders of Public Shares assuming no new issuances of securities by the Combined Company after the Business Combination in the following scenarios:

	Percentage of all LGL Common Stock Made up of Public Shares After Business Combination
	No Redemptions	50% Redemptions
Assuming all of the Public Warrants are exercised for cash after the Business Combination (“Full Public Warrant Exercise”)	13.5%	7.2%
Assuming Full Public Warrant Exercise and all the Private Warrants are exercised for cash after the Business Combination (“Full Private Warrant Exercise”)	13.0%	6.9%
Assuming Full Public Warrant Exercise and Full Private Warrant Exercise and the exercise or vesting of all Combined Company equity awards received in exchange for all IronNet options and IronNet restricted stock units, outstanding as of April 30, 2021	11.9%	6.3%

Q:	What interests do LGL’s current officers and directors have in the Business Combination?

A:

LGL’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. These interests include the continued service of certain directors of LGL as directors of the Combined Company, and the indemnification of former LGL directors and officers by the Combined Company.

In addition, certain of LGL’s current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of LGL’s stockholders, other than LGL’s initial stockholders. With respect to LGL’s executive officers and directors, these interests include, among other things:

•

Each of LGL’s executive officers and directors has an economic interest in the Founder Shares and Private Warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor;

•

LGL’s amended and restated certificate of incorporation provides that if a definitive agreement to consummate a Business Combination has been executed but no Business Combination is consummated by November 12, 2021 (or such later date as may be approved by LGL stockholders), LGL is required to begin the dissolution process provided for in LGL’s amended and restated articles of incorporation. In the event of a dissolution,

•

the 4,312,500 Founder Shares held by the Sponsor that were purchased prior to LGL’s initial public offering for a purchase price of approximately $0.006 per share would become worthless, as the holders have waived any right to receive liquidation distributions with respect to these shares. Such shares had an aggregate market value of approximately $                million, based upon the closing price of $                of the LGL common stock on the NYSE on                , 2021, the LGL Record Date.

•

all of the 5,200,000 Private Warrants purchased by the Sponsor at a price of $1.00 per warrant for an aggregate purchase price of approximately $5,200,000 would expire and become worthless. Such warrants had an aggregate value of approximately $                million, based on the closing price of the LGL warrants of $                on the NYSE on                , 2021, the LGL Record Date.

The members of LGL’s board of directors were aware of and considered the interests summarized above, among other matters, in evaluating and negotiating the Merger Agreement and the Business Combination and in recommending to LGL stockholders, that the Merger Agreement be approved and adopted. These interests are described in more detail in the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination” beginning on page 97. You should be aware of these interests when you consider LGL’s board of directors recommendation that you vote in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

QUESTIONS AND ANSWERS ABOUT LGL’S SPECIAL MEETING

Q.	Are there any other matters, other than the Business Combination proposal, being presented to LGL stockholders at the special meeting?

A.	In addition to voting on the Business Combination, LGL stockholders will vote on the following:

1.

Separate proposals to approve amendments to LGL’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “IronNet, Inc.” as opposed to “LGL Systems Acquisition Corp.”; (ii) increase LGL’s capitalization so that it will have 500,000,000 authorized shares of a single class of common stock and 10,000,000 authorized shares of preferred stock, as opposed to LGL having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; (iii) require that stockholders only act at annual and special meeting of the corporation and not by written consent; (iv) eliminate the current limitations in place on the corporate opportunity doctrine; (v) increase the required vote thresholds to 66 2/3% for stockholders to approve amendments to the bylaws and amendments to certain provisions of the certificate of incorporation; and (vi) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be relevant following the consummation of the Business Combination. See the section entitled “Proposal No. 2—The LGL Charter Proposals.” A copy of LGL’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.

2.

A proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by LGL of shares of LGL common stock pursuant to the Business Combination and the issuance by LGL of shares of LGL common stock to certain accredited investors, qualified institutional buyers and qualified purchasers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith and any balance used for working capital purposes. See the section entitled “Proposal No. 3—The NYSE Proposal.”

3.

A proposal to approve the election of eleven (11) directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4—The Director Election Proposal.”

4.	A proposal to approve the 2021 Plan. See the section entitled “Proposal No. 5—The Incentive Plan Proposal.” A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex D.

5.	A proposal to approve the ESPP. See the section entitled “Proposal No. 6—The ESPP Proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

6.

A proposal to adjourn the meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of LGL’s board of directors or the officer presiding over the special meeting, for LGL to consummate the Business Combination (including to solicit additional votes in favor of any of the foregoing proposals). See the section entitled “Proposal No. 7—The Adjournment Proposal.”

LGL will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. LGL stockholders should read it carefully.

Consummation of the Business Combination is conditioned on approval of the Business Combination proposal, the LGL charter proposals, the NYSE proposal and the director election proposal (and each such proposal is cross-conditioned on the approval of each such other proposal) (collectively, the “Required Proposals”). The incentive plan proposal and ESPP proposal are conditioned upon the approval of the Required Proposals. If any of the Required Proposals is not approved, the other proposals will not be presented to LGL stockholders for a vote.

The vote of stockholders is important. LGL stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am an LGL warrant holder. Why am I receiving this proxy statement/prospectus?

A.

The holders of LGL warrants are entitled to purchase LGL common stock at a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination. This proxy statement/prospectus includes important information about LGL and the business of LGL and its subsidiaries following the consummation of the Business Combination. Because holders of LGL warrants will be entitled to purchase LGL common stock beginning 30 days after the consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to LGL’s securities upon consummation of the Business Combination?

A.

LGL’s units, Class A common stock and warrants are currently listed on the NYSE under the symbols DFNS.U, DFNS, and DFNS. WS, respectively. Upon consummation of the Business Combination, LGL will have one class of common stock which will be listed on the NYSE under the symbol IRNT, and its Public Warrants will be listed on the NYSE under the symbol IRNT.WS. LGL will not have units traded on the NYSE following consummation of the Business Combination, and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. LGL warrant holders and those stockholders who do not elect to have their shares of LGL common stock redeemed for a pro rata share of the trust account need not submit their Class A common stock or warrant certificates, and such shares of stock and warrants will remain outstanding.

Q.	Why is LGL proposing the Business Combination?

A.	LGL was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On November 12, 2019, LGL completed its Initial Public Offering of units, with each unit consisting of one share of Class A common stock and one-half of one warrant to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of $172,500,000. Since its Initial Public Offering, LGL’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of IronNet and the industry in which it operates, including the financial and other information provided by IronNet in the course of the negotiations in connection with the Merger Agreement, LGL believes that IronNet has an appealing market opportunity and growth profile, strong position in its industry and a compelling valuation. As a result, LGL believes that the Business Combination with IronNet will provide LGL stockholders with an opportunity to participate in the ownership of a company with significant value. See the section entitled “Proposal No. 1—The Business Combination Proposal—LGL’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:	What factors did LGL’s board of directors consider in connection with its decision to recommend voting in favor of the Business Combination?

A:	LGL’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. These factors included, but were not limited to, the following:

•	IronNet’s large and growing addressable market;

•	IronNet’s technology and business model;

•	IronNet’s experienced management team;

•	IronNet’s potential as a public company;

•	the terms and conditions of the Merger Agreement;

•	the financial involvement and commitment of the Subscription Investors;

•	IronNet’s attractiveness as a target; and

•	an evaluation of the alternative targets available to LGL.

In addition to the various risks associated with the business of IronNet, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, LGL’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	IronNet’s future financial performance may be impacted by factors outside its control, including macroeconomic factors;

•	that IronNet’s business plan and projections may not be achieved;

•	that the benefits of the Business Combination may not be achieved or achieved within the expected timeframe;

•	that IronNet’s growth initiatives may not be achieved;

•	that LGL did not obtain a fairness opinion in connection with the Business Combination;

•	the liquidation risk to LGL if the Business Combination is not completed;

•	the failure to obtain the stockholder vote required for the Business Combination;

•	LGL’s exclusivity obligations prohibit the pursuit of an alternative business combination;

•	the risk that certain closing conditions are out of LGL’s control;

•	that LGL stockholders will hold a minority position in the Combined Company;

•	litigation risk with respect to the Business Combination;

•	fees and expenses of the Business Combination;

•	potential redemptions by LGL stockholders;

•	potential inability to retain the Combined Company’s NYSE listing following the Business Combination;

•	valuation risk;

•	potential conflicts of interests; and

•	potential distraction to IronNet’s operations.

After considering the foregoing, LGL’s board of directors concluded, in its business judgment, that the potential benefits to LGL and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the Business Combination. LGL’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

For more information about the factors considered by LGL’s board of directors, see the section entitled “Proposal No. 1—The Business Combination Proposal—LGL’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.	Do I have redemption rights?

A.

If you are a Public Stockholder, you have the right to demand that LGL redeem your shares for a pro rata portion of the cash held in LGL’s trust account. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under LGL’s current amended and restated certificate of incorporation, the Business Combination may be consummated only if LGL has at least $5,000,001 of net tangible assets after giving effect to the redemption of all public shares properly demanded to be so redeemed by Public Stockholders (the “Net Tangible Assets Condition”). This means that a substantial number of public shares may be redeemed and LGL can still consummate the Business Combination, even without taking into consideration the expected $125 million in expected gross cash proceeds from the Private Placement. In addition, IronNet is not required to consummate the Business Combination if there is not at least $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the $125 million of cash proceeds received from the Private Placement). Given the amount of proceeds expected to be received from the Private Placement, this condition and the Net Tangible Assets Condition would be satisfied even if all of the Public Stockholders seek redemption of their public shares.

Q.	How do I exercise my redemption rights?

A.

A Public Stockholder may exercise redemption rights regardless of whether it votes on the Business Combination proposal or if it is a Public Stockholder on the LGL Record Date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand by written request that LGL redeem your public shares for cash and deliver your public shares (physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (“DWAC”) System) to LGL’s transfer agent, Continental Stock Transfer & Trust Company, at the address listed at the end of this section no later than two business days prior to the special meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $ million, or $             per share, as of the LGL Record Date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any written demand of redemption rights must be received by LGL’s transfer agent at least two business days prior to the vote taken on the Business Combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.

No. Neither LGL stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal and Dissenters’ Rights.”

Q.	What happens if a substantial number of Public Stockholders vote in favor of the Business Combination proposal and exercise redemption rights?

A.

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way or to vote at all to exercise redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Public Stockholders are substantially reduced as a result of redemption by Public Stockholders. IronNet is not required to consummate the Business Combination if there is not at least $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the $125 million of cash proceeds received from the Private Placement). IronNet also is entitled to waive this requirement in its sole discretion. The condition requiring that LGL have at least $5,000,001 of net tangible assets may not be waived, although this condition as well as the $125 million minimum cash condition are expected to be satisfied due to the expected proceeds from the Private Placement. Also, with fewer public shares and Public Stockholders, the trading markets for LGL common stock and LGL warrants following the closing of the Business Combination may be less liquid than the market for LGL common stock and LGL warrants were prior to the Business Combination and LGL may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into IronNet’s business will be reduced and IronNet may not be able to achieve its business plans.

Q.	How do the Sponsor and the officers and directors of LGL intend to vote on the proposals?

A.

The Sponsor, as well as LGL’s officers and directors, beneficially own and are entitled to vote an aggregate of 20% of the outstanding LGL common stock. Each of these persons have agreed to vote their shares in favor of the Business Combination proposal and the LGL charter proposals and have also indicated that they intend to vote their shares in favor of all other proposals being presented at the special meeting.

Q.	What do I need to do now?

A.

LGL urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of LGL. LGL stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

If you are a holder of record of LGL common stock on the LGL Record Date, you may vote in person (which would include presence at a virtual meeting) at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

After obtaining a valid legal proxy from your broker, bank or other agent, to register to attend the special meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to mzimkind@continentalstock.com. Written requests can be mailed to: Mark Zimkind 1 State Street 30th Floor New York, NY 10004-1561.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. LGL stockholders may send a later-dated, signed proxy card to LGL’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or attend the special meeting in person (which would include presence at a virtual meeting) and vote. LGL stockholders also may revoke their proxy by sending a notice of revocation to LGL’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by LGL stockholders and consummated, you will continue to be a holder of LGL common stock or LGL warrants, as applicable. As a corollary, failure to deliver your stock certificate(s) to LGL’s transfer agent (either physically or electronically) no later than two business days prior to the special meeting means you will not have any right in connection with the Business Combination to exchange your shares for a pro rata share of the funds held in LGL’s trust account.

Q.	What should I do with my stock and/or warrant certificates?

A.

Warrant holders and those stockholders who do not elect to have their shares of LGL common stock redeemed for a pro rata share of the trust account need not submit their certificates. LGL stockholders who exercise their redemption rights must deliver their shares to LGL’s transfer agent (either physically or electronically) no later than two business days prior to the special meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?

A.

LGL stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your LGL shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your LGL shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your LGL shares.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or a replacement proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200 (banks and brokers can call collect at (203) 658-9400)

Email: DFNS.info@investor.morrowsodali.com

You may also obtain additional information about LGL from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a Public Stockholder and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to LGL’s transfer agent at the address below at least two business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the Business Combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

LGL

LGL Systems Acquisition Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. LGL was incorporated under the laws of the State of Delaware on April 30, 2019.

On November 12, 2019, LGL closed its Initial Public Offering of 17,250,000 units and consummated the full exercise of the underwriters’ 2,250,000 unit over-allotment option, with each unit consisting of one share of Class A common stock and one-half of one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $172,500,000. Simultaneously with the consummation of its Initial Public Offering and the exercise of the underwriters’ over-allotment option, LGL consummated the sale of 5,200,000 warrants at a price of $1.00 per Private Warrant in a private placement to the Sponsor, generating gross proceeds of $5,200,000. A total of $ 172,500,000 was deposited into the trust account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-234124). As of                 , 2021, the LGL Record Date, there was approximately $                million held in the trust account.

LGL’s units, Class A common stock and warrants are listed on the NYSE under the symbols DFNS.U, DFNS, and DFNS.WS, respectively.

The mailing address of LGL’s principal executive office is 165 W. Liberty St., Suite 220, Reno, NV 89501, and its telephone number is (705) 393-9113. After the consummation of the Business Combination, LGL’s principal executive office will be that of IronNet at 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, and its telephone number is (443) 300-6761.

Merger Sub

LGL Systems Merger Sub Inc. (“Merger Sub”) is a wholly owned subsidiary of LGL formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on March 12, 2021. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 165 W. Liberty St., Suite 220, Reno, NV 89501, and its telephone number is (705) 393-9113. After the consummation of the Business Combination, Merger Sub will cease to exist.

IronNet

IronNet, incorporated in the state of Delaware, combines its innovative cybersecurity products with expert services to create a platform designed to deliver the most advanced, real-time cyber defense globally, protecting both private and public sectors. IronNet’s Collective Defense platform, which features proprietary and patented technology, detects cyber anomalies, and shares anonymized threat data in real time within a secure ecosystem, providing all Collective Defense members with a previously unachievable level of visibility into potential incoming threats.

The mailing address of IronNet’s principal executive office is 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, and its telephone number is (443) 300-6761.

Implications of LGL’s Status as an Emerging Growth Company and Smaller Reporting Company

As a company with less than $1.07 billion in revenue during its last fiscal year, LGL qualifies as an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, LGL is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

LGL will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which LGL has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which LGL is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act, and (4) the date on which LGL has, during the previous three year period, issued more than $1.0 billion in nonconvertible debt.

The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. LGL has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it is are no longer an emerging growth company or affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. LGL will remain an emerging growth company following the Business Combination. As a result, following the Business Combination, the financial statements of the Combined Company may not be comparable to companies that comply with such new or revised accounting standards. Until the date that the Combined Company is no longer an emerging growth company or affirmatively and irrevocably opts out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to its financial statements and that has a different effective date for public and private companies, the Combined Company will disclose the date on which adoption is required for non-emerging growth companies and the date on which it will adopt the recently issued accounting standard.

LGL is also a “smaller reporting company,” meaning that the market value of its capital stock held by non-affiliates plus the proposed aggregate amount of gross proceeds as a result of the Private Placement is less than $700.0 million and its annual revenue is less than $100.0 million during the most recently completed fiscal year. The Combined Company may continue to be a smaller reporting company after the Business Combination if either (i) the market value of its capital stock held by nonaffiliates is less than $250.0 million or (ii) its annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its capital stock held by non-affiliates is less than $700.0 million. If the Combined Company is a smaller reporting company at the time it ceases to be an emerging growth company, it may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company the Combined Company may choose to present only the two most recent fiscal years of audited financial statements in its Annual Reports on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Business Combination Proposal

Pursuant to the Merger Agreement, a business combination between LGL and IronNet will be effected whereby Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL.

After consideration of the factors identified and discussed in the section entitled “Proposal No. 1—The Business Combination Proposal—LGL’s Board of Directors’ Reasons for Approval of the Business Combination,” LGL’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that IronNet has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of the Merger Agreement. See the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Transactions” for more information.

Consideration to IronNet Stockholders

Pursuant to the Merger Agreement and excluding any Earnout Shares that may be issued, IronNet stockholders will receive an aggregate of approximately 66.7 million shares of LGL common stock. Holders of IronNet options and holders of IronNet warrants will continue to hold such options or warrants, as applicable, but such options and warrants will be exercisable to purchase an aggregate of approximately 1.9 million shares of LGL common stock. Holders of IronNet restricted stock units and restricted stock awards will continue to hold such units and awards, but such units and awards will represent an aggregate of approximately 17.7 million shares of LGL common stock.

Additional Matters Being Voted On By LGL Stockholders

The LGL Charter Proposals

In addition to voting on the Business Combination proposal, LGL stockholders will vote on separate proposals to approve amendments to LGL’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “IronNet, Inc.” as opposed to “LGL Systems Acquisition Corp.”; (ii) increase LGL’s capitalization so that it will have 500,000,000 authorized shares of a single class of common stock and 100,000,000 authorized shares of preferred stock, as opposed to LGL having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; (iii) require that stockholders only act at annual and special meeting of the corporation and not by written consent; (iv) eliminate the current limitations in place on the corporate opportunity doctrine; (v) increase the required vote thresholds to 66 2/3% for stockholders to approve amendments to the bylaws and amendments to certain provisions of the certificate of incorporation; and (vi) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be relevant following the consummation of the Business Combination. See the section entitled “Proposal No.2—The LGL Charter Proposals.” A copy of LGL’s proposed second amended and restated certificate of incorporation effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.

The NYSE Proposal

LGL stockholders will consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by LGL of shares of LGL common stock pursuant to the Business Combination and the issuance by LGL of shares of LGL common stock to certain accredited investors, qualified institutional buyers and qualified purchasers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes. See the section entitled “Proposal No. 3—The NYSE Proposal.”

The Director Election Proposal

LGL stockholders will vote to elect eleven (11) directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4—The Director Election Proposal.”

The Incentive Plan Proposal

LGL stockholders will vote upon a proposal to approve the 2021 Plan. The proposed 2021 Plan will reserve up to                  shares (plus the number of shares subject to outstanding awards under the 2014 Plan (as defined below) that are subsequently terminated, forfeited, cancelled or expire unexercised) of LGL common stock for issuance in accordance with the 2021 Plan’s terms, subject to certain adjustments. The purpose of the 2021 Plan is to provide the Combined Company’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to the Combined Company’s growth and profitability, with an incentive to assist the Combined Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Combined Company. The proposed 2021 Plan is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the proposed 2021 Plan in its entirety. See the section entitled “Proposal No. 5—The Incentive Plan Proposal.”

The ESPP Proposal

LGL stockholders will vote upon a proposal to approve the ESPP. The proposed ESPP will reserve up to                shares LGL common stock for issuance in accordance with the ESPP’s terms, subject to certain adjustments. The purpose of the ESPP is to align the long-term financial interests of the Combined Company’s employees with the financial interests of its stockholders, as well as attracting, retaining and motivating employees and encouraging them to devote their best efforts to the Combined Company’s business and financial success. The proposed ESPP is attached as Annex E to this proxy statement/prospectus. You are encouraged to read the proposed ESPP in its entirety. See the section entitled “Proposal No. 6—The ESPP Proposal.”

The Adjournment Proposal

If LGL is unable to consummate the Business Combination for any reason, LGL’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section entitled “Proposal No. 7—The Adjournment Proposal.”

LGL Sponsor and Officers and Directors

As of                 , 2021, the LGL Record Date for the special meeting, the Sponsor and LGL’s officers and directors beneficially owned and were entitled to vote an aggregate of 4,312,500 Founder Shares (these shares are currently held by the Sponsor, in which each of LGL’s directors and executive officers has an economic interest).

The Founder Shares held by the Sponsor and LGL’s officers and directors currently constitute an aggregate of 20% of LGL’s outstanding common stock. The Sponsor also purchased an aggregate of 5,200,000 Private Warrants simultaneously with the consummation of the Initial Public Offering.

In connection with the Initial Public Offering, the Sponsor and each of LGL’s officers and directors agreed to vote their Founder Shares, as well as any LGL common stock acquired in the aftermarket, in favor of the Business Combination proposal. The Sponsor and each of LGL’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting.

In connection with the Initial Public Offering, the Sponsor entered into the Sponsor Agreement pursuant to which, it agreed not to transfer the Founder Shares (subject to limited exceptions) until the earlier of (i) one year after the consummation of an initial business combination; or (ii) the date following the completion of the LGL’s initial business combination on which LGL completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Sponsor Agreement further provided that, notwithstanding the above, if the closing price of the common stock of the Combined Company (the “Combined Company Common Stock” or “LGL Common Stock”) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after LGL’s initial business combination, the Founder Shares would be released from the above transfer restrictions.

In connection with the entering into the Merger Agreement, the Sponsor and LGL entered into the the Sponsor Agreement Amendment, which shortens the duration of the lockup period for the Sponsor to six months to coincide with the post-Businsess Combination 180-day lockup period agreed to by the IronNet stockholders and provides relief from the lockup provisions to allow gifts to charitable organizations. All of LGL’s executive officers and directors entered into agreements similar to the Sponsor Agreement, and, in connection with the Merger Agreement, they entered into amendments to those agreements that are similar to the Sponsor Agreement Amendment. These amended agreements provide LGL’s executive officers and directors with the same six-month post-Business Combination lock-up restriction and the same relief from the lockup provisions to allow gifts to charitable organizations as provided for in the Sponsor Agreement, as amended by the Sponsor Agreement Amendment. Further, the Sponsor, as the holder of the Private Warrants, entered into a lock-up agreement pursuant to which it agreed not to transfer the Private Warrants or common stock underlying the Private Warrants (subject to limited exceptions) until thirty days after the consummation of an initial business combination.

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LGL and IronNet pursuant to which the Sponsor agreed (i) that immediately prior to consummation of the Merger it will automatically be deemed to transfer to LGL, surrender and forfeit for no consideration 25.0% (or 1,078,125) of its Founder Shares and (ii) to vote all shares of LGL common stock beneficially owned by it in favor of the LGL charter proposals.

Date, Time and Place of Special Meeting of LGL Stockholders

The special meeting of stockholders will be held virtually on                 , 2021, at    :00 a.m., Eastern Time. LGL stockholders may attend, vote and examine the list of LGL stockholders entitled to vote at the special meeting by visiting [URL] and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically.

Voting Power; Record Date

LGL stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned LGL common stock at the close of business on                 , 2021, which is the LGL Record Date for the special meeting. LGL stockholders will have one vote for each share of LGL common stock owned at the close of business on the LGL Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee or intermediary to ensure that votes related to the shares you beneficially own are properly counted. LGL warrants do not have voting rights. On the LGL Record Date, there were 21,562,500 shares of LGL common stock entitled to vote at the special meeting, of which 17,250,000 were public shares and 4,312,500 were Founder Shares.

Quorum and Vote of LGL Stockholders

A quorum of LGL stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the outstanding shares of LGL common stock entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The proposals presented at the special meeting will require the following votes:

•

The approval of the Business Combination proposal will require the affirmative vote of the holders of a majority of the outstanding LGL common stock (voting together as a single class) that are present (which would include presence at a virtual meeting) and entitled to vote at the special meeting. The Sponsor owns an aggregate of 4,312,500 Founder Shares, representing 20% of the outstanding LGL common stock. The Sponsor has agreed to vote its LGL common stock (including the Founder Shares) in favor of the Business Combination proposal.

•

The approval of each of the LGL charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) on the LGL Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock on the LGL Record Date.

•

The approval of the NYSE proposal will require the affirmative vote of a majority of the votes cast on the NYSE proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting).

•

The election of directors requires a plurality of the votes of the LGL common stock (voting together as a single class) cast (which would include votes cast by persons present at a virtual meeting). “Plurality” means that the eleven (11) individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•

The approval of the incentive plan proposal will require the affirmative vote of a majority of the votes cast on the incentive plan proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting).

•

The approval of the ESPP proposal will require the affirmative vote of a majority of the votes cast on the ESPP proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting).

•

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting and entitled to vote thereon.

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes, if any, will have no effect on the Business Combination proposal, the NYSE proposal, the director election proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented, and will have the same effect as a vote “AGAINST” the LGL charter proposals.

As of the date of the proxy statement prospectus, the Sponsor and LGL’s officers and directors currently beneficially own an aggregate of approximately 20% of the outstanding LGL common stock in the form of Founder Shares held by the Sponsor. Each of these persons have agreed to vote the Founder Shares and any other shares of LGL common stock such person beneficially owns in favor of the Business Combination proposal and the LGL charter proposals and have also indicated that they intend to vote their shares in favor of all other proposals being presented at the special meeting. The table below shows hypothetical calculations of the remaining votes needed to approve each of the Business Combination proposal, the NYSE Proposal, the incentive plan proposal, the ESPP proposal and the adjournment at assumed percentages (50.1%, 60.0% and 70.0%) of the outstanding shares of outstanding LGL common stock (i) present at the special meeting and entitled to vote or (ii) casting votes, in light of the fact that the Founder Shares will be voted in favor of each of these proposals.

Hypothetical Calculations of Remaining Number of Votes Needed to Approve the Business Combination Proposal, the NYSE Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal
Assumed Percentage of Outstanding LGL Common Stock (i) Present and Entitled to Vote or (ii) Casting Votes(1)	Hypothetical Number of (i) Shares Present and Entitled to Vote or (ii) Votes Cast(1)	Hypothetical Total Votes Required to Approve	Founder Shares Voting in Favor	Hypothetical Remaining Number of Votes Needed
50.1%	10,802,813	5,401,407	4,312,500	1,088,907
60.0%	12,937,500	6,468,751	4,312,500	2,156,251
70.0%	15,093,750	7,546,876	4,312,500	3,234,376

(1)	Pursuant to NYSE policy, abstentions will count as votes cast with respect to the NYSE proposal, the incentive plan proposal and the ESPP proposal.

The table below shows the calculation of the remaining number of votes needed to vote in favor of each of the LGL charter proposals for such proposals to be approved, in light of the fact that the Founder Shares will be voted in favor of each of these proposals.

Calculation of Remaining Number of Votes Needed to Approve the LGL Charter Proposals
Total Votes Required to Approve	Founder Shares Voting in Favor	Remaining Number of Votes Needed
10,781,251	4,312,500	6,468,751

Consummation of the Business Combination is conditioned on approval of Required Proposals (and each such Required Proposal is cross-conditioned upon the approval of each such other Required Proposal). The plan proposal and ESPP proposal are conditioned upon the approval of the Required Proposals. If any of the Required Proposals is not approved, the other proposals will not be presented to LGL stockholders for a vote.

Redemption Rights of LGL Stockholders

Pursuant to LGL’s amended and restated certificate of incorporation, a Public Stockholder may demand that LGL redeem such shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for these shares only if they deliver their stock to LGL’s transfer agent no later than two business days prior to the special meeting. Public Stockholders do not need to affirmatively vote on the Business Combination proposal or be a holder of such public shares as of the LGL Record Date to exercise redemption rights. If the Business Combination is not completed, no shares will be redeemed for cash. If a Public Stockholder properly demands redemption, LGL will redeem each public share for a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to LGL to pay its tax obligations. As of                 , 2021, the LGL Record Date, this would amount to approximately $                 per share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of LGL common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of LGL Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to exercise redemption rights.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed for cash.

The Business Combination will not be consummated if LGL has net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders. This means that a substantial number of public shares may be redeemed and LGL can still consummate the Business Combination. In addition, the Merger Agreement provides that IronNet is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination, LGL does not have at least $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the cash proceeds received from $125 million Private Placement). Although unlikely, if this condition is not satisfied or waived by IronNet, the Business Combination will not be consummated.

Holders of LGL warrants will not have redemption rights with respect to such securities.

Tax Consequences of the Business Combination

For a description of the material U.S. federal income tax consequences of the Business Combination to U.S. holders of IronNet capital stock, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations of the Business Combination to U.S. Holders of IronNet Capital Stock.”

For a description of the material U.S. federal income tax consequences of the exercise of redemption rights, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations Related to a Redemption of LGL Class A Common Stock.”

Appraisal and Dissenters’ Rights

None of LGL’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Under Section 262 of the DGCL, holders of shares of IronNet common stock or IronNet preferred stock who do not consent to the adoption of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid on the amount determined to be “fair value.” IronNet stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Any holder of shares of IronNet common stock or IronNet preferred stock wishing to exercise appraisal rights must, within 20 days after the date of mailing of the notice of their right to demand appraisal, make a written demand for the appraisal of such IronNet stockholder’s shares to IronNet (as the surviving corporation in the Business Combination), and such IronNet stockholder must not submit a written consent approving the adoption of the Merger Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See the section entitled “Appraisal and Dissenters’ Rights” beginning on page 246 and Section 262 of the DGCL attached to this proxy statement/prospectus as Annex F.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person (which would include presence at a virtual meeting). LGL has engaged              to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at a virtual meeting) if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of LGL Stockholders—Revoking Your Proxy.”

Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination

In considering the recommendation of LGL’s board of directors for LGL stockholders to vote in favor of approval of the Business Combination proposal, the LGL charter proposals and the other proposals, LGL stockholders should keep in mind that the Sponsor (in which each of LGL’s directors and executive officers has an economic interest) and LGL’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a LGL stockholder or warrant holder. These interests include, among other things:

•

If the Business Combination with IronNet or another business combination is not consummated by November 12, 2021 (or such later date as may be approved by LGL stockholders) (the “Combination Period”), LGL will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.006 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $                based upon the closing price of $                 per share on NYSE on                 , 2021, the LGL Record Date.

•

The Sponsor purchased an aggregate of 5,200,000 Private Warrants from LGL for an aggregate purchase price of approximately $5.2 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds LGL received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $                 based upon the closing price of $                 per unit on NYSE on                 , 2021, the LGL Record Date. The Private Warrants will become worthless if LGL does not consummate a business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation).

•

If LGL is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LGL for services rendered or contracted for or products sold to LGL. If LGL consummates a business combination, on the other hand, LGL will be liable for all such claims.

•

The Sponsor and LGL’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LGL’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LGL fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, LGL may not be able to reimburse these expenses if the Business Combination with IronNet or another business combination is not completed by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation). As of                 , 2021, the LGL Record Date, the Sponsor and LGL’s officers, directors and their affiliates had incurred less than $                 of unpaid reimbursable expenses.

•

The Merger Agreement provides for the continued indemnification of LGL’s current directors and officers and the continuation of directors and officers liability insurance covering LGL’s current directors and officers.

•

LGL’s officers and directors (or their affiliates) may make loans from time to time to LGL to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to LGL outside of the trust account. Up to $1,500,000 of such loans may be convertible into warrants of the Combined Company at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants.

•

The Subscription Investors have entered into the Subscription Agreements with LGL, pursuant to which the Subscription Investors (including the Sponsor) have agreed to purchase an aggregate of 12,500,000 shares of LGL Class A common stock for a purchase price of $10.00 per share in the Private Placement. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers and directors, IronNet or IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of LGL common stock or vote their shares in favor of the Business Combination proposal and the other proposals to be presented at the special meeting. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the voting requirements for each of the proposals to be presented at the special meeting and to help ensure that LGL has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the LGL initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on LGL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that LGL will have in excess of the required amount of cash available to consummate the Business Combination as described above.

In addition, with the agreement of IronNet, LGL may seek to accomplish the Business Combination with IronNet through the use of a tender offer that conforms to the requirements of LGL’s amended and restated certificate of incorporation and otherwise complies with applicable tender offer regulations. The identity of the bidder and the terms of any such tender offer would be determined at that time. In such instance, that number of shares acquired coupled with the shares of the Sponsor and affiliates and associates of Sponsor may have sufficient voting power to approve a second step merger to effectuate a complete acquisition of IronNet.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. LGL will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Interests of IronNet’s Directors and Executive Officers in the Business Combination

Certain of IronNet’s directors and executive officers may have interests in the Business Combination that may be different from, or in addition to, the interests of IronNet stockholders. The members of IronNet’s board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement and recommended that IronNet stockholders approve the IronNet merger proposal. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of IronNet’s Directors and Executive Officers in the Business Combination” beginning on page 101.

Recommendation to LGL Stockholders

LGL’s board of directors believes that the Business Combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of LGL stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination proposal, “FOR” each of the LGL charter proposals, “FOR” the NYSE proposal, “FOR” the director election proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal and “FOR” the adjournment proposal, if presented.

Recommendation to IronNet Stockholders

After consideration, IronNet’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination contemplated by the Merger Agreement, and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of IronNet and its stockholders, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and directing that the Merger Agreement be submitted to the holders of IronNet common stock and holders of IronNet preferred stock for consideration. IronNet’s board of directors recommends that the holders of IronNet common stock and holders of IronNet preferred stock approve the IronNet merger proposal (which includes the adoption of the Merger Agreement), by executing and delivering the written consent furnished with this proxy statement/prospectus.

For a description of various factors considered by IronNet’s board of directors in reaching its decision to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, see the sections entitled “Proposal No. 1—The Business Combination Proposal—IronNet’s Board of Directors’ Reasons for Approval of the Business Combination” and “—Recommendation of IronNet’s Board of Directors” beginning on page 99 and page 101, respectively.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned upon, among other things: (i) all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, or as specified in the agreement being procured or made, as applicable; (ii) no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Business Combination; (iii) LGL having provided an opportunity to the holders of Public Shares to redeem such shares; (iv) LGL having at least $5,000,001 of net tangible assets remaining prior to the Business Combination after taking into account the holders of public shares that properly demanded that LGL redeem their public shares for their pro rata share of the trust account; (v) the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; (vi) approval of the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the ESPP proposal (and each such proposal is cross-conditioned on the approval of all proposals) and (vii) approval of the Merger Agreement and the Business Combination by IronNet stockholders. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Business Combination.”

IronNet’s Conditions to Closing

The obligations of IronNet to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of LGL and Merger Sub (subject to certain bring-down standards); (ii) performance of the covenants of LGL and Merger Sub to be performed as of or prior to the closing; (iii) LGL filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws (the “Combined Company’s bylaws”), each in substantially the form as attached to the Merger Agreement; (iv) LGL executing the Registration Rights Agreement; (v) the covenants of the Sponsor contained in that Sponsor Support Agreement and the Sponsor Agreement Amendment having been performed; (vi) the LGL common stock to be issued pursuant to the Merger Agreement and underlying the exchanged IronNet options and IronNet restricted stock units and restricted stock awards shall have been approved for listing on the NYSE, the Nasdaq or any other national securities exchange that be agreed upon by the parties to the Merger Agreement; and (vii) the amount of cash available to LGL shall not be less than $125 million after giving effect to payment of amounts that LGL will be required to pay to redeeming stockholders upon consummation of the Business Combination and the cash proceeds received from $125 million Private Placement. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Business Combination.”

LGL’s and Merger Sub’s Conditions to Closing

The obligation of LGL to consummate the Business Combination is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of IronNet (subject to customary materiality qualifiers except for certain fundamental representations), (ii) IronNet performing in all material respects each of the covenants to be performed by it as of or prior to the closing and (iii) letters of resignation from the directors of IronNet. For more information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Business Combination.”

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of LGL and IronNet; (ii) by either LGL or IronNet if the transactions are not consummated on or before the later of November 12, 2021 or such later date as LGL stockholders may approve; (iii) by either LGL or IronNet if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and non-appealable; (iv) by either LGL or IronNet if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within forty-five (45) days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by LGL if IronNet stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/prospectus is disseminated by IronNet to its stockholders; or (vi) by either LGL or IronNet if, at the LGL stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, certain of IronNet’s executive officers, directors and securityholders, who collectively hold securities constituting more than 80% of the voting power represented by the outstanding shares of IronNet common stock and IronNet preferred stock and (ii) more than 80% of the outstanding shares of IronNet preferred stock as a separate class, have agreed to execute and deliver a written consent with respect to the outstanding shares of IronNet common stock and preferred stock held by such holders adopting the Merger Agreement and approving the Business Combination; accordingly, IronNet expects to have the required votes to approve the IronNet merger proposal.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, LGL will be treated as the “acquired” company for financial reporting purposes, and IronNet will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of IronNet. IronNet has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•

IronNet’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of LGL exercise their right to redeem their shares of LGL common stock;

•	IronNet’s existing senior management team will comprise senior management of the Combined Company;

•	IronNet is the larger of the companies based on historical operating activity and employee base; and

•	IronNet’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Summary Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to IronNet’s business and industry, and risks of the Combined Company, are summarized below.

•	IronNet has experienced rapid growth in recent periods, and if the Combined Company does not manage its future growth, its business and results of operations will be adversely affected.

•	IronNet has a history of losses and the Combined Company may not be able to achieve or sustain profitability in the future.

•

If organizations do not adopt cloud-enabled, and/or SaaS-delivered cybersecurity solutions that may be based on new and untested security concepts, the Combined Company’s ability to grow its business and results of operations may be adversely affected.

•

Competition from existing or new companies could cause the Combined Company to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and loss of market share.

•

If IronNet’s solutions fail or are perceived to fail to detect or prevent incidents or have or are perceived to have defects, errors, or vulnerabilities, its brand and reputation would be harmed, which would adversely affect the Combined Company’s business and results of operations.

•

IronNet relies on third-party data centers and its own colocation data centers to host and operate its platform, and any disruption of or interference with its use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform, which could cause its business to suffer.

•

The Combined Company’s future success will be substantially dependent on its ability to attract, retain, and motivate the members of its management team and other key employees throughout its organization, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm the Combined Company’s business.

•

If the Combined Company is unable to maintain successful relationships with IronNet’s distribution partners, or if its distribution partners fail to perform, the Combined Company’s ability to market, sell and distribute IronNet’s platform and solutions efficiently will be limited, and its business, financial position and results of operations will be harmed.

•

IronNet’s business depends, in part, on sales to government organizations, and significant changes in the contracting or fiscal policies of such government organizations could have an adverse effect on the Combined Company’s business and results of operations.

•	The success of the Combined Company’s business will depend in part on its ability to protect and enforce its intellectual property rights.

•

IronNet is subject to laws and regulations, including governmental export and import controls, sanctions, and anti-corruption laws, that could impair the Combined Company’s ability to compete in its markets and subject it to liability it if is not in full compliance with applicable laws.

•

IronNet’s management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of the Combined Company’s financial statement or cause it to fail to meet its periodic reporting obligations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF IRONNET

IronNet is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The selected consolidated statement of operations data and consolidated statement of cash flows data for the years ended January 31, 2021 and 2020 and the selected consolidated balance sheet data as of January 31, 2021 and 2020 are each derived from IronNet’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the three months ended April 30, 2021 and 2020 and the selected consolidated balance sheet data as of April 30, 2021 are derived from IronNet’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of IronNet’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly IronNet’s financial position as of April 30, 2021 and the results of operations for the three months ended April 30, 2021 and 2020. The historical results are not necessarily indicative of the results to be expected in the future.

The following selected historical financial information for IronNet set forth below is only summary and should be read in conjunction with “IronNet Management’s Discussion and Analysis of Financial Condition and Reults of Operations” and IronNet’s consolidated historical financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

IronNet’s Selected Historical Financial Information

	Three Months Ended April 30,		Year Ended January 31, 2021	Year Ended January 31, 2020
	2021	2020
	(in thousands, except per share data)		(in thousands, except per share data)
Income Statement Data
Revenues	$6,377	$6,869	$29,227	$23,162
Loss from operations	(15,321)	(16,423)	(55,277)	(48,425)
Other (expense) income, net	(121)	25	(19)	567
Net loss	(15,500)	(16,417)	(55,373)	(47,869)
Basic and diluted net loss per common share	$(0.28)	$(0.31)	$(1.03)	$(0.89)

	As of April 30, 2021	As of January 31, 2021	As of January 31, 2020
	(in thousands)	(in thousands)	(in thousands)
Balance Sheet Data
Total assets	$40,781	$51,691	$28,090
Total long-term liabilities	23,632	25,273	13,492
Total liabilities	50,969	46,665	25,004
Total preferred stock	178,598	178,598	121,211
Total stockholders’ equity (deficit)	(188,786)	(173,572)	(118,125)

SELECTED HISTORICAL FINANCIAL INFORMATION OF LGL

LGL is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

LGL has neither engaged in any operations nor generated any revenue to date. LGL’s only activities from inception through December 31, 2020 were organizational activities, those necessary to complete its initial public offering and identify a target company for its qualifying acquisition. LGL does not expect to generate any operating revenue until after the completion of the Business Combination.

LGL’s balance sheet data as of December 31, 2020 and 2019 and statement of operations data for fiscal year end December 31, 2020 and the period from April 30, 2019 (inception) through December 31, 2019 are derived from LGL’s audited financial statements (As Restated), included elsewhere in this proxy statement/prospectus. LGL’s balance sheet data as of March 31, 2021 and statement of operations data for the three months ended March 31, 2021 and 2020 are derived from LGL’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of LGL’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly LGL’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021 and 2020.

This information is only a summary and should be read in conjunction with LGL’s consolidated financial statements and related notes and the sections entitled “Other Information Related to LGL—LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of LGL. All amounts are in U.S. dollars.

LGL’s Selected Historical Financial Information

	Three Months Ended		Year Ended December 31, 2020 (As Restated)	Period from April 30, 2019 (inception) to December 31, 2019 (As Restated)
	March 31,
	2021	2020
Income Statement Data
Loss from operations	$1,133,877	$176,292	$(629,651)	$(724,568)
Interest income	2,558	608,661	808,527	126,688
Net income (loss)	4,783,501	1,465,321	(8,829,688)	(1,079,160)
Basic and diluted net income (loss) per common share(1)	$0.62	$0.16	$(1.39)	$(0.25)

	As of March 31,	As of December 31, 2020 (As Restated)	As of December 31, 2019 (As Restated)
	2021
Balance Sheet Data
Cash	$659,089	$789,497	$1,021,216
Marketable Securities held in Trust Account	173,102,474	173,192,131	172,626,688
Total assets	173,887,999	174,077,031	173,902,304
Total liabilities	24,748,953	29,721,485	20,717,071
Total stockholders’ equity	5,000,001	5,000,001	5,000,004

(1)

Excludes income attributable to common stock subject to possible redemption of $5,313 for the three months ended March 31, 2021, $404,747 for the three months ended March 31, 2020, $459,686 for the year ended December 31, 2020 and $16,423 for the period from April 30, 2019 (inception) through December 31, 2019.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, LGL is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of IronNet with the Business Combination being treated as the equivalent of IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of IronNet in future reports of the Combined Company.

The selected unaudited pro forma condensed combined balance sheet data as of April 30, 2021 gives pro forma effect to the Business Combination as if it had occurred on April 30, 2021. The selected unaudited pro forma condensed combined statement of operations data for the three months ended April 30, 2021 and year ended January 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on February 1, 2020.

The selected pro forma information has been derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements of LGL and IronNet and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information is not necessarily indicative of what the Combined Company’s financial position or result of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the Combined Company.

The following tables present selected pro forma Combined Company common stock issued and outstanding and pro forma combined balance sheet and statement of operations data immediately after giving effect to the Business Combination and assuming the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options, presented under two scenarios:

•	Assuming No Redemptions Scenario – this scenario assumes that no shares of Common Stock are redeemed; and

•

Assuming Maximum Redemptions Scenario – this scenario assumes that 17,250,000 Public Shares of LGL Class A common stock are redeemed for an aggregate payment of approximately $173.1 million. The maximum redemption amount is derived from the closing condition in the Merger Agreement that there be $125.0 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the $125.0 million of cash proceeds received from the Private Placement), which condition is expected to be satisfied given the expected proceeds from the Private Placement.

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Shares	%	Shares	%
IronNet Securityholders	86,340,000	72.3%	86,340,000	84.6%
LGL Public Stockholders	17,250,000	14.5%	—	0.0%
Sponsor(1)	3,800,375	3.2%	3,800,375	3.7%
Subscription Investors, other than Sponsor(1)	11,934,000	10.0%	11,934,000	11.7%

Total	119,324,375	100%	102,074,375	100%

(1)

Reflects the sale and issuance of 12,500,000 shares of LGL Class A common stock to the Subscription Investors in the Private Placement at $10.00 per share, of which the Sponsor has agreed to purchase 566,000 of such shares.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	For the three months ended April 30, 2021	For the three months ended April 30, 2021	For the year ended January 31, 2021	For the year ended January 31, 2021
	(in thousands, except share and per share data)		(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$6,377	$6,377	$29,227	$29,227
Net loss	$(10,773)	$(10,773)	$(64,974)	$(64,974)
Net loss per share—Class A—basic and diluted	$(0.09)	$(0.11)	$(0.54)	$(0.64)
Weighted-average Class A shares outstanding—basic and diluted	119,324,375	102,074,375	119,324,375	102,074,375
Selected Unaudited Pro Forma Condensed Combined Balance Sheet
Total assets	$308,997	$135,895
Total liabilities	$69,681	$69,681
Total stockholders’ equity	$239,316	$66,214

If the facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those differences could be material.

FORWARD-LOOKING STATEMENTS

LGL believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that LGL is not able to predict accurately or over which it has no control. Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. LGL’s forward-looking statements include, but are not limited to, statements regarding LGL, LGL’s management team’s, IronNet’s and IronNet’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the anticipated timing of the Business Combination;

•	the expected benefits of the Business Combination;

•	the Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in the Combined Company’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of the Combined Company’s business model and growth strategy;

•	IronNet’s expectations and forecasts with respect to the size and growth of the cybersecurity industry and IronNet’s products and services in particular;

•	the ability of IronNet’s products and services to meet customers’ needs;

•	IronNet’s ability to compete with others in the cybersecurity industry;

•	IronNet’s ability to retain pricing power with its products;

•	IronNet’s ability to grow its market share;

•	the Combined Company’s ability to attract and retain qualified employees and management;

•

the Combined Company’s ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand its product offerings and gain market acceptance of its products, including in new geographies;

•	the Combined Company’s ability to develop and maintain IronNet’s brand and reputation;

•	developments and projections relating to IronNet’s competitors and industry;

•	the impact of the COVID-19 pandemic on IronNet’s business and on the economy in general;

•	IronNet’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which the Combined Company will be an emerging growth company and a smaller reporting company under SEC rules;

•	the Combined Company’s future capital requirements and sources and uses of cash;

•	the Combined Company’s ability to obtain funding for its operations and future growth; and

•	the Combined Company’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against LGL or IronNet following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of LGL or to satisfy other conditions to the closing of the proposed Merger in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of LGL’s securities on the NYSE following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of IronNet as a result of the consummation of the transactions described herein;

•	the potential liquidity and trading of LGL’s public securities;

•

the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by LGL stockholders;

•	the ability of the Combined Company to execute its business model and operate in highly competitive markets, and potential adverse effects of this competition;

•	risk of decreased revenues due to pricing pressures;

•	the Combined Company’s ability to attract, motivate and retain qualified employees, including members of its senior management team;

•	the Combined Company’s ability to maintain a high level of client service and expand operations;

•	potential failure to comply with privacy and information security regulations governing the client datasets IronNet processes and stores;

•	the risk that IronNet or the Combined Company is unsuccessful in integrating potential acquired businesses and product lines;

•	potential issues with IronNet’s product offerings that could cause legal exposure, reputational damage and an inability to deliver products or services;

•	the ability of the Combined Company to develop new products, improve existing products and adapt its business model to keep pace with industry trends;

•	the risk that IronNet’s products and services fail to interoperate with third-party systems;

•	the ability to maintain effective controls over disclosure and financial reporting that enable the Combined Company to comply with regulations and produce accurate financial statements;

•	the potential disruption of IronNet’s products, offerings, website and networks;

•	the ability to deliver products and services following a disaster or business continuity event;

•	increased risks resulting from IronNet’s international operations;

•	potential unauthorized use of IronNet’s products and technology by third parties;

•	global economic conditions;

•	the impact of health epidemics, including the COVID-19 pandemic, on IronNet’s business and the actions IronNet or the Combined Company may take in response thereto;

•	exchange rate fluctuations and volatility in global currency markets;

•	changes in applicable laws or regulations;

•	the ability to comply with various trade restrictions, such as sanctions and export controls;

•	potential intellectual property infringement claims;

•	the ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	potential impairment charges related to goodwill, identified intangible assets and fixed assets;

•	potential litigation involving LGL or IronNet following the consummation of the Business Combination;

•	costs related to the Business Combination;

•	the Combined Company’s ability to raise capital; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal, the ESPP proposal or the adjournment proposal, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect LGL and/or IronNet.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment in the Combined Company following consummation of the Business Combination will be subject to the significant risks affecting IronNet and inherent to the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the Combined Company’s business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to IronNet’s Business and Industry

IronNet has experienced rapid growth in recent periods, and if the Combined Company does not manage its future growth, its business and results of operations will be adversely affected.

IronNet has experienced rapid revenue growth in recent periods, and following the Business Combination the Combined Company expects to continue to invest broadly across its organization to support its growth. For example, IronNet’s headcount grew from 196 full-time employees as of January 31, 2019 to 246 full-time employees as of January 31, 2021 and 270 full-time employees as of April 30, 2021. Although IronNet has experienced rapid growth historically, following the Business Combination, the Combined Company may not be able sustain IronNet’s current growth rates, nor can we assure you that the Combined Company’s investments to support its growth will be successful. The growth and expansion of the Combined Company’s business will require it to invest significant financial and operational resources and the continuous dedication of its management team. IronNet has encountered, and the Combined Company will continue to encounter, risks and difficulties frequently experienced by rapidly growing companies in evolving industries, including market acceptance of its products, adding new customers, intense competition, and its ability to manage its costs and operating expenses. The Combined Company’s future success will depend in part on its ability to manage its growth effectively, which will require the Combined Company to, among other things:

•	effectively attract, integrate and retain a large number of new employees, particularly members of its sales and marketing, data science, and research and development teams;

•

further improve its platform and products, including its cloud modules and security capabilities, analytics, collective defense capabilities, and visualizations, and IT infrastructure, including expanding and optimizing its data centers, collection, and analytic capabilities, to support its business needs;

•

enhance its information and communication systems to ensure that its employees and offices around the world are well coordinated and can effectively communicate with each other and its growing base of customers and partners; and

•	improve its financial, management, and compliance systems and controls.

If the Combined Company fails to achieve these objectives effectively, its ability to manage its expected growth, ensure uninterrupted operation of its platform and key business systems, and comply with the rules and regulations applicable to its business could be impaired. Additionally, the quality of its platform and services could suffer and it may not be able to adequately address competitive challenges. Any of the foregoing could adversely affect the Combined Company’s business, results of operations, and financial condition.

IronNet has a history of losses and the Combined Company may not be able to achieve or sustain profitability in the future.

IronNet has incurred net losses in all periods since its inception. IronNet experienced net losses of $55.4 million and $47.9 million for fiscal 2021 and fiscal 2020, respectively, and $15.5 million and $16.4 million for the three months ended April 30, 2021 and 2020, respectively. As of April 30, 2021, IronNet had an accumulated deficit of $188.8 million. While IronNet has experienced significant growth in revenue in recent periods, we cannot predict when or whether the Combined Company will reach or maintain profitability. We also expect the Combined Company’s operating expenses to increase over IronNet’s historical expenses in the future as the Combined Company continues to invest for future growth, which will negatively affect its results of operations if its total revenue does not increase. We cannot assure you that these investments will result in substantial increases in its total revenue or improvements in its results of operations. In addition to the anticipated costs to grow the Combined Company’s business, we also expect to incur significant additional legal, accounting, and other expenses as a newly public operating company. Any failure to increase the Combined Company’s revenue as it invests in its business or to manage its costs could prevent it from achieving or maintaining profitability or positive cash flow.

IronNet’s limited operating history makes it difficult to evaluate its current business and the Combined Company’s future prospects and may increase the risk of your investment.

IronNet was founded in 2014 and launched its first cybersecurity network detection and response product in 2016 (IronDefense) and its first collective defense product in 2018 (IronDome). IronNet’s limited operating history makes it difficult to evaluate its current business, the Combined Company’s future prospects, and other trends, including its ability to plan for and model future growth. IronNet has encountered, and the Combined Company will continue to encounter, risks, uncertainties, and difficulties frequently experienced by rapidly growing companies in evolving industries, including its ability to achieve broad market acceptance of cloud-enabled, and/or software as a service (“SaaS”) delivered cybersecurity solutions and its platform, attract additional customers, grow partnerships, compete effectively, build and maintain effective compliance programs, and manage increasing expenses as it continues to invest in its business. If the Combined Company does not address these risks, uncertainties and difficulties successfully, its business, and results of operations will be harmed. Further, IronNet has limited historical financial data and operates in a rapidly evolving market. As a result, any predictions about the Combined Company’s future revenue and expenses may not be as accurate as they would be if IronNet had a longer operating history or operated in a more predictable market.

The COVID-19 pandemic could adversely affect the Combined Company’s business, operating results and future revenue.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak has spread across the globe and is impacting worldwide economic activity and financial markets. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, IronNet has taken precautionary measures intended to mitigate the spread of the virus and minimize the risk to its employees, customers, partners, and the communities in which it operates. These measures include transitioning its employee population to work remotely from home, imposing travel restrictions for its employees, shifting customer, partner and investor events to virtual-only formats, and limiting capacity at any of its offices which have reopened or may reopen during the pandemic’s duration. These precautionary measures, many of which IronNet has now made largely permanent and sustainable, and associated economic issues, both in the United States and across the globe, could negatively affect IronNet’s CS efforts, significantly delay and lengthen its sales cycles, impact its sales and marketing efforts, reduce employee efficiency and productivity, slow its international expansion efforts, increase cybersecurity risks, and create operational or other challenges, any of which could harm its business and results of operations. Moreover, due to IronNet’s subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in the Combined Company’s results of operations until future periods, if at all.

In addition, the COVID-19 pandemic may disrupt the operations of IronNet’s prospective clients, customers, and partners for an indefinite period of time. Some of its customers have been negatively impacted by the COVID-19 pandemic, which could result in delays in accounts receivable collection, or result in decreased technology spending, including spending on cybersecurity, which could negatively affect the Combined Company’s revenues. Some of its prospective clients have also been negatively impacted by the COVID-19 pandemic, which could result in delays in sales or lengthen purchasing decisions.

More generally, the COVID-19 pandemic has adversely affected economies and financial markets globally, and continued uncertainty could lead to a prolonged economic downturn, which could result in a larger customer turnover than is currently anticipated, reduced demand for IronNet’s products and services, and increased length of sales cycles, in which case the Combined Company’s revenues could be significantly impacted. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in this “Risk Factors” section and elsewhere in this proxy statement/prospectus. It is not possible at this time to estimate the impact that the COVID-19 pandemic could have on the Combined Company’s business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.

If organizations do not adopt cloud-enabled, and/or SaaS-delivered cybersecurity solutions that may be based on new and untested security concepts, the Combined Company’s ability to grow its business and results of operations may be adversely affected.

The Combined Company’s future success depends on the growth in the market for cloud-enabled and/or SaaS-delivered cybersecurity solutions. The use of SaaS solutions to manage and automate security and IT operations is rapidly evolving. As such, it is difficult to predict its potential growth, customer adoption and retention rates, customer demand for IronNet’s solutions, or the success of existing or future competitive products. Any expansion in IronNet’s market depends on a number of factors, including the cost, performance and perceived value associated with its solutions and those of its competitors. If IronNet’s solutions do not achieve widespread adoption or there is a reduction in demand for its solutions due to a lack of customer acceptance, technological challenges, competing products, privacy or other liability concerns, decreases in corporate spending, weakening economic conditions, or otherwise, it could adversely affect the Combined Company’s business, results of operations and financial results, resulting from such things as early terminations, reduced customer retention rates, or decreased sales. We do not know whether the trend in adoption of cloud-enabled and/or SaaS-delivered cybersecurity solutions that IronNet has experienced in the past will continue in the future. Furthermore, if IronNet or other SaaS security providers experience security incidents, loss, or disclosure of customer data, disruptions in delivery, or other problems, the market for SaaS solutions as a whole, including IronNet’s security solutions, could be negatively affected.

In addition to reliance on a cloud-enabled and/or SaaS-delivered model, the cybersecurity solutions of the Combined Company utilize a novel and relatively new approach to collective defense that relies on customers sharing sensitive customer information with the Combined Company. Some of that raw customer information may contain personal or confidential information, or data perceived to be personal or confidential information. From that customer information, the Combined Company generates analytics that allow it to deliver threat knowledge and network intelligence at machine speed across a wide variety of industries. Because this new approach requires the sharing of sensitive customer information, concerns may exist that sharing of the customer information may violate, or be perceived as potentially violating, privacy laws or providing a competitive advantage to another entity. As a result, some current or prospective customers may decide not to procure the Combined Company’s products or share any customer information. Such lack of acceptance could have negative effects on the Combined Company, including reduced or lost revenues or inadequate information being available for the Combined Company’s analysis, thus making its products less effective. In addition, uncertainties about the regulatory environment concerning personal information and the potential liability raised by sharing such information could further inhibit the broad-scale adoption of its solutions.

Historically, information sharing related to cybersecurity has been a very well accepted concept from a theoretical perspective but very difficult to implement in practice. Companies are generally reluctant to share their sensitive cyber information with other entities, despite knowing the advantages of doing so. Although raw customer information will not be shared with other parties, it does undergo filtering, concatenation, and other transformations within the IronNet solutions with the goal of removing any sensitive or personal information. Misperceptions may exist, however, about what information gets shared, with whom that information is shared, and the jurisdictions (including foreign countries) of the companies with which the information gets shared. Further, concerns of existing or potential customers may exist related to the ability to completely remove any indicia of the source company, general market rejection of information sharing, or specific market skepticism of IronNet’s approach to collective defense, which may further add to a lack of customer acceptance.

In addition to the potential concerns related to sharing sensitive information in a system consisting of commercial or potentially competitive entities, additional concerns can arise when governments become involved as participants in the collective defense ecosystem. From a commercial perspective, companies frequently view information sharing with governments as risky, based on perceptions that the governments might use such shared information to take action against the companies or to otherwise utilize it in a way that will expose such companies to liability. Such perceptions could lead commercial entities to stop sharing, not procure IronNet’s services in the first place, or terminate their relationship with the Combined Company altogether. Similarly, governments (as customers) may be unable to properly process such data or utilize it in a meaningful way, or share useful information back into the IronNet solutions. Any of these concerns could lead to reduced sales or contribute to a lack of customer acceptance. In addition, the mere involvement of one or more government entities may harm the Combined Company’s reputation with certain companies.

If the Combined Company is unable to attract new customers, its future results of operations could be harmed.

To expand its customer base, the Combined Company will need to convince potential customers to allocate a portion of their discretionary budgets to purchase IronNet’s platform and solutions. IronNet’s sales efforts have often involved educating its prospective customers about the uses and benefits of its platform and solutions. Enterprises and governments that use legacy security products, such as signature-based or malware-focused products, firewalls, intrusion prevention systems and endpoint technologies, may be hesitant to purchase IronNet’s platform and solutions if they believe that legacy security products are more cost effective, provide substantially the same functionality as IronNet’s platform and solutions or provide a level of cybersecurity that is sufficient to meet their needs.

The Combined Company may have difficulty convincing prospective customers of the value of adopting IronNet’s solutions. Even if the Combined Company is successful in convincing prospective customers that a cloud-enabled platform like IronNet’s is critical to protect against cyberattacks, they may not decide to purchase IronNet’s platform and solutions for a variety of reasons, some of which are out of IronNet’s control. For example, any future deterioration in general economic conditions, including a downturn due to the outbreak of diseases such as COVID-19, may cause IronNet’s current and prospective customers to cut their overall security and IT operations spending, and such cuts may fall disproportionately on cloud-based security solutions. Economic weakness, customer financial difficulties, and constrained spending on security and IT operations may result in decreased revenue and adversely affect the Combined Company’s results of operations and financial condition. Additionally, if the incidence of cyberattacks were to decline, or enterprises or governments perceive that the general level or relative risk of cyberattacks has declined, the Combined Company’s ability to attract new customers and expand sales of IronNet’s solutions to existing customers could be adversely affected. If organizations do not continue to adopt IronNet’s platform and solutions, the Combined Company’s sales will not grow as quickly as anticipated, or at all, and its business, results of operations, and financial condition would be harmed.

If IronNet’s customers do not renew their subscriptions for its products, the Combined Company’s future results of operations could be harmed.

In order for the Combined Company to maintain or improve its results of operations, it is important that IronNet’s customers renew their subscriptions for its platform and solutions when existing contract terms expire, and that the Combined Company expands its commercial relationships with IronNet’s existing customers by selling additional subscriptions. IronNet’s customers have no obligation to renew their subscriptions after the expiration of their contractual subscription period, which is generally one year, and in the normal course of business, some customers have elected not to renew. In addition, IronNet’s customers may renew for shorter contract subscription lengths or cease using certain solutions. IronNet’s customer retention and expansion may decline or fluctuate as a result of a number of factors, including its customers’ satisfaction with its services, its pricing, customer security and networking issues and requirements, its customers’ spending levels, mergers and acquisitions involving its customers, industry developments, competition and general economic conditions. If the Combined Company’s efforts to maintain and expand its relationships with IronNet’s existing customers are not successful, the Combined Company’s business, results of operations, and financial condition may materially suffer.

As a first mover in collective defense for the commercial sector, IronNet may face significant liability if it is unable to effectively anonymize and safeguard its clients’ data.

IronNet is the first major commercial vendor to offer an end-to-end means to take full advantage of the collective defense concept that relies on customers sharing sensitive customer information with IronNet. While raw customer information is not shared with other parties and shared data undergoes filtering and other transformations within the IronNet solution, with the goal of removing any sensitive or personal information, it is possible that customer information could be accessed by third parties (including competitors of IronNet’s clients), through a failure of IronNet’s procedures to effectively anonymize the shared data or as a result of hackers gaining access to the raw data collected by IronNet. To the extent IronNet is not able to effectively anonymize and protect its customers’ data, it may be subject to liability, which could adversely affect its business, results of operations and financial condition. In addition, given the novelty of IronNet’s approach, it is possible that other risks could surface of which IronNet is currently unaware.

Competition from existing or new companies could cause IronNet to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and loss of market share.

The market for cybersecurity solutions is intensely competitive, fragmented, and characterized by rapid changes in technology, customer requirements, industry standards, increasingly sophisticated attackers, and by frequent introductions of new or improved products to combat security threats. We expect the Combined Company to continue to face intense competition from IronNet’s current competitors, as well as from new entrants into the market. If the Combined Company is unable to anticipate or react to these challenges, its competitive position could weaken, and it could experience a decline in revenue or reduced revenue growth, and loss of market share that would adversely affect its business, financial condition and results of operations. The ability to compete effectively will depend upon numerous factors, many of which are beyond IronNet’s control, including, but not limited to:

•

product capabilities, including performance and reliability, of its platform, including its services and features particularly in the areas of analytics and collective defense, compared to those of its competitors;

•	its ability, and the ability of its competitors, to improve existing products, services and features, or to develop new ones to address evolving customer needs;

•	its ability to attract, retain and motivate talented employees;

•	its ability to establish, capitalize on, maintain, and grow relationships with distribution and technology partners;

•	the strength of its sales and marketing efforts; and

•	acquisitions or consolidation within its industry, which may result in more formidable competitors.

IronNet’s competitors include the following companies by general category:

•

First generation Network Detection and Response (NDR) vendors such as DarkTrace or Vectra Networks, who offer point products based on Bayesian analysis, outlier analysis, and heuristic detection-based detection;

•

Network security vendors, such as Cisco and Palo Alto Networks, Inc., who are supplementing their core network security additional behavioral-based detection with behavioral-based detection, threat intelligence and security operations solutions; and

•	Legacy network infrastructure and performance monitoring companies such as ExtraHop and Arista Networks, who are adding security use cases to their infrastructure products.

Many of these competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a significantly larger base of customers than IronNet does. They may be able to devote greater resources to the development, promotion, and sale of services than the Combined Company can, and they may offer lower pricing than IronNet does. Further, they may have greater resources for research and development of new technologies, the provision of customer support, and the pursuit of acquisitions, or they may have other financial, technical or other resource advantages. IronNet’s larger competitors have substantially broader and more diverse product and services offerings as well as routes to market, which may allow them to leverage their relationships based on other products, or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing IronNet’s products.

Conditions in IronNet’s market could change rapidly and significantly as a result of technological advancements, partnering or acquisitions by competitors or continuing market consolidation. Some of IronNet’s current or potential competitors have made or could make acquisitions of businesses or establish cooperative relationships that may allow them to offer more directly competitive and comprehensive solutions than were previously offered and adapt more quickly to new technologies and customer needs. These competitive pressures in the market or the Combined Company’s failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses and loss of market share. Further, many competitors that specialize in providing protection from particular types of security threats may be able to deliver these more targeted security products to the market quicker than the Combined Company can or may be able to convince organizations that these more limited products meet their needs.

Even if there is significant demand for cloud-based security solutions like IronNet’s or if its competitors include functionality that is, or is perceived to be, equivalent to or better than IronNet’s in legacy products that are already generally accepted as necessary components of an organization’s cybersecurity architecture, the Combined Company may have difficulty increasing the market penetration of IronNet’s platform. Furthermore, even if the functionality offered by other security and IT operations providers is different and more limited than the functionality of IronNet’s platform, organizations may elect to accept such limited functionality in lieu of adding products from additional vendors like IronNet. If the Combined Company is unable to compete successfully, its business, financial condition, and results of operations would be adversely affected.

Competitive pricing pressure may reduce gross profits and adversely affect the Combined Company’s financial results.

If the Combined Company is unable to maintain IronNet’s pricing due to competitive pressures or other factors, its margins may be reduced and its gross profits, business, results of operations and financial condition may be adversely affected. The subscription prices for IronNet’s platform, solutions, and professional services may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new solutions by competitors, or promotional programs offered by the Combined Company or its competitors. Competition continues to increase in the market segments in which IronNet operates, and we expect competition to further increase in the future. Larger competitors with more diverse product and service offerings may reduce the price of products or subscriptions that compete with IronNet’s or may bundle them with other products and subscriptions in an effort to leverage their existing market share to make it harder for newer companies, like IronNet, to effectively compete.

If IronNet’s solutions fail or are perceived to fail to detect or prevent incidents or have or are perceived to have defects, errors, or vulnerabilities, its brand and reputation would be harmed, which would adversely affect the Combined Company’s business and results of operations.

Real or perceived defects, errors, or vulnerabilities in IronNet’s platform and solutions, the failure of its platform to detect or prevent incidents, including advanced and newly developed attacks, misconfiguration of its solutions, actions or inactions by employees or contractors that create vulnerabilities in its platform or solutions, or the failure of customers to take action on attacks identified by its platform could harm IronNet’s reputation and adversely affect the Combined Company’s business, financial position, and results of operations. Because its cloud-enabled security platform is complex, it may contain defects or errors that are not detected until after deployment. We cannot assure you that IronNet’s products will detect all cyberattacks, especially in light of the rapidly changing security threat landscape that its solution seeks to address. Due to a variety of both internal and external factors, including, without limitation, defects or misconfigurations of its solutions, its solutions could become vulnerable to security incidents (both from intentional attacks and accidental causes) that cause them to fail to secure networks and detect and block attacks. In addition, because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, there is a risk that an advanced attack could emerge that IronNet’s cloud-enabled security platform is unable to detect or prevent until after some of its customers are affected. For example, certain computer hackers may be supported or directly employed by so-called nation-states, which are generally defined as sovereign territories with individuals who share a common history and set of ideals. In the context of cybersecurity, certain aggressive nation-states with a history of disregarding generally acceptable computer network norms may employ particularly sophisticated and experienced actors who focus on being persistent, unpredictable, and innovative, with the ability to tap into significant nation-state budgets. This allows such nation-state attackers to develop expansive attack playbooks and access to cutting-edge technology to facilitate their attacks, including new, or so-called zero-day, attacks. Such nation-state attackers could successfully attack IronNet or an IronNet customer, which could significantly harm the Combined Company’s reputation. Additionally, IronNet’s platform may falsely indicate a cyberattack or threat that does not actually exist, which may lessen customers’ trust in its solutions.

Moreover, as its cloud-enabled security platform is adopted by an increasing number of enterprises and governments, it is possible that the individuals and organizations behind advanced cyberattacks will begin to focus on finding ways to defeat its security platform. If this happens, IronNet’s systems and subscription customers could be specifically targeted by attackers and could result in vulnerabilities in its platform or undermine the market acceptance of its platform and could adversely affect its reputation as a provider of security solutions. Because IronNet hosts customer data on its cloud and other platforms, which in some cases may contain personally identifiable information (“PII”) or potentially confidential information, a security compromise, or an accidental or intentional misconfiguration or malfunction of its platform could result in PII and other customer data being accessible to attackers or to other customers. Further, if a high-profile security breach occurs with respect to another next-generation or cloud-enabled security system, IronNet’s customers and potential customers may lose trust in such solutions generally, and cloud-enabled security solutions in particular.

Organizations are increasingly subject to a wide variety of attacks on their networks, systems, and endpoints. No security solution, including IronNet’s platform, can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. There could be situations where IronNet’s solutions detect attacks against a customer but the customer does not address the vulnerability, which could cause customers and the public to erroneously believe that IronNet’s solutions were not effective. Real or perceived security breaches of its customers’ networks could cause disruption or damage to their networks or other negative consequences and could result in negative publicity to the Combined Company, damage to its reputation, and other customer relations issues, and may adversely affect its revenue and results of operations.

As a cybersecurity provider, IronNet may be a target of cyberattacks. If its internal networks, systems or data are or are perceived to have been compromised, its reputation may be damaged and the Combined Company’s financial results may be negatively affected.

As a provider of security solutions, IronNet’s platform may be specifically targeted by bad actors for attacks intended to circumvent its security capabilities or to exploit its platform as an entry point into customers’ endpoints, networks, or systems. In particular, because IronNet has been involved in the identification of organized cybercriminals and nation-state actors, it may be the subject of intense efforts by sophisticated cyber adversaries who seek to compromise its systems or leverage its access. IronNet is also susceptible to inadvertent compromises of its systems and data, including those arising from process, coding, or human errors. A successful attack or other incident that compromises IronNet or its customers’ data or results in an interruption of service could have a significant negative effect on its operations, reputation, financial resources, and the value of its intellectual property. We cannot assure you that any of IronNet’s or the Combined Company’s efforts to manage this risk will be effective in protecting the Combined Company from such attacks.

It is virtually impossible to entirely eliminate the risk of such compromises, interruptions in service, or other security incidents affecting IronNet’s internal systems or data. Organizations are subject to a wide variety of attacks on their networks, systems and endpoints, and techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently. Furthermore, employee error or malicious activity could compromise its systems. As a result, IronNet may be unable to anticipate these techniques or implement adequate measures to prevent an intrusion into its networks, which could result in unauthorized access to customer data, intellectual property including access to its source code, and information about vulnerabilities in its product, which in turn could reduce the effectiveness of its solutions, or lead to cyberattacks or other intrusions of its customers’ networks. If any of these events were to occur, they could damage the Combined Company’s relationships with its customers and could have a negative effect on its ability to attract and retain new customers. IronNet has expended, and we anticipate the Combined Company will continue to expend significant amounts and resources in an effort to prevent security breaches and other security incidents impacting IronNet’s systems and data. Since IronNet’s business is focused on providing reliable security services to its customers, an actual or perceived security incident affecting IronNet’s internal systems or data or data of its customers would be especially detrimental to its reputation and customer confidence in its solutions.

In addition, while IronNet maintains, and the Combined Company will continue to maintain, insurance policies that may cover certain liabilities in connection with a cybersecurity incident, we cannot be certain that the insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to the Combined Company on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims that exceed available insurance coverage, or the occurrence of changes in insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could have a material adverse effect on the Combined Company’s business, including its financial condition, results of operations and reputation.

IronNet relies on third-party data centers and its own colocation data centers to host and operate its platform, and any disruption of or interference with its use of these facilities may negatively affect its ability to maintain the performance and reliability of its platform, which could cause its business to suffer.

IronNet’s customers depend on the continuous availability of its platform. IronNet currently hosts its platform and serves its customers using a mix of third-party data centers, primarily Amazon Web Services (AWS) and Microsoft Azure, and, primarily for its own use, in its own data centers, hosted in colocation facilities. Consequently, IronNet may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of its direct control. IronNet may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Also, customers may be subject to the same risk factors as some of them host IronNet solutions in their own data centers.

The following factors, many of which are beyond IronNet’s control, can affect the delivery, availability, and the performance of its platform:

•	the development and maintenance of the infrastructure of the internet;

•	the performance and availability of third-party providers of cloud infrastructure services with the necessary speed, data capacity, and security for providing reliable internet access and services;

•

decisions by the owners and operators of the data centers where its cloud infrastructure is deployed to terminate its contracts, discontinue services to it, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy or prioritize the traffic of other parties;

•	physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;

•	cyberattacks, including denial of service attacks, targeted at it, its data centers, or the infrastructure of the internet;

•	failure by it to maintain and update its cloud infrastructure to meet its data capacity requirements;

•	errors, defects, or performance problems in its software, including third-party or open-source software incorporated in its software;

•	improper deployment or configuration of its solutions;

•	the failure of its redundancy systems, in the event of a service disruption at one of its data centers, to provide failover to other data centers in its data center network;

•	the failure of its disaster recovery and business continuity arrangements; and

•	effects of third-party software updates with hidden malware, similar to the supply chain attack that occurred via SolarWinds.

The adverse effects of any service interruptions on IronNet’s reputation, results of operations, and financial condition may be disproportionately heightened due to the nature of its business and the fact that its customers have a low tolerance for interruptions of any duration. Interruptions or failures in IronNet’s service delivery could result in a cyberattack or other security threat to one of its customers during such periods of interruption or failure. Additionally, interruptions or failures in its service could cause customers to terminate their subscriptions, adversely affect renewal rates, and harm the Combined Company’s ability to attract new customers. IronNet’s business would also be harmed if its customers believe that a cloud-enabled and/or SaaS-delivered cybersecurity solution is unreliable. IronNet may experience service interruptions and other performance problems due to a variety of factors. The occurrence of any of these factors, or if it is unable to rapidly and cost-effectively fix such errors or other problems that may be identified, could damage its reputation, negatively affect its relationship with its customers or otherwise harm its business, results of operations and financial condition.

If IronNet does not effectively expand and train its direct sales force, it may be unable to add new customers or increase sales to existing customers, and its business will be adversely affected.

IronNet depends on its direct sales force to obtain new customers and increase sales with existing customers. Its ability to achieve significant revenue growth will depend, in large part, on its success in recruiting, training and retaining sufficient numbers of sales personnel, particularly in international markets. IronNet has expanded its sales organization significantly in recent periods and expect to continue to add additional sales capabilities in the near term. There is significant competition for sales personnel with the skills and technical knowledge that IronNet requires. New hires require significant training and may take significant time before they achieve full productivity, and this delay is accentuated by IronNet’s long sales cycles. IronNet’s recent hires and planned hires may not become productive as quickly as it expects, and the Combined Company may be unable to hire or retain sufficient numbers of qualified individuals in the markets where IronNet does business or plans to do business. In addition, a large percentage of IronNet’s salesforce is new to its business and selling its solutions, and therefore this team may be less effective than its more seasoned sales personnel. Furthermore, hiring sales personnel in new countries, or expanding its existing presence, requires upfront and ongoing expenditures that IronNet may not recover if the sales personnel fail to achieve full productivity. We cannot predict whether, or to what extent, the Combined Company’s sales will increase as it expands its sales force or how long it will take for sales personnel to become productive. If the Combined Company is unable to hire and train a sufficient number of effective sales personnel, or the sales personnel it hires are not successful in obtaining new customers or increasing sales to IronNet’s existing customer base, the Combined Company’s business and results of operations will be adversely affected.

Because IronNet recognizes revenue from subscriptions to its platform and other forms of providing customers with access to its software over the term of the subscription or contract, downturns or upturns in new business will not be immediately reflected in the Combined Company’s results of operations.

IronNet generally recognizes revenue from customers ratably over the terms of their subscription or contract term, which average over three years in length, though may be as short as one year or less. As a result, a substantial portion of the revenue that IronNet reports in each period is attributable to the recognition of deferred revenue relating to agreements that it entered into during previous periods. Consequently, any increase or decline in new sales or renewals in any one period will not be immediately reflected in its revenue for that period. Any such change, however, would affect its revenue in future periods. Accordingly, the effect of downturns or upturns in new sales and potential changes in IronNet’s rate of renewals may not be fully reflected in the Combined Company’s results of operations until future periods.

A limited number of customers represent a substantial portion of IronNet’s revenue. If the Combined Company fails to retain these customers, its revenue could decline significantly.

IronNet derives a substantial portion of its revenue from a limited number of customers. For fiscal 2021 and fiscal 2020, six customers accounted for 46% and four customers accounted for 48% of IronNet’s revenues, respectively. As of April 30, 2021 and 2020, two and four customers represented 94% and 84%, respectively, of IronNet’s total accounts receivable balance. Significant customers are those which represent at least 10% of IronNet’s total revenue at each respective period ending date. The following table presents customers that represent 10% or more of IronNet’s total annual revenue:

	Year Ended January 31,
	2021		2020
Customer A	10%		*
Customer B		*	14%
Customer C		*	10%
Customer D		*	10%
Customer E		*	14%

*	Less than 10%

For the quarter ended April 30, 2021, three significant customers accounted for 32% of IronNet’s revenues.

As a result, the Combined Company’s revenue could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of these customers or any other significant future customer. Any of the Combined Company’s significant customers may decide to purchase less than they have in the past, may alter their purchasing patterns at any time with limited notice, or may decide not to continue to license IronNet’s products at all, any of which could cause the Combined Company’s revenue to decline and adversely affect its financial condition and results of operations. If the Combined Company does not further diversify IronNet’s customer base, it will continue to be susceptible to risks associated with customer concentration.

IronNet’s results of operations may fluctuate significantly, which could make its future results difficult to predict and could cause its results of operations to fall below expectations.

IronNet’s results of operations have varied significantly from period to period, and we expect that the Combined Company’s results of operations will continue to vary as a result of a number of factors, many of which are outside of IronNet’s control and may be difficult to predict, including:

•	the impact of the COVID-19 pandemic on its operations, financial results, and liquidity and capital resources, including on customers, sales, expenses, and employees;

•	its ability to attract new and retain existing customers;

•	the budgeting cycles, seasonal buying patterns, and purchasing practices of customers;

•	the timing and length of its sales cycles;

•	changes in customer or distribution partner requirements or market needs;

•	changes in the growth rate of its market;

•	the timing and success of new product and service introductions by it or its competitors or any other competitive developments, including consolidation among its customers or competitors;

•	the level of awareness of cybersecurity threats, particularly advanced cyberattacks, and the market adoption of its platform;

•	its ability to successfully expand its business domestically and internationally;

•	decisions by organizations to purchase security solutions from larger, more established security vendors or from their primary IT equipment vendors;

•	changes in its pricing policies or those of its competitors;

•	any disruption in its relationship with distribution partners;

•	insolvency or credit difficulties confronting its customers, affecting their ability to purchase or pay for its solutions;

•	significant security breaches of, technical difficulties with or interruptions to, the use of its platform;

•	extraordinary expenses such as litigation or other dispute-related settlement payments or outcomes;

•	general economic conditions, both in domestic and foreign markets;

•	future accounting pronouncements or changes in its accounting policies or practices;

•	negative media coverage or publicity;

•	political events;

•	the amount and timing of operating costs and capital expenditures related to the expansion of its business; and

•	increases or decreases in expenses caused by fluctuations in foreign currency exchange rates.

In addition, IronNet experiences seasonal fluctuations in its financial results as it can receive a higher percentage of its annual orders from new customers, as well as renewal orders from existing customers, in the fourth fiscal quarter as compared to other quarters due to the annual budget approval process of many of its customers. Any of the above factors, individually or in the aggregate, may result in significant fluctuations in the Combined Company’s financial and other results from period to period. As a result of this variability, IronNet’s historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in the Combined Company’s failure to meet its operating plan or the expectations of investors or analysts for any period. If it fails to meet such expectations for these or other reasons, the Combined Company’ stock price could fall substantially, and it could face costly lawsuits, including securities class action suits.

IronNet’s sales cycles can be long and unpredictable, and its sales efforts require considerable time and expense.

IronNet’s revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for its platform, particularly with respect to large organizations and government entities. Customers often view the subscription to its platform as a significant strategic decision and, as a result, frequently require considerable time to evaluate, test, and qualify its platform and solutions prior to entering into or expanding a relationship with it. Large enterprises and government entities in particular often undertake a significant evaluation process that further lengthens its sales cycle.

IronNet’s direct sales team develops relationships with its customers, and works with its distribution partners on account penetration, account coordination, sales and overall market development. IronNet spends substantial time and resources on its sales efforts without any assurance that its efforts will produce a sale. Security solution purchases are frequently subject to budget constraints, multiple approvals, and unanticipated administrative, processing, and other delays. As a result, it is difficult to predict whether and when a sale will be completed. The failure of IronNet’s efforts to secure sales after investing resources in a lengthy sales process could adversely affect its business and results of operations.

IronNet relies heavily on the services of its senior management team, and if the Combined Company is not successful in attracting or retaining senior management personnel, it may not be able to successfully implement IronNet’s business strategy.

The Combined Company’s future success will be substantially dependent on its ability to attract, retain, and motivate the members of its management team. In particular, the Combined Company will be highly dependent on the services of Gen. Keith B. Alexander (Ret.) and William Welch, the co-chief executive officers of the Combined Company, who will be critical to its future vision and strategic direction. It will also rely on its leadership team in the areas of operations, security, analytics, engineering, product management, research and development, marketing, sales, partnerships, mergers and acquisitions, support, and general and administrative functions. Gen. Keith B. Alexander (Ret.) is important to IronNet’s future growth as he provides access to key decisionmakers within government agencies and the private sector, and his leadership role at the Combined Company would be difficult to replace. Although we expect that the Combined Company will enter into employment agreements with its key personnel following the consummation of the Business Combination, its employees, including its executive officers, will be employed on an “at-will” basis, which means they may terminate their employment with the Combined Company at any time. If one or more of the Combined Company’s key employees resigns or otherwise ceases to provide it with their service, its business could be harmed.

If the Combined Company is unable to attract and retain qualified personnel, its business could be harmed.

There is significant competition for personnel with the skills and technical knowledge that the Combined Company will require across its technology, cyber, sales, professional services and administrative support functions. Competition for these personnel in the Washington, D.C. metro area, where the corporate headquarters of the Combined Company will be located, and in other locations where it maintains offices or otherwise operates, is competitive, especially for experienced sales professionals, engineers and data scientists experienced in designing and developing cybersecurity software. Although IronNet’s current remote work environment facilitates its ability to attract talent across a wider geographic base, IronNet has from time to time experienced, and we expect the Combined Company to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which IronNet competes for experienced personnel have greater resources than it has. Its competitors also may be successful in recruiting and hiring members of its management team or other key employees, and it may be difficult for the Combined Company to find suitable replacements on a timely basis, on competitive terms, or at all. The Combined Company may also be subject to allegations that employees it hires have been improperly solicited, or that they have divulged proprietary or other confidential information or that their former employers own such employees’ inventions or other work product, or that they have been hired in violation of non-compete provisions or non-solicitation provisions.

In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Volatility or lack of performance in the Combined Company’s stock price may also affect its ability to attract and retain key employees. Following the Business Combination, some of IronNet’s employees will become vested in a substantial amount of equity awards, which may give them a material amount of personal wealth. This may make it more difficult for the Combined Company to retain and motivate these employees, and this wealth could affect their decision about whether or not they continue to work for the Combined Company. Any failure to successfully attract, integrate or retain qualified personnel to fulfill its current or future needs could adversely affect its business, results of operations and financial condition.

If the Combined Company is not able to maintain and enhance the IronNet brand and its reputation as a provider of high-efficacy cybersecurity solutions, its business and results of operations may be adversely affected.

We believe that maintaining and enhancing IronNet’s brand and its reputation as a provider of high-efficacy cybersecurity solutions is critical to its relationship with its existing customers and distribution partners and its ability to attract new customers and partners. The successful promotion of the IronNet brand will depend on a number of factors, including the Combined Company’s investment in marketing efforts, its ability to continue to develop additional features for the IronNet platform, its ability to successfully differentiate its platform from competitive cloud-enabled or legacy security solutions and, ultimately, its ability to detect and remediate cyberattacks. Although we believe it is important for the Combined Company’s growth, these brand promotion activities may not be successful or yield increased revenue.

In addition, independent industry or financial analysts and research firms often test IronNet’s solutions and provide reviews of its platform, along with the products of its competitors, and perception of its platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of its competitors’ products, the IronNet brand may be adversely affected. Its solutions may fail to detect or prevent threats in any particular test for a number of reasons that may or may not be related to the efficacy of its solutions in real world environments. To the extent potential customers, industry analysts, or testing firms believe that the occurrence of a failure to detect or prevent any particular threat is a flaw or indicates that its solutions or services do not provide significant value, the Combined Company may lose customers, and its reputation, financial condition, and business would be harmed. Additionally, the performance of its distribution partners may affect its brand and reputation if customers do not have a positive experience with these partners. In addition, IronNet has in the past worked, and the Combined Company will continue to work, with high profile customers as well as assist in analyzing and remediating high profile cyberattacks. This work with such customers and cyberattacks may expose the Combined Company to negative publicity and media coverage. Negative publicity, including about the efficacy and reliability of IronNet’s platform, its products offerings, its professional services and the customers it works with, even if inaccurate, could adversely affect the Combined Company’s reputation and brand.

If the Combined Company is unable to maintain successful relationships with IronNet’s distribution partners, or if its distribution partners fail to perform, the Combined Company’s ability to market, sell and distribute IronNet’s platform and solutions efficiently will be limited, and its business, financial position and results of operations will be harmed.

In addition to its direct sales force, IronNet relies on certain key distribution partners to sell and support its platform. An increasing amount of IronNet’s sales flow through its distribution partners, and IronNet expects its reliance on such partners to continue to grow for the foreseeable future. Additionally, IronNet has entered into, and the Combined Company intends to continue to enter into, partnerships with third parties to support its future growth plans. The loss of a substantial number of distribution partners, or the failure to recruit additional partners, could adversely affect the Combined Company’s results of operations. The Combined Company’s ability to achieve revenue growth in the future will depend in part on its success in maintaining successful relationships with IronNet’s distribution partners and in training them to independently sell and deploy IronNet’s platform. If the Combined Company fails to effectively manage IronNet’s existing sales channels, or if IronNet’s distribution partners are unsuccessful in fulfilling the orders for its solutions, or if the Combined Company is unable to recruit and retain a sufficient number of high quality distribution partners who are motivated to sell IronNet’s products, the Combined Company’s ability to sell its products and results of operations will be harmed.

IronNet’s business depends, in part, on sales to government organizations, and significant changes in the contracting or fiscal policies of such government organizations could have an adverse effect on the Combined Company’s business and results of operations.

IronNet’s future growth depends, in part, on increasing sales to government organizations. Demand from government organizations is often unpredictable, subject to budgetary uncertainty and typically involves long sales cycles. IronNet has made significant investments to address the government sector, but we cannot assure you that these investments will be successful, or that the Combined Company will be able to maintain or grow its revenue from the government sector. Although we anticipate that they may increase in the future, sales to U.S. federal, state and local governmental agencies have not accounted for, and may never account for, a significant portion of the Combined Company’s revenue. U.S. federal, state and local government sales are subject to a number of challenges and risks that may adversely impact the Combined Company’s business. Sales to such government entities include the following risks:

•

selling to governmental agencies can be highly competitive, expensive and time-consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

•

government certification requirements applicable to IronNet’s products may change and, in doing so, restrict the Combined Company’s ability to sell into the U.S. federal government sector until it has attained the required certifications.

•

government demand and payment for IronNet’s platform may be impacted by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for its platform;

•

governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to continue buying IronNet’s platform, which would adversely impact the Combined Company’s revenue and results of operations, or institute fines or civil or criminal liability if the audit were to uncover improper or illegal activities;

•	interactions with the U.S. federal government may be limited by post-employment ethics restrictions on members of IronNet’s management;

•	foreign governments may have concerns with purchasing security products from a company that employs former NSA employees and officials, which may negatively impact sales; and

•	governments may require certain products to be manufactured, hosted, or accessed solely in their country or in other relatively high-cost manufacturing locations, and the Combined Company may not manufacture all products in locations that meet these requirements, affecting its ability to sell these products to governmental agencies.

IronNet has achieved Federal Risk and Authorization Management Program (“FedRAMP”) “FedRAMP-ready” status, but such status is only available for a certain period of time before which it must be utilized. If not utilized, IronNet would likely have to go through certain parts of the FedRAMP process again in order to sell its products to government agencies. Moreover, even if IronNet were to achieve FedRAMP-certified status, such certification is costly to maintain, and if the Combined Company were to lose such a certification in the future it would restrict its ability to sell to government customers. It is also possible that additional guidelines and/or certifications, such as the Cybersecurity Maturity Model Certification (“CMMC”), will be required to expand participation in the government sectors.

The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing IronNet’s solutions in the future or otherwise have an adverse effect on the Combined Company’s business and results of operations.

The Combined Company may not scale and adapt IronNet’s existing technology in a timely and cost-effective manner to meet its customers’ performance and other requirements.

The Combined Company’s future growth will be dependent upon its ability to continue to meet the needs of new customers and the expanding needs of IronNet’s existing customers as their use of its solutions grows. As IronNet’s customers gain more experience with its solutions, the number of events, the amount of data transferred, processed, and stored by it, the number of locations where its platform and services are being accessed, have in the past, and may in the future, expand rapidly. In order to meet the performance and other requirements of IronNet’s customers, the Combined Company intends to continue to make significant investments to increase capacity and to develop and implement new technologies in its service and cloud infrastructure operations. These technologies, which include databases, applications, and server optimizations, network and hosting strategies, and automation, are often advanced, complex, new, and untested. The Combined Company may not be successful in developing or implementing these technologies. In addition, it takes a significant amount of time to plan, develop, and test improvements to IronNet’s technologies and infrastructure, and the Combined Company may not be able to accurately forecast demand or predict the results it will realize from such improvements. To the extent that the Combined Company does not effectively scale IronNet’s operations to meet the needs of its growing customer base and to maintain performance as its customers expand their use of its solutions, the Combined Company may not be able to grow as quickly as anticipated, customers may reduce or cancel use of IronNet’s solutions and the Combined Company may be unable to compete as effectively and its business and results of operations may be harmed.

Additionally, IronNet has made, and the Combined Company will continue to make, substantial investments to support growth at its data centers partners and improve the profitability of its cloud platform. If the Combined Company’s cloud-based server costs were to increase or pricing pressure causes price movements out of proportion with changes in unit operating costs, its business, results of operations and financial condition may be adversely affected. Although we expect that the Combined Company could receive similar services from other third parties, if any of IronNet’s arrangements with third-party providers are terminated, IronNet could experience interruptions on its platform and in its ability to make its solutions available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services. Ongoing improvements to cloud infrastructure may be more expensive than anticipated and may not yield the expected savings in operating costs or the expected performance benefits. In addition, the Combined Company may be required to re-invest any cost savings achieved from IronNet’s prior cloud infrastructure improvements in future infrastructure projects to maintain the levels of service required by its customers. The Combined Company may not be able to maintain or achieve cost savings from its investments, which could harm its financial results.

The market opportunity estimates and growth forecasts included in this proxy statement/prospectus could prove to be inaccurate, and any real or perceived inaccuracies may harm the Combined Company’s reputation and negatively affect its business.

This proxy statement/prospectus includes IronNet’s estimates of the addressable market for its cloud-based SaaS-delivered cybersecurity solution. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of IronNet’s target markets may prove to be inaccurate. In particular, the estimates regarding IronNet’s current and projected market opportunity are difficult to predict. In addition, its estimates of the addressable market for cloud-based SaaS-delivered cybersecurity solutions reflect the opportunity available from all participants and potential participants in the market, and IronNet cannot predict with precision its ability to address this demand or the extent of market adoption of its solutions. The addressable market IronNet estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates and growth forecasted in this proxy statement/prospectus, the Combined Company’s business could fail to grow at similar rates, if at all. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of its future growth.

The success of the Combined Company’s business will depend in part on its ability to protect and enforce its intellectual property rights.

We believe that IronNet’s intellectual property will be an essential asset of the Combined Company’s business, and its success and ability to compete will depend in part upon protection of intellectual property rights. IronNet has relied, and the Combined Company will continue to rely, on a combination of patent, copyright, trademark, and trade secret laws, as well as confidentiality procedures and contractual provisions, to establish and protect its intellectual property rights in the United States and abroad, all of which provide only limited protection. The efforts IronNet has taken to protect its intellectual property may not be sufficient or effective, and its trademarks, copyrights and patents may be held invalid or unenforceable. Moreover, we cannot assure you that any patents will be issued with respect to IronNet’s currently pending patent applications, including in a manner that will give the Combined Company adequate defensive protection or competitive advantages, or that any patents issued to IronNet will not be challenged, invalidated or circumvented. IronNet has filed for patents in the United States and in certain non-U.S. jurisdictions, but such protections may not be available in all countries in which the Combined Company will operate or in which it will seek to enforce intellectual property rights, or the intellectual property rights may be difficult to enforce in practice. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties under certain circumstances. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Moreover, the Combined Company may need to expend additional resources to defend its intellectual property rights in these countries, and its inability to do so could impair its business or adversely affect its plans for international expansion. IronNet’s currently issued patents and any patents that may be issued in the future with respect to pending or future patent applications may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers.

The Combined Company may not be effective in policing unauthorized use of its intellectual property, and even if it does detect violations, litigation may be necessary to enforce its intellectual property rights. Protecting against the unauthorized use of intellectual property rights, technology and other proprietary rights is expensive and difficult, particularly outside of the United States. Any enforcement efforts undertaken, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm the Combined Company’s business and results of operations. Further, attempts to enforce rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against the Combined Company, or challenge the intellectual property rights of the Combined Company which could result in a holding that invalidates or narrows the scope of the Combined Company’s intellectual property rights, in whole or in part. The inability to adequately protect and enforce its intellectual property and other proprietary rights could seriously harm the Combined Company’s business, results of operations and financial condition. Even if it is able to secure its intellectual property rights, we cannot assure you that such rights will provide the Combined Company with competitive advantages or distinguish its services from those of its competitors or that its competitors will not independently develop similar technology, duplicate any of its technology, or design around its patents.

Claims by others that the Combined Company infringes their proprietary technology or other intellectual property rights could result in significant costs and substantially harm its business, financial condition, results of operations and prospects.

Claims by others that the Combined Company infringes or misappropriates their proprietary technology or other intellectual property rights could harm the Combined Company’s business. Companies in the cybersecurity industry could hold patents and also protect their copyright, trade secret and other intellectual property rights, entering into litigation based on allegations of patent infringement or other violations of intellectual property rights. As the Combined Company will face increasing competition as it grows, the possibility of intellectual property rights claims against it could also grow. In addition, to the extent the Combined Company hires personnel from competitors, it may be subject to allegations that such personnel have divulged proprietary or other confidential information of competitors to it. From time to time, third parties may assert claims of infringement or misappropriation of intellectual property rights against IronNet or the Combined Company. Although there have been no such claims made against the company to date, there can be no assurance that such claims may not be made in the future.

Third parties may in the future also assert claims against the Combined Company’s customers or distribution partners, whom its standard license and other agreements may obligate IronNet to indemnify against claims that its solutions infringe the intellectual property rights of third parties. As the number of products and competitors in the cybersecurity market increases and overlaps occur, claims of infringement, misappropriation, and other violations of intellectual property rights may increase. While the Combined Company intends to increase the size of IronNet’s patent portfolio, many of its competitors and others may now and in the future have significantly larger and more mature patent portfolios than it has. In addition, future litigation may involve non-practicing entities, companies, or other patent owners who have no relevant product offerings or revenue and against whom IronNet’s own patents may therefore provide little or no deterrence or protection. Any claim of intellectual property infringement by a third party, even a claim without merit, could cause the Combined Company to incur substantial costs defending against such claim, could distract its management from its business and could require it to cease use of such intellectual property.

Additionally, the Combined Company’s insurance may not cover intellectual property rights infringement claims that may be made. In the event that the Combined Company fails to successfully defend itself against an infringement claim, a successful claimant could secure a judgment or otherwise require payment of legal fees, settlement payments, ongoing royalties, or other costs or damages; or the Combined Company may agree to a settlement that prevents it from offering certain services or features; or it may be required to obtain a license, which may not be available on reasonable terms, or at all, to use the relevant technology. If the Combined Company is prevented from using certain technology or intellectual property, it may be required to develop alternative, non-infringing technology, which could require significant time, during which it could be unable to continue to offer the Combined Company’s affected services or features, effort and expense, and may ultimately not be successful.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause the Combined Company’s business, financial condition and results of operations to be adversely affected. In addition, some licenses may be nonexclusive, and therefore its competitors may have access to the same technology licensed to it. If a third party does not offer the Combined Company a license to its technology or other intellectual property on reasonable terms, or at all, it could be enjoined from continued use of such intellectual property. As a result, it may be required to develop alternative, non-infringing technology, which could require significant time, during which it could be unable to continue to offer IronNet’s affected products, subscriptions or services, effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or the Combined Company may agree to a settlement that prevents it from distributing certain products, providing certain subscriptions or performing certain services or that requires it to pay substantial damages, royalties or other fees. Any of these events could harm the Combined Company’s business, financial condition and results of operations.

IronNet licenses technology from third parties, and the Combined Company’s inability to maintain those licenses could harm its business.

IronNet currently incorporates, and will in the future incorporate, technology that it licenses from third parties, including software, into its solutions. IronNet cannot be certain that its licensors do not or will not infringe on the intellectual property rights of third parties or that its licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which the Combined Company may sell IronNet’s platform. Some of IronNet’s agreements with its licensors may be terminated by them for convenience, or otherwise provide for a limited term. If the Combined Company is unable to continue to license technology because of intellectual property infringement claims brought by third parties against IronNet’s licensors or against the Combined Company, or if it is unable to continue the license agreements or enter into new licenses on commercially reasonable terms, its ability to develop and sell solutions and services containing that technology would be limited, and its business could be harmed. Additionally, if the Combined Company is unable to license technology from third parties, it may be forced to acquire or develop alternative technology, which it may be unable to do in a commercially feasible manner or at all, and may require it to use alternative technology of lower quality or performance standards. This could limit or delay its ability to offer new or competitive solutions and increase its costs. As a result, its margins, market share, and results of operations could be significantly harmed.

If the Combined Company is not able to satisfy data protection, security, privacy, and other government- and industry-specific requirements or regulations, its business, results of operations, and financial condition could be harmed.

Personal privacy, data protection, information security, telecommunications regulations, and other laws applicable to specific categories of information are significant issues in the United States, Europe, and in other key jurisdictions where IronNet offers its solutions, including in South and East Asia and the Middle East. The data that IronNet collects, analyzes and stores is subject to a variety of laws and regulations, including regulation by various government agencies. The U.S. federal government, and various state and foreign governments, have adopted or proposed limitations on the collection, distribution, use, and storage of certain categories of information, such as PII of individuals, health information, and other sector-specific types of data, including but not limited to regulations promulgated by Federal Trade Commission and under the provisions of the Electronic Communication Privacy Act, Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act, and the Gramm-Leach-Bliley Act. Laws and regulations outside the United States, and particularly in Europe, often are more restrictive than those in the United States. Such laws and regulations may require companies to implement privacy and security policies, permit customers to access, correct, and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII for certain purposes. In addition, some foreign governments require that any information of certain categories, such as financial or PII collected in a country not be transferred outside of that country without consent. IronNet also may find it necessary or desirable to join industry or other self-regulatory bodies or other information security or data protection-related organizations that require compliance with their rules pertaining to information security and data protection. It also may be bound by additional, more stringent contractual obligations relating to its collection, use and disclosure of personal, financial and other data.

We also expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, information security, specific categories of data, electronic, and telecommunications services in the United States, the European Union and other jurisdictions in which the Combined Company will or may operate, and we cannot yet determine the impact such future laws, regulations, standards, or perception of their requirements may have on its business. For example, the European Commission adopted the European General Data Protection Regulation (“GDPR”), that became fully effective in May 2018, and applies to the processing (which includes the collection and use) of certain personal data of data subjects in the European Economic Area (“EEA”). As compared to previously-effective data protection law in the European Union, the GDPR imposes additional obligations and risk upon IronNet’s business and increases substantially the penalties to which the Combined Company could be subject in the event of any non-compliance. Administrative fines under the GDPR can amount up to 20 million Euros or four percent of worldwide annual revenue for the prior fiscal year, whichever is higher. IronNet has incurred substantial expense in complying with the obligations imposed by the GDPR, and the Combined Company may be required to do so in the future, potentially making significant changes in its business operations, which may adversely affect its revenue and its business overall. Additionally, because there have been very few GDPR actions enforced against companies, we are unable to predict how obligations under the GDPR will be applied to the Combined Company or its customers. Despite the Combined Company’s efforts to attempt to comply with the GDPR, a regulator may determine that it has not done so and subject it to fines and public censure, which could harm its business.

Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. IronNet has undertaken certain efforts to conform transfers of personal data from the EEA to the United States and other jurisdictions based on its understanding of current regulatory obligations and the guidance of data protection authorities. Despite this, it may be unsuccessful in establishing or maintaining conforming means of transferring such data from the EEA, in particular as a result of continued legal and legislative activity within the European Union that has challenged or called into question the legal basis for existing means of data transfers to countries that have not been found to provide adequate protection for personal data. For example, in July 2020 the European Court of Justice (“ECJ”) invalidated the EU-U.S. Privacy Shield in a decision known as Schrems II, which had enabled the transfer of personal data from the EU to the United States for companies that had self-certified to the Privacy Shield. The ECJ decision also raised questions about the continued validity of one of the primary alternatives to the EU-U.S. Privacy Shield, namely the European Commission’s Standard Contractual Clauses, and EU regulators have issued additional guidance regarding considerations and requirements that we and other companies must consider and undertake when using the Standard Contractual Clauses. Although the EU has presented a new draft set of contractual clauses, at present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the Standard Contractual Clauses. To the extent that the Combined Company were to rely on the EU-U.S. or Swiss-U.S. Privacy Shield programs, it will not be able to do so in the future, and the ECJ’s decision and other regulatory guidance or developments otherwise may impose additional obligations with respect to the transfer of personal data from the EU and Switzerland to the United States, each of which could restrict its activities in those jurisdictions, limit its ability to provide products and services in those jurisdictions, or increase its costs and obligations and impose limitations upon its ability to efficiently transfer personal data from the EU and Switzerland to the United States.

Further, the exit of the United Kingdom (UK) from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the EU on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the EU and the UK, the UK and EU have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to six months from January 1, 2021 (the “Extended Adequacy Assessment Period”). Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the EU (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the EU’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses.

The implementation of the GDPR has led other jurisdictions to either amend, or propose legislation to amend their existing data privacy and cybersecurity laws to resemble all or a portion of the requirements of the GDPR, such as for purposes of having an adequate level of data protection to facilitate data transfers from the EU, or enact new laws to do the same. Accordingly, the challenges the Combined Company will face in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity. For example, on June 28, 2018, California adopted the California Consumer Privacy Act of 2018, or CCPA, which went into effect on January 1, 2020, with enforcement commencing on July 1, 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it contains a number of provisions similar to certain provisions of the GDPR. In addition, the California Privacy Rights Act of 2020, or the CPRA was passed by California voters in November 2020. The CPRA amends the CCPA by creating additional privacy rights for California consumers and additional obligations on businesses, which could subject the Combined Company to additional compliance costs as well as potential fines, individual claims and commercial liabilities. The majority of the CPRA provisions will take effect on January 1, 2023. The CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, as other states or the federal government may follow California’s lead and increase protections for U.S. residents. For example, on March 2, 2021, the Virginia Consumer Data Protection Act, which will take effect on January 1, 2023, was signed into law. The CCPA and CPRA have already prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase the Combined Company’s potential liability, add layers of complexity to compliance in the U.S. market, increase its compliance costs and adversely affect its business.

Evolving and changing definitions of personal data and personal information within the European Union, the United States, and elsewhere, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit the Combined Company’s ability to operate or expand its business, including limiting partnerships that may involve the sharing of data. Further, the Combined Company may be affected by evolving notions of data sovereignty, or the concept that data collected in a particular jurisdiction must be either physically maintained in that jurisdiction or maintained in compliance with all local law, including under all conditions or controls mandated by the jurisdiction in which it was collected. In light of current regulatory trends, such data sovereignty requirements may increase causing the Combined Company to expend additional resources and increase its applicable budgets to remain compliant or cease doing business in such jurisdiction.

Even the perception of privacy concerns, whether or not valid, may harm the reputation of the Combined Company, inhibit adoption of its products by current and future customers, or adversely impact its ability to attract and retain workforce talent. In addition, changes in laws or regulations that adversely affect the use of the internet, including laws impacting net neutrality, could impact its business. We expect that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require the Combined Company to modify its solutions, restrict its business operations, increase its costs and impair its ability to maintain and grow its customer base and increase its revenue.

Beyond broader data processing regulations affecting the Combined Company’s business, the cybersecurity industry may face direct regulation. In 2018, Singapore introduced what is believed to be the world’s first cybersecurity licensing requirement, mandating that providers of specific types of incident response services receive a government license before providing such services. License requirements such as these may impose upon the Combined Company significant organizational costs and high barriers of entry into new markets.

Although IronNet has worked and will continue to work to comply with applicable laws and regulations, certain applicable industry standards with which it represents compliance, and its contractual obligations and other legal obligations, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to the Combined Company’s business or the security features and services that its customers expect from its solutions. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by the Combined Company or its employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations, or applicable industry standards that it represents compliance with or that may be asserted to apply to it, or to comply with employee, customer, partner, and other data privacy and data security requirements pursuant to contract and its stated notices or policies, could result in enforcement actions, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to its reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on the Combined Company’ operations, financial performance and business. Any inability of the Combined Company or its employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, standards and obligations, could result in additional cost and liability to it, damage its reputation, inhibit sales, and adversely affect its business and results of operations.

Failure to comply with laws and regulations applicable to the Combined Company’s business could subject it to fines and penalties and could also cause it to lose customers in the public sector or negatively impact its ability to contract with the public sector.

IronNet’s business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing privacy and data protection laws and regulations, employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import and export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States. Noncompliance by the Combined Company, its employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties with applicable regulations or requirements could subject it to:

•	investigations, enforcement actions and sanctions;

•	mandatory changes to IronNet’s platform;

•	disgorgement of profits, fines and damages;

•	civil and criminal penalties or injunctions;

•	claims for damages by its customers or distribution partners;

•	termination of contracts;

•	loss of intellectual property rights; and

•	temporary or permanent debarment from sales to government organizations.

If any governmental sanctions are imposed, or if the Combined Company does not prevail in any possible civil or criminal litigation, its business, results of operations and financial condition could be adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm its business, results of operations and financial condition.

IronNet endeavors to properly classify employees as exempt versus non-exempt under applicable law. Although there are no pending or threatened material claims or investigations against IronNet asserting that some employees are improperly classified as exempt, the possibility exists that some of its current or former employees could have been incorrectly classified as exempt employees.

These laws and regulations will impose added costs on the Combined Company’s business, and failure by it, its employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties to comply with these or other applicable regulations and requirements could lead to claims for damages, penalties, termination of contracts, loss of exclusive rights in the Combined Company’s intellectual property and temporary suspension or permanent debarment from government contracting. Any such damages, penalties, disruptions or limitations in its ability to do business with the public sector could result in reduced sales of its products, substantial product inventory write-offs, reputational damage, penalties, and other sanctions, any of which could harm its business, reputation, and results of operations.

IronNet is subject to laws and regulations, including governmental export and import controls, sanctions, and anti-corruption laws, that could impair the Combined Company’s ability to compete in its markets and subject it to liability if it is not in full compliance with applicable laws.

IronNet is subject to laws and regulations, including governmental export controls, that could subject it to liability or impair its ability to compete in its markets. IronNet’s products are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations, and IronNet and its employees, representatives, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and other governmental authorities. IronNet incorporates standard encryption algorithms into its products, which, along with the underlying technology, may be exported outside of the U.S. only with the required export authorizations, including by license, license exception or other appropriate government authorizations, which may require the filing of further encryption registration and classification requests. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain cloud-based solutions to countries, governments, and persons targeted by U.S. sanctions. Governmental regulation of the import or export of IronNet’s products, or its failure to obtain any required import or export authorization for its products under the laws of the United States or other countries, could harm the Combined Company’s ability to engage in international trade and adversely affect its revenue. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of the Combined Company’s products by, or in its decreased ability to export its products to existing or potential customers or to conduct business with foreign parties. An actual or alleged violation of these laws or regulations would negatively affect the Combined Company’s business, financial condition and results of operations.

Various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit the Combined Company’s ability to distribute its products or could limit its customers’ ability to implement its products in those countries. Changes in its products or changes in export and import regulations may create delays in the introduction of its products into international markets, prevent its customers with international operations from deploying its products globally or, in some cases, prevent the export or import of its products to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of its products by, or in its decreased ability to export or sell its products to, existing or potential customers with international operations. Under these global trade and sanctions laws and regulations, as well as other laws governing the Combined Company’s operations, various government agencies may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. Any decreased use of IronNet’s products or limitation on its ability to export or sell its products would likely adversely affect the Combined Company’s business, results of operations and financial condition.

IronNet is also subject to the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the UK Bribery Act 2010, or Bribery Act, and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws in the United States and other countries in which it conducts activities. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries, and other third parties from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. IronNet leverages third parties, including intermediaries, agents, and distribution partners, to conduct its business in the United States and abroad, to sell subscriptions to its platform and to collect information about cyber threats. IronNet and these third-parties may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, IronNet’s employees, representatives, contractors, distribution partners, agents, intermediaries, and other third parties, even if it does not explicitly authorize such activities.

While IronNet has, and the Combined Company will continue to have, policies and procedures to address compliance with FCPA, Bribery Act and other applicable anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws, we cannot assure you that they will be effective, or that all of the Combined Company’s employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties have taken, or will not take actions, in violation of its policies and applicable law, for which it may be ultimately held responsible. As the Combined Company increases its international sales and business, its risks under these laws may increase. Noncompliance with these laws could subject it to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from U.S. government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions, or sanctions could harm the Combined Company’s reputation, business, results of operations, and financial condition.

IronNet also collects information about cyber threats from open sources, intermediaries, and third parties that it makes available to its customers. While IronNet has implemented certain procedures to facilitate compliance with applicable laws and regulations in connection with the collection of this information, IronNet cannot assure you that these procedures have been effective or that it, or third parties, many of whom IronNet does not control, have complied with all laws or regulations in this regard. Failure by IronNet’s or the Combined Company’s employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations in the collection of this information also could have negative consequences, including reputational harm, government investigations and penalties.

Although IronNet has taken precautions to prevent its information collection practices and services from being provided in violation of such laws, its information collection practices and services may have been in the past, and could in the future be, provided in violation of such laws. If the Combined Company or its employees, representatives, contractors, distribution partners, agents, intermediaries, or other third parties fail to comply with these laws and regulations, it could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. The Combined Company may also be adversely affected through reputational harm, loss of access to certain markets, or otherwise. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities.

Some of IronNet’s technology incorporates “open source” software, which could negatively affect its ability to sell its platform and subject the Combined Company to possible litigation.

IronNet’s products and subscriptions contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict its ability to sell its products and subscriptions. The use and distribution of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Many of the risks associated with use of open source software cannot be eliminated and could negatively affect IronNet’s business. In addition, the wide availability of source code used in its solutions could expose IronNet to security vulnerabilities.

Some open source licenses contain requirements that IronNet make available source code for modifications or derivative works it creates based upon the type of open source software it uses. If IronNet combines its proprietary software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public, including authorizing further modification and redistribution, or otherwise be limited in the licensing of its services, each of which could provide an advantage to its competitors or other entrants to the market, create security vulnerabilities in its solutions, require it to re-engineer all or a portion of its platform, and could reduce or eliminate the value of its services. This would allow IronNet’s competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for the Combined Company.

The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on the Combined Company’s ability to commercialize products and subscriptions incorporating such software. Moreover, we cannot assure you that the Combined Company’s processes for controlling its use of open source software in its products and subscriptions has been or will be effective. From time to time, the Combined Company may face claims from third parties asserting ownership of, or demanding release of, the open source software or derivative works that IronNet developed using such software (which could include its proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation. Litigation could be costly to defend, have a negative effect on the Combined Company’s results of operations and financial condition or require it to devote additional research and development resources to change its solutions. Responding to any infringement or noncompliance claim by an open source vendor, regardless of its validity, discovering certain open source software code in its platform, or a finding that it has breached the terms of an open source software license, could harm the Combined Company’s business, results of operations and financial condition, by, among other things:

•	resulting in time-consuming and costly litigation;

•	diverting management’s time and attention from developing its business;

•	requiring it to pay monetary damages or enter into royalty and licensing agreements that it would not normally find acceptable;

•	causing delays in the deployment of its platform or service offerings to its customers;

•	requiring it to stop offering certain services or features of its platform;

•	requiring it to redesign certain components of its platform using alternative non-infringing or non-open source technology, which could require significant effort and expense;

•	requiring it to disclose its software source code and the detailed program commands for its software;

•	prohibiting it from charging license fees for the proprietary software that uses certain open source; and

•	requiring it to satisfy indemnification obligations to its customers.

IronNet provides service level commitments under some of its customer contracts. If it fails to meet these contractual commitments, the Combined Company could be obligated to provide credits for future service and its business could suffer.

Certain of IronNet’s customer agreements contain service level commitments, which contain specifications regarding the availability and performance of its platform. Any failure of or disruption to IronNet’s infrastructure could impact the performance of its platform and the availability of services to customers. If IronNet is unable to meet its stated service level commitments or if it suffers extended periods of poor performance or unavailability of its platform, it may be contractually obligated to provide affected customers with service credits for future subscriptions, and, in certain cases, refunds. To date, there has not been a material failure to meet its service level commitments, and IronNet does not currently have any material liabilities accrued on its balance sheet for such commitments. However, the Combined Company’s revenue, other results of operations and financial condition could be harmed if IronNet suffers performance issues or downtime that exceeds the service level commitments under its agreements with its customers.

The Combined Company may become involved in litigation that may adversely affect it.

IronNet may be subject to claims, suits and government investigations and other proceedings including patent, product liability, class action, whistleblower, personal injury, property damage, labor and employment, commercial disputes, compliance with laws and regulatory requirements and other matters, and the Combined Company may become subject to additional types of claims, suits, investigations and proceedings as its business develops. While IronNet believes that it has acted in compliance in all material respects with applicable antitrust laws, such investigation, as well as any other claims, suits, and government investigations and proceedings that may be asserted against the Combined Company in the future, are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome, any of these types of legal proceedings can have an adverse impact on the Combined Company because of legal costs and diversion of management attention and resources, and could cause it to incur significant expenses or liability, adversely affect its brand recognition, and/or require it to change its business practices. The expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change and could adversely affect the Combined Company’s results of operations. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect its business, consolidated financial position, results of operations, or cash flows in a particular period. These proceedings could also result in reputational harm, sanctions, consent decrees, or orders requiring a change in its business practices. Because of the potential risks, expenses and uncertainties of litigation, the Combined Company may, from time to time, settle disputes, even where it has meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on the Combined Company’s business, financial condition, results of operations, and prospects.

The Combined Company’s ability to maintain customer satisfaction will depend in part on the quality of its customer support.

Once IronNet’s platform is deployed within its customers’ networks, its customers depend on its customer support services to resolve any issues relating to implementation and maintenance of the platform. If IronNet does not provide effective ongoing support, its ability to sell additional subscriptions to existing customers would be adversely affected and its reputation with potential customers could be damaged. Many larger organizations have more complex networks and require higher levels of support than smaller customers. Failure to maintain high-quality customer support could also have a material adverse effect on the Combined Company’s business, results of operations and financial condition.

The Combined Company may need to raise additional capital to maintain and expand its operations and invest in new solutions, which capital may not be available on terms acceptable to it, or at all, and which could reduce its ability to compete and could harm its business.

Retaining or expanding IronNet’s current levels of personnel and products offerings may require additional funds to respond to business challenges, including the need to develop new products and enhancements to IronNet’s platform, improve its operating infrastructure, or acquire complementary businesses and technologies. The Combined Company’s need for additional capital will be exacerbated to the extent a significant number of LGL Public Stockholders redeem their Public Shares in connection with the Business Combination. The failure to raise additional capital or generate the significant capital necessary to expand its operations and invest in new products could reduce its ability to compete and could harm its business. Accordingly, the Combined Company may need to engage in additional equity or debt financings to secure additional funds. If it raises additional equity financing, stockholders may experience significant dilution of their ownership interests and the market price of the common stock could decline. If the Combined Company engages in debt financing, the holders of debt would have priority over the holders of common stock, and it may be required to accept terms that restrict its operations or its ability to incur additional indebtedness or to take other actions that would otherwise be in the interests of the debt holders. Any of the above could harm the Combined Company’s business, results of operations and financial condition.

IronNet’s business is subject to the risks of warranty claims, product returns, product liability, and product defects from real or perceived defects in its solutions or their misuse by customers or third parties, and indemnity provisions in various agreements potentially expose the Combined Company to substantial liability for intellectual property infringement and other losses.

The Combined Company may be subject to liability claims for damages related to errors or defects in IronNet’s solutions. A material liability claim or other occurrence that harms its reputation or decreases market acceptance of its products may harm its business and results of operations. Although IronNet generally has limitations of liability provisions in its terms and conditions of sale, these provisions may not fully or effectively protect the Combined Company from claims as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. These provisions may also be negotiated to varying levels with different customers. The sale and support of products also entails the risk of product liability claims.

Additionally, IronNet’s agreements with customers and other third parties typically include indemnification or other provisions under which it agrees to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims regarding intellectual property infringement, breach of agreement, including confidentiality, privacy and security obligations, violation of applicable laws, damages caused by failures of its solutions or to property or persons, or other liabilities relating to or arising from its products and services, or other acts or omissions. These contractual provisions often survive termination or expiration of the applicable agreement. IronNet has not to date received any indemnification claims from third parties. However, as it continues to grow, the possibility of these claims against the Combined Company will increase. Large indemnity obligations, whether for intellectual property or other claims, could harm its business, results of operations and financial condition.

Additionally, IronNet’s platform and solutions may be used by its customers and other third parties who obtain access to its solutions for purposes other than for which the platform was intended. For example, the platform might be misused by a customer to monitor its employee’s activities in a manner that violates the employee’s privacy rights under applicable law.

During the course of performing certain solution-related services and professional services, IronNet’s teams may have significant access to its customers’ networks. We cannot be sure that a disgruntled employee may not take advantage of such access, which may make its customers vulnerable to malicious activity by such employee. Any such misuse of IronNet’s platform could result in negative press coverage and negatively affect its reputation, which could result in harm to the Combined Company’s business, reputation and results of operations.

IronNet maintains insurance to protect against certain claims associated with the use of its products, but its insurance coverage may not adequately cover any claim asserted against it. In addition, even claims that ultimately are unsuccessful could result in the expenditure of funds in litigation, divert management’s time and other resources, and harm the Combined Company’s business and reputation.

Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt the Combined Company’s business, dilute stockholder value and adversely affect its results of operations and financial condition.

As part of its business strategy, IronNet has in the past made, and the Combined Company is likely to continue to make, investments in and/or acquire complementary companies, services, or technologies. The ability to acquire and integrate other companies, services or technologies in a successful manner in the future is not guaranteed. The Combined Company may not be able to find suitable acquisition candidates, and it may not be able to complete such acquisitions on favorable terms, if at all. If it does complete acquisitions, it may not ultimately strengthen its competitive position or ability to achieve its business objectives, and any acquisitions it completes could be viewed negatively by its customers or investors. In addition, if it is unsuccessful at integrating such acquisitions, or the technologies associated with such acquisitions, the Combined Company’s revenue and results of operations could be adversely affected. Any integration process may require significant time and resources, and it may not be able to manage the process successfully. The Combined Company may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. It may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect its financial condition and the market price of the Combined Company Common Stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede the Combined Company’s ability to manage its operations.

Additional risks the Combined Company may face in connection with acquisitions include:

•	diversion of management time and focus from operating its business to addressing acquisition integration challenges;

•	coordination of engineering, analytics, research and development, operations, and sales and marketing functions;

•	integration of product and service offerings;

•	retention of key employees from the acquired company;

•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;

•	cultural challenges associated with integrating employees from the acquired company into the organization;

•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;

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financial reporting, revenue recognition or other financial or control deficiencies of the acquired company that are not adequately addressed and that cause the Combined Company’s reported results to be incorrect;

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liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	unanticipated write-offs or charges; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

The failure to address these risks or other problems encountered in connection with acquisitions and investments could cause the Combined Company to fail to realize the anticipated benefits of these acquisitions or investments, cause it to incur unanticipated liabilities, and harm its business generally.

If the Combined Company cannot maintain IronNet’s company culture as it grows, it could lose the innovation, teamwork, passion and focus on execution that have contributed to IronNet’s success, and its business may be harmed.

We believe that IronNet’s corporate culture has been a contributor to its success, which we believe fosters innovation, teamwork, passion and focus on building and marketing its platform. As the Combined Company grows and develops the infrastructure of a public operating company, it may be difficult to maintain IronNet’s corporate culture. Any failure to preserve that culture could harm the Combined Company’s future success, including its ability to retain and recruit personnel, innovate and operate effectively and execute on its business strategy. Additionally, its productivity and the quality of its solutions may be adversely affected if it does not integrate and train new employees quickly and effectively. If the Combined Company experiences any of these effects in connection with future growth, it could impair its ability to attract new customers, retain existing customers and expand their use of IronNet’s platform, all of which would adversely affect its business, financial condition and results of operations.

IronNet’s international operations and plans for future international expansion expose the Combined Company to significant risks, and failure to manage those risks could adversely impact its business.

IronNet derived 39% and 14% of its total revenue from its international customers for fiscal 2021 and fiscal 2020, respectively. IronNet’s growth strategy includes expansion into target geographies, but there is no guarantee that such efforts will be successful. We expect that the Combined Company’s international activities will continue to grow in the future, as it continues to pursue opportunities in international markets. These international operations will require significant management attention and financial resources and are subject to substantial risks, including:

•	greater difficulty in negotiating contracts with standard terms, enforcing contracts, and managing collections, including longer collection periods;

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higher costs of doing business internationally, including costs incurred in establishing and maintaining office space and equipment for international operations and creating international operating entities, where applicable;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	risks associated with trade restrictions and foreign legal requirements, including any importation, certification, and localization of IronNet’s platform that may be required in foreign countries;

•	greater risk of unexpected changes in applicable foreign laws, regulatory practices, tariffs, and tax laws and treaties;

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compliance with anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. Travel Act and the UK Bribery Act 2010, violations of which could lead to significant fines, penalties, and collateral consequences;

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heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	the uncertainty of protection for intellectual property rights in some countries;

•	general economic and political conditions in these foreign markets;

•	foreign exchange controls or tax regulations that might prevent the Combined Company from repatriating cash earned outside the United States;

•	political and economic instability in some countries;

•	the potential for foreign government demands for access to information or corporate property;

•	double taxation of international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which it operates;

•	unexpected costs for the localization of services, including translation into foreign languages and adaptation for local practices and regulatory requirements;

•	requirements to comply with foreign privacy, data protection, and information security laws and regulations and the risks and costs of noncompliance;

•	greater difficulty in identifying, attracting and retaining local qualified personnel, and the costs and expenses associated with such activities;

•	greater difficulty identifying qualified distribution partners and maintaining successful relationships with such partners;

•	differing employment practices and labor relations issues; and

•	difficulties in managing and staffing international offices and increased travel, infrastructure, and legal compliance costs associated with multiple international locations.

Additionally, all of IronNet’s sales contracts are currently denominated in U.S. dollars. However, a strengthening of the U.S. dollar could increase the cost of the Combined Company’s solutions to its international customers, which could adversely affect its business and results of operations. In addition, an increasing portion of operating expenses is expected to be incurred outside the United States and denominated in foreign currencies, and will be subject to fluctuations due to changes in foreign currency exchange rates. If the Combined Company becomes more exposed to currency fluctuations and is not able to successfully hedge against the risks associated with currency fluctuations, its results of operations could be adversely affected.

As the Combined Company continues to develop and grow its business globally, its success will depend in large part on its ability to anticipate and effectively manage these risks. The expansion of IronNet’s existing international operations and entry into additional international markets will require significant management attention and financial resources. The Combined Company’s failure to successfully manage international operations and the associated risks could limit the future growth of its business.

Revisions to the CARES Act relating to the Paycheck Protection Program loan held by IronNet may, in whole or in part, adversely affect the Combined Company’s financial condition.

In April 2020, IronNet entered into a promissory note with PNC Bank (“PNC”), under the Paycheck Protection Program of the CARES Act pursuant to which PNC made a loan to IronNet in the amount of approximately $5.6 million (the “PPP Loan”). The PPP Loan matures in April 2022 and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred until August 2021.

The PPP Loan is unsecured and guaranteed by the Small Business Administration (“SBA”). Under the terms of the PPP Loan, the principal amount of the loan may be forgiven to the extent it is used for qualifying expenses as described in the CARES Act and IronNet otherwise requests forgiveness in accordance with the terms of the PPP Loan and the requirements of the SBA. After the end of the interest deferral period, IronNet intends to service the loan under its stated terms and to pay accrued and unpaid interest, in equal monthly installments prior to the maturity date of the loan. While IronNet does not expect to request that any of the principal amount of the PPP Loan be forgiven and has otherwise complied with all corresponding requirements, IronNet cannot guarantee that the terms of the loan may not be unilaterally modified, accelerated or otherwise affected by the Business Combination. In such case, IronNet may be required to repay any principal and accrued interest under the PPP Loan outstanding at that time.

The Combined Company’s ability to use IronNet’s net operating loss carryforwards and certain other tax attributes may be limited.

As of January 31, 2021, IronNet had aggregate U.S. federal and state net operating loss carryforwards of $154.9 million and $100.0 million, respectively, which may be available to offset future taxable income for income tax purposes.

U.S. federal net operating loss carryforwards generated in taxable years beginning before January 1, 2018 may be carried forward for 20 years to offset future taxable income. Under tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating losses generated in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020 is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform their tax laws and regulations to the Tax Act or the CARES Act.

If not utilized, $25.3 million of IronNet’s U.S. federal net operating loss carryforwards expire on various dates through 2037 and $129.7 million are able to be carried forward indefinitely under current law. Realization of these net operating loss carryforwards depends on future taxable income, and there is a risk that, even if the Combined Company achieves profitability, IronNet’s existing carryforwards could expire unused or be subject to limitations and be unavailable to offset future income tax liabilities, which could adversely affect the Combined Company’s results of operations.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in ownership by “5 percent shareholders” over a rolling three-year period, the corporation’s ability to use its pre-change net operating loss carryovers and other pre-change tax attributes to offset its post-change income or taxes may be limited. The Business Combination may result in an ownership change, and the Combined Company may experience ownership changes in the future as a result of shifts in its stock ownership (which may be outside of its control). In addition, at the state level, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, if the Combined Company earns net taxable income, its ability to use pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to it.

Taxing authorities may successfully assert that IronNet should have collected or in the future should collect sales and use, value added or similar taxes, and the Combined Company could be subject to liability with respect to past or future sales, which could adversely affect its results of operations.

IronNet does not collect sales and use, value added or similar taxes in all jurisdictions in which it has sales because it has been advised that such taxes are not applicable to its services in certain jurisdictions. Sales and use, value added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which IronNet does not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, to IronNet or its customers for the past amounts, and the Combined Company may be required to collect such taxes in the future. If it is unsuccessful in collecting such taxes from its customers, it could be held liable for such costs, which may adversely affect its results of operations.

The Combined Company’s operations and intercompany arrangements will be subject to the tax laws of various jurisdictions, and it could be obligated to pay additional taxes, which would harm its results of operations.

The Combined Company will expand its international operations and staff to support its business in international markets. We expect that the Combined Company will generally conduct international operations through wholly-owned subsidiaries and may be required to report its taxable income in various jurisdictions worldwide based upon its business operations in those jurisdictions. The Combined Company’s intercompany relationships will be subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The amount of taxes paid in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to its international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and its ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The relevant taxing authorities may disagree with its determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and the Combined Company’s position was not sustained, it could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of its operations.

The Combined Company will be subject to U.S. federal, state, and local income, sales, and other taxes in the United States and income, withholding, transaction, and other taxes in numerous foreign jurisdictions. Significant judgment will be required in evaluating its tax positions and its worldwide provision for taxes. During the ordinary course of the Combined Company’s business, there are many activities and transactions for which the ultimate tax determination may be uncertain. In addition, its tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, by recognizing tax losses or lower than anticipated earnings in jurisdictions where it has lower statutory rates and higher than anticipated earnings in jurisdictions where it has higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. The Combined Company may be audited in various jurisdictions, and such jurisdictions may assess additional taxes, sales taxes and value added taxes against it. Even if we believe the Combined Company’s tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from IronNet’s historical tax provisions and accruals, which could have an adverse effect on the Combined Company’s results of operations or cash flows in the period or periods for which a determination is made.

If the Combined Company’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, its results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Combined Company’s consolidated financial statements and accompanying notes. IronNet has historically based its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as discussed in the section titled “IronNet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing the Combined Company’s consolidated financial statements will include, and may include in the future, those related to revenue recognition; allowance for doubtful accounts; costs to obtain or fulfill a contract; valuation of common stock; carrying value and useful lives of long-lived assets; loss contingencies; and the provision for income taxes and related deferred taxes. The Combined Company’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the market price of the common stock.

Additionally, the Combined Company will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, it might be required to change its accounting policies, alter its operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or it may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on the Combined Company’s reputation, business, financial position and profit, or cause an adverse deviation from its revenue and operating profit targets, which may negatively impact its financial results.

The report of IronNet’s independent registered public accounting firm included a “going concern” explanatory paragraph.

IronNet has disclosed in its financial statements that it has incurred recurring losses from operations and expects to continue to incur significant costs in pursuit of its next round of financing in fiscal 2022 for capital funding purposes. IronNet has raised substantial doubt about its ability to continue as a going concern. In addition, the report of IronNet’s independent registered public accounting firm on its financial statements as of January 31, 2021 and 2020 and for fiscal 2021 and fiscal 2020 included an explanatory paragraph stating that IronNet’s recurring losses from operations, combined with its ongoing need to raise additional capital, raised substantial doubt about IronNet’s ability to continue as a going concern. IronNet’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. Absent the additional capital from the Business Combination or from an alternative financing if the Business Combination is unsuccessful, IronNet may be unable to continue as a going concern. Future reports from IronNet’s independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If such doubt about IronNet continues, investors or other financing sources may be unwilling to provide additional funding to IronNet on commercially reasonable terms, or at all, and IronNet’s business may be harmed.

The Combined Company’s business will be subject to the risks of natural catastrophic events and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

A significant natural disaster, such as an earthquake, a fire, a flood, or significant power outage could have a material adverse impact on the Combined Company’s business, results of operations and financial condition. Natural disasters could affect its personnel, data centers, supply chain, manufacturing vendors, or logistics providers’ ability to provide materials and perform services such as manufacturing products or assisting with shipments on a timely basis. In addition, climate change could result in an increase in the frequency or severity of natural disasters. In the event that the Combined Company or its service providers’ information technology systems or manufacturing or logistics abilities are hindered by any of the events discussed above, it could result in missed financial targets, such as revenue, for a particular quarter. In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in the cybersecurity industry, and the Combined Company’s internal systems may be victimized by such attacks. Likewise, the Combined Company could be subject to other man-made problems, including but not limited to power disruptions and terrorist acts.

Although the Combined Company will maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, it may be unable to continue its operations and may endure system interruptions, reputational harm, delays in its development activities, lengthy interruptions in service, breaches of data security and loss of critical data, and its insurance may not cover such events or may be insufficient to compensate it for the potentially significant losses it may incur. Acts of terrorism and other geo-political unrest could also cause disruptions in its business or the business of its supply chain, manufacturers, logistics providers, partners, or customers or the economy as a whole. Any disruption in the business of its supply chain, manufacturers, logistics providers, partners or customers that impacts sales at the end of a fiscal quarter could have a significant adverse impact on the Combined Company’s financial results. All of the aforementioned risks may be further increased if disaster recovery plans prove to be inadequate. To the extent that any of the above should result in delays or cancellations of customer orders, or the delay in the manufacture, deployment, or shipment of the Combined Company’s products, its business, financial condition, and results of operations would be adversely affected.

IronNet’s management has identified material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of the Combined Company’s financial statements or cause it to fail to meet its periodic reporting obligations.

As a public company, LGL is required to maintain internal control over financial reporting and to report any material weaknesses in such internal control over financial reporting. IronNet is currently a private company with limited accounting and financial reporting personnel and other resources with which to address its internal control over financial reporting. In connection with the preparation and audit of IronNet’s consolidated financial statements for the year ended January 31, 2021, IronNet and its independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. IronNet did not have a sufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with IronNet’s accounting and reporting requirements, which resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives. This material weakness contributed to the following additional material weaknesses: IronNet did not design and maintain effective controls over the review of journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within IronNet’s general ledger system, and (ii) prepare and review account reconciliations. IronNet did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, IronNet did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate IronNet personnel; (iii) computer operations controls to ensure data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These material weaknesses did not result in a material misstatement to the consolidated financial statements. However, these material weaknesses could result in a misstatement of substantially all accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

With the oversight of senior management, IronNet has instituted plans to remediate these material weaknesses and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience, implementing the required segregation of roles and duties both in manual and systems related processes including for journal entries and account reconciliations, and formalizing the documentation and performance of information technology general controls for information systems utilized for financial reporting.

While IronNet implements its plan to remediate the material weaknesses described above, it cannot predict the success of such plans or the outcome of its assessment of these plans at this time. If its steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain effective internal control over financial reporting, the reliability of the Combined Company’s financial reporting, investor confidence, and the value of its common stock could be materially and adversely affected. The Combined Company can give no assurance that the implementation of this plan will remediate these deficiencies in IronNet’s internal control over financial reporting or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. The failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that could result in a restatement of its financial statements, causing it to fail to meet its reporting obligations.

Risks to IronNet Stockholders in Connection with the Business Combination

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of IronNet may be required to pay substantial U.S. federal income taxes.

The Business Combination is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and LGL and IronNet have agreed to use their reasonable best efforts to cause the Business Combination to so qualify, including, under certain circumstances, changing the structure of the Business Combination. Qualification of the Business Combination as a reorganization will depend on the relevant facts at the time of the Business Combination, including the proportion of holders of IronNet capital stock, if any, who dissent and perfect appraisal rights and, under certain circumstances, the trading price of LGL common stock. It is not a condition to the completion of the Business Combination that either LGL or IronNet receives an opinion of counsel dated as of the closing date to the effect that the Business Combination will so qualify, and the Business Combination will occur even if it does not so qualify, in which case it will be a fully taxable transaction. In connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, Paul Hastings LLP, counsel to LGL, has issued an opinion to LGL, and Cooley LLP, counsel to IronNet, has issued an opinion to IronNet, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. These opinions are prospective, dependent on future events, and based on customary assumptions and representations from LGL and IronNet, as well as certain covenants and undertakings by LGL, IronNet, and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions are incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the United States Internal Revenue Service (“IRS”) or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in any such opinion or that a court would not sustain such a challenge.

In addition, no ruling has been, or will be, sought by LGL or IronNet from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the qualification of the Business Combination as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS or a court determines that the Business Combination should not be treated as a “reorganization,” a holder of IronNet capital stock would recognize gain or loss upon the taxable exchange of IronNet capital stock for consideration pursuant to the Business Combination. See the section entitled “Material U.S. Federal Income Tax Considerations—Material Tax Considerations of the Business Combination to U.S. Holders of IronNet Capital Stock.”

Risks Related to an Investment in the Combined Company’s Securities

There may not be an active trading market for the Combined Company Common Stock, which may make it difficult to sell shares of the Combined Company Common Stock.

It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of the Combined Company Common Stock at an attractive price or at all. The market price per share of the LGL Common Stock prior to the Business Combination may not be indicative of the price at which shares of the Combined Company Common Stock will trade in the public market after the Business Combination.

The market price of shares of the Combined Company Common Stock may be volatile, which could cause the value of your investment to decline.

Even if an active trading market develops following the Business Combination, the market price of the Combined Company Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of the Combined Company Common Stock regardless of its operating performance. The Combined Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	variations in quarterly operating results or dividends, if any, to stockholders;

•	additions or departures of key management personnel;

•	publication of research reports about the Combined Company’s industry;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting the Combined Company’s business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	adverse publicity or speculation in the press or investment community;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments; and

•	the impact of the COVID-19 pandemic (or future pandemics) on the Combined Company’s management, employees, partners, customers, and operating results.

In response to any of the foregoing developments, the market price of shares of the Combined Company Common Stock could decrease significantly. You may be unable to resell your shares at or above your purchase price.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against that company. Any such litigation, if instituted against the Combined Company, could result in substantial costs and a diversion of management’s attention and resources.

A small number of stockholders will continue to have substantial control over the Combined Company after the Business Combination, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Combined Company.

Upon completion of the Business Combination, the directors and executive officers of the Combined Company, and beneficial owners expected to own 5% or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately     % of its outstanding common stock, assuming no Public Stockholders redeem their LGL common stock. This significant concentration of ownership may have a negative impact on the trading price for the Combined Company Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Combined Company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that the Combined Company’s securities will be approved for listing on the NYSE or that the Combined Company will be able to comply with the continued listing standards of the NYSE.

In connection with the Business Combination, we intend to list the common stock and warrants of the Combined Company on the NYSE under the symbols “IRNT” and “IRNTW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of shares of LGL common stock that are redeemed. If, after the Business Combination, NYSE delists the Combined Company’s securities from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences, including:

•	limited availability of market quotations for the Combined Company’s securities;

•	a determination that the Combined Company Common Stock is a “penny stock,” which would require brokers trading in the common stock to adhere to more stringent rules;

•	possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company Common Stock;

•	a limited amount of analyst coverage; and

•	the decreased ability to issue additional securities or obtain additional financing in the future.

If the Combined Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of its common stock may decline.

The Combined Company may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in the Combined Company’s other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast its results of operations, could be impacted by the COVID-19 pandemic. The Combined Company’s actual results may not always be in line with or exceed any guidance it has provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, the Combined Company’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if the Combined Company reduces its guidance for future periods, the market price of the Combined Company Common Stock may decline as well. Even if the Combined Company does issue public guidance, there can be no assurance that it will continue to do so in the future.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that IronNet has not historically incurred as a private company. The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, including the requirements of Section 404(a) relating to disclosing (i) management’s responsibility for establishing and maintaining internal control over financial reporting and (ii) annually assessing the effectiveness of the internal control over financial reporting, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming.

A number of these requirements will require the Combined Company to carry out activities that IronNet has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the Combined Company identifies a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could harm the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors of the Combined Company (the “Combined Company Board”) Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If the Combined Company is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of financial reports, and the market price of its common stock may decline.

The Combined Company will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. In addition, following the Business Combination, it will be required to furnish a report by management in its annual report on Form 10-K on the effectiveness of its internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. If the Combined Company identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if it is unable to assert that its internal control over financial reporting are effective, it will be unable to certify that its internal control over financial reporting is effective. The Combined Company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Combined Company’s ability to accurately report its financial condition or results of operations. If it is unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of the Combined Company’s financial reports and the market price of the Combined Company Common Stock could decline. The Combined Company could become subject to investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources.

The Combined Company will qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Following the consummation of the Business Combination, the Combined Company will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, the Combined Company will be permitted and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (1) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (2) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information the Combined Company provides will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the Combined Company Common Stock less attractive as a result, there may be a less active trading market for the Combined Company Common Stock, and the market price of the Combined Company Common Stock may be more volatile.

IronNet’s management has limited experience in operating a public company.

IronNet’s executive officers have limited experience in the management of a publicly traded company. IronNet’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Combined Company. IronNet may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

If securities or industry analysts do not publish research or reports about the Combined Company’s business or publish negative reports, the market price of its common stock could decline.

The trading market for the Combined Company Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Combined Company or its business. If regular publication of research reports ceases, the Combined Company could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the Combined Company Common Stock to decline. Moreover, if one or more of the analysts who cover the Combined Company downgrade its common stock or if reporting results do not meet their expectations, the market price of the common stock could decline.

A significant portion of Combined Company Common Stock following the Business Combination will be restricted from immediate resale, but may be sold into the market in the future. Future sales could cause the market price of Combined Company Common Stock to drop significantly, even if the Combined Company’s business is doing well.

After the Business Combination, it is anticipated that there will be outstanding (i) approximately                  shares of Combined Company Common Stock (assuming that no shares of LGL common stock redeemed by LGL stockholders), (ii) warrants to purchase approximately 13,825,000 shares of Combined Company Common Stock and (iii) assumed IronNet options and restricted stock units covering approximately                  shares of Combined Company Common Stock.

Pursuant to lock-up agreement, dated March 15, 2021 (the “IronNet Lock-Up Agreement”) entered into by and among LGL and certain stockholders and employees of IronNet signatories thereto, including IronNet’s executive officers, directors and 5% stockholders (the “IronNet Lock-Up Parties”) , who will hold in the aggregate of approximately                  shares of LGL common stock upon consummation of the Business Combination, the IronNet Lock-Up Parties have agreed that, with respect to LGL common stock, from March 15, 2021 through the date that is 180 days after the closing of the Business Combination, and, with respect to LGL warrants and any LGL common stock issuable upon the exercise of LGL warrants, from March 15, 2021 through the date that is 30 days after the closing of the Business Combination, subject to certain exceptions, to not, without the prior written consent of the LGL board of directors, among other things, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly any shares of LGL common stock, LGL warrants LGL common stock issuable upon the exercise of LGL warrants, as applicable, held by the IronNet Lock-Up Parties; provided, however, certain founders and employees of IronNet, including an executive officer, have been granted relief from the lock-up to sell up to an aggregate of approximately 1.5 million shares of LGL common stock, and these shares will be eligible for sale immediately after consummation of the Business Combination, subject to compliance with applicable securities laws. In addition, pursuant to the Sponsor Agreement, as amended by Sponsor Agreement Amendment (and similar agreements entered into by all of LGL’s executive officers and directors), the Sponsor and LGL’s executive officers and directors have agreed, subject to certain exceptions, to not transfer, assign or sell the 3,234,375 shares of Combined Company Common Stock to be received upon conversion of the Sponsor’s remaining Founder Shares (after the forfeiture of 1,078,125 Founder Shares pursuant to the Sponsor Support Agreement) (the “Remaining Founder Shares”) until six months after the closing of the Business Combination and to not transfer, assign or sell the Private Warrants or any LGL common stock issuable upon exercise of the Private Warrants until 30 days after the closing of the Business Combination.

However, following the expiration of such lock-up periods, these lock-up parties will not be restricted from selling Combined Company securities held by them, other than by applicable securities laws. Additionally, the Subscription Investors will not be restricted from selling any of their shares of Combined Company Common Stock after the closing of the Business Combination, other than by applicable securities laws.

In connection with the Business Combination, LGL’s existing registration rights agreement will be amended and restated to: (i) provide that the Combined Company will file a shelf registration statement 30 days following the closing of the Business Combination to register for resale under the Securities Act of (A) all LGL securities held by the Sponsor at the time the Registration Rights Agreement is entered into, including the 3,234,375 shares of Combined Company Common Stock to be received upon conversion of the Remaining Founder Shares, the 566,000 shares of LGL common stock issued to the Sponsor in the Private Placement, the Private Warrants and shares of LGL common stock issuable upon exercise of the Private Warrants held by the Sponsor, and (B) certain of the shares of the Combined Company Common Stock to be issued to IronNet stockholders in the Business Combination, including IronNet’s executive officers, directors and greater than 5% stockholders and (ii) afford each such party “piggyback” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. In addition, pursuant to the Subscription Agreements, LGL has agreed to file a shelf registration statement within 30 days following the closing of the Business Combination to register the resale under the Securities Act of the shares of LGL common stock purchased by the Subscription Investors.

Sales of a substantial number of shares of Combined Company Common Stock in the public market could occur at any time, particularly after expiration of the above-mentioned lock-up periods and the registration of the resale of the Combined Company securities discussed above. These sales, or the perception in the market that the members of management of the Combined Company or holders of a large number of shares intend to sell shares, could reduce the market price of Combined Company Common Stock and the LGL warrants.

The Combined Company has no current plans to pay cash dividends on its common stock. As a result, stockholders may not receive any return on investment unless they sell their common stock for a price greater than the purchase price.

The Combined Company has no current plans to pay dividends on its common stock. Any future determination to pay dividends will be made at the discretion of the Combined Company Board, subject to applicable laws. It will depend on a number of factors, including the Combined Company’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the Combined Company Board may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the common stock. As a result, stockholders may not receive any return on an investment in the Combined Company Common Stock unless they sell their shares for a price greater than that which they paid for them.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company Common Stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of              shares of common stock. Pursuant to the 2021 Plan, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to                  shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 5—The Incentive Plan Proposal” and “IronNet’s Executive Compensation—Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and

•	the market price of the Combined Company Common Stock may decline.

Provisions in the Combined Company’s organizational documents and provisions of the DGCL may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

The Combined Company’s proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Annex B (the “Proposed Charter”) and the Combined Company’s proposed amended and restated bylaws, a copy of which is attached hereto as Annex C (the “Proposed Bylaws”) to be in effect following the closing of the Business Combination will contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Combined Company without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	the division of the board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called, and to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•

in certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the Proposed Charter;

•	no cumulative voting; and

•

the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of the Proposed Charter and amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of the Combined Company Common Stock in the future, which could reduce the market price of the common stock. For more information, see the section titled “Description of LGL’s Securities—Certain Anti-Takeover Provisions of Delaware Law.”

The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on behalf of the Combined Company, (2) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder to the Combined Company or its stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Charter or the Combined Company’s amended and restated bylaws, (4) any action asserting a claim against the Combined Company governed by the internal affairs doctrine. The Proposed Charter further provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit the Combined Company by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against the Combined Company, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action. If so, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition or results of operations.

Risks to LGL Stockholders in Connection with the Business Combination

LGL will not have any right to make damage claims against IronNet or IronNet stockholders for the breach of any representation, warranty or covenant made by IronNet in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Business Combination, except for covenants to be performed in whole or in part after the closing. As a result, LGL will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by IronNet at the time of the Business Combination.

The Sponsor, as well as LGL’s officers and directors have agreed to vote in favor of the business combination, regardless of how LGL’s public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and LGL’s officers and directors have agreed to vote any shares of LGL common stock owned by them in favor of the Business Combination proposal and the LGL charter proposals and have also indicated that they intend to vote their shares in favor of all other proposals being presented at the special meeting. As of the date of this proxy statement/prospectus, the Sponsor and LGL’s officers and directors beneficially own in the aggregate shares equal to approximately 20% of the issued and outstanding shares of LGL common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and LGL’s officers and directors had agreed to vote any shares of LGL common stock owned by them in accordance with the majority of the votes cast by the Public Stockholders.

LGL’s stockholders will experience dilution as a consequence of Business Combination and related transactions, which will reduce the influence that LGL’s current stockholders have on the management of LGL.

The ownership of current LGL stockholders, including the Sponsor, is expected to decrease from 100% of LGL’s common stock to approximately 14.5% (assuming no redemptions) as a result of, among other transactions, the issuance of LGL common stock as consideration in the Business Combination and the Private Placement. Having a minority ownership interest in the Combined Company is expected to reduce the influence that the Public Stockholders and the Sponsor have on the management of the Combined Company. See the “Section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”

LGL’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

LGL’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with IronNet. In analyzing the Business Combination, LGL’s board of directors and management conducted due diligence on IronNet and researched the industry in which IronNet operates and concluded that the Business Combination was fair to and in the best interest of LGL and its stockholders. Accordingly, investors will be relying solely on the judgment of LGL’s board of directors in valuing IronNet’s business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact LGL’s ability to consummate the Business Combination or adversely affect LGL’s liquidity following the consummation of the Business Combination.

If LGL stockholders fail to demand redemption rights properly, they will not be entitled to have their common stock of LGL redeemed for a pro rata portion of the trust account.

LGL stockholders holding public shares may demand that LGL redeem their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to LGL to pay its tax obligations. LGL stockholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to LGL’s transfer agent two business days prior to the special meeting. Any LGL stockholder who fails to deliver their shares properly will not be entitled to have his or her shares redeemed. See the section entitled “Special Meeting of LGL Stockholders — Redemption Rights” for the procedures to be followed if you wish to have your shares redeemed for cash.

LGL has no operating history, and LGL’s management has determined that LGL’s working capital deficit and expected future costs raise substantial doubt about LGL’s ability to continue as a going concern.

LGL is a blank check company with no operating history or results. LGL’s management has determined that LGL’s working capital deficit and expected future costs raise substantial doubt about LGL’s ability to continue as a going concern. See the section entitled “Other Information Related to LGL—LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Going Concern Consideration.”

LGL’s results of operations and those of IronNet may differ significantly from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for IronNet. The unaudited pro forma condensed combined statement of operations of IronNet combines the historical audited results of operations of LGL.

The unaudited pro forma condensed combined financial statements are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

LGL and IronNet have incurred and expect to incur significant costs associated with the Business Combination.

LGL and IronNet expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Business Combination. IronNet may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Combined Company following the closing of the Business Combination.

The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $30.7 million. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the transaction expenses.

Even if LGL consummates the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.

The exercise price for LGL Public Warrants is $11.50 per share of LGL common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

If LGL is unable to complete an initial business combination, LGL’s warrants may expire worthless.

If LGL is unable to complete an initial business combination, LGL’s warrants may expire worthless.

LGL and IronNet will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on LGL and IronNet. These uncertainties may impair LGL’s and IronNet’s ability to retain and motivate key personnel and could cause third parties that deal with IronNet to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, LGL’s or IronNet’s business could be harmed.

The Sponsor and LGL’s officers and directors own common stock and Private Warrants that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid, if the Business Combination is not approved and LGL is not able to complete an alternative business combination by the applicable deadline. Such interests may have influenced their decision to approve the Business Combination.

The Sponsor and LGL’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Warrants that they purchased prior to, or simultaneously with, LGL’s Initial Public Offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with IronNet or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $                 million based upon the closing prices of the shares and warrants on the NYSE on                 , 2021, the LGL Record Date. Furthermore, the Sponsor and LGL’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LGL’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the Business Combination with IronNet. However, if LGL fails to consummate the Business Combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, LGL may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of LGL’s directors to approve the Business Combination with IronNet and to continue to pursue such Business Combination. In considering the recommendations of LGL’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The Sponsor, which is ultimately controlled by Marc Gabelli, Robert “Bob” LaPenta, Sr., Timothy Foufas and Robert “Rob” LaPenta Jr., is liable under certain circumstances to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the decision of the LGL board of directors to vote to approve the Business Combination with IronNet.

If the Business Combination with IronNet or another business combination is not consummated by LGL within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LGL for services rendered or contracted for or products sold to LGL. If LGL consummates a business combination, on the other hand, LGL will be liable for all such claims. See the section entitled “Other Information Related to LGL—Financial Condition and Liquidity” for further information.

These obligations of the Sponsor may have influenced the decision of the LGL board of directors, each member of which has an economic interest in the Sponsor, to approve the Business Combination with IronNet and to continue to pursue such Business Combination. In considering the recommendations of LGL’s board of directors to vote for the business combination proposal and the other proposals, LGL stockholders should consider these interests.

The exercise of LGL’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of LGL stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require LGL to agree to amend the Merger Agreement, to consent to certain actions taken by IronNet or to waive rights that LGL is entitled to under the Merger Agreement. Such events could arise because of changes in the course of IronNet’s business, a request by IronNet to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on IronNet’s business and would entitle LGL to terminate the Merger Agreement. In any of such circumstances, it would be at LGL’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for LGL and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, LGL does not believe there will be any material changes or waivers that LGL’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. LGL will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination proposal.

If LGL is unable to complete the Business Combination with IronNet or another business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders), LGL will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against LGL and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of LGL’s amended and restated certificate of incorporation, LGL must complete the Business Combination with IronNet or another business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation), or LGL must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against LGL. Although LGL has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, the prospective target businesses it has negotiated with as well as the Subscription Investors, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of LGL’s Public Stockholders. If LGL is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LGL for services rendered or contracted for or products sold to LGL. However, the Sponsor may not be able to meet such obligation as its only assets are securities of LGL. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if LGL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if LGL otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, LGL may not be able to return to its Public Stockholders at least $10.00.

LGL stockholders may be held liable for claims by third parties against LGL to the extent of distributions received by them.

If LGL is unable to complete the Business Combination with IronNet or another business combination within the required time period, LGL will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. LGL cannot assure you that it will properly assess all claims that may potentially be brought against LGL. As such, LGL stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, LGL cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by LGL.

If LGL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by LGL stockholders. Furthermore, because LGL intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, LGL’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and IronNet to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. LGL cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing LGL stockholders to increase the likelihood of approval of the business combination proposal and the other proposals could have a depressive effect on LGL’s shares.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers, directors and stockholders from prior to the Initial Public Offering, IronNet or IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire common stock of LGL or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on LGL common stock. For example, as a result of these arrangements, an investor may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

In addition, with the agreement of IronNet, LGL may seek to accomplish the Business Combination with IronNet through the use of a tender offer that conforms to the requirements of LGL’s amended and restated certificate of incorporation and otherwise complies with applicable tender offer regulations. The identity of the bidder and the terms of any such tender offer would be determined at that time. In such instance, that number of shares acquired coupled with the shares of the Sponsor and affiliates and associates of Sponsor may have sufficient voting power to approve a second step merger to effectuate a complete acquisition of IronNet.

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, LGL’s board of directors may not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

LGL’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, LGL is unable to consummate the Business Combination. If the adjournment proposal is not approved, LGL’s board may not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

Warrants will become exercisable for Combined Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Combined Company stockholders.

Outstanding warrants to purchase an aggregate of 13,825,000 shares of Combined Company Common Stock will become exercisable thirty days after the completion of the Business Combination provided in each case that the Combined Company has an effective registration statement under the Securities Act covering the shares of Combined Company Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Each warrant entitles the holder thereof to purchase one share of Combined Company Common Stock at a price of $11.50 per whole share, subject to adjustment. To the extent such warrants are exercised, additional shares of Combined Company Common Stock will be issued, which will result in dilution to the then existing holders of Combined Company Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Combined Company Common Stock.

LGL’s warrants are accounted for as liabilities and the changes in value of LGL’s warrants could have a material effect on the Combined Company’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a public statement (the “SEC Warrant Accounting Statement”) on accounting and reporting considerations for warrants issued by special purpose acquisition companies (“SPAC”). The SEC Warrant Accounting Statement discussed “certain features of warrants issued in SPAC transactions” that “may be common across many entities.” The SEC Warrant Accounting Statement indicated that when one or more of such features is included in a warrant, the warrant “should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.” In light of the SEC Warrant Accounting Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity”, LGL’s management evaluated the terms of the warrant agreement entered into in connection with the Initial Public Offering and concluded that the warrants include provisions that, based on the SEC Warrant Accounting Statement, preclude the warrants from being classified as components of equity. As a result, LGL has classified the warrants as liabilities. Under this accounting treatment, LGL is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in its operating results for the current period. As a result of the recurring fair value measurement, LGL’s financial statements and results of operations may fluctuate quarterly based on factors which are outside LGL’s control. LGL expects that it will recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.

Following the consummation of the Business Combination, LGL’s only significant asset will be its ownership interest in the IronNet business, and such ownership may not be sufficiently profitable or valuable to enable LGL to satisfy its financial obligations.

Following the consummation of the business combination, LGL (which will be renamed, IronNet, Inc.), will have no direct operations and no significant assets other than its ownership interest in the IronNet. LGL will depend on the IronNet business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the IronNet business may not be sufficient to make distributions or loans to enable LGL to satisfy its financial obligations.

Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although LGL has conducted due diligence on the IronNet business, LGL cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the IronNet business and outside of LGL’s and IronNet’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if LGL’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with LGL’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on LGL’s liquidity, charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of LGL’s stockholders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares.

The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if IronNet became a public company through an underwritten public offering, which could result in defects with IronNet’s business or problems with IronNet’s management to be overlooked.

If IronNet became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein [(other than the audited financial statements)] were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require its law firm and the law firm for the issuer to provide letters to the underwriters generally stating that the law firms are not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Letters”). Auditor comfort letters and Counsel Negative Assurance Letters are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as LGL, and no auditor comfort letters or Counsel Negative Assurance Letters have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus. In addition, the amount of due diligence conducted by LGL and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of IronNet. Accordingly, it is possible that defects in IronNet’s business or problems with IronNet’s management that would have been discovered if IronNet conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Combined Company Common Stock.

Upon the completion of the Business Combination, IronNet’s directors and executive officers as a group are expected to have significant control over key decision making, which could adversely affect the market value of the Combined Company Common Stock.

Upon the closing of the Business Combination, it is expected that IronNet’s directors executive officers will beneficially own approximately         % of the Combined Company Common Stock. In particular, Gen. Alexander, IronNet’s co-chief executive officer, is expected to individually beneficially own         % of the Combined Company Common Stock upon consummation of the Business Combination. To the extent the Combined Company’s directors and executive officers vote as a block, they may be able to effectively control the outcome of any vote submitted to the Combined Company’s stockholders. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of the Combined Company Common Stock could be adversely affected.

Risks Related to the Redemption

LGL does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for LGL to complete the Business Combination even though a substantial majority of LGL’s stockholders do not agree.

LGL’s Existing Certificate does not provide a specified maximum redemption threshold, except that we will not redeem the Public Shares in an amount that would cause the LGL’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). However, the Merger Agreement provides that IronNet’s obligation to consummate the Business Combination is conditioned on there being at least $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination). LGL expects to meet the $125 million of available cash closing condition due to the fact that LGL expects to raise $125 million in the Private Placement. As a result, LGL may be able to complete the Business Combination even though all of the Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, LGL’s directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by LGL or the persons described above have been entered into with any Public Stockholder. LGL will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal or the other proposals described in this proxy statement/prospectus.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

LGL can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in LGL’s share price, and may result in a lower value realized now than a stockholder of LGL might realize in the future had the stockholder not redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If LGL stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their common stock for a pro rata portion of the funds held in the trust account.

In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to the transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of LGL Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

LGL stockholders who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things, as fully described in the section entitled “Special Meeting of LGL Stockholders—Redemption Rights,” deliver their shares to the transfer agent electronically through the Depository Trust & Clearing Corporation (“DTCC”) prior to 5:00 p.m., local time, on                 , 2021.

In addition, holders of outstanding units of LGL must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by email to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than twenty percent (20%) of common stock issued in the LGL Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the LGL Initial Public Offering.

A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in an amount in excess of 20% of the common stock included in the units sold in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, LGL will require each public stockholder seeking to exercise redemption rights to certify to LGL whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to LGL at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which LGL makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over LGL’s ability to consummate the Business Combination and you could suffer a material loss on your investment in LGL if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if LGL consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. LGL cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of LGL’s common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge LGL’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, LGL stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

If third parties bring claims against LGL, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

LGL placing funds in its trust account may not protect those funds from third-party claims against LGL. Although LGL seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses, including IronNet, or other entities with which LGL does business execute agreements with it to waive any right, title, interest or claim of any kind in or to any monies held in its trust account for the benefit of its Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against LGL’s trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, LGL’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to LGL than any alternative.

Examples of possible instances where LGL may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of LGL’s public shares, if LGL is unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the

Business Combination, LGL will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. The Sponsor has agreed that it will be liable to LGL if and to the extent any claims by a vendor for services rendered or products sold to LGL, or a prospective target business with which LGL has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under LGL’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. LGL has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and understands that the Sponsor’s only assets are securities of LGL and, therefore, the Sponsor may not be able to satisfy those obligations. LGL has not asked the Sponsor to reserve for such eventuality.

SPECIAL MEETING OF LGL STOCKHOLDERS

General

LGL is furnishing this proxy statement/prospectus to LGL stockholders as part of the solicitation of proxies by LGL’s board of directors for use at the special meeting of LGL stockholders. This proxy statement/prospectus provides LGL stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of LGL Stockholders

The special meeting of stockholders will be held virtually on                 , at     :00 a.m., Eastern Time. LGL stockholders may attend, vote and examine the list of LGL stockholders entitled to vote at the special meeting by visiting https://                 entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically.

Purpose of the LGL Special Meeting

At the special meeting, LGL is asking holders of LGL common stock to:

•	consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination contemplated thereby (the Business Combination proposal);

•

consider and vote upon separate proposals to approve amendments to LGL’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “IronNet, Inc.” as opposed to “LGL Systems Acquisition Corp.”; (ii) increase LGL’s capitalization so that it will have 500,000,000 authorized shares of a single class of common stock and 100,000,000 authorized shares of preferred stock, as opposed to LGL having 75,000,000 authorized shares of Class A common stock, 10,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; (iii) require that stockholders only act at annual and special meeting of the corporation and not by written consent; (iv) eliminate the current limitations in place on the corporate opportunity doctrine; (v) increase the required vote thresholds to 66 2/3% for stockholders to approve amendments to the bylaws and amendments to certain provisions of the certificate of incorporation; and (vi) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time (the LGL charter proposals) that will no longer be relevant following the consummation of the Business Combination;

•

consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance by LGL of shares of LGL common stock pursuant to the Business Combination and the issuance by LGL of shares of LGL common stock to certain accredited investors, qualified institutional buyers and qualified purchasers in the Private Placement, the proceeds of which will be used to finance the Business Combination and related transactions and the costs and expenses incurred in connection therewith with any balance used for working capital purposes (the NYSE proposal);

•

consider and vote upon a proposal to elect eleven (11) directors who, upon consummation of the Business Combination, will be the directors of the Combined Company, in each case, until their successors are elected and qualified (the director election proposal);

•	consider and vote upon a proposal to approve the 2021 Plan (the incentive plan proposal);

•	consider and vote upon a proposal to approve the ESPP (the ESPP proposal); and

•

consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, in the event that LGL is unable to consummate the Business Combination for any reason (the adjournment proposal).

Recommendation of LGL’s Board of Directors

LGL’s board of directors has unanimously determined that the Merger Agreement, the Business Combination, the LGL charter proposals and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of LGL and its stockholders and unanimously recommends that stockholders vote:

•	“FOR” the Business Combination proposal;

•	“FOR” each of the LGL charter proposals;

•	“FOR” the NYSE proposal;

•	“FOR” the election of all of the persons nominated by LGL’s management for election as directors;

•	“FOR” the incentive plan proposal;

•	“FOR” the ESPP proposal; and

•	“FOR” the adjournment proposal, if presented at the meeting.

LGL’s Record Date; Persons Entitled to Vote

LGL has fixed the close of business on                     , 2021 as the “record date” for determining LGL stockholders entitled to notice of, and to attend and vote at, the special meeting. As of the close of business on                     , 2021, there were 17,250,000 shares of Class A common stock outstanding and 4,312,500 shares of Class B common stock outstanding and entitled to vote. Each share of LGL common stock is entitled to one vote at the special meeting.

Pursuant to Sponsor Agreement and the Sponsor Support Agreement, the 4,312,500 Founder Shares held by the Sponsor and LGL’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the Business Combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person (which would include presence at a virtual meeting) or by proxy a majority of the outstanding shares of LGL common stock entitled to vote at the special meeting is represented in person (which would include presence at a virtual meeting) or by proxy constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented. Abstentions will have no effect on the director election proposal. Broker non-votes, if any, will have no effect on the Business Combination proposal, the NYSE proposal, the director election proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented, and will have the same effect as a vote “AGAINST” the LGL charter proposals.

If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, and all proposals in this proxy statement/prospectus are non-routine. Thus, there will be no broker non-votes.

Vote Required

The approval of the Business Combination proposal will require the affirmative vote of the holders of a majority of the outstanding LGL common stock (voting together as a single class) that are present (which would include presence at a virtual meeting) and entitled to vote at the special meeting.

The approval of the NYSE proposal, the incentive plan proposal and the ESPP proposal will require the affirmative vote of the holders of a majority of LGL common stock (voting together as a single class) cast.

The approval of each of the LGL charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) on the LGL Record Date and the affirmative vote of the holders of a majority of the outstanding shares of LGL Class B common stock on the LGL Record Date.

Directors are elected by a plurality of the votes of the LGL common stock voting together as a single class cast. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting and entitled to vote thereon.

Voting Your Shares

LGL stockholders may vote electronically at the special meeting by proxy or by visiting https://     and entering the control number found on their proxy card, voting instruction form or notice they previously received. LGL recommends that you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting.

If your shares of LGL common stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a LGL stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by LGL’s board of directors “FOR” the Business Combination proposal, each of the LGL charter proposals, each director included in the director election proposal, the NYSE proposal, the incentive plan proposal, the ESPP proposal and the adjournment proposal, if presented.

Your shares will be counted for purposes of determining a quorum if you vote:

•	via the Internet;

•	by telephone;

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically at the special meeting.

Abstentions will be counted for determining whether a quorum is present for the special meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Revoking Your Proxy

If you are an LGL stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify LGL’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy and vote in person (which would include presence at a virtual meeting), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your LGL common stock, you may contact Morrow Sodali, LGL’s proxy solicitor, by calling, emailing or writing to them at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200 (banks and brokers can call collect at (203) 658-9400)

Email: DFNS.info@investor.morrowsodali.com

Redemption Rights

Any Public Stockholder may seek to redeem its shares for cash in connection with the Business Combination. Public Stockholders are not required to affirmatively vote on the Business Combination proposal or be Public Stockholders on the LGL Record Date in order to exercise redemption rights with respect to such public shares. Any stockholder holding public shares may exercise redemption rights which will result in them redeeming their shares into a full pro rata portion of the trust account, including interest earned on the trust account and not previously released to LGL to pay its tax obligations, which, for illustrative purposes, was $         per share as of                     , 2021, the LGL Record Date, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder seeks redemption of their shares as described in this section and the Business Combination is consummated, LGL will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed.

The Sponsor and LGL’s officers and directors will not have redemption rights with respect to any Founder Shares owned by them, directly or indirectly.

LGL stockholders who seek to have their public shares redeemed must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to LGL’s transfer agent no later than two business days prior to the special meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent typically will charge the tendering broker $             and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time prior to the vote on the Business Combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then LGL’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. In such case, LGL will promptly return any shares delivered by public holders.

Under LGL’s amended and restated certificate of incorporation, if LGL would be left with less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders, LGL will not be able to consummate the Business Combination. This means that a substantial number of public shares may be redeemed and LGL can still consummate the Business Combination, even without taking into consideration the expected $125 million in expected proceeds from the Private Placement. In addition, the Merger Agreement provides that IronNet is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination LGL does not have at least $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the $125 million of cash proceeds received from the Private Placement). Although unlikely, if this condition is not satisfied or waived by IronNet, the Business Combination will not be consummated.

Holders of LGL warrants will not have redemption rights with respect to such securities.

The closing price of the LGL common stock on                     , 2021, the LGL Record Date, was $        . The cash held in the trust account on such date less taxes payable was approximately $         ($         per public share). Prior to exercising redemption rights, stockholders should verify the market price of LGL common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. LGL cannot assure its stockholders that they will be able to sell their common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of LGL common stock for cash and will no longer own those shares.

Appraisal Rights

None of LGL’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation

LGL is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person (which would include presence at a virtual meeting). LGL and its directors, officers and employees may also solicit proxies in person (which would include presence at a virtual meeting), by telephone or by other electronic means. LGL will bear the cost of the solicitation.

LGL has hired              to assist in the proxy solicitation process. LGL will pay that firm a fee of $             plus disbursements. Such payment will be made from non-trust account funds.

LGL will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LGL will reimburse them for their reasonable expenses.

The Sponsor and LGL’s Officers and Directors

As of                     , 2021, the LGL Record Date for the special meeting, the Sponsor and LGL’s officers and directors beneficially owned and were entitled to vote an aggregate of 4,312,500 shares of LGL Class B common stock. The Sponsor also purchased an aggregate of 5,200,000 Private Warrants simultaneously with the consummation of the Initial Public Offering. The Founder Shares held by the Sponsor and the LGL Class A common stock held by LGL’s officers and directors currently constitute an aggregate of 20% of LGL’s outstanding common stock.

In connection with the Initial Public Offering, the Sponsor and each of LGL’s officers and directors agreed to vote their Founder Shares, as well as any LGL common stock acquired in the aftermarket, in favor of the Business Combination proposal. The Sponsor and each of LGL’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting.

In connection with the Initial Public Offering, the Sponsor entered into the Sponsor Agreement pursuant to which, it agreed not to transfer the Founder Shares (subject to limited exceptions) until the earlier of (i) one year after the consummation of an initial business combination; or (ii) the date following the completion of the LGL’s initial business combination on which LGL completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Sponsor Agreement further provided that, notwithstanding the above, if the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after LGL’s initial business combination, the Founder Shares would be released from the above transfer restrictions.

In connection with the entering into the Merger Agreement, the Sponsor and LGL entered into the the Sponsor Agreement Amendment, which shortens the duration of the lockup period for the Sponsor to six months to coincide with the post-Businsess Combination 180-day lockup period agreed to by the IronNet stockholders and provides relief from the lockup provisions to allow gifts to charitable organizations. All of LGL’s executive officers and directors entered into agreements similar to the Sponsor Agreement, and, in connection with the Merger Agreement, they entered into amendments to those agreements that are similar to the Sponsor Agreement Amendment. These amended agreements provide LGL’s executive officers and directors with the same six-month post-Business Combination lock-up restriction and the same relief from the lockup provisions to allow gifts to charitable organizations as provided for in the Sponsor Agreement, as amended by the Sponsor Agreement Amendment. Further, the Sponsor, as the holder of the Private Warrants, entered into a lock-up agreement pursuant to which it agreed not to transfer the Private Warrants or common stock underlying the Private Warrants (subject to limited exceptions) until thirty days after the consummation of an initial business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers and directors, IronNet, IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire LGL common stock or vote their shares in favor of the Business Combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of Founder Shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of LGL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

In addition, with the agreement of IronNet, LGL may seek to accomplish the Business Combination with IronNet through the use of a tender offer that conforms to the requirements of LGL’s amended and restated certificate of incorporation and otherwise complies with applicable tender offer regulations. The identity of the bidder and the terms of any such tender offer would be determined at that time. In such instance, that number of shares acquired coupled with the shares of the Sponsor and affiliates and associates of Sponsor may have sufficient voting power to approve a second step merger to effectuate a complete acquisition of IronNet.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination proposal and the other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. LGL will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Transactions

The Merger Agreement provides, among other things, for Merger Sub to merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL. See the section entitled “The Merger Agreement” for a description of the merger consideration to be received by the IronNet stockholders.

In connection with the Business Combination, each outstanding share of LGL’s Class B common stock, by its terms, will automatically convert into one share of LGL’s single class of common stock upon consummation of the Business Combination. Each outstanding warrant of LGL entitles the holder to purchase shares of LGL common stock beginning thirty (30) days after the consummation of the Business Combination.

Immediately after the closing of the Business Combination, assuming no Public Stockholder exercises its redemption rights and further assuming the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options, IronNet securityholders will own approximately 72.3% of the shares of LGL common stock to be outstanding immediately after the Business Combination, current LGL Public Stockholders will own approximately 14.5% of the shares of LGL common stock, the Sponsor will own approximately 3.2% of the shares of LGL common stock and the remaining 10.0% will be held by the Subsription Investors (other than the Sponsor) purchasing LGL common stock in the Private Placement, in each case, based on the number of shares of LGL common stock outstanding as of March 31, 2021 and without regard to any shares issuable upon exercise of LGL warrants. If 17,250,000 shares of LGL common stock are redeemed for cash, which assumes the maximum redemption of LGL’s public shares and providing for a minimum of $125 million of cash after giving effect to payments to redeeming stockholders, immediately after the Business Combination and assuming the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options, IronNet securityholders will own approximately 84.6% of the shares of LGL common stock to be outstanding immediately after the Business Combination, current LGL Public Stockholders will own no shares of LGL common stock, the Sponsor will own approximately 3.7% of the shares of LGL common stock and the remaining 11.7% will be held by the Subsription Investors (other than the Sponsor) purchasing LGL common stock in the Private Placement, in each case, based on the number of shares of LGL common stock outstanding as of March 31, 2021 (in each case, without regard to any shares issuable upon exercise of options and warrants).

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of the Combined Company will be located at 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102; and

•	LGL common stock and LGL’s warrants are expected to be traded on the NYSE under the symbols IRNT and IRNT.WS, respectively.

Sale Restrictions

In connection with the Initial Public Offering, the Sponsor entered into the Sponsor Agreement pursuant to which, as amended by the Sponsor Agreement Amendment entered into in connection with the Merger Agreement, it has agreed not to transfer the Founder Shares (subject to limited exceptions) until the earlier of (i) six months after the consummation of an initial business combination; (ii) the date following the completion of the LGL’s initial business combination on which LGL completes a liquidation, merger, share exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. LGL’s officers, directors and special advisors entered into similar agreements which, as amended in connection with the Merger Agreement, provide for a similar six-month post-business combination lock-up restriction. Further, the Sponsor, as the holder of the Private Warrants, entered into a lock-up agreement pursuant to which it agreed not to transfer the Private Warrants or common stock underlying the Private Warrants (subject to limited exceptions) until thirty (30) days after the consummation of an initial business combination.

Certain IronNet stockholders receiving shares of LGL common stock in the Business Combination will be subject to a 180-day lock-up period for all or a portion of shares of LGL common stock held by such holders, subject to customary carve-outs.

Related Agreements

Registration Rights Agreement

At the closing of the Business Combination, LGL, certain IronNet stockholders, the Sponsor, the holders of Founder Shares and certain other LGL equity holders will enter into the Registration Rights Agreement pursuant to which LGL will agree to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. LGL will also agree to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that LGL will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-Up Agreements

In connection with the Business Combination, certain IronNet stockholders have entered into lock-up agreements imposing a 180-day lock-up period for all or a portion of shares of LGL common stock held by such holders, subject to customary carve-outs. For additional information about the lock-up agreements, see the section entitled “Proposal No. 1—The Business Combination Proposal—Sale Restrictions.”

Subscription Agreements

In connection with the Private Placement, LGL entered into the Subscription Agreements with the Subscription Investors concurrently with the execution of the Merger Agreement on March 15, 2021. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and LGL agreed to issue and sell to such Subscription Investors an aggregate 12,500,000 shares of LGL common stock for a purchase price of $10.00 per share, or an aggregate of $125 million in gross cash proceeds, in the Private Placement. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

The closing of the Private Placement will occur on the date of and immediately prior to the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The LGL common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreements, (c) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing, or (d) November 12, 2021 if the closing has not occurred on or prior to such date.

IronNet Support Agreement

Concurrently with the execution of the Merger Agreement on March 15, 2021, LGL, Merger Sub and the Supporting IronNet Stockholders entered into the IronNet Support Agreement, pursuant to which the Supporting

IronNet Stockholders, who collectively hold securities constituting more than 80% of the voting power represented by the outstanding shares of IronNet common stock and IronNet preferred stock and more than 80% of the voting power represented by the outstanding shares of IronNet preferred stock as a class, have agreed to execute and deliver a written consent with respect to the outstanding shares of IronNet common stock and IronNet preferred stock held by such Supporting IronNet Stockholders adopting the Merger Agreement and approving the Business Combination; accordingly, IronNet expects to have the required votes to approve the IronNet merger proposal. The execution and delivery of written consents by all of the Supporting IronNet Stockholders will, at the time of such delivery, constitute the IronNet stockholder approval necessary to approve of the IronNet merger proposal.

Background of the Business Combination

LGL is a blank check company that was incorporated under the laws of the State of Delaware on April 30, 2019, and formed in order to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Business Combination with IronNet is the result of an extensive search for a potential transaction and business combination utilizing the network and investing and operating experience of LGL’s management team and special advisors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations between LGL’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, and representatives of IronNet, in consultation with IronNet’s financial and legal advisors.

LGL has limited the application of the “corporate opportunity” doctrine in its Existing Certificate. The “corporate opportunity” doctrine generally provides that a director may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the self-interest of the director will be brought into conflict with the directors duties to the corporation. However, LGL does not believe that the limitation of the application of the “corporate opportunity” doctrine in its Existing Certificate had any impact on its search for a potential business combination.

The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination and related transactions, but does not purport to catalogue every conversation among representatives of LGL, IronNet and other parties.

On November 12, 2019, LGL completed its Initial Public Offering. Prior to the consummation of its IPO, neither LGL, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with LGL.

After its IPO, LGL’s officers, directors and special advisors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Consistent with its strategy, LGL’s efforts to identify a prospective target business focused on aerospace, defense and communications industries, including the cybersecurity industry, with enterprise valuations in the range of $350 million to in excess of $1 billion. LGL’s management considered a variety of factors in evaluating prospective business combination targets, including, but not limited to, the following:

•	financial condition and results of operations;

•	growth potential;

•	capital requirements;

•	experience and skill of management

•	brand recognition and potential;

•	competitive dynamics and competitive position;

•	barriers to entry;

•	stage of development of products and services;

•	existing customers, addressable market and potential for expansion;

•	relevance and strength of intellectual property;

•	regulatory environment and implications for business; and

•	costs associated with effecting the business combination.

From the date of the IPO through the signing of the Merger Agreement with IronNet on March 15, 2021, representatives of LGL were contacted by, and representatives of LGL contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. LGL’s officers and directors, special advisors and their affiliates also brought to LGL’s attention target business candidates. During that period, LGLs’ officers, directors and special advisors:

•	identified a list of approximately 120 potential acquisition candidates;

•	entered into non-disclosure agreements with approximately 35 potential target companies and had in person, telephonic or email discussions with those target companies;

•

actively pursued approximately 20 potential targets (including IronNet) by engaging in significant due diligence, analysis and detailed discussions directly with their senior executives and/or other representatives; and

•	submitted indications of interest or proposed letters of intent to 18 acquisition candidates (including IronNet) and entered into letters of intent with three of such candidates (including IronNet).

During the search period, LGL held regular meetings of the officers, directors and special advisors during which new opportunities were discussed, status updates concerning ongoing discussions and diligence concerning existing opportunities were provided and follow up steps were developed.

LGL pursued targets engaged in a variety of businesses, including electric vehicle technology solutions, additive manufacturing technology, electrification solutions, AI, space and aerospace technology, defense department services, engineering and services, e-commerce platforms and cybersecurity. LGL’s due diligence process encompassed, among other things, an assessment of the strength of management and sponsorship and analysis of the potential target’s business model, valuation, balance sheet and historical and projected financial statements, in each case to the extent made available. The decision to pursue a business combination with IronNet over other potential targets included, but was not limited to, one or more of the following reasons:

•

the increasing importance of cybersecurity across industry and governments due to the increasing occurrence and severity of cyber attacks, including but not limited to, the SolarWinds nation-state hack, the evolving Codecov hack that has been attributed to a nation-state actor and other recent cyber incidents;

•	the viability of valuation expectations of target stakeholders;

•	potential targets decisions to pursue other strategic alternatives or to postpone their review of strategic alternatives;

•	the analysis of IronNet’s competitive position relative to comparable publicly traded businesses;

•	the relative confidence in the IronNet’s business development and financial performance obtained from LGL’s due diligence;

•	the advanced stage of negotiations and discussions with IronNet as compared to more limited negotiations and discussions with other potential targets that did not progress as rapidly;

•	the willingness of IronNet to enter into the non-binding letter of intent and the mutual exclusivity agreement discussed below on terms that LGL’s directors and officers believed were attractive; and

•

LGL’s board of directors’ assessment, based on their preliminary evaluation and the terms of the non-binding letter of intent, that IronNet was the most attractive potential business combination target that met its key criteria in a target.

On November 19, 2020, Robert V. LaPenta, Jr., LGL’s then chief financial officer (currently, co-chief executive officer with Mr. Marc Gabelli and chief financial officer), and Timothy J. Foufas, LGL’s chief operating officer, met with representatives of Guggenheim by video conference during which they outlined key IronNet financial and performance metrics at a high level. Messrs. LaPenta and Foufas indicated an interest in continuing discussions and over ensuing the days negotiated a non-disclosure agreement which was entered into on November 24, 2020.

On December 6, 2020, Guggenheim circulated to LGL’s management team a written presentation developed by IronNet’s management which provided a detailed overview of IronNet’s business, management team, marketing strategy, product positioning, historical and projected results of operations and financial condition and key performance indicators. On December 7, 2020, LGL’s representatives met by video conference with IronNet’s executive management team during which IronNet’s executives reviewed the presentation.

On December 8, 2020, FireEye, Inc., a leading cybersecurity firm, first reported the nation-state actor SolarWinds hack, which U.S. national security officials reported compromised nine federal agencies and about 100 private sector companies.

On December 8, 2020, LGL’s representatives had a follow up telephone conference with representatives of Guggenheim to review IronNet’s expectations for growth capital and rollover of equity by its equity holders should a business combination be pursued with LGL. Thereafter on December 10, 2020 Guggenheim provided LGL with detailed financial projections and overview of IronNet’s growth strategy.

On December 10, 2020, a meeting of the board of directors of LGL was held during which Marc J. Gabelli, LGL’s then chairman and chief executive officer (currently its chairman and co-chief executive officer with Mr. LaPenta), presented an update on five potential business combination candidates, including IronNet, addressing the status of discussions with each.

On December 14, 2020, SolarWinds Inc. disclosed in a Current Report on Form 8-K the highly sophisticated cyber attack that infected its Orion IT monitoring products, which is reportedly used by thousands of enterprises and agencies worldwide. This public disclosure followed the directive issued by the Cybersecurity and Infrastructure Security Agency, a division of the United States Department of Homeland Security, ordering federal civilian agencies to remove SolarWinds software from their networks.

On December 14, 2020, LGL’s representatives met by video conference with IronNet’s management team to review the previously provided financial projections and growth strategy overview. On December 16, 2020 Guggenheim’s representatives presented LGL’s representatives with an indicative valuation of IronNet and the outlines of a business combination and target equity capital requirement and discussed the timetable for generating a letter of intent to capture IronNet’s proposal.

During the period December 16, 2020 through January 4 2021, LGL’s management team and special advisers continued with their financial and technology related due diligence of IronNet and continued to assess the implications for IronNet of the SolarWinds cyber attack, which had been the subject of continuous news coverage, including a network news interview of Gen. Keith B. Alexander (Ret.), IronNet’s founder, co-chief executive officer and chairman.

On December 20, 2020, Guggenheim provided LGL’s management team with updated projections that reflected adjustments for additional equity capital that would be raised by the indicative Business Combination proposal previously discussed. The revised projection raised revenues for fiscal years 2023-2025 while significantly increasing sales and marketing expenditures resulting in an acceleration of the cash flow burn.

On January 4, 2021, Guggenheim’s representatives hosted the LGL management team on video conference to address the expected positive impact on IronNet’s business prospects resulting from the SolarWinds hack and thereafter on, January 5, 2021, they provided the LGL team with an assessment of how IronNet’s solution performed in the face of the SolarWinds intrusion, noting that it had first detected the initial SUNBURST behavior on a customer’s network in May 2020, and the same behavior was correlated on a second customer and automatically cross-reported two days later and then with other customer environments over the following six months.

On January 11, 2021, LGL’s and Guggenheim’s respective representatives met by video conference to discuss the indicative pre-transaction valuation, the expected amount of additional private placement equity capital and minimum cash condition for a business combination, as well as other possible terms of such a transaction. LGL’s team thereafter undertook its own cybersecurity company comparable company analysis.

On January 19, 2021, LGL’s and Guggenheim’s respective representatives met again to review the outlines of a transaction, addressing pre-valuation and the amount of private placement capital, board composition, equity incentives and other terms.

On January 20 and 21, 2021, Mr. LaPenta contacted representatives of Guggenheim to gather additional due diligence information, including information relating to IronNet’s capitalization, products and technology, sales and marketing and employee incentive programs. The information was obtained and reviewed during LGL’s weekly meeting of officers, directors and special advisors in formulating a proposed letter of intent.

On January 26, 2021, Mr. Gabelli submitted a non-binding letter of intent to IronNet, incorporating discussions between the parties to date. The draft letter of intent reflected a pre-transaction valuation of $1.2 billion and an expected raise of approximately by LGL of approximately $175 million of additional equity capital and other terms specifying the minimum cash closing condition, the imposition of vesting conditions on the Sponsor’s ownership of LGL common stock, board composition and other terms. On January 27, representatives of LGL and Guggenheim met by video conference to review the terms of the proposed letter of intent.

Over the course of January and February 2021, LGL internally conducted multiple due diligence discussions including the cyber security industry landscape, market competition, threat intelligence offerings, historical merger and acquisition transactions, and the market trend toward recurring subscription business model. This process included the participation in discussions and calls with the investment community and with publicly traded Cyber comparables.

On January 28, 2021, Gen. Alexander met by video conference with representatives of LGL during which he addressed his leadership role and vision for IronNet’s business.

In late January, LGL began the process of engaging and consulting with third-party consultants with industry expertise (Tag Cyber LLC, Highground Cyber, Inc, and 5by5 Consulting LLC) to analyze and assess IronNet’s technology, market positioning and other competitive factors in a dynamic context.

LGL’s board of directors held a meeting on February 2, 2021 during which management updated the board on the status of discussions with the four business combination candidates with which management has been actively engaged. The board concluded that the IronNet opportunity was the most advanced with respect to due diligence and negotiations, exhibited public company readiness, offered the greatest value, and improved its corporate governance profile. The board also authorized the engagement of Barclays Capital Inc. as exclusive M&A advisor and lead placement agent for the contemplated Private Placement to raise additional equity capital, also referred to as the PIPE. On February 2, 2021 LGL was also provided access to IronNet’s virtual data room which contained additional due diligence materials for LGL’s review. LGL also established an internal data room populated with due diligence materials to facilitate review by certain of its officers, directors and special advisors who were granted access in connection with LGL’s due diligence.

On February 3, 2021, in preparation for the PIPE, Barclays, and co-placement agents for the PIPE, BTIG, LLC, Jefferies LLC and Needham & Company, LLC, participated in due diligence video conferences with IronNet’s executive team, its advisors and LGL’s representatives during which the IronNet team reviewed historical and projected financial information, growth prospects and key performance indicators and product development, marketing strategy and differentiation. IronNet participated in additional video conferences with the placement agents on February 3, 4, 5 and 8, 2021 during which IronNet’s executive team addressed its technical and engineering roadmap, strategy and technology differentiation, customer base, anticipated bookings, overall product marketing strategy, its accounting and financial controls, its sales force productivity and current pipeline and its intellectual property, ongoing litigation and government contracting. On or about this time, Barclays, in consultation with the co-placement agents, commenced preparation of a PIPE road show presentation.

On February 8, 2021, Mr. Gabelli, Mr. LaPenta, LGL’s special advisor Jason Lamb and LGL’s consultant Jeffrey D. Buss travelled to IronNet’s headquarters offices to meet with Gen. Alexander and IronNet’s co-chief executive officer, William Welch and to tour IronNet’s facilities.

On February 9, 2021, the board of directors of LGL, acting by unanimous written consent, approved and authorized management to enter into an exclusivity agreement with IronNet. Representatives of the parties continued to negotiate the terms of the letter of intent.

On February 12, 2021, Barclays provided a due diligence update to LGL in which it addressed, among other things, IronNet’s financial model and valuation and provided a summary of its due diligence sessions with IronNet. On February 13, 2021, TAG Cyber LLC, a global cybersecurity advisory, training, consulting firm engaged by LGL, provided a report in which it addressed favorably IronNet’s cybersecurity platform and associated solutions.

The parties continued to negotiate the final open issues, which centered on terms of the contemplated equity incentive plan and plans for awards of equity incentives. The parties ultimately agreed that the amount of equity incentives to be granted to the Combined Company’s employees and directors and would be taken up and decided by the Combined Company Board and to put forth for approval by LGL’s stockholders the IronNet, Inc. 2021 Equity Incentive Plan as set forth in the incentive plan proposal.

The letter of intent was signed by the parties on February 15, 2021. It contemplated entering into a business combination between LGL and IronNet for aggregate consideration based on a pre-transaction enterprise value of IronNet of $1.2 billion. The letter of intent also contemplated that existing IronNet equity holders would rollover 100% of their existing equity into common stock of the Combined Company (“Combined Company Common Stock”) and LGL would enter into PIPE subscription agreements for approximately $175 million, which would close simultaneously with the closing of the Business Combination and the proceeds from which, together with the amounts retained in LGL’s trust account, would total at least $150 million. The letter of intent stated that all terms were subject to ongoing due diligence. The letter of intent also included provisions for a portion of the Founder Shares held by the Sponsor to be subject to forfeiture if the combined proceeds of the trust account and PIPE were less than $275 million upon which the Sponsor’s ownership would be reduced proportionally by the amount of the shortfall and 25% of the shares held after such adjustment, if any, would vest if the volume weighted average share price for LGL’s common stock were to equal or exceed $13.00 for ten (10) consecutive days during the two year period following the closing of the Business Combination. The letter of intent also provided that certain existing IronNet equity holders would be subject to a customary 180-day post-Business Combination lockup restricting sale of LGL’s common stock issued in the Business Combination.

On February 17, 2021, the PIPE road show presentation was finalized and the placement agents commenced initial outreach to potential investors in connection with prospective PIPE investors. During the balance of that week and the following two weeks, members of LGL’s management and IronNet’s executive team and their advisors began engaging in confidential discussions with potential investors in the PIPE. During this period, investors were provided with a draft of the PIPE subscription agreement and representatives of LGL and IronNet and their advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE, subscription terms and the Merger Agreement documentation process. During this period, Paul Hastings LLP, counsel to LGL, commenced preparation of the Merger Agreement.

On March 1, 2021, an LGL board of directors meeting was held during which representatives of Barclays reviewed a presentation on IronNet’s business and historical and projected revenue profile and a benchmarking analysis of comparable companies. Barclays also shared its perspectives on IronNet’s valuation and how it compared to other cybersecurity companies.

On March 8, 2021, Paul Hastings sent an initial draft of the Merger Agreement to Cooley LLP, counsel to IronNet. During the week of March 8, 2021, representatives of LGL, IronNet, Barclays and the other placement agents continued confidential investor meetings and provided a draft subscription agreement for the PIPE to certain interested investors. During this period, representatives of LGL and IronNet had multiple calls to discuss the terms of the transaction and the provisions of the Merger Agreement. Paul Hastings and Cooley also exchanged updated drafts of the Merger Agreement and certain ancillary documents and agreements during this period. In addition, Paul Hastings and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE.

Ultimately, after receiving investor feedback as part of the PIPE process, LGL and IronNet agreed to lower the pre-transaction enterprise valuation $863.4 million and to reduce the gross proceeds to be raised in the PIPE to $125 million and to reduce the minimum cash required to be available upon the closing of the Business Combination to $125 million, which amount would be satisfied with the proceeds from the $125 million PIPE. In connection with the foregoing changes, the Sponsor agreed to surrender and forfeit 25.0% of its Founder Shares for no consideration at the closing of the Business Combination and to have the Merger Agreement include earnout provisions pursuant to which an equal number of shares may be issued pro rata as additional merger consideration to IronNet stockholders and holders of vested options, warrants, stock unit awards and restricted stock awards if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten consecutive days during the two year period following the closing of the Business Combination.

Under the revised terms, the Sponsor’s ownership of Founder Shares will not be subject to any further forfeiture or vesting conditions. In connection with the Sponsor’s forfeiture of 25% of its Founder Shares, LGL and IronNet agreed that the duration of the Sponsor’s lockup period will be shortened to coincide with the post-combination 180-day lockup period agreed to by the IronNet stockholders and benefit from additional lockup relief for charitable giving.

On March 10, 2021, the Sponsor arranged for IronNet’s representatives to present to representatives of LGL Group Inc., a NYSE American listed public company associated with certain members of the Sponsor, concerning a potential PIPE investment. On March 11, 2021, Barclays updated the PIPE roadshow presentation to reflect the lower valuation and change in transaction terms and the revised terms were presented to prospective PIPE investors and thereafter, LGL Group Inc. indicated its interests in participating in the PIPE with an investment of $5.66 million to be made through the Sponsor. Also on March 11, 2021, Barclays organized a due diligence video conference with IronNet.

LGL and IronNet continued to negotiate the final provisions of the Merger Agreement on March 12, 2021 and through the weekend thereafter. On March 14, 2021, LGL’s board of directors held a meeting by video conference to discuss the transaction and consider approval of the Merger Agreement. Mr. Gabelli updated the board on the change in transaction terms. A representative of Paul Hastings then provided an overview of Merger Agreement and ancillary documents. At the conclusion of the meeting, the Merger Agreement and related documents and agreements were unanimously approved by LGL’s board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Merger Agreement.

The Merger Agreement and related documents and agreements were executed on March 15, 2021. The subscription agreements with prospective PIPE investors were also executed reflecting final allocations in the oversubscribed offering. Prior to the market open on March 15, 2021, LGL and IronNet issued a joint press release announcing the execution of the Merger Agreement and LGL filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

LGL’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, LGL’s board of directors consulted with LGL’s management, cybersecurity experts and financial advisors. LGL’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of LGL stockholders. The financial data reviewed consisted of IronNet’s financial statements as of and for the fiscal years ending December 31, 2016 through 2019 and the period ending January 31, 2020, and certain estimated financial information for each of the fiscal years ended January 31, 2021, 2022, 2023, 2024 and 2025, as well as comparable publicly traded company analyses, an analysis of the pro forma capital structure of the Combined Company and trading multiples, including strategetic rationale and trading values, prepared by LGL’s financial advisor and other analyses.

LGL’s management conducted a due diligence review of IronNet that included an analysis of securities analyst industry reports and cybersecurity expert conclusions, an analysis of the existing business model of IronNet oriented toward revenue growth in lieu of near term profitability, and the historical and projected financial results in context. LGL’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of LGL’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of LGL’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to LGL—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of LGL and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Business Combination contemplated therein, LGL’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, LGL’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. LGL’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of LGL’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements.”

In considering the Business Combination, LGL’s board of directors gave considerable weight to the following factors:

•	the emergence and expected growth of the cybersecurity sector, particularly in light cybersecurity hacks such as SolarWinds;

•	the milestones achieved by IronNet in developing its business;

•	the market opportunities presented by IronNet’s products;

•	IronNet’s technology and unique business model;

•	IronNet’s experienced management team and recognized leadership;

•	the extensive and comprehensive process engaged in by LGL’s management in sourcing business combination opportunities; and

•	IronNet’s potential as a public company.

LGL’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•	IronNet’s future financial performance may be impacted by factors outside its control, including macroeconomic factors;

•	IronNet’s business plan and projections may not be achieved;

•	the benefits of the Business Combination may not be achieved or achieved within the expected timeframe;

•	IronNet’s growth initiatives may not be achieved;

•	IronNet’s insufficient cash to fund its operations and its going concern risk;

•	LGL did not obtain a fairness opinion in connection with the Business Combination;

•	the liquidation risk to LGL if the Business Combination is not completed;

•	the failure to obtain the stockholder vote required for the Business Combination;

•	LGL’s exclusivity obligations prohibit the pursuit of an alternative business combination;

•	the risk that certain closing conditions are out of LGL’s control;

•	that LGL stockholders will hold a minority position in the Combined Company;

•	litigation risk with respect to the Business Combination;

•	fees and expenses of the Business Combination;

•	potential redemptions by LGL stockholders;

•	potential inability to retain the Combined Company’s NYSE listing following the Business Combination;

•	valuation risk;

•	potential conflicts of interests; and

•	potential distraction to IronNet’s operations.

LGL’s board of directors concluded that the potential benefits that it expected LGL and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, LGL’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of LGL and its stockholders.

Certain Forecasted Financial Information for IronNet

IronNet provided LGL with its internally prepared forecasts described below. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the Business Combination, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date they were made and reflect numerous assumptions, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond IronNet’s control, such as the risks and uncertainties described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by IronNet’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond IronNet’s control. While all forecasts are necessarily speculative, IronNet believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that IronNet or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were provided for use as a component in its overall evaluation of IronNet, and are included in this proxy statement/prospectus on that account. IronNet has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to LGL, other than representing to LGL in the Merger Agreement that the estimates of IronNet revenues and IronNet operating income/(loss) for fiscal year ended January 31, 2021 set forth in the final materials provided to investors in the Private Placement and filed with the SEC on Form 8-K in connection with the announcement of the proposed Business Combination were prepared in good faith and based on reasonable assumptions. Neither IronNet’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of IronNet compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. IronNet will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

IronNet does not as a matter of course make public projections as to future sales, earnings or other results. However, IronNet’s management has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to LGL. The prospective financial information included in this document has been prepared by, and is the responsibility of, IronNet’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to IronNet’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. Also, the accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of IronNet’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of IronNet. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The following table sets forth certain summarized prospective financial information regarding IronNet for its fiscal years ending January 31, 2021 through 2025:

	Forecast Year Ending January 31,
(in millions)	2021	2022	2023	2024	2025
Revenue	$28.9	$54.2	$110.8	$184.5	$287.5
Gross profit	21.2	39.9	82.8	141.8	244.9
EBITDA	(57.5)	(47.9)	(91.2)	(102.7)	(98.5)

The key elements of the forecasts provided to LGL are summarized below:

•

strong forecasted revenue growth, based on the fact that IronNet’s annual recurring revenue for its software products had historically grown at an increasing rate and an expected increase in IronNet’s investments in sales and marketing staffing and third-party expenditures;

•	gross margin improvement from improving compete costs and other efficiencies expected from upcoming release of IronNet’s software packages;

•	investment in accelerated software development consistent with other high growth security companies as measures on a percent of revenue basis; and

•	the reservation of capital for value added acquisitions, none of the direct or synergistic sales and operational benefits of which have been included in the forecasts.

The forecasted revenue growth from fiscal 2021 to fiscal 2022 was primarily based on IronNet having put into place two primary elements. As of January 31, 2021, IronNet’s ARR was $25.8 million and services revenue for fiscal 2022 was estimated to be $5.4 million, resulting in forecast revenues of $31.2 million for these components. The estimate of service revenue was determined by analyzing the percentage of total revenue in the three prior years that was represented by service revenue, and then reducing that percentage by approximately one-third and multiplying the reduced percentage by total forecast revenue in order to arrive at what was considered to be a conservative estimate of service revenue. The remaining $23 million in forecast revenue for fiscal 2022 was based on the substantially increased sales force that IronNet had put into place by the fourth quarter of fiscal 2021, combined with ongoing hiring and enablement plans on which IronNet had been executing and expected to continue through fiscal 2022. That increase was up from a small group of lightly supported or newly hired individuals at the beginning of fiscal 2021 to where, by the end of fiscal 2021, IronNet had a fully ramped and supported sales team sufficient to support projected new sales acquisition goals.

The forecasted revenue growth from fiscal 2022 to fiscal 2025 was also based on two primary factors and supported by ongoing investments in marketing and awareness building, as well as continued hiring into its sales force teams across all three global geographics in which IronNet had been operating. The first of the two primary growth factors for fiscal 2023 through fiscal 2025 was the continuous growth in IronNet’s ARR for its software products. The second was the continued investment in research and development through fiscal 2025, consistent with the investments made by other comparable high growth security companies pursuing a similar total addressable market.

Satisfaction of 80% Test

It is a requirement under LGL’s current amended and restated certificate of incorporation that any business acquired by LGL have a fair market value equal to at least 80% of the balance of the funds in the trust account

(excluding the deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analyses used to approve the Business Combination described herein, LGL’s board of directors determined that this requirement was met. In reaching this determination, LGL’s board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills as well as quantitative factors such as the historical growth rate and potential for future growth in revenues and profits of IronNet. LGL’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met this requirement.

Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination

In considering the recommendation of LGL’s board of directors to vote in favor of approval of the Business Combination proposal, the LGL charter proposals and the other proposals, you should keep in mind that the Sponsor (in which each of LGL’s directors and executive officers has an economic interest) and LGL’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•

If the Business Combination with IronNet or another business combination is not consummated by November 12, 2021 (or such later date as may be approved by LGL stockholders), LGL will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 4,312,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.006 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $         based upon the closing price of $        per share on NYSE on                    , 2021, the LGL Record Date.

•

The Sponsor purchased an aggregate of 5,200,000 Private Warrants from LGL for an aggregate purchase price of $5,200,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the LGL’s IPO. All of the proceeds LGL received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $         million based upon the closing price of $         per unit on NYSE on                     , 2021, the LGL Record Date. The Private Warrants will become worthless if LGL does not consummate a business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation).

•

If LGL is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by LGL for services rendered or contracted for or products sold to LGL. If LGL consummates a business combination, on the other hand, LGL will be liable for all such claims.

•

The Sponsor and LGL’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on LGL’s behalf, such as identifying and investigating possible business targets and business combinations. However, if LGL fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, LGL may not be able to reimburse these expenses if the Business Combination with IronNet or another business combination is not completed by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation). As of                     , 2021, the LGL Record Date, the Sponsor and LGL’s officers, directors and their affiliates had incurred less than $         of unpaid reimbursable expenses.

•

The Merger Agreement provides for the continued indemnification of LGL’s current directors and officers and the continuation of directors and officers liability insurance covering LGL’s current directors and officers.

•

LGL’s officers and directors (or their affiliates) may make loans from time to time to LGL to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to LGL outside of the trust account.

•

The Subscription Investors have entered into the Subscription Agreements with LGL, pursuant to which the Subscription Investors will purchase an aggregate of 12,500,000 shares of LGL Class A common stock for a purchase price of $10.00 per share. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers and directors, IronNet or IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of LGL common stock or vote their shares in favor of the Business Combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the special meeting to approve the Business Combination proposal vote in its favor and that LGL has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the LGL initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on LGL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of LGL common stock at a price lower than the market price and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

In addition, with the agreement of IronNet, LGL may seek to accomplish the Business Combination with IronNet through the use of a tender offer that conforms to the requirements of LGL’s amended and restated certificate of incorporation and otherwise complies with applicable tender offer regulations. The identity of the bidder and the terms of any such tender offer would be determined at that time. In such instance, that number of shares acquired coupled with the shares of the Sponsor and affiliates and associates of Sponsor may have sufficient voting power to approve a second step merger to effectuate a complete acquisition of IronNet.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that LGL will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. LGL will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation of LGL’s Board of Directors

After careful consideration of the matters described above, particularly IronNet’s position in its industry, potential for growth and profitability, the experience of IronNet’s management and IronNet’s competitive positioning, its proprietary technology and know-how, its customer relationships and technical skills, LGL’s board determined unanimously that each of the Business Combination proposal, the LGL charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal, if presented, is fair to and in the best interests of LGL and its stockholders. LGL’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by LGL’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by LGL’s board of directors.

IronNet’s Board of Directors’ Reasons for Approval of the Business Combination

After consideration, IronNet’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement were advisable and in the best interests of IronNet and its stockholders, adopting and approving the Merger Agreement and the Business Combination and directing that the Merger Agreement be submitted to the holders of IronNet common stock and holders of IronNet preferred stock for approval. IronNet’s board of directors recommends that the holders of IronNet common stock and holders of IronNet preferred stock adopt and approve the IronNet merger proposal, by executing and delivering the written consent furnished with this proxy statement/prospectus.

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the Business Combination, and resolving to recommend that IronNet stockholders adopt and approve the IronNet merger proposal and thereby approve the Business Combination and the other transactions contemplated by the Merger Agreement, IronNet’s board of directors consulted with IronNet’s management, as well as its financial and legal advisors, and considered a number of factors, including (a) the process undertaken by the board of directors of IronNet and IronNet’s management to ascertain actionable proposals for a sale of the Company and whether this was an appropriate juncture, in light of the progress achieved and additional challenges faced by IronNet, to undertake such a process; (b) the possible alternatives to the Business Combination, the range of possible benefits to IronNet’s stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any such alternatives; (c) current economic, industry and market conditions affecting IronNet and the competitive advantages of large companies with compatible product offerings and substantial resources; (d) the financial condition, historical results of operations and business and strategic objectives of IronNet, as well as the risks involved in achieving those objectives; (e) the likelihood that the proposed Business Combination would be consummated; (f) the amount and form of consideration to be received by IronNet’s stockholders in the Business Combination pursuant to the Merger Agreement, taking into account the relative interests of the various classes of stock of IronNet (including as to whether any alternatives to the Business Combination would reasonably likely be achievable and derive more value across such classes of stock); (g) the prospect and likelihood of the payment of the earnout consideration; (h) the anticipated value of the Combined Company; (i) the impact of the Business Combination on the holders of IronNet options, stock units, restricted stock and/or warrants; (j) the terms of the Merger Agreement, including the tax treatment, IronNet’s representations, warranties and covenants and the conditions that must be met to consummate the Business Combination; (k) the proposed timing of the Business Combination and whether it was advisable to proceed with the Business Combination given current economic, industry and market conditions; (l) the potential impact of the Business Combination on IronNet’s employees and customers; (m) the fiduciary duties of IronNet’s board of directors as a whole; and (n) the risks involved with the Business Combination, including the risk that benefits sought to be achieved by the Business Combination might not be achieved.

The foregoing discussion of the factors considered by IronNet’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by IronNet’s board of directors. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the Business Combination, IronNet’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. IronNet’s board of directors considered all these factors as a whole, including discussions with, and questioning of, IronNet’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

IronNet’s board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected IronNet stockholders would receive as a result of the Business Combination, including the belief of IronNet’s board of directors that the Business Combination would maximize the immediate value of shares of IronNet common stock and IronNet preferred stock and eliminate the risk and uncertainty affecting the future prospects of IronNet, including the potential execution risks pursuing its business plan as a private company. Accordingly, IronNet’s board of directors determined that the Business Combination and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, IronNet and its stockholders, and adopted and approved, and declared advisable, the Merger Agreement and the Business Combination. IronNet’s board of directors recommends that IronNet stockholders consent to the IronNet merger proposal.

Interests of IronNet’s Directors and Executive Officers in the Business Combination

In considering the recommendation of IronNet’s board of directors with respect to approving the Merger Agreement and the Business Combination upon the terms and conditions set forth in the Merger Agreement by unanimous written consent, IronNet stockholders should be aware that certain members of the board of directors and executive officers of IronNet have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. IronNet’s board of directors was aware of such interests during its deliberations on the merits of the Business Combination and in deciding to recommend that IronNet stockholders submit written consents in favor of the IronNet merger proposal. In particular:

•

IronNet’s directors and executive officers are expected to become directors and/or executive officers of the Combined Company upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of IronNet are expected to become executive officers of the Combined Company upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Title
Gen. Keith B. Alexander (Ret.)	Co-Chief Executive Officer, President and Chairman
William E. Welch	Co-Chief Executive Officer
James C. Gerber	Chief Financial Officer
Sean Foster	Chief Revenue Officer
Russell Cobb	Chief Marketing Officer
Donald Closser	Chief Product Officer

•

In addition, the following individuals who are currently members of IronNet’s board of directors and management team are expected to become members of the Combined Company Board upon the closing of the Business Combination: Gen. Keith B. Alexander (Ret.), Donald R. Dixon, Gen. John M. Keane (Ret.), Vadm. John M. McConnell (Ret.), André Pienaar, Hon. Michael J. Rogers, Theodore E. Schlein, Vadm. Jan E. Tighe (Ret.) and William E. Welch.

•

Certain of IronNet’s directors and executive officers as of the date of the Merger Agreement hold IronNet stock, stock options and restricted stock units. The treatment of such equity awards in connection with the Business Combination is described in the section entitled “The Merger Agreement,” which description is incorporated by reference herein.

Recommendation of IronNet’s Board of Directors

After consideration of the matters described above, IronNet’s board of directors adopted resolutions determining that the Merger Agreement, the Business Combination upon the terms and conditions set forth in the Merger Agreement were advisable and in the best interests of IronNet and its stockholders, adopting and approving the Merger Agreement and the Business Combination, and directing that the IronNet merger proposal be submitted to the holders of IronNet common stock and holders of IronNet preferred stock for consideration. IronNet’s board of directors recommends that the holders of IronNet common stock and holders of IronNet preferred stock adopt and approve the IronNet merger proposal, including the Business Combination, by executing and delivering the written consent furnished with this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by IronNet’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by IronNet’s board of directors.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, LGL will be treated as the “acquired” company for financial reporting purposes; whereas, IronNet will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of IronNet. IronNet has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•

IronNet’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of LGL exercise their right to redeem their shares in IronNet;

•	IronNet’s existing senior management team will comprise senior management of the Combined Company;

•	IronNet is the larger of the companies based on historical operating activity and employee base; and

•	IronNet’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act.

Required Vote of LGL Stockholders

The approval of the Business Combination proposal will require the affirmative vote of the holders of a majority of the outstanding LGL common stock (voting together as a single class) that are present (which would include presence at a virtual meeting) and entitled to vote at the special meeting. Additionally, the Business Combination will not be consummated if LGL has less than $5,000,001 of net tangible assets in the trust account after taking into account the redemption into cash of all public shares properly demanded to be redeemed by Public Stockholders.

The approval of the Business Combination proposal is a condition to the consummation of the Business Combination. If the Business Combination proposal is not approved, the other proposals (except the adjournment proposal, as described below) will not be presented to the stockholders for a vote.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “Proposal No. 1—The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

On March 15, 2021, LGL entered into a Merger Agreement by and among LGL, Merger Sub and IronNet. Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving the merger. As a result of the Business Combination, IronNet will become a wholly-owned subsidiary of LGL, with the stockholders of IronNet becoming stockholders of LGL.

Pursuant to the Merger Agreement, (i) each outstanding share of IronNet common stock and IronNet preferred stock (with each share of IronNet preferred stock being treated as if it were converted into ten (10) shares of IronNet common stock on the effective date of the Business Combination) will be converted into the right to receive (a) a number of share of LGL common stock equal to the Exchange Ratio and (b) a cash amount payable in respect of fractional shares of LGL common stock that would otherwise be issued in connection with the foregoing conversion, if applicable, and (ii) each IronNet option, IronNet restricted stock unit, IronNet restricted stock award or IronNet warrant that is outstanding immediately prior to the closing of the transactions (and by its terms will not terminate upon the closing of the transactions) will remain outstanding and thereafter (x) in the case of options, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such option multiplied by the Exchange Ratio used for IronNet common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent), (y) in the case of warrants, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet preferred stock subject to such warrant multiplied by Exchange Ratio, multiplied by ten at an exercise price equal to the current exercise price per share (rounded up to the nearest whole cent) for such warrant divided by the Exchange Ratio, divided by ten (10) (rounded down to the nearest whole share), and (z) in the case of stock units and restricted stock awards, represent a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such stock unit or restricted stock award multiplied by the Exchange Ratio (rounded down to the nearest whole share). In addition, IronNet stockholders and eligible holders of options, warrants, restricted stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Business Combination) may also receive as additional merger consideration in the form of a pro rata portion of 1,078,125 shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten (10) consecutive days during the two year period following the closing of the Business Combination.

If calculated based on the capitalization of IronNet as of March 15, 2021, the Exchange Ratio is approximately 0.8076 of a share of LGL common stock per fully-diluted share of IronNet common stock.

At the closing of the Business Combination, certain IronNet stockholders and other parties thereto will enter into the Registration Rights Agreement pursuant to which LGL agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. LGL also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that LGL will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Certain IronNet stockholders receiving shares of LGL common stock in connection with the Business Combination will be subject to a 180-day lockup period for all shares of LGL common stock held by such persons, subject to customary carve-outs; provided, however, certain founders and employees, including an executive officer, have been granted relief from the lock-up to sell up to an aggregate of approximately 1.5 million shares of Combined Company Common Stock.

The Business Combination is expected to be consummated in the third quarter of 2021, after the required approval by LGL stockholders and the fulfillment of certain other conditions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place no later than the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “—Conditions to the Closing of the Business Combination,” unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the special meeting of LGL stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of IronNet relating to, among other things, due organization and qualification; subsidiaries; the authorization, performance and enforceability against IronNet of the Merger Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property matters; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; permits; customers and suppliers; data privacy and security; international trade laws; government contracts; and statements made in this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of each of LGL and Merger Sub relating to, among other things, due organization and qualification; the authorization, performance and enforceability against LGL and Merger Sub of the Merger Agreement; absence of conflicts; litigation and proceedings; the consent, approval or authorization of governmental authorities; financial ability and trust account; brokers’ fees; SEC reports, financial statements, Sarbanes-Oxley Act and absence of undisclosed liabilities; business activities and the absence of certain changes or events; statements made in this proxy statement/prospectus; the Private Placement; no outside reliance; tax matters; capitalization; and NYSE listing.

Covenants

LGL and IronNet have each agreed to use commercially reasonable efforts to obtain any required governmental, regulatory or third-party consents and approvals and to take such other actions as may be reasonably necessary to consummate the Business Combination. IronNet has also agreed to continue to operate its business in the ordinary course prior to the closing.

LGL has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of IronNet (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend the LGL trust agreement, LGL’s amended and restated certificate of incorporation or bylaws or the certificate of incorporation or bylaws of Merger Sub;

•	make, declare or pay any dividend or distribution to LGL stockholders;

•	effect any recapitalization, reclassification, split or other change in its capitalization;

•

make or change any material tax election or adopt or change any material tax accounting method, file any amendment to any income tax return or other material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes, enter into any tax sharing or similar arrangement, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability of LGL and its affiliates after the closing;

•	other than in connection with the Private Placement, enter into, renew or amend any transaction or contract with an affiliate of LGL;

•	waive, release, compromise, settle or satisfy any pending or threatened material action or compromise or settle any material liability;

•

incur, guarantee or otherwise become liable for any indebtedness or material liabilities, debt or obligations, other than those contemplated by the Merger Agreement or incurred in support of the Business Combination;

•	other than in connection with the Private Placement, offer, issue, deliver, grant or sell any capital stock of LGL or Merger Sub; and

•	amend, modify or waive any of the terms or rights set forth in the LGL warrants.

IronNet has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of LGL (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend their certificates of incorporation, bylaws or other organizational documents, except as provided in the Merger Agreement;

•	make, declare or pay any dividend or distribution to IronNet stockholders;

•	effect any recapitalization, reclassification, split or other change in its capitalization;

•

authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock (except for issuances pursuant to the 2014 Plan in the ordinary course);

•	repurchase, redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of capital stock or other equity interests;

•

enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than entry into such agreements in the ordinary course consistent with past practice or as required by law;

•

sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business, except for sales or dispositions of obsolete or worthless assets or of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets in the ordinary course of business;

•

except as otherwise required by law or existing company benefit plans, policies or contracts of IronNet or its subsidiaries in effect on the date of the Merger Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice with annual base compensation less than $300,000, (ii) adopt, enter into or materially amend any company benefit plan, other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of IronNet or its subsidiaries in excess of $250,000, individually, or $1,000,000 in the aggregate, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, or (iv) hire any employee of IronNet or its subsidiaries or any other individual who is providing or will provide services to IronNet or its subsidiaries other than any employee with annual base compensation below $300,000 in the ordinary course of business consistent with past practice;

•

except as set forth in the Merger Agreement, (i) fail to maintain its existence or purchase substantially all of the assets of, or a controlling equity interest in, another business entity, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses in excess of certain thresholds, or (ii) acquire assets in excess of $1,000,000 individually or $2,500,000 in the aggregate, or sell, transfer, license, assign, fail to maintain, or otherwise dispose of or encumber (A) intellectual property pertaining to the business, other than non-exclusive licenses granted in the ordinary course, (B) or material assets of IronNet or its subsidiaries in excess of $1,000,000;

•	adopt or enter into a plan of reorganization of IronNet or its subsidiaries (other than those contemplated by the Merger Agreement);

•

make any capital expenditures (or commitment to make any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with IronNet’s annual capital expenditure budget for periods following the date hereof;

•

make any loans or advances to any person, except for reimbursement or advance payment of ordinary course business expenses, in each case made to employees or officers of IronNet or its subsidiaries made in the ordinary course of business consistent with past practice, or terminate or forgive any loans or advance made by the Company to any Person;

•

make or change any material tax election or adopt or change any material tax accounting method, file any amendment to any income tax return or other material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes, enter into any tax sharing or similar arrangement, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability of LGL and its affiliates after the closing;

•

enter into any collective bargaining agreement with any union or other labor organization or recognize any Person as the collective bargaining representative of any group of employees at the Company or any subsidiary;

•	conduct any mass-layoff or plant closing;

•

take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the Business Combination;

•

enter into any agreement that restricts the ability of IronNet or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;

•

enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate, or make any change, waive, terminate or modify any agreement set forth in the schedules to the Merger Agreement;

•

waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed $750,000 in the aggregate;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, other than as set forth in the Merger Agreement;

•

make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of IronNet or its subsidiaries, except insofar as may have been required by a change in GAAP or law;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to IronNet and its subsidiaries and their assets and properties as of the date of the Merger Agreement; and

•	enter into any agreement to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including covenants in connection with:

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	the preparation and filing by LGL and IronNet of the notification required of each of them under the HSR Act and similar laws in connection with the transactions contemplated by the Merger Agreement;

•	termination of certain agreements between IronNet and its stockholders;

•	IronNet’s waiver of its rights to make claims against LGL to collect from the trust fund established for the benefit of public stockholders for any monies that may be owed to IronNet by LGL;

•

the preparation and filing by LGL of this proxy statement/prospectus with IronNet’s cooperation to solicit proxies from LGL stockholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;

•	compliance by LGL in all material respects with its reporting obligations under applicable securities laws;

•	IronNet’s obligation to provide reasonable cooperation, assistance and information in connection with any necessary Private Placement investment;

•	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of LGL and IronNet;

•

IronNet’s use of commercially reasonable efforts to enter into a warrant termination agreement with Silicon Valley Bank, in form and substance reasonably acceptable to LGL, pursuant to which Silicon Valley Bank agrees to exercise its warrant (including by way of cashless exercise) effective immediately prior to the effective time of the Merger;

•	IronNet’s obligation to solicit approval via written consent of its stockholders to the Business Combination;

•	each party’s obligation to use reasonable best efforts to effect the intended tax treatment of the Business Combination;

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LGL’s obligation to take reasonable best efforts to ensure that LGL common stock and LGL warrants remain listed on a national securities exchange and cause the LGL common stock issued as merger consideration and the LGL common stock underlying exchanged IronNet options and IronNet warrants to be approved for listing on the NYSE;

•	LGL’s obligation prior to closing to approve and adopt a management incentive equity plan in such form as may be mutually agreed by LGL and IronNet;

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LGL’s post-closing obligation, for a period of twelve months after the closing of the Business Combination, provide each employee of IronNet a base salary, base wage rate, incentive compensation and other compensation and employee benefits (excluding equity compensation and long-term incentives) that are no less favorable to such employee prior to the closing of the Business Combination, and to provide certain other benefits to the employees of IronNet; and

•	LGL’s obligation to amend its amended and restated certificate of incorporation and bylaws as described elsewhere herein.

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LGL’s and IronNet’s obligations to not to any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with any other party concerning or related to an offer or proposal related to a business combination other than the Business Combination between LGL and IronNet.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval thereof by LGL stockholders. In addition, each party’s obligation to consummate the Business Combination is conditioned upon, among other things:

•	all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities having been procured or made, as applicable;

•

no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or statute, rule or regulation being in force that enjoins or prohibits the consummation of the Business Combination;

•	LGL providing the holders of public shares the opportunity to redeem such shares;

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LGL having at least $5,000,001 of net tangible assets remaining prior to the Business Combination after taking into account any redemptions by holders of LGL common stock that properly demand that LGL redeem their public shares for their pro rata share of the trust account prior to the closing of the Business Combination;

•

the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC that remains pending;

•

the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party in all material respects as of or prior to the closing;

•	approval of the Business Combination by LGL stockholders; and

•	approval of the Business Combination by IronNet stockholders.

Conditions to Closing of IronNet

The obligations of IronNet to consummate the Business Combination are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of LGL and Merger Sub (subject to certain bring-down standards);

•	performance of the covenants of LGL and Merger Sub to be performed by such parties in all material respects as of or prior to the closing;

•

LGL filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws, each in substantially the form as attached to the Merger Agreement;

•	LGL executing the Registration Rights Agreement;

•	the covenants of the Sponsor contained in the Sponsor Support Agreement and the Sponsor Agreement Amendment having been performed in all material respects;

•

the LGL common stock to be issued pursuant to the Merger Agreement and underlying the exchanged IronNet options and IronNet warrants having been approved for listing on a national securities exchange; and

•

the amount of cash available to LGL as of immediately prior to the closing shall not be less than $125 million after giving effect to payment of amounts that LGL will be required to pay to redeeming stockholders upon consummation of the Business Combination and the aggregate proceeds received from the Private Placement.

LGL’s and Merger Sub’s Conditions to Closing

The obligations of LGL and Merger Sub to consummate the Business Combination are also conditioned upon, among other things:

•	the accuracy of the representations and warranties of IronNet (subject to certain bring-down standards);

•	performance of the covenants of IronNet to be performed by IronNet in all material respects as of or prior to the closing; and

•	all directors of IronNet that will not continue as directors of the Combined Company having executed and delivered to LGL letters of resignation.

Waiver

If permitted under applicable law, LGL or IronNet may waive any inaccuracies in the representations and warranties made to such party and contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement. However, pursuant to LGL’s existing amended and restated certificate of incorporation, the condition requiring that LGL have at least $5,000,001 of net tangible assets may not be waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

•	by mutual written consent of LGL and IronNet;

•

by either LGL or IronNet if the transactions are not consummated on or before the later of November 12, 2021 and such later date as LGL stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date;

•

by either LGL or IronNet if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statue, rule or regulation, provided that the terminating party shall not have been the primary cause thereof;

•

by either LGL or IronNet if the other party has breached any of its representations, warranties or covenants, such that the closing conditions would not be satisfied at the closing, and has not cured such breach within forty-five days (or any shorter time period that remains prior to the termination date provided in the second bullet above) of notice from the other party of its intent to terminate, provided that the terminating party is itself not in breach;

•

by LGL if IronNet stockholder approval of the Business Combination has not been obtained within three business days following the date that this proxy statement/prospectus is disseminated by IronNet to its stockholders; or

•

by either LGL or IronNet if, at the LGL stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to (i) U.S. Holders (as defined below) of IronNet common stock and IronNet preferred stock (collectively, “IronNet Capital Stock”) who exchange their IronNet Capital Stock for LGL common stock in the Business Combination (and does not address holders who exercise dissenter’s or appraisal rights under the DGCL), and (ii) U.S. Holders and Non-U.S. Holders (as defined below) of LGL Class A common stock of electing to have their Class A common stock redeemed for cash upon the closing of the Business Combination. Holders of IronNet Capital Stock that are not U.S. Holders should consult their tax advisors as to the tax consequences of the Business Combination. This discussion applies only to shares of LGL Class A common stock and shares of IronNet Capital Stock, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, or the potential application of special tax accounting rules under Section 451(b) of the Code, the alternative minimum tax, or the Medicare contribution tax on net investment income. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. LGL has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Business Combination.

This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, and it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark-to-market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding IronNet Capital Stock or LGL Class A common stock, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons that actually or constructively own 5% or more of our voting stock by vote or value;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•	persons who hold or received IronNet Capital Stock or LGL Class A common stock, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of IronNet Capital Stock or LGL Class A common stock, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds IronNet Capital Stock or LGL Class A common stock, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of LGL Class A common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material Tax Considerations of the Business Combination to U.S. Holders of IronNet Capital Stock

Characterization of the Business Combination

Both of IronNet and LGL intend that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In the Merger Agreement, each of IronNet and LGL agrees to use reasonable best efforts to cause the Business Combination to qualify as a reorganization, including, under certain circumstances, changing the structure of the Business Combination, and neither shall take any action, or fail to take any action, if such action or inaction would reasonably be expected to cause the Business Combination to fail to so qualify. Qualification of the Business Combination as a reorganization will depend on the relevant facts at the time of the Business Combination, including the proportion of holders of IronNet capital stock, if any, who dissent and perfect appraisal rights and, under certain circumstances, the trading price of LGL common stock. It is not a condition to the completion of the Business Combination that either LGL or IronNet receives an opinion of counsel dated as of the closing date to the effect that the Business Combination will so qualify, and the Business Combination will occur even if it does not so qualify, in which case it will be a fully taxable transaction. In connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, Paul Hastings LLP, counsel to LGL, has issued an opinion to LGL, and Cooley LLP, counsel to IronNet, has issued an opinion to IronNet, that the

Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. These opinions are prospective, dependent on future events, and based on customary assumptions and representations from LGL and IronNet, as well as certain covenants and undertakings by LGL, IronNet, and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions are incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in any such opinion or that a court would not sustain such a challenge. Neither IronNet nor LGL intends to seek or has sought any rulings from the IRS regarding the U.S. federal income tax consequences of the Business Combination. Accordingly, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the intended U.S. federal income tax treatment of the Business Combination discussed above.

U.S. Federal Income Tax Consequences for U.S. Holders

If, consistent with the opinions described above, the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. Holders of IronNet Capital Stock will be as follows:

•	a U.S. Holder will not recognize gain or loss upon the exchange of IronNet Capital Stock for LGL common stock pursuant to the Business Combination;

•

a U.S. Holder’s aggregate tax basis for the shares of LGL common stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of IronNet Capital Stock surrendered in the Business Combination;

•

the holding period of the shares of LGL common stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of IronNet Capital Stock surrendered in exchange therefor; and

•

notwithstanding the foregoing, a portion of any Earnout Shares (if any) a U.S. Holder receives more than six months after the closing of the Business Combination will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. Holder’s basis in the shares of LGL common stock received as Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. Holder’s holding period in such shares will begin on the day following the date of receipt.

As provided in Treasury Regulations Section 1.368-3(d), each U.S. Holder who receives shares of LGL common stock in the Business Combination is required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Additionally, U.S. Holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of IronNet “securities” (as defined for U.S. federal income tax purposes) or, in certain instances, IronNet “securities” with a basis of at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b).

If the Business Combination fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of IronNet Capital Stock will recognize gain or loss or equal to the difference, if any, between the fair market value of the LGL common stock received in exchange for the IronNet Capital Stock surrendered in the Business Combination and the U.S. Holder’s adjusted tax basis in such surrendered IronNet Capital Stock. Any such gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the IronNet Capital Stock surrendered in the Business Combination is more than one year as of the closing date of the Business Combination. Long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. The deductibility of capital losses is subject to limitations. The aggregate tax basis of the LGL common stock received will be equal to the fair market value of such stock upon receipt, and the holding period of the LGL common stock received will begin on the day following the date of receipt. U.S. Holders who acquired different blocks of IronNet Capital Stock at different times for different prices must calculate their bases and holding periods in their shares of IronNet Capital Stock separately for each identifiable block of such IronNet Capital Stock exchanged in the Business Combination. Gain, if any, recognized in the Business Combination with respect to the Earnout Shares received after the close of the U.S. Holder’s taxable year in which the closing of the Business Combination occurs may be eligible for reporting under the installment method. U.S. Holders are urged to consult their tax advisors regarding the availability and impact of the installment method, the imputed interest rules that will characterize a portion of the value of the Earnout Shares as ordinary interest income, and whether to elect out of the installment method.

Information Reporting and Backup Withholding

A U.S. Holder of IronNet Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on proceeds received in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. Holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. Holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies that such U.S. Holder is otherwise exempt from backup withholding. U.S. Holders of shares of IronNet Capital Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. Holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. Holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Material Tax Considerations Related to a Redemption of LGL Class A Common Stock

U.S. Holders

Redemption of Class A Common Stock.

In the event that a U.S. Holder’s LGL Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of LGL Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of LGL Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of LGL Class A common stock, the U.S. Holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as Sale of LGL Class A Common Stock” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of LGL Class A common stock generally will be treated as a sale of the Class A common stock (rather than a corporate distribution) if the redemption or purchase by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include LGL Class A common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of LGL Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of LGL Class A common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of LGL Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of LGL Class A common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LGL. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption or purchase by us.

If none of the foregoing tests is satisfied, then the redemption us will be treated as a corporate distribution and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed LGL Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as Sale of LGL Class A Common Stock. If the redemption qualifies as a sale or other taxable disposition of LGL Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the LGL Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the LGL Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the LGL Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its LGL Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its LGL Class A common stock generally will equal the U.S. Holder’s adjusted cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of LGL Class A common stock, a U.S. Holder will generally be treated as receiving a distribution. Such distributions generally will be includable in a U.S. Holder’s gross income as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its LGL Class A common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such LGL Class A common stock in the manner described above under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of LGL Class A Common Stock.”

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. It is unclear whether the redemption rights with respect to the LGL Class A common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

U.S. Information Reporting and Backup Withholding. Distributions with respect to the LGL Class A common stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the LGL Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient or certifies that the U.S. Holder is otherwise exempt from backup withholding. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

Redemption of LGL Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s share of Class A common stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of LGL Stockholders—Redemption Rights” generally will follow the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described under “—U.S. Holders—Redemption of LGL Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will be as described above under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of LGL Class A Common Stock” and “—Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s LGL Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Gain on Redemption Treated as a Sale of LGL Class A Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of LGL Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	LGL Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of LGL’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, LGL believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Taxation of Redemption Treated as a Distribution. If a redemption does not qualify as a sale of LGL Class A common stock, a Non-U.S. Holders will generally be treated as receiving a distribution. Such distributions to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute dividends for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described above under “—Non-U.S. Holders—Gain on Redemption Treated as a Sale of LGL Class A Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of LGL Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends on LGL Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on LGL Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of LGL Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of LGL Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or disposition of LGL Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on LGL Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of LGL Class A common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of IronNet and LGL, adjusted to give effect to the Business Combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

LGL and IronNet have different fiscal years. LGL’s fiscal year ends on December 31, whereas IronNet’s fiscal year ends on January 31. The unaudited pro forma condensed combined balance sheet as of April 30, 2021 combines the historical audited balance sheet of LGL as of March 31, 2021 and the historical unaudited consolidated balance sheet of IronNet as of April 30, 2021 on a pro forma basis as if the Business Combination and the other related transactions, summarized below, had been consummated on April 30, 2021.

The unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2021 combines the historical unaudited condensed statement of operations of LGL for the three months ended March 31, 2021 and the historical unaudited condensed consolidated statement of operations of IronNet for the three months ended April 30, 2021, on a pro forma basis as if the Business Combination summarized below, had been consummated on February 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 combines the historical audited statement of operations of LGL for the year ended December 31, 2020 (As Restated) and the historical audited consolidated statement of operations of IronNet for the fiscal year ended January 31, 2021 on a pro forma basis as if the Business Combination, summarized below, had been consummated on February 1, 2020.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with the following:

•

the (a) historical audited financial statements of LGL as of and for the year ended December 31, 2020 and the related notes (As Restated), which were restated on May 10, 2021 to reflect a change from LGL’s prior accounting for its Public Warrants issued in connection with, as well as its Private Warrants issued simultaneously with, its Initial Public Offering in November 2019 as liabilities instead of components of equity and (b) historical unaudited financial statements of LGL as of and for the three months ended March 31, 2021 and the related notes, both included elsewhere in this proxy statement/prospectus;

•

the (a) historical audited financial statements of IronNet as of and for the year ended January 31, 2021 and the related notes and (b) historical unaudited financial statements of IronNet as of and for the three months ended April 30, 2021 and the related notes, both included elsewhere in this proxy statement/prospectus;

•	LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus;

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	IronNet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus.

The following describes the parties to the Business Combination:

LGL Systems Acquisition Corp.

LGL is a blank check company incorporated under the laws of the State of Delaware on April 30, 2019. LGL was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. LGL is an “emerging growth company” as defined under the Securities Act and the Exchange Act. Based on its business activities, LGL is a “shell company” as defined under the Securities Act and the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

IronNet Cybersecurity, Inc.

IronNet, incorporated in the state of Delaware, combines its innovative cybersecurity products with expert services to create a platform designed to deliver the most advanced, real-time cyber defense globally, protecting both private and public sectors. IronNet’s Collective Defense platform, which features proprietary and patented technology, detects cyber anomalies, and shares anonymized threat data in real time within a secure ecosystem, providing all Collective Defense members with a previously unachievable level of visibility into potential incoming threats.

LGL Systems Merger Sub Inc.

Merger Sub is a newly-formed, wholly-owned direct subsidiary of LGL formed solely for the purposes of the Business Combination, and was incorporated in the state of Delaware. As a part of the Business Combination, at the closing, the Merger Sub will be merged with and into IronNet, and the separate corporate existence of the Merger Sub will cease.

At the date of the Merger Agreement, the authorized equity interests of Merger Sub consisted of 1,000 shares of common stock, of which 1,000 are issued and outstanding and owned by LGL as of the date of the Merger Agreement. At the time the Business Combination is effective, all the property, rights, privileges, powers, and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities, and duties of the Surviving Company.

Description of Business Combination

Pursuant to the Merger Agreement, the Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL. Upon the consummation of the Business Combination, holders of shares of IronNet common stock (after taking into account the conversion of IronNet preferred stock into IronNet common stock) will receive (or have the right to receive) shares of Combined Company Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio. Accordingly, immediately following the consummation of the Business Combination, an estimated 119,324,375 shares of Combined Company Common Stock will be issued and outstanding, and an estimated 1,078,125 shares of LGL will be reserved for the potential future issuance of the Earnout Shares, based on the following transactions contemplated by the Merger Agreement:

•

the conversion of all outstanding shares of IronNet’s convertible preferred stock into shares of IronNet common stock at the conversion rate effective at the time of the Business Combination, as calculated pursuant to the IronNet Charter;

•

the cancellation of each issued and outstanding share of IronNet common stock (including shares of IronNet common stock resulting from the conversion of IronNet’s convertible preferred stock) and the conversion into the right to receive a number of shares of Combined Company Common Stock equal to the Exchange Ratio;

•

the conversion of all outstanding IronNet options into options exercisable for shares of Combined Company Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

•

the conversion of all outstanding IronNet restricted stock units into an award of restricted stock units with respect to a number of shares of Combined Company Common Stock at the Exchange Ratio, which awards will continue to be governed by the same terms and conditions (including vesting terms) effective immediately prior to the Effective Time. The “Effective Time” is immediately upon the filing of the Certificate of Merger or at such later time as may be agreed by LGL and IronNet in writing and specified in the Certificate of Merger; and

•

during the two-year period following the closing date of Business Combination (the “Earnout Period”), IronNet may issue to former IronNet stockholders and eligible holders of IronNet options, warrants, restricted stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Business Combination) up to 1,078,125 shares of IronNet common stock upon the occurrence of the Earnout Triggering Event (defined below). The issuance of these shares would dilute all Combined Company Common Stock outstanding at that time. Based on the capital structure as of the close of Business Combination, the 1,078,125 shares issued in connection with the Earnout Triggering Event, would represent approximately 0.9% of shares outstanding, assuming no redemptions, and 1.0% of shares outstanding, assuming maximum redemptions. An “Earnout Triggering Event” means the date on which the closing volume weighted average price of one share of Combined Company Common Stock quoted on the NYSE (or the exchange on which the shares of the Combined Company Common Stock are then listed) is equal to or greater than equal to $13.00 for any ten consecutive trading days occurring after the closing date of the Business Combination and on or prior to the second anniversary date of the closing date of the Business Combination.

Other Events in Connection with the Business Combination

Other events that will take place in connection with the Business Combination are summarized below:

•

the sale and issuance of 12,500,000 shares of LGL Class A common stock to the Subscription Investors in the Private Placement at $10.00 per share, of which the Sponsor has agreed to purchase 566,000 of such shares; and

•	the surrender by the Sponsor of 1,078,125 Founder Shares to LGL for no consideration pursuant to the Sponsor Support Agreement.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, LGL will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on:

•	IronNet stockholders comprising a majority of the voting power of the Combined Company and will have the ability to determine the outcome of the election of directors of the Combined Company Board;

•	IronNet’s operations prior to the acquisition comprise the only ongoing operations of the Combined Company; and

•	IronNet’s senior management comprises all of the senior management of the Combined Company.

Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of IronNet, with the Business Combination being treated as the equivalent of IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of IronNet in future reports of the Combined Company.

The accounting treatment for the contingent obligation to issue the Earnout Shares is being evaluated to assess if the arrangement qualifies as an equity or liability classified instrument. We expect to finalize this assessment prior to the closing of the Business Combination. The Earnout Shares are expected to be classified as equity on the balance sheet, because the Earnout Triggering Event is solely based on the future value of the Combined Company Common Stock.

Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. LGL and IronNet have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the LGL stockholders approve the Business Combination. LGL’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. LGL cannot predict how many of its Public Stockholders will exercise their right to redeem their LGL Class A common Stock for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios, outlined below. The actual results may be within the parameters described by the two scenarios. The ownership percentages set forth in the table below will vary on a linear basis between the two scenarios. There can be no assurance regarding which scenario will be closest to the actual results:

•	Assuming No Redemptions Scenario — this scenario assumes that no Public Shares of LGL Class A common stock are redeemed; and

•

Assuming Maximum Redemptions Scenario — this scenario assumes that 17,250,000 Public Shares of LGL Class A common stock are redeemed for an aggregate payment of approximately $173.1 million. The maximum redemption amount is derived from the closing condition in the Merger Agreement that there be $125 million of cash available to LGL (inclusive of the cash available in LGL’s trust account (net of amounts paid to redeeming stockholders upon consummation of the Business Combination) and the $125 million of cash proceeds received from the Private Placement), which condition is expected to be satisfied given the expected proceeds from the Private Placement.

The table below summarizes the pro forma Combined Company Common Stock issued and outstanding immediately after the Business Combination and assumes the settlement of all Combined Company restricted stock units issued in exchange for IronNet restricted stock units and the exercise of all Combined Company stock options issued in exchange for IronNet options, presented under the two scenarios:

	Pro Forma Combined (Assuming No Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Shares	%	Shares	%
IronNet securityholders	86,340,000	72.3%	86,340,000	84.6%
LGL Public Stockholders	17,250,000	14.5%	—	0.0%
Sponsor(1)	3,800,375	3.2%	3,800,375	3.7%
Subscription Investors, other than Sponsor(1)	11,934,000	10.0%	11,934,000	11.7%

Total	119,324,375	100%	102,074,375	100%

(1)

Reflects the sale and issuance of 12,500,000 shares of LGL Class A common stock to the Subscription Investors in the Private Placement at $10.00 per share, of which the Sponsor has agreed to purchase 566,000 of such shares.

If outcomes are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those differences could be material.

IronNet Cybersecurity, Inc.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of April 30, 2021

(Amounts in thousands of U.S. dollars, except per share data)

	LGL Systems Acquisition Corp. (Historical)	IronNet Cybersecurity, Inc. (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Assets
Current Assets:
Cash and Cash Equivalents	$660	$18,973	$173,102	2a	$287,061	$(173,102)	2m	$113,959
			125,000	2b
			(6,038)	2f
			(24,636)	2g
Accounts Receivable	—	411	—		411	—		411
Unbilled Receivable	—	1,978	—		1,978	—		1,978
Related Party Receivables and Loan Receivables	—	4,043	—		4,043	—		4,043

Account and Loan Receivables	—	6,432	—		6,432	—		6,432
Inventory	—	2,097	—		2,097	—		2,097
Deferred Costs	—	2,989	—		2,989	—		2,989
Prepaid Warranty	—	1,033	—		1,033	—		1,033
Prepaid Expenses and Other Current Assets	74	2,860	—		2,934	—		2,934

Total Current Assets	734	34,384	267,428		302,546	(173,102)		129,444
Non-Current Assets:
Deferred Costs	—	2,064	—		2,064	—		2,064
Property and Equipment, Net	—	3,310	—		3,310	—		3,310
Prepaid Warranty	—	682	—		682	—		682
Deposits and Other Assets	54	341	—		395	—		395
Marketable Securities Held In Trust	173,102	—	(173,102)	2a	—	—		—

Total Assets	$173,890	$40,781	$94,326		$308,997	$(173,102)		$135,895

Liabilities
Current Liabilities:
Accounts Payable	—	3,284	5	2e	3,289	—		3,289
Accrued Expenses	—	3,322	1,121	2e	4,443	—		4,443
Accounts Payable and Accrued Expenses	1,126	—	(1,126)	2e	—	—		—
Deferred Revenue	—	14,175	—		14,175	—		14,175
Deferred Rent	—	141	—		141	—		141
Short-Term PPP Loan	—	5,580	—		5,580	—		5,580
Income Tax Payable	10	146	—		156	—		156
Other Current Liabilities	—	689	—		689	—		689

Total Current Liabilities	1,136	27,337	—		28,473	—		28,473
Long-Term Liabilities:
Deferred Rent	—	887	—		887	—		887
Deferred Revenue	—	22,055	—		22,055	—		22,055
Long-Term PPP Loan	—	—	—		—	—		—
Warrant Liabilities	17,576	—	—		17,576	—		17,576
Deferred Underwriting Fee Payable	6,038	—	(6,038)	2f	—	—		—
Other Long-Term Liabilities	—	690	—		690	—		690

Total Liabilities	24,750	50,969	(6,038)		69,681	—		69,681

	LGL Systems Acquisition Corp. (Historical)	IronNet Cybersecurity, Inc. (Historical)	Pro Forma Transaction Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Commitment and Contingencies
Class A common stock subject to possible redemption	144,139	—	(144,139)	2c	—	—		—
Series A preferred stock	—	32,500	(32,500)	2h	—	—		—
Series B preferred stock	—	146,098	(146,098)	2h	—	—		—
Shareholders’ Equity:
Preferred stock	—	—	—		—	—		—
Class A common stock (LGL)	0	—	(0)	2k	—	—		—
Class B convertible common stock (LGL)	0	—	(0)	2j	—	—		—
			(0)	2k
Class A Common stock (IronNet)	—	4	3	2h	—	—		—
			2	2i
			(9)	2l
Class B Common stock (IronNet)	—	2	(2)	2i	—	—		—
Ironnet, Inc. Common Stock	—	—	1	2b	12	(2)	2m	10
			1	2c
			1	2k
			9	2l
Additional Paid-In Capital	10,125	2,487	124,999	2b	430,583	(173,100)	2m	357,483
			144,138	2c
			(5,124)	2d
			—	2l
			(24,636)	2g
			178,594	2h
			0	2j
Accumulated Other Comprehensive Income	—	37	—		37	—		37
Accumulated Deficit	(5,124)	(190,539)	5,124	2d	(190,539)	—		(190,539)
Less: Subscription Notes Receivable	—	(777)	—		(777)	—		(777)

Total Shareholders’ Equity (Deficit)	5,001	(188,786)	423,101		239,316	(173,102)		66,214

Total Liabilities and Equity	$173,890	$40,781	$94,326		$308,997	$(173,102)		$135,895

IronNet Cybersecurity, Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended April 30, 2021

(Amounts in thousands of U.S. dollars, except per share data)

	LGL Systems Acquisition Corp. (Historical)	IronNet Cybersecurity, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
Software, subscription and support revenue	$—	$6,137	$—		$6,137	$—	$6,137
Professional services revenue	—	240	—		240	—	240

Total revenue	—	6,377	—		6,377	—	6,377
Cost of software, subscription and support revenue	—	1,754	—		1,754	—	1,754
Cost of services revenue	—	184	—		184	—	184

Total cost of revenue	—	1,938	—		1,938	—	1,938

Gross Profit	—	4,439	—		4,439	—	4,439
Operating expenses
Research and development	—	6,891	—		6,891	—	6,891
Sales and marketing	—	7,149	—		7,149	—	7,149
General and administrative	—	5,720	1,134	3c	6,854	—	6,854
Operating and formation costs	1,134	—	(1,134)	3c	—	—	—

Total operating expenses	1,134	19,760	—		20,894	—	20,894
Operating loss	(1,134)	(15,321)	—		(16,455)	—	(16,455)
Other income, net	—	(121)	—		(121)	—	(121)
Interest income	3	—	(3)	3a	—	—	—
Change In Fair Value of Warrant Liabilities	5,861	—	—		5,861	—	5,861

Income (loss) before provision for income taxes	4,730	(15,442)	(3)		(10,715)	—	(10,715)
Benefit from (provision for) income taxes	54	(58)	(54)	3b	(58)	—	(58)

Net Income (loss)	$4,784	$(15,500)	$(57)		$(10,773)	$—	$(10,773)

Weighted average shares outstanding, basic	7,674,421	54,544,872	—		119,324,375	—	102,074,375
Weighted average shares outstanding, diluted	7,674,421	54,544,872	—		119,324,375	—	102,074,375
Basic net (loss) income per common share	$0.62	$(0.28)	$—		$(0.09)	$—	$(0.11)
Diluted net (loss) income per common share	$0.62	$(0.28)	$—		$(0.09)	$—	$(0.11)

IronNet Cybersecurity, Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended January 31, 2021

(Amounts in thousands of U.S. dollars, except per share data)

	LGL Systems Acquisition Corp. (Historical) (As Restated)	IronNet Cybersecurity, Inc. (Historical)	Pro Forma Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
Software, subscription and support revenue	$—	$24,701	$—		$24,701	$—	$24,701
Professional services revenue	—	4,526	—		4,526	—	4,526

Total revenue	—	29,227	—		29,227	—	29,227
Cost of software, subscription and support revenue	—	5,393	—		5,393	—	5,393
Cost of services revenue	—	1,629	—		1,629	—	1,629

Total cost of revenue	—	7,022	—		7,022	—	7,022

Gross Profit	—	22,205	—		22,205	—	22,205
Operating expenses
Research and development	—	25,754	—		25,754	—	25,754
Sales and marketing	—	30,381	—		30,381	—	30,381
General and administrative	—	21,347	630	3c	21,977	—	21,977
Formation and operating costs	630	—	(630)	3c	—	—	—

Total operating expenses	630	77,482	—		78,112	—	78,112
Operating loss	(630)	(55,277)	—		(55,907)	—	(55,907)
Other income, net	—	(19)	—		(19)	—	(19)
Interest income	809	—	(809)	3a	—	—	—
Change In Fair Value of Warrant Liabilities	(8,971)	—	—		(8,971)	—	(8,971)

Loss before provision for income taxes	(8,792)	(55,296)	(809)		(64,897)	—	(64,897)
Provision for income taxes	(38)	(77)	38	3b	(77)	—	(77)

Net loss	$(8,830)	$(55,373)	$(771)		$(64,974)	$—	$(64,974)

Weighted average shares outstanding, basic	6,703,614	53,928,489	—		119,324,375	—	102,074,375
Weighted average shares outstanding, diluted	6,703,614	53,928,489	—		119,324,375	—	102,074,375
Basic net (loss) income per common share	$(1.39)	$(1.03)	$—		$(0.54)	$—	$(0.64)
Diluted net (loss) income per common share	$(1.39)	$(1.03)	$—		$(0.54)	$—	$(0.64)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, LGL will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on:

•	IronNet stockholders comprising a majority of the voting power of the Combined Company and will have the ability to determine the outcome of the election of directors of the Combined Company Board;

•	IronNet’s operations prior to the acquisition comprising the only ongoing operations of the Combined Company; and

•	IronNet’s senior management comprising all of the senior management of the Combined Company.

Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of IronNet with the Business Combination treated as the equivalent of IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of IronNet in future reports of the Surviving Company.

The unaudited pro forma condensed combined balance sheet as of April 30, 2021 gives pro forma effect to the Business Combination and the other events contemplated by the Merger Agreement as if they had been consummated on April 30, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2021 and year ended January 31, 2021 give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had been consummated on February 1, 2020.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the (a) historical audited financial statements of LGL as of and for the year ended December 31, 2020 and the related notes (As Restated), which were restated on May 10, 2021 to reflect a change from LGL’s prior accounting for its Public Warrants issued in connection with, as well as its Private Warrants issued simultaneously with, its Initial Public Offering in November 2019 as liabilities instead of components of equity and (b) historical unaudited financial statements of LGL as of and for the three months ended March 31, 2021 and the related notes, both included elsewhere in this proxy statement/prospectus;

•

this (a) historical audited financial statements of IronNet as of and for the year ended January 31, 2021 and the related notes and (b) historical unaudited financial statements of IronNet as of and for the three months ended April 30, 2021 and the related notes, both included elsewhere in this proxy statement/prospectus;

•	LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus;

•	IronNet’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The post-closing accounting treatment of LGL’s Public Warrants and Private Warrants are being evaluated to assess if the arrangements qualify as equity classified instruments or liability classified instruments upon the close of the Business Combination. We expect to finalize our assessment of the accounting treatment prior to the closing. Currently they are treated as and are reflected in the unaudited pro forma financial information as liability classified instruments.

The post-closing accounting treatment for the contingent obligation to issue the Earnout Shares is being evaluated to assess if the arrangement qualifies as an equity or liability classified instrument. We expect to finalize this assessment prior to the closing of the Business Combination. Currently it is expected to be treated as, and is reflected in the unaudited pro forma financial information as, an equity classified instrument.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to IronNet’s additional paid-in capital and are assumed to be cash settled.

2.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of April 30, 2021 are as follows:

a)

Reflects the reclassification of $173.1 million of cash and cash equivalents held in LGL’s trust account that becomes available for transaction consideration, transaction expenses and the operating activities following the Business Combination assuming no redemptions.

b)	Reflects the gross cash proceeds from the Private Placement of 12.5 million shares of LGL common stock for $125.0 million from Subscription Investors.

c)	Represents the reclassification of $144.1 million of LGL Class A common stock subject to possible redemption to permanent equity immediately prior to the closing assuming no redemptions.

d)	Reflects the elimination of $5.1 million of LGL’s historical accumulated deficit.

e)	Reflects the reclassification of LGL’s financial statement line items to mirror those of IronNet’s, the accounting acquirer.

f)

Reflects the payment of $6.0 million of deferred underwriters’ fees incurred during LGL’s IPO due upon the Closing. The amount of the deferred underwriters’ fee will not be reduce as a result of redemptions of Public Shares.

g)

Represents the preliminary estimated direct and incremental transaction costs of $24.6 million incurred prior to, or concurrent with the Closing, in addition to the $6.0 million of deferred underwriting fees related to the LGL Initial Public Offering as described in adjustment (f).

h)	Reflects the conversion of IronNet convertible preferred stock into IronNet Class A Common Stock pursuant to the conversion rate effective immediately prior to the Effective Time.

i)	Reflects the conversion of 17,606,830 shares of IronNet’s Class B Common Stock into shares of IronNet’s Class A Common Stock.

j)	Reflects the forfeiture of 25% (1,078,125) of the outstanding Founder Shares pursuant to the Sponsor Support Agreement (the “Forfeiture”).

k)	Reflects the conversion of the remaining 3,234,375 Founder Shares after the forfeiture.

l)	Represents the recapitalization of common shares between IronNet Class A Common Stock, LGL Class A Common Stock and Additional Paid-In Capital.

The additional pro forma adjustment assuming maximum redemptions is as follows:

m)

Represents the maximum redemptions scenario in which 17,250,000 shares of Common Stock are redeemed for $173.1 million allocated to common stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of $173.1 million).

3.	Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended April 30, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2021 are as follows:

a)	Represents the elimination of $2.6 thousand of interest income on LGL’s trust account and unrealized gains (losses) on securities held within the trust.

b)	Represents the elimination of LGL’s benefit from income taxes.

c)	Represent the reclassification of $1.1 million of Operating and Formation costs to General and Administrative costs.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended January 31, 2021

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended January 31, 2021 are as follows:

a)	Represents the elimination of $808.5 thousand of interest income on LGL’s trust account and unrealized gains (losses) on securities held within the trust.

b)	Represents the income tax impact of the elimination of investment income related to the investments held in the LGL Trust Account.

c)	Represent the reclassification of $629.7 thousand of Operating and Formation costs to General and Administrative costs.

4.	Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since February 1, 2020. As the Business Combination is being reflected as if it had occurred as of February 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Following the closing of the Business Combination, the eligible IronNet equity holders will have the right to receive up to 1,078,125 Earnout Shares, issuable upon the occurrence of the Earnout Triggering Event during the Earnout Period. Because the Earnout Shares are contingently issuable based upon the share price of the Combined Company reaching specified thresholds that have not been achieved, the Earnout Shares have been excluded from basic and diluted pro forma net loss per share.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended January 31, 2021 and the three months ended April 30, 2021:

	For the three months ended April 30, 2021		For the year ended January 31, 2021
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
In thousands, except per share data
Pro forma net income attributable to common shareholders—basic	$(10,773)	$(10,773)	$(64,974)	$(64,974)
Basic weighted average shares outstanding	119,324	102,074	119,324	102,074
Pro Forma Basic Earnings (Loss) Per Share	$(0.09)	$(0.11)	$(0.54)	$(0.64)
Pro forma net income attributable to common shareholders—diluted	$(10,773)	$(10,773)	$(64,974)	$(64,974)

Diluted weighted average shares outstanding	119,324	102,074	119,324	102,074
Pro Forma Diluted Earnings (Loss) Per Share	$(0.09)	$(0.11)	$(0.54)	$(0.64)
Pro Forma Basic and Diluted Weighted Average Shares
LGL Common Stock	21,050	3,800	21,050	3,800
Total LGL	21,050	3,800	21,050	3,800
Shares Issued to IronNet	86,340	86,340	86,340	86,340
PIPE Shareholders	11,934	11,934	11,934	11,934

Total Pro Forma Basic Weighted Average Shares	119,324	102,074	119,324	102,074

Total Pro Forma Diluted Weighted Average Shares	119,324	102,074	119,324	102,074

PROPOSAL NO. 2—THE LGL CHARTER PROPOSALS

Overview

If the Business Combination is consummated, LGL will replace its current amended and restated certificate of incorporation, or the Existing Certificate, with the proposed certificate of incorporation, or Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B. In the judgment of LGL’s board of directors, the adoption of the Proposed Charter is necessary to adequately address the needs of the Combined Company.

The LGL Charter Proposals are comprised of the following amendments to the Existing Certificate:

•	Name Change Charter Amendment—To change LGL’s name to “IronNet, Inc.”;

•	Authorized Share Charter Amendment—To increase the number of authorized shares of LGL common stock and “blank check” preferred stock;

•	Actions by Stockholders Charter Amendment— To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Corporate Opportunity Charter Amendment—To eliminate the current limitations in place on the corporate opportunity doctrine;

•	Voting Thresholds Charter Amendment—To increase the required vote thresholds to approve certain amendments to the certificate of incorporation and bylaws to 66 2/3%; and

•

Additional Charter Amendment—To approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Certificate and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Certificate	Proposed Charter
Name Change	LGL’s current name is LGL Systems Acquisition Corp.	Under the Proposed Charter, LGL will change its name to IronNet, Inc.

Purpose	The Existing Certificate provides that the purpose of LGL shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon LGL by law and those incidental thereto, LGL shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of LGL including, but not limited to, “its initial business combination”.	The Proposed Charter will provide that the purpose of the Combined Company shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Authorized Shares of Common Stock	The Existing Certificate authorizes the issuance of up to 75,000,000 shares of LGL Class A common stock, par value $0.0001	The Proposed Charter will authorize the issuance of up to 500,000,000 shares of

	Existing Certificate	Proposed Charter
	per share, and 10,000,000 shares of LGL Class B common stock, par value $0.0001 per share.	Combined Company Common Stock, par value $0.0001 per share.

Blank Check Preferred Stock	The Existing Certificate authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.	The Proposed Charter will authorize the issuance of up to 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, the designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions of which may be designated from time to time by the Combined Company Board.

Classified Board	The Existing Certificate provides for three classes of directors, with the term for Class A directors expiring at the first annual meeting of the stockholders, the term for Class B directors expiring at the second annual meeting of the stockholders and the term for Class C directors expiring at the third annual meeting of the stockholders.	The Proposed Charter will continue to provide for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders, the term for Class II directors expiring at the second annual meeting of the stockholders and the term for Class III directors expiring at the third annual meeting of the stockholders.

Actions by Stockholders Amendment	The Existing Certificate provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to LGL Class B common stock.	The Proposed Charter will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.

Corporate Opportunity Amendment	The Existing Certificate limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity.

Bylaw Amendments	Under the Existing Certificate, LGL’s board of directors and its stockholders may amend LGL’s bylaws. Since the Existing Certificate does not specify the required vote of stockholders necessary to approve amendments to the LGL’s bylaws. LGL’s bylaws govern the vote required to approve such amendments, and LGL’s bylaws only require the vote of the holders of a majority of the stock represented and entitled to vote at a meeting where a quorum is present.	The Proposed Charter will provide that any amendment to the Combined Company’s bylaws will require the approval of either the Combined Company Board or the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Charter Amendment	Prior to an “initial business combination”, the Existing Certificate provides that any amendment to the business combination provisions in Section 6 of the Existing Certificate will require the approval of the	The Proposed Charter will provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock

	Existing Certificate	Proposed Charter
	holders of at least 65% of all outstanding shares of LGL common stock.	entitled to vote in an election of directors, voting together as a single class.

Provisions Specific to a Blank Check Company	The Existing Certificate prohibits LGL from entering into an “initial business combination” with another blank check company or similar company with nominal operations.	The Proposed Charter will not include this blank check company provision because the terms governing LGL’s consummation of an initial business combination will not be applicable following consummation of the Business Combination.

Reasons for the Amendments to the Existing Certificate

Name Change

Changing the post-combination corporate name from “LGL Systems Acquisition Corp.” to “IronNet, Inc.” is desirable to reflect the Business Combination with IronNet and to clearly identify the Combined Company as the publicly traded entity. Additionally, LGL’s board of directors believes the name of the post-combination company should more closely align with the name of the existing operating business of IronNet.

Purpose

The Proposed Charter’s purpose is more appropriate for a public operating company.

Combined Company Common Stock

Under the Existing Certificate, upon the closing of the Business Combination, all outstanding shares of LGL Class B common stock are automatically convertible into shares of LGL Class A common stock on a one-for-one basis. As a result, only one class of LGL common stock would be outstanding upon the closing of the Business Combination. The Proposed Charter provides that each outstanding share of LGL Class A common stock and LGL Class B common stock will be automatically converted and reclassified into one outstanding share of Combined Company Common Stock.

The greater number of authorized shares of Combined Company Common Stock will be used to issue shares to the PIPE Subscribers and to employees of the Combined Company under the 2021 Plan and the ESPP, each as proposed to be adopted by LGL in connection with the Business Combination, and for general corporate purposes. Additionally, LGL’s board of directors believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board were to determine that a takeover proposal was not in the best interests of the Combined Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Blank Check Preferred Stock

LGL’s board of directors believes that these shares of “blank check” preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock of the Combined Company. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board was to determine that a takeover proposal was not in the best interests of the Combined Company, such preferred stock could be issued by the Combined Company Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Company Board to issue the authorized preferred stock on its own volition will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, the Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Classified Board

The classification of the Combined Company Board will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with the Combined Company and, therefore, be familiar with its business and operations. LGL’s board of directors also believes that this classification will assist the Combined Company Board in protecting the interests of the Combined Company Stockholders in the event of an unsolicited offer for the Combined Company by encouraging any potential acquirer to negotiate directly with the Combined Company Board.

The classification of the Combined Company Board may also increase the amount of time required for a takeover bidder to obtain control of the Combined Company without the cooperation of the Combined Company Board, even if the takeover bidder were to acquire a majority of the voting power of the Combined Company’s outstanding voting stock. Without the ability to obtain immediate control of the Combined Company Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Combined Company. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the Combined Company Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Combined Company Board, the classification of the Combined Company Board could be viewed as tending to perpetuate present management. Notwithstanding the foregoing, LGL’s board of directors believes that by forcing potential bidders to negotiate with the Combined Company Board for a change of control transaction, the Combined Company Board will be better able to maximize stockholder value in any change of control transaction. LGL’s board of directors is not aware of any present or threatened third-party plans to gain control of the Combined Company, and this proposal is not being recommended in response to any such plan or threat.

Actions by Stockholders Amendment

The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Proposed Charter or bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting the notice periods determined by the Combined Company Board pursuant to the bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. LGL’s board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Section 122(17) of the DGCL expressly permits Delaware corporations, such as LGL, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Certificate currently provides that:

•

LGL renounced any interest or expectancy in, or being offered an opportunity to participate in, any business opportunities that are presented to it or its officers, directors or stockholders or affiliates thereof, including but not limited to, its sponsor and its affiliates, except as may be prescribed by any written agreement with it; and

•

LGL’s officers and directors will not be liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty by reason of any of LGL’s activities or any of its sponsor or its affiliates to the fullest extent permitted by Delaware law.

The Proposed Charter will be silent on the issue of the application of the doctrine of corporate opportunity. The removal of the corporate opportunity doctrine provisions will ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to the Combined Company for themselves without first disclosing the opportunity to the Combined Company Board and giving the Combined Company Board the opportunity to decline the opportunity on behalf of the Combined Company.

Voting Thresholds Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to (a) certain provisions of the Proposed Charter and (b) the Combined Company’s bylaws not approved by the Combined Company Board is intended to protect key provisions of the Proposed Charter and the Combined Company’s bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to LGL’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and LGL’s board of directors believes it is the most appropriate period for the Combined Company. In addition, certain other provisions in the Existing Certificate require that proceeds from the Initial Public Offering be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding Public Shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

Under the Merger Agreement, the approval of the LGL charter proposals is a condition to the adoption of the Business Combination proposal and the other Required Proposals and vice versa. Accordingly, unless waived by the parties to the Merger Agreement, if the Business Combination proposal or any of the other Required Proposals is not approved, the LGL charter proposals will not be presented at the special meeting.

Each of the six separate charter proposals described above needs to be approved in order for the LGL charter proposals to be considered to have been approved. The approval of each of the LGL charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) on the LGL Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock on the LGL Record Date. Failure to submit a proxy or to vote at the LGL special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against each of the LGL charter proposals.

A copy of the Proposed Charter, as will be in effect assuming approval of all of the LGL charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

The Sponsor has agreed to vote its shares of LGL common stock in favor of each of the LGL charter proposals. See the section titled “The Merger Agreement — Related Agreements — Sponsor Support Agreement.”

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE LGL CHARTER PROPOSALS.

PROPOSAL NO. 3—THE NYSE PROPOSAL

For purposes of complying with Rule 312.03 of the NYSE Listed Company Manual, our stockholders are being asked to approve the issuance of 86,340,000 shares of LGL common stock pursuant to the Business Combination and the issuance of an aggregate of 12,500,000 shares of LGL Class A common stock to the Subscription Investors pursuant to the Subscription Agreements in the Private Placement. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of LGL common stock for $5,660,000.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including (a) if such common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock, (b) if such common stock is issued to a related party and the number of shares of common stock to be issued exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance (or, if the related party is classified as such solely because such person is a substantial security holder and the issuance relates to sale of stock for cash at a price at least as great as each of the book and market value of the common stock, exceeds five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance) and (c) if such issuance will result in a change of control of the issuer.

For a summary of the Subscription Agreements, please see the section entitled “Proposal No. 1—The Business Combination—Related Agreements—Subscription Agreements” beginning on page 87. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information regarding the Subscription Agreements. You are urged to read carefully the form of Subscription Agreement in its entirety before voting on this Proposal.

Pursuant to the Subscription Agreements, we will issue (x) shares to the Subscription Investors that will exceed 20% of the voting power outstanding before such issuances and (y) shares to certain related parties that will exceed one percent of the number of common stock and one percent of the voting power outstanding before the issuance. In addition, the issuance of our voting common stock to the Subscription Investors could be deemed to result in a change of control of LGL. As a result, LGL is required to obtain stockholder approval of such issuances pursuant to Rule 312.03 of the NYSE Listed Company Manual.

Required Vote of LGL Stockholders

The approval of the NYSE Proposal will require the affirmative vote of a majority of the votes cast on the NYSE proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting). Failure to vote by proxy or at the special meeting will have no effect on the outcome of the vote on the incentive plan proposal. Pursuant to NYSE policy, abstentions will count as votes cast and, accordingly, will have the same effect as a vote “AGAINST” the NYSE proposal.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 4—THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, eleven (11) directors will be elected to be the directors of LGL (also referred to as the Combined Company post-Business Combination) upon consummation of the Business Combination. The Combined Company Board will be divided into three classes, designated Class I, II and III, with a single class being elected each year. The Combined Company Board will consist of                 , as Class I directors,                 , as Class II directors and                 , as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management of the Combined Company.” Each nominee has agreed to being named in this proxy statement/prospectus and to serve as a director of the Combined Company if elected.

If the Business Combination proposal is not approved or any of the LGL charter proposals are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the special meeting.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by its charter documents and the laws of the State of Delaware.

Required Vote of LGL Stockholders to Elect Directors

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL NO. 5—THE INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 5, LGL is asking its stockholders to approve the IronNet, Inc. 2021 Equity Incentive Plan, or the 2021 Plan. LGL’s board of directors approved the 2021 Plan on                 , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the LGL stockholders, it will not become effective and no awards will be granted thereunder and the Combined Company Board will be able to grant awards under the IronNet, Inc. 2014 Equity Incentive Plan, which we refer to herein as the “2014 Plan.” If the 2021 Plan is approved by the stockholders, no awards will be granted under the 2014 Plan following the Closing. The 2021 Plan is described in more detail below.

General Information

The purpose of the 2021 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Combined Company Common Stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by LGL’s stockholders is required, among other things, in order to comply with NYSE rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Incentive Plan Proposal is approved by LGL’s stockholders, the 2021 Plan will become effective as of the closing of the Business Combination. In the event that LGL’s stockholders do not approve this proposal, the 2021 Plan will not become effective.

The Combined Company’s equity compensation program, as implemented under the 2021 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2021 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.

If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately                  shares, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “—Description of the IronNet, Inc. 2021 Equity Incentive Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to     % of shares of the Combined Company Common Stock outstanding (or a lesser number determined by the Combined Company Board). LGL’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the IronNet, Inc. 2021 Equity Incentive Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex D and incorporated by reference in its entirety. LGL stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility

Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of IronNet’s approximately                  employees, directors and consultants (as of                 , 2021) will be eligible to receive awards following the closing.

Awards

The 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.

Authorized Shares

Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed                  shares of Combined Company Common Stock. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Plan will automatically increase on February 1 of each year, beginning on February 1, 2022 and continuing through and including February 1, 2031, in an amount equal to (1)     % of the sum of (i) the total number of shares of Combined Company Common Stock outstanding on the immediately preceding January 31, plus (ii) the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Plan as of the immediately preceding January 31, or (2) a lesser number of shares of Combined Company Common Stock determined by the Combined Company Board prior to the date of the increase. The maximum number of shares of Combined Company Common Stock that may be issued upon the exercise of ISOs under the 2021 Plan is                  shares. As of                 , 2021, the LGL Record Date, the closing price of LGL Class A common stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the NYSE was $         per share.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Combined Company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $         in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such calendar year, $         in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option or stock appreciation right may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in exchange for services or any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company Common Stock, a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or another agreement between the participant and the Combined Company or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as otherwise provided in the applicable award agreement or another agreement between the participant and the Combined Company or by the plan administrator, if a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may receive any or all of the shares of Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of the Combined Company’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Combined Company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Combined Company Common Stock other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under the Combined Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Combined Company Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction (“current participants”), the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

The Combined Company Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Company Stockholders. No ISOs may be granted after the tenth anniversary of the date LGL’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2021 Plan, which will not become effective until the closing date of the Business Combination. No awards will be issued under the 2021 Plan prior to such date. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is or was previously employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to the Combined Company

Compensation of Covered Employees

The ability of the Combined Company to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of a corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, LGL cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Equity Compensation Plan Information

As of December 31, 2020, LGL had no compensation plans (including individual compensation arrangements) under which equity securities of LGL were authorized for issuance.

Registration with the SEC

If the 2021 Plan is approved by LGL’s stockholders and becomes effective, the Combined Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Required Vote of LGL Stockholders

If the Business Combination proposal is not approved, the incentive plan proposal will not be presented at the special meeting. The approval of the incentive plan proposal will require the affirmative vote of a majority of the votes cast on the incentive plan proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting). Failure to vote by proxy or at the special meeting will have no effect on the outcome of the vote on the incentive plan proposal. Pursuant to NYSE policy, abstentions will count as votes cast and, accordingly, will have the same effect as a vote “AGAINST” the incentive plan proposal.

The Sponsor has agreed to vote its shares of LGL common stock in favor of the incentive plan proposal. See the section titled “Other Agreements Related to the Business Combination Agreement—Sponsor Support Agreement” for more information.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE ESPP PROPOSAL

Overview

In this Proposal No. 6, LGL is asking its stockholders to approve the ESPP. LGL’s board of directors approved the ESPP on                 , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective upon the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, LGL’s board of directors believes that the ability to allow Combined Company employees to purchase shares of Combined Company Common Stock will help the Combined Company attract, retain and motivate employees and encourages them to devote their best efforts to the Combined Company’s business and financial success. Approval of the ESPP by LGL stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Combined Company’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. LGL stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of the Combined Company and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the closing of the Business Combination, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is                  shares. Additionally, the number of shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on February 1 of each year, beginning on February 1, 2022 and continuing through and including February 1, 2031, by the lesser of (1)     % of the total number of shares of Combined Company Common Stock outstanding on the immediately preceding January 31, (2)                 shares of Combined Company Common Stock, or (3) such lesser number of shares of Combined Company Common Stock as determined by the Combined Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                 , 2021, the LGL Record Date, the closing price of LGL Class A common stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the NYSE was $         per share.

Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Combined Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all of the approximately              employees of IronNet (as of             , 2021) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Combined Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Company and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, the Combined Company will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

The Combined Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company’s stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, LGL cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Required Vote of LGL Stockholders

If the Business Combination proposal is not approved, the ESPP proposal will not be presented at the special meeting. The approval of the ESPP proposal will require the affirmative vote of a majority votes cast on the ESPP proposal by the holders of LGL common stock (voting together as a single class) (which would include votes cast by persons present at a virtual meeting). Failure to vote by proxy or at the special meeting will have no effect on the outcome of the vote on the ESPP proposal. Pursuant to NYSE policy, abstentions will count as votes cast and, accordingly, will have the same effect as a vote “AGAINST” the ESPP proposal.

The Sponsor has agreed to vote its shares of LGL common stock in favor of the ESPP proposal. See the section titled “Other Agreements Related to the Business Combination Agreement—Sponsor Support Agreement” for more information.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The adjournment proposal allows LGL’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates if LGL is unable to consummate the Business Combination for any reason. In no event will LGL solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time to consummate the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of the Sponsor and LGL’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, LGL’s board of directors is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, LGL will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, LGL’s board of directors may not be able to adjourn the special meeting to a later date if LGL is unable to consummate the Business Combination (because either the Business Combination proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of LGL Stockholders

Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of LGL common stock (voting together as a single class) represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting and entitled to vote thereon. Approval of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

LGL’s Board of Directors’ Recommendation

LGL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LGL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT IRONNET

Unless the context otherwise requires, all references in this section to “IronNet” refer to IronNet Cybersecurity, Inc. and its subsidiaries prior to the consummation of the Business Combination.

The IronNet Mission: A Summary

IronNet is transforming cybersecurity through Collective Defense using its behavioral analytics technology.

IronNet competes in the Network Detection and Response (NDR) category, which is a growing aspect of modern enterprise security, but which does include major competitors. IronNet’s value proposition and competitive differentiator is its collective defense concept. IronNet’s founder and Co-CEO, Gen. Keith B. Alexander (Ret.), serves as a valuable business development resource for establishing relationships with larger enterprise and government buyers. The significant majority of IronNet’s current revenue comes from its IronDome and IronDefense products. IronDefense is an NDR cybersecurity product that uses artificial intelligence (AI), machine learning (ML), behavioral analytics, and operational tradecraft expertise to quickly identify specific network behaviors or events indicative of malicious threats. Enriched by its cyber tradecraft knowledge, alerts produced by IronNet help analysts quickly contextualize and prioritize threats that pose the greatest risks. By doing this IronNet is able to provide clients, across a variety of industries, nation-state-level defensive capabilities to reduce cyber risk.

The Cyberspace Solarium Commission suggests the importance of this service in the following statement in its March 2020 report:

“The reality is that we are dangerously insecure in cyber. Your entire life—your paycheck, your health care, your electricity—increasingly relies on networks of digital devices that store, process and analyze data. These networks are vulnerable, if not already compromised. Our country has lost hundreds of billions of dollars to nation-state sponsored intellectual property theft using cyber espionage.”

IronNet is a metric-driven organization with a differentiated and potentially transformational approach to the cybersecurity problem facing every organization today. With an ever-increasing cybersecurity threat posed by advanced persistent threat (APT) actors, a team of experts assembled by Gen. Alexander, the longest serving Director of the National Security Agency (NSA) and Commander of Cyber Command in U.S. history, can help solve this problem. It takes knowledge of how APTs operate and their tactics, techniques and procedures in order to defeat them; few individuals and even fewer companies have that knowledge or capability. IronNet’s differentiated market offering called IronDome offers users a collective defense model to help mitigate threats posed by an APT enhanced by its IronDefense platform, offering IronNet clients new protections against an APT with its technology.

According to a report commissioned by LGL Systems to 5by5 Cyber Consulting, the question, “Does IronNet have reasonable defensive measures in place across people, processes and technology?” concluded that IronNet has invested a lot of time and effort into its security architecture, has obtained an impressive array of certifications and has undergone extensive audits and testing to ensure it is meeting industry standards. IronNet has highly skilled people in critical security roles and mature processes in place for crucial areas like change management, data protection and software development. IronNet also has a robust technology stack to defend its network and skilled analysts to operate them. IronNet takes training seriously and requires annual training for all members of the organization on information security and has a defined training track for its security analysts. While this is not a guarantee a company will not have a security breach, 5by5 concluded that IronNet has taken reasonable precautions to protect against it.

Cyber Landscape Overview

“Cybersecurity is one of the most systemically important issues facing the world today. Cyber information sharing is critical to helping better collective security in the digital ecosystem in which society increasingly relies.”

— World Economic Forum

From an independent assessment of the IronNet platform performed by TAG Cyber, it is clear that cyber security has advanced from a niche technical concern to a mainstream consideration for organizations of all sizes and in all sectors. Security protection concerns are most intense where safety or life-critical consequences might arise in response to a cyber threat. Power companies, financial services firms, telecommunications companies, military organizations, and government agencies thus have the greatest need for security protection, and now make considerable investments in cyber.

The primary security challenge in modern organizations is the complexity that has evolved in the typical business or government entity. Applications, networks, systems, endpoints, and data have experienced considerable sprawl as the costs associated with computing have decreased significantly. This is especially true for cloud-based infrastructure and SaaS-based applications, where cheap ubiquitous services are now available on-demand and for nearly every purpose imaginable.

Modern organizations must therefore develop security protections that address such growth, often delivered in the context of digital transformation initiatives. An additional complication is that hackers have been augmented by determined, capable adversaries, often funded or otherwise backed by criminal groups or nation-states. Serious consideration must thus be given to the types of protections that are necessary to defend against the threat from such capable threat actors.

An additional dimension is that the velocity associated with computing infrastructure and their associated threats has accelerated. Agile DevOps processes generate new features at increasing rates, sometimes hourly for popular services, and hackers use automated platforms to bombard targeted infrastructure with alarming intensity. Security engineers thus require controls that are automated and that address this challenge of increased speed. Manually controlled point solutions no longer stop threats.

A further complication is the massive and increasing scale associated with the types of systems operated by larger enterprise teams. Large-scale IT and network systems remove the ability for organizations to rely on manual maintenance, fixed configurations, and simple asset management. Furthermore, the visibility of assets that might be well-known by smaller organizations can only be approximated in large scale settings. This greatly complicates the challenge of delivering security in a large-scale setting.

In response to these challenges, modern Chief Information Security Officers (CISOs) put considerable time and effort into designing and implementing a workable security architecture. Individual CISO-led teams – even if they focus their efforts – have come to recognize that they cannot address the cyber challenge on their own. It is well-understood in the cybersecurity community that enterprise security teams need considerable external assistance, coordination and cooperative guidance.

Some of this assistance is obvious: Businesses rarely develop their own security tools, but rather buy from vendors or adjust open-source tools. Similarly, information sharing groups have emerged to support cooperative discussions between experts. It is therefore not controversial to suggest that business and agencies need to work together to address cyber threats. The big question, instead, is how this objective can be best achieved. This is one of the challenges addressed by IronNet.

Background of IronNet

IronNet is a global cybersecurity company revolutionizing how organizations secure their networks by delivering the first-ever Collective Defense platform operating at scale. Employing a number of former National Security Agency (“NSA”) cybersecurity operators with offensive and defensive cyber experience, IronNet integrates deep tradecraft knowledge into its industry-leading products to solve the most challenging cyber problems facing the world today.

Gen. Alexander founded IronNet in 2014 to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the NSA and founding Commander of U.S. Cyber Command: You can’t defend against threats you can’t see. IronNet’s innovative approach provides the ability for groups of organizations—within an industry sector, supply chain, state or country, for example—to see, detect and defend against sophisticated cyber attacks earlier and faster than ever before.

IronNet has defined a new market category called Collective Defense. As the first mover in this category, IronNet has developed its Collective Defense platform, the first, and to its knowledge, the only solution that can identify anomalous (potentially suspicious or malicious) behaviors on computer networks and share this intelligence anonymously and in real time among Collective Defense community members. Collective Defense communities comprise groups of organizations that have common risks, such as a supply chain, a business ecosystem, or across an industry sector, a state, or a country. This cybersecurity model delivers timely, actionable, and contextual alerts and threat intelligence on attacks targeting enterprise networks, and functions as an early-warning detection system for all community members.

This new platform addresses a large and unwavering compound problem: limited threat visibility for increasingly borderless enterprises across sectors and at the national level, paired with ineffective threat knowledge sharing across companies and sectors and a “go it alone” approach to cybersecurity. These operational gaps, combined with market dynamics like the increased velocity of sophisticated cyber attacks and the deepening scarcity of qualified human capital, have set IronNet’s mission to transform how cybersecurity is waged.

Understanding Collective Cyber Defense

Ideally the U.S. Government could defend the nation against cyberattacks similar to what was developed for the Intercontinental Ballistic Missile (ICBM) missile threat. Unfortunately, the ability to enact such a defense would likely require limiting personal freedoms on the internet that Americans currently enjoy. Legislation limiting personal freedoms would likely be challenging to pass and thus the probability of that happening in the near future is low. The Cyberspace Solarium Commission report submitted in July 2020 contains over 80 recommendations to address the issue of cybersecurity, with one of them being “Reshaping the Cyber Ecosystem.” That report states:

“Raising the baseline level of security across the cyber ecosystem—the people, processes, data, and technology that constitute and depend on cyberspace—will constrain and limit adversaries’ activities. Over time this will reduce the frequency, scope, and scale of their cyber operations. Because the vast majority of this ecosystem is owned and operated by the private sector, scaling up security means partnering with the private sector and adjusting incentives to produce positive outcomes.”

IronNet’s collective defense model, IronDome, is a means for the private sector to “raise the baseline” level of security by partnering amongst themselves to “produce positive outcome.” This overwatch function is a differentiator for IronNet’s portfolio of offerings, making IronNet one of the few companies that has the ways, ends and means to enact this transformational concept due to the technical capabilities required to ensure its success.

To properly understand the IronNet platform and solution approach, it is best to begin with an outline of how collective defense can reduce cyber risk for larger organizations. This approach benefits from many years of organizations beginning to share data through various groups such as Information Sharing and Analysis Organizations (ISAO). IronNet is the first major commercial vendor to offer an end-to-end means to take full advantage of the collective concept.

Toward a Collective Cyber Defense

Businesses and agencies will only cooperate on collective cybersecurity initiatives if they see meaningful benefits with low associated risk. Admittedly, this is how almost all business decisions are made, but large-scale cybersecurity introduces an added benefit for collective defense—namely, that cyber protection schemes work much better when they involve a wider range of intelligence, visibility, and security coverage. Working together in cybersecurity thus introduces clear benefits for participants.

Nevertheless, cooperation between businesses, agencies, and other groups must address two ends of the spectrum: upside benefits and downside risks for each of the entities and groups involved. In both instances, the case can be made that, for large-scale infrastructure, both benefits and risks can cascade, perhaps even accelerating as lateral traversal of an attack occurs. That is, threats to someone else’s system, however remote, might cascade across networks and systems.

Within a large organization, collective protection across business units can have comparable benefit, particularly in companies that evolved through mergers and acquisitions, where a collective defense can help to bring together disparate data sources, defensive perspectives, and protection platforms into a common defense. Such intra-enablement within a large organization is a major focus area for IronNet.

The primary benefits of a collective defense for large-scale cyber defense, whether stretched across a sector, combined between multiple organizations, or combined across the business units of one company, include the following:

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Early Warning System—An organization can develop a more effective early warning system if other groups share their indicators in real-time. Not engaging in such sharing limits the ability of a local team to capitalize on early warning that a cascading attack might be underway.

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Broader Visibility—By working together with other groups, the local security team benefits from broader visibility, including an improved understanding of how local enterprise changes (e.g., DNS-related) might cascade to other targets.

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Strength in Numbers—The fact that cooperation increases visibility into a cyber threat means that organizations who cooperate with external groups are able to leverage strength-in-numbers and thereby provide better security support.

The corresponding risks that must be managed in the development of any large-scale cooperative arrangement for cybersecurity include the following:

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Privacy of Shared Data—The possibility emerges that sharing information with a cooperative might result in leaked data or a serious privacy incident. For highly regulated industries, sharing with government may also expose businesses to some regulatory risk (although this is partially mitigated by certain provisions of the Cybersecurity Information Security Act of 2014 (CISA)) if the data is not properly anonymized or otherwise does not comply with legal requirements. Controls must be in place to ensure that cooperating teams are not exposed to this risk.

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Attribution of Incidents—Public attribution of an embarrassing or problematic cybersecurity incident to a sharing entity may reduce (or even remove) the willingness of that organization (and others) to share further information about something that might reflect poorly on their own actions. This is less an issue for collective defenses implemented across the business units of one organization.

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Competitive Relationship—The risk of one company directly assisting its competitor through participation in a collective defense scheme (e.g., AT&T assisting Verizon, or General Motors assisting Toyota) cannot be ignored. The legal and marketing teams from participating organizations would be wise to adopt the airline and energy industry’s observations that a mutual focus on safety helps every participant.

The benefits and risks of cooperation for large-scale cybersecurity across heterogenous groups must be carefully balanced in setting up a collective defense. Too often, collectives are developed that leave participants wondering what’s in it for them, and how potential problems might be avoided. One main value proposition from IronNet is that cooperative cybersecurity will work best when such concerns are carefully curated by a trusted provider with a world-class platform.

Role of Government in Collective Defense

One challenge federal governments have in supporting collective cyber defense is that most large businesses are multi-national. This suggests that while national allegiance might be easily identified (e.g., Verizon is American, Huawei is Chinese), such allegiance must address the interests of the company’s shareholders. This emphasis is often misunderstood by government agencies who are focused exclusively on national interests.

Federal governments also have the additional role to regulate and sometimes punish organizations not meeting their security requirements. This obligation complicates government cooperation with business on cybersecurity, at least to the extent that governments are permitted to regulate based on voluntarily shared information. Organizations would thus be hesitant to share information with a cooperative involving government if the reported incident might lead to regulatory investigation.

The biggest challenge, however, is that the majority of critical infrastructure is owned and operated by the private sector. This implies that security telemetry, indicators, and early warnings will come from the private sector, even for many military applications and defensive government activities. This fact is often not understood by citizens and politicians who may demand that government step in and fix large-scale cybersecurity threats. This is usually just not practically feasible.

Government must work hard to share the information it uniquely controls, such as classified indicators that might be downgraded for sharing externally or be shared in a more limited context to defend critical infrastructure. Businesses must also recognize that their obligations extend beyond just the shareholder. This recognition that cooperative sharing is in the best interests of the organization and society in general is an important driver behind IronNet’s platform offering.

Overview of IronNet’s Platform Offering

The Collective Defense platform comprises two flagship products:

IronDefense is an advanced Network Detection and Response (“NDR”) solution that uses AI-driven behavioral analytics to detect and prioritize anomalous activity inside individual enterprises. IronNet leverages advanced Artificial Intelligence/Machine-Learning (“AI/ML”) algorithms to detect previously unknown threats that have not been identified and “fingerprinted” by industry researchers), in addition to screening any known threats, and applies its Expert System to prioritize the severity of the behaviors—all at machine speed and cloud scale.

IronDome is a threat-sharing solution that facilitates a crowdsource-like environment in which the IronDefense threat detections from an individual company are shared among members of a Collective Defense community, consisting of IronNet customers who have elected to permit their information to be anonymously shared and cross-correlated by IronNet’s IronDome systems. IronDome analyzes threat detections across the community to identify broad attack patterns and provides anonymized intelligence back to all community members in real time, giving all members early insight into potential incoming attacks. Automated sharing across the Collective Defense community enables faster detection of attacks at earlier stages.

IronNet’s Collective Defense platform is designed to deliver strong network effects. Every customer contributing its threat data (anonymously) into the community is able to reap benefits from the shared intelligence of the other organizations. The collaborative aspect of Collective Defense, and the resulting prioritization of alerts based on their potential severity, helps address the known problem of “alert fatigue” that plagues overwhelmed security analysts.

The Collective Defense platform is available for on-premise, cloud (public or private), and hybrid environments, and is scalable to include small-to-medium businesses and public-sector agencies as well as multinational corporations. IronNet provides professional cybersecurity services such as incident response and threat hunting, as well as programs to help customers assess cybersecurity governance, maturity, and readiness. IronNet’s CS services are designed to create shared long-term success measures with its customers, differentiating it from other cybersecurity vendors by working alongside customers as partners and offering consultative and service capabilities beyond implementation.

The Collective Defense platform is available via a subscription-based pricing and flexible delivery model, with options available for major public cloud providers such as Amazon Web Services and Microsoft Azure; private cloud, or Hyper Converged Infrastructure (“HCI”) such as Nutanix; and on-premise environments through hardware and virtual options. To make it as easy as possible for customers to add Collective Defense into their existing security stack, IronNet built a rich set of Application Programming Interfaces (“APIs”) that enable integrations with standard security products, including security information and event management (“SIEM”); security orchestration, automation, and response (“SOAR”); endpoint detection and response (“EDR”); next-generation firewall (“NGFW”) tools; and cloud-native logs from the major public cloud providers.

IronNet describes its go-to-market strategy as “land and expand with network effects.” Its approach is to initially secure influential “cornerstone” customers and then expand into their respective Collective Defense communities with additional “community members” from organizations of similar industry sector, state, country, supply chain, or tailored business ecosystem. As each Collective Defense community grows, so does the volume of shared data, and the value of IronNet’s platform for each of those members thereby expands both technically and commercially.

IronNet sells into both public and private organizations and the business ecosystems that support them. IronNet has identified tens of thousands of prospective cornerstone customers and more than 100,000 potential community customers.

Some of the world’s largest enterprises, government organizations, high-profile brands, and governments trust IronNet to protect their networks. IronNet’s customers include a top global hedge fund, eight of the top 10 U.S. energy companies (based on revenue), a leading Asian mobile phone carrier, two U.S. Department of Defense (“DoD”) branches, a mid-sized bank in the EMEA region, four U.S. state agencies, U.K. and Singapore government entities, and a large global holding company.

IronNet began targeting large enterprises and Fortune 500 companies, but the flexibility and scalability of its cloud-native platform and enhanced go-to-market approach enabled it to expand its customer base to smaller companies as well. IronNet has been recognized in the cybersecurity industry by independent third-party analysts, including Gartner, Forrester, IDC, 451 Research Group, and Omdia, who has called IronNet’s analytics a “potential game changer” in a June 2020 report. In January 2021, the global insurance brokerage Marsh named the Collective Defense platform as one of its industry-recognized Cyber Catalyst solutions. In August 2020, IronNet announced that it had achieved “FedRAMP-ready” for Agency Authorization status, as approved by the Federal Risk and Authorization Management Program (FedRAMP).

Industry Background

Cybersecurity trends

There are a number of key trends driving the need for a new approach to cybersecurity.

Increased velocity of sophisticated attacks

Increasingly, adversaries are well-trained, possess significant technological and human resources, and are highly deliberate and targeted in their attacks. Adversaries today range from militaries and intelligence services of well-funded nation-states, to sophisticated criminal organizations motivated by financial gains, to hackers leveraging readily available advanced techniques. The broad availability and rapid evolution of cyber attack toolkits and use of regional cloud infrastructure or compromised servers to launch attacks make it nearly impossible for security teams to keep up with cyber threats. Given sufficient amount of time and resources, a determined adversary will have the ability to breach current cyber defenses of almost any enterprise, organization, or government.

Rear-facing and insufficient tools

Gartner, an industry research firm, estimates that worldwide spending on global information security will be $186.2 billion by 2024, up from $124.2 billion in 2018. Even with increased cybersecurity spending, however, security outcomes have not substantially improved. The recent widespread SolarWinds/SUNBURST cyberattack is just one example of how a sophisticated adversary can thoroughly permeate an industry, geography or supply chain. The lack of equally sophisticated threat intelligence sharing allowed this hack to penetrate networks more deeply, and for much longer. The evolving threat landscape has rendered traditional defense approaches incapable of protecting organizations against next-generation threats.

The current generation of security products focuses on signature-based approaches that often have limited ability to collect, process, and analyze vast amounts of data—attributes that are required to be effective in today’s increasingly dynamic threat landscape. This includes traditional and next-generation firewalls, Intrusion Detection and Prevention Systems (“IDPS”), SIEMs, and other similar tools that are designed to manage policies for network traffic and rely on rear-facing threat intelligence indicators of compromise (“IoCs”) based on IP, domains, file hashes and other signature-based intelligence from known threats. They are not fundamentally designed to detect advanced, never-before-seen, “unknown unknown” cyber threats in a timely and scalable fashion.

The borderless enterprise where the network is no longer the perimeter

Cloud, IoT and SaaS applications have expanded the attack surface and cyber vulnerabilities. According to a Gartner press release dated May 13, 2020, Gartner reports that, while some cloud transformation projects may have put on hold during the COVID-19 pandemic, it expects overall cloud spending levels previously estimated for 2023 and 2024 to show up as early as 2022. The ongoing COVID-19 pandemic has only accelerated this trend, with one survey by PricewaterhouseCoopers LLP reporting that 83% of executives believed the shift to remote work had been successful and that 79% of executives would no longer require a traditional five-day onsite work week. Furthermore, IDC, an industry research firm, estimates that by 2025 there will be 55.7 billion connected devices worldwide. The reality of the borderless enterprise will fundamentally change network cyber defenses from a centralized command and control defensive strategy using traditional on-premise blocking infrastructure to a distributed detect and respond strategy that fuses different sources of telemetry data across network, endpoints, and logs into actionable intelligence using large-scale behavioral analysis for security teams to take action.

Scarcity of qualified human capital

Even with the most sophisticated AI-based cyber technology in place, the human element of cybersecurity investigation, triage, and research plays an important role in risk reduction. As the Collective Defense platform is detecting and prioritizing anomalies, the analysts and threat hunters are ultimately deciding which alerts to triage, investigate, and manage through to response and mitigation. Organizations are consistently under-resourced in this area, however, as the ratio of the volume of network traffic versus the number of cybersecurity specialists to analyze that traffic is severely lopsided, resulting in Security Operations Center (SOC) staff overwhelm and burnout. A July 2020 report by the Information Systems Security Association states that 70 percent of its members believe that their organization has been impacted by the global cybersecurity skills shortage. The number of unfilled cybersecurity positions has already surpassed four million worldwide.

Cloud impact on enterprise cyber defenses

As digital transformation has accelerated in all industries, traditional security controls implemented on the company’s on-premise network are often no longer available and often must operate differently for the outsourcing of IT infrastructure and operations to the public cloud provider. While the cloud is designed to make business easier, Management and Security Operations are different from traditional on-premise security, as the teams do not have access to the underlying networks or logs, and therefore have limited visibility of cloud infrastructure. The major cloud providers have introduced logging and basic detection using signature-based detection strategies, but these require additional third-party or custom capabilities to provide sufficient defenses. Security vendors have attempted to fill the security gaps by introducing new products for the cloud based on existing on-premise technologies, but these are often cloud bolt-ons that provide limited detection and visibility for cloud environments and are complex to deploy, difficult to scale, brittle to maintain, and costly to own.

Limitations of existing products

Existing detection and threat sharing methods have a number of limitations, including:

Legacy signature-based products

Signature-based products are designed to detect known attacks using a repository of previously identified indicators of compromise, but are not capable of detecting or responding to unknown threats. Used by network security, endpoint security, SIEMs and other standard defense-in-depth cybersecurity solutions as a core detection method, these signature-based detections have resulted in many significant breaches due to the failure of legacy defenses to detect a previously unknown or modified version of a previously known attack. While current technologies remain an essential part of the SOC Visibility Triad, a network-centric approach to threat detection and response described by Gartner in 2019, they miss a large swath of dangerous threats that evade detection, as evidenced by the major SolarWinds/SUNBURST supply chain and Microsoft Exchange server attacks widely reported in the news media in 2020 and 2021.

Log and event management products

SIEMs and similar log management products are designed for compliance, reporting, and security incident management purposes, but they struggle with the scale and processing required to deliver the behavioral-analysis capabilities across current and historical data to detect new or modified versions of known threats. While these systems provide useful correlation capabilities, security operation teams are increasingly leveraging these systems for central aggregation points for workflow, ticketing, and case management, rather than for detection.

First generation network-based behavioral analysis products

First generation network-based behavioral analysis products provide a basic level of outlier detection using Bayesian analysis or other statistical methods to identify obvious patterns in small networks. Often marketed as artificial intelligence (“AI”) solutions, these solutions lack the scale, correlation, or analysis capabilities needed to detect threats hiding in plain sight within networks commonly seen at mid-sized or larger enterprises with thousands of devices, hundreds of applications, multiple physical sites, and multi-cloud architectures.

Infrastructure monitoring/network performance monitoring and diagnostic-based products

Traditional network infrastructure providers offer infrastructure monitoring products designed to identify network bottlenecks and other network reliability or performance issues. Increasingly, these vendors have added bolt-on cybersecurity capabilities that can provide security teams’ networks with asset discovery and some network visibility, but they struggle with the algorithmic analysis needed to detect new and unknown threats with high fidelity or the forensic capabilities required by security operations team to investigate, triage, and respond to an identified network anomaly.

Threat intelligence sharing products

Threat intelligence products are designed to share massive amounts of non-specific signature-based IoCs that commonly focus on IP addresses and domains of known threats and often only after a substantial period of time by the contributing organization. The lack of timeliness or specificity to an enterprise severely limits the effectiveness of the shared information from a cyber defense perspective. By the time this information is shared, usually weeks or months after an attack, a sophisticated attacker only needs to slightly modify their methods by changing their attack infrastructure to enable them to bypass cyber defenses of their targeted enterprises, industries, or nations.

Information Sharing and Analysis Centers (“ISACs”) and other threat sharing groups

Threat sharing groups emerged more than 20 years ago as a way for security teams to work together to collect, analyze, and share actionable threat information within their members communities. IronNet believes this is a substantial step in the right direction; however, threat sharing in these groups relies largely on signature-centric threat intelligence platforms that struggle with timeliness and specificity of their intelligence or ad hoc manual forms of communication, such as email and only with a subset of security defenders with whom an analyst has a personal relationship. ISACs and similar groups are the right organizations, but they need technological solutions that enable them to share contextual, relevant, and timely information in real time across the full community.

Creating a new market segment: Collective Defense

“The U.S. government and industry ... must arrive at a new social contract of shared responsibility to secure the nation in cyberspace. This ‘collective defense’ in cyberspace requires that the public and private sectors work from a place of truly shared situational awareness and that each leverages its unique comparative advantages for the common defense.”

— U. S . Cyberspace Solarium Commission Report, March 2020

IronNet is creating a new market category with Collective Defense. With its Collective Defense platform, IronNet developed the first and, to its knowledge, the only solution that can identify and rate anomalous behaviors on the network and share this anonymized threat intelligence among Collective Defense community members (who may comprise a supply chain, state, or country) as an early-warning system for all.

The power of Collective Defense is that multiple companies can essentially work as a team to detect and defend against attackers early in the network threat intrusion cycle. This differentiated approach allows customers to:

Gain real-time visibility across the threat landscape

IronNet’s Collective Defense platform leverages proven behavioral analytics, machine learning (“ML”), and AI techniques across anonymized participant data to identify stealthy, sophisticated threats that otherwise may be missed by an individual enterprise and signature-based tools. The platform has been designed to deliver real-time visibility of cyber threats targeting supply chains, industries, regions, or any custom IronDome Collective Defense grouping.

Reduce impact of cyber attacks with help from fellow cyber defenders

The Collective Defense ecosystem acts as a collaboration hub to enable participants to automatically share real-time detections, triage outcomes, threat indicators, and other insights with members of their Collective Defense group. When suspicious behaviors are identified by any member, IronDome automatically shares a proactive warning to all members at machine speed so each member can prioritize their defense against the identified cyber threat.

Improve effectiveness of existing cybersecurity investments

Threat intelligence is valuable, actionable, and relevant only when received in time, before a threat enters a network. IronNet’s innovative collective threat intelligence provides immediate alerts at machine speed and context into urgent threats, enabling organizations to prioritize threats and build a proactive defense. This information can be used by a customer’s existing network, endpoint, or other security tools to identify and stop adversaries from retargeting their attack.

The following diagram depicts several differences between legacy approaches and IronNet’s new approach:

A new cybersecurity model: from reactive, individual defense to proactive, Collective Defense

IronNet’s Solution: The Collective Defense Platform

The Collective Defense platform comprises two tightly integrated proprietary technologies: IronNet’s Network Detection and Response (NDR) solution, IronDefense, and its innovative collective threat-sharing solution, IronDome.

The IronNet Collective Defense platform offers a unified set of technologies that powers a wide range of network behavioral detection, security operations, real-time threat landscape visibility, threat sharing, and peer SOC-analyst collaboration capabilities. IronNet can rapidly and cost effectively deploy in its customer’s public cloud, private cloud, and on-premise infrastructure using its flexible deployment options. Its expanding set of open APIs and ecosystem integrations enable it to add new sources of data for behavioral analysis and Collective Defense sharing and collaboration to detect and stop targeted cyber attacks.

Armed with elite detection capabilities and combined offensive operator experience at the highest level of the U.S. government, IronNet’s founders set out to build a behavioral analytics solution to detect threats heading toward, or already in, the network. A growing portfolio of proprietary analytics forms the backbone of IronDefense. However, while effective in detecting unknown anomalies, behavioral analytics by itself is insufficient in modern, noisy networks where anomalies are common and can lead to a high number of false positives. For many NDR vendors in the industry, the solution is to tune their analytics to be less sensitive in order to deliver reduced false-positive rates at the expense of letting true positives into the network. IronNet undertook a different strategy to meet this challenge. It introduced its expert system scoring algorithms, supported by IronNet’s elite cyber hunters, to increase its detection specificity while preserving the sensitivity of its analytics in IronDefense.

IronNet introduced IronDome in 2018. Powered by IronDefense’s threat detections, IronDome is the foundation of IronNet’s Collective Defense platform, a purpose-built, cloud-native, and holistic platform that is capable of defending, analyzing, and correlating threats from various sources. It delivers timely, actionable, and contextual insights to attacks targeting an enterprise and, from there, is able to provide early warning to all members of the Collective Defense ecosystem.

The differentiated value of IronNet’s Collective Defense platform is its ability to build a dynamic, comprehensive picture of the threat environment, much like radar for cyberspace, based on real-time, anonymized alert correlation across any participating member environments. It also provides situational context and peer insights for greater visibility and context of the threat landscape at any given time.

The following diagram depicts threat detections on IronNet’s Collective Defense platform during 2020:

Notes:	Represents full-year data for calendar year 2020 except for cumulative number.

Correlated alerts for threat detection earlier in the intrusion cycle

IronNet is not aware of any other vendor in the market with a similar approach to cybersecurity. Even though community members bring disparate network environments, such as cloud, on-premise or hybrid, to the Collective Defense ecosystem, correlated threats stand out given that the adversarial behaviors are typically consistent, no matter who the target is, as was the case with the SolarWinds/SUNBURST attack.

The Collective Defense platform comprises two flagship products:

IronDefense

IronDefense is an advanced Network Detection and Response (NDR) solution that provides behavior-based and AI-driven analytics at the network level to detect anomalous activity at individual enterprises and prioritize the highest threats in a company’s network. IronNet leverages novel AI/ML algorithms to deliver high-fidelity analytics required to detect previously unknown threats. In addition, IronNet provides advanced enrichment techniques via IronDefense’s Expert System, which has been designed to achieve high efficacy levels, low false positive rates, and improved visibility compared to legacy approaches. This is all done at network speed and cloud scale.

The following picture shows a representative credential phishing detection in IronDefense.

Most current cybersecurity tools focus on detecting the final “action-on-target” step of an intrusion. At this stage, identification is easier but the insights come far too late to stop attackers from getting into positions in the network to exfiltrate data, steal IP, or accomplish other malicious objectives. IronDefense uses advanced analytics based on metadata from the traffic in the customer’s network to identify anomalous activity earlier in the intrusion kill chain.

Key components of IronDefense include:

IronDefense behavioral analysis engine

IronDefense leverages behavioral-based detections to identify threats targeting industries and companies earlier in the intrusion cycle, and to identify the underlying behavior and methods to counter unknown threats, or customizations that attackers will implement to target companies in the future. The analytics are built upon algorithms that form the foundation of the patented IronDefense platform. They are computationally designed to understand normal network behavior by applying tests to create a benchmark of standard, acceptable traffic patterns in the network. Detected anomalies are grouped with similar instances of traffic behavior to minimize alerting and to aggregate events by events within the customers’ networks.

IronDefense Expert System

IronDefense includes an Expert System that automates security operations playbooks of how top cyber operations hunters leverage contextual data and other sources of telemetry data later on in the detection and response process and applies it to the risk scoring of anomalies detected by its behavioral analysis. This enables IronNet to preservice its detection accuracy without sacrificing the sensitivity of its algorithms by leveraging the wisdom of IronNet’s elite cyber hunters triaging thousands of alerts from real-world environments. The expert system also alleviates the “alert fatigue” that plagues every SOC by minimizing the tedious steps in an investigation, reducing alert fatigue and allowing security teams to focus on responding to high risk detection in their environments. The Expert System is continually optimized through machine learning from anonymized triaged outcomes by IronNet cyber hunters using IronDefense.

IronDefense CoDA engine

Threat analysts and hunters spend a significant portion of their time triaging individual alerts by identifying corroborating evidence and related information. In 2021, IronNet is launching a new correlation engine called CoDA, for Correlation of Detections and Alerts, that models adversary attack techniques and pre-correlates anomalous activity by threat categories to improve risk scoring and alert prioritization, as well as to dramatically reduce alert load. This system leverages a multi-pass system that first optimizes for detecting as many potential instances of a particular type of threat activity and enriching detections with threat intelligence and other external and internal data sources to optimize for detection precision. Events are further aggregated by entity information, attack stage identification, and time sequence data to deliver a timeline of an attack and scored by risk to the enterprise.

IronDefense threat hunting interface

IronDefense includes a threat hunting interface built by IronNet’s elite cyber hunters to empower security operations teams to conduct detailed investigative workflows and forensic analysis of threats detected by IronDefense. The hunting interface empowers security analysts to investigate across all raw traffic, network metadata, logs, telemetry data, and collective threat intelligence captured by IronDefense, all the way down to full-packet capture of individual network flows.

IronDefense sensors

IronDefense sensors are cloud, virtual, and physical sensors that are deployed at the network perimeter to ingest “north-south” traffic within internal networks to provide “east-west” traffic visibility across an enterprise. Cloud sensors are available for public cloud environments to ingest raw traffic data directly from Infrastructure-as-a-Service (“IaaS”) virtual networks from major cloud providers such as AWS and Microsoft Azure deployments. The sensor extracts rich network session metadata from the raw traffic and sends it to IronNet’s behavior analysis engine for processing and expert system validation. The IronDefense sensors also continuously collect full raw traffic packet capture for inspection during hunting operations.

IronDefense direct data ingest

IronDefense has the ability to utilize a wide-range of data types and telemetry data directly from existing sources. These data sources include standard protocols such as DNS, HTTP/S, or Active Directory; common network log formats such as BRO/ZEEK or NetFlow; Cloud Provider logs such as AWS VPC, AWS CloudTrail or Microsoft Azure NSG logs; and application logs such as Office 365.

IronDome

IronDome is a threat-sharing solution that facilitates a crowdsourced-like environment in which the IronDefense findings from an individual company are automatically and anonymously shared within groups of related entities, such as portfolio companies, supply chains, industries, or nations, for correlation and further analysis. IronDome analyzes threat detections across companies to identify broad attack patterns and provides anonymized intelligence back to all customers in real time.

IronDome enables Collective Defense member enterprises to actively share individual anonymized cyber anomalies at machine speed across a community of public-private peers. This capability allows companies to identify stealthy attackers earlier in the attack cycle when many of their methods fall below the threshold of detection at a single company by allowing companies to aggregate data and run higher-order analysis across industry data.

Key components of IronDome include:

IronDome Collective Defense communities

IronDome threat sharing is organized by communities of enterprises based on their business ecosystem, industry, region, or nation. Enterprises can be members of multiple communities based on their sharing preference and threat sharing needs. As customer adoption grows, the network effect of each additional enterprise participating in IronNet’s Collective Defense platform will amplify the breadth and depth of its dataset and intelligence.

IronDome collective threat intelligence sharing

IronDome links communities of enterprises together to provide contextual insights into the threat landscape. Machine and human intelligence is shared in real time across the community by threat correlations, as well as outcomes and insights related to how various analysts at different enterprises rated and triaged similar threats in their environment. Real-time feedback of these insights delivers enhanced threat landscape visibility and detection insights that allow members to immediately react to active threats targeting their industry and to adjust their defenses to combat the threat.

IronDome RadarView

IronDome creates a radar-like view of cyberspace that links private and public sector stakeholders in their Collective Defense community. The RadarView graph provides an anonymized real-time view of threats targeting an enterprise’s business ecosystem, supply chain, industry, or region.

The following picture shows a sample Detection Correlation Dashboard in IronDome.

Called Collective Defense communities, spearheaded by a “cornerstone” company or organization, an IronDome could be established for a company’s business ecosystem, such as a wealth management firm with many portfolio companies; a sector-based collaborative, such as in within energy or finance), or a cross-sector formation; states and countries; and private-public sector configurations.

In each Collective Defense community, members agree to share anonymized data about threats detected on their individual networks with the collective, on an ongoing basis. This collaborative approach is designed to “flip the script” on attackers by raising the defensive capabilities of any one player. If correlated alerts and attribution based on behaviors suggest that a nation-state is involved, Collective Defense participants can voluntarily share threat information with the government for cyber defense on a national scale as needed to defend the nation.

The Collective Defense platform is available for on-premise, cloud (public and private), and hybrid environments, and it is scalable to include small-medium businesses as well as multinational corporations.

Threat Intelligence

Using information derived from the Collective Defense Platform, IronNet also provides its customers with threat intelligence.

IronNet Threat Intelligence Rules

IronNet develops threat intelligence rules (“TIRs”) based on significant community findings. These detection rules for network, endpoint, or other security tools allow customers to proactively protect themselves against known threats through more secure controls.

IronNet Threat Intelligence Brief

The monthly IronNet Threat Intelligence Brief provides top observed threats across IronNet Collective Defense communities. It includes significant community findings, such as network behavioral anomalies that were rated as suspicious or malicious by IronNet and/or participant analysts, threat intelligence rules, a snapshot of monthly correlated alerts, and threat research highlights.

Key Benefits of IronNet’s Solution

IronNet’s solution offers its customers several benefits, including:

•	differentiated business value that includes behavioral analytics, which find threats that other tools cannot;

•	real-time threat-sharing across communities; and

•	value to the Collective Defense ecosystem through integrations.

These benefits are summarized in the graphic below.

Behavioral analytics that find threats that other tools cannot detect

Superior threat behavior detection to see unknown threats

IronDefense examines the network traffic itself, which is much harder for an attacker to evade or manipulate. IronDefense threat detections are based on advanced, high-fidelity analytics and AI/ML detection capabilities built by top cyber subject matter experts (“SMEs”), continuous full packet capture (“PCAP”), an expert system that applies the judgment and tradecraft playbooks of the nation’s top cyber defenders, and integrated cyber hunting (packet level visibility that improves speed and depth of investigations).

Visibility across the full enterprise to close threat detection gaps

IronDefense network detections fill the known void in threat visibility, which is being able to see unknown, novel threats on the network that other tools cannot see. The Collective Defense platform is an essential part of the SOC Visibility Triad, complementing endpoint detection and response (EDR) and logs. It is the engine that can transform this triad into a dynamic pyramid for comprehensive visibility across the threat landscape.

Cognitive detection, correlation, and prioritization analytics for reduced false positives

The Collective Defense platform collects, processes, correlates, and analyzes high-fidelity data from customer networks (anonymized), threat intelligence on real-world attacks, significant community findings, and correlated alerts in the Collective Defense communities. IronNet uses this data to continually train and enhance its IronDefense behavioral analytics to increase the signal-to-noise ratio to detect new, unknown attacks with high-fidelity analytics. IronNet automatically chains and scores related events into signals to increase analyst visibility.

Data ingest at scale for a broader view of the threat landscape

IronDefense gathers data streams from a variety of sources to build a more comprehensive picture of threats. Network sensors provide streaming capture of all network packets for detection and visibility into all protocols activity. Network logs provide asset discovery and device metadata for event enrichment and contextualization. Cloud data on user activity and usage patterns only the cloud provider can collect. Security ecosystem data provide entity and user operational state which supplements network and cloud data collected.

The only real-time threat sharing capability across companies for stronger defense

The ability to defend better as a collective force

The Collective Defense platform orchestrates threat-sharing and collaboration in real time to deliver immediate visibility and instant sharing of malicious cyber threats targeting supply chains, industries, regions, or any custom Collective Defense community to reduce impact of cyber attacks with help from fellow cyber defenders. IronDome acts as a collaboration hub to enable members to automatically share real-time detections, triage outcomes, threat indicators, and other insights with members of their Collective Defense community.

Faster warning and response capabilities

When suspicious behaviors are identified by any member, IronDome automatically shares a proactive warning to all members at machine speed so each member can prioritize their defense against the identified cyber threat. This capability allows companies to identify stealthy attackers earlier in the attack cycle when many of their methods fall below the threshold of detection at a single company by allowing companies to aggregate data and run higher-order analyses across industry data. The platform supports opt-in anonymized sharing with governments for national response when necessary.

Real-time sharing of peer insights for stronger defense

The Collective Defense platform allows community members to share threat context, prevalence, and expert commentary about how to triage and response, much like the Waze app for traffic, except for cybersecurity. By banding together and working together with peers, Collective Defense community members are better able to pool and optimize resources so they can achieve “defensive economies of scale” that allow them to keep up with and counteract cyber attackers.

Deep subject matter expertise to improve customer defense

IronNet has an elite cyber operations team working directly with customers’ security teams to detect, triage, and respond. Its teams are led by cyber offensive and defensive SMEs. Approximately one-half of IronNet’s cyber operations experts have National Security Agency or U.S. Department of Defense experience, and 40% have cyber offensive, intel, or research experience.

A force multiplier effect to help strained SOC teams

IronNet’s deep SME knowledge enables a multiplier effect for severely strained SOC analysts, who can leverage insights from its security analysts and threat hunters, as well as peer insights and triage outcomes from the Collective Defense community. This approach addresses the cyber talent shortage, improving the effectiveness of SOC teams and optimizing tools and human resources. IronNet’s high-fidelity analytics and threat intelligence provide autonomous identification, prioritization, and recommendation to accelerate incident investigation and the response process.

Added value to the cybersecurity ecosystem

Easy-to-use deployment for faster time to value

The Collective Defense platform has been designed to be easy to provision, configure, and manage, working seamlessly with a suite of SIEM, SOAR, EDR, and NGFW APIs to streamline siloed security products. These integrations provide a natural complement to IronDefense and reinforce the users’ existing security infrastructures. Analysts do not need to re-learn anything and can see detections from a single view.

Security for any environment

IronNet can provide security protection across cloud, multi-cloud, on-premise, and virtual environments to support customers with different needs. Public cloud options are Amazon Web Services (“AWS”) and Microsoft Azure, and IronNet has private cloud options based on Nutanix for customers that want to leverage their own on-premise HCI environments. The on-premise deployment option is IronNet’s hardware appliance or virtual application.

Improved effectiveness of existing security investments

IronDefense automates many of the time-consuming threat discovery and investigation steps and indicates the severity of anomalous activity. Its customers’ analysts can make decisions in a shorter amount of time.

Industry Recognition, Awards and Designations

Industry analyst reports

Over the past 24 months, IronNet and its platform and products have been recognized in 10 reports by multiple third-party industry analysts, including Gartner, Forrester, IDC, 451 Research Group, and Omdia, who has called IronNet’s analytics a “potential game changer” in a June 2020 report.

Industry designations

Cyber Catalyst by Marsh™ designation

In January 2021, the global insurance brokerage Marsh named the Collective Defense platform as one of its industry-recognized Cyber Catalyst solutions. This evaluation program is designed to help organizations make more informed choices about cybersecurity products and services to manage their cyber risk, by providing independent reviews conducted by insurers who fully understand the impact of risk exposure.

FedRAMP Ready for Agency Authorization

In August 2020, IronNet announced that it had achieved “FedRAMP ready” status for Agency Authorization status, as approved by the FedRAMP. IronNet’s achievement of this status means the FedRAMP PMO has determined that IronNet can meet the FedRAMP security requirements and could be granted an Authority to Operate (“ATO”) from federal agencies.

Industry certifications

GDPR-compliant

IronNet is committed to data privacy and is compliant under the European Union (“EU”) General Data Protection Regulation (“GDPR”). IronNet is also an active member of the EU/ Swiss-US Privacy Shield

Framework through the U.S. Department of Commerce. The EU/Swiss-U.S. Privacy Shield Framework provides a method for companies to transfer personal data to the United States from the EU in a way that is consistent with EU law and acceptable under EU GDPR.

ISO/IEC 27001

ISO 27001 is an international standard for information security management systems (“ISMS”). An ISO 27001 certification demonstrates that IronNet has addressed the following areas: security policy, organization and information security, asset management, human resources security, physical and environmental security, communication and operations management, access control, information systems acquisition, security incident management, business continuity management, and compliance.

SOC2 Type I and SOC2 Type II

IronNet is also SOC2/Type I and Type II certified, verifying that it has a suitable design of controls to meet the criteria for the security, availability, confidentiality, and processing integrity principles of the SOC2 standard. Having Type II attestation demonstrates the operational effectiveness of IronNet’s design controls.

Department of Homeland Security Continuous Diagnostics & Monitoring

IronNet is registered with The Department of Homeland Security (“DHS”) Continuous Diagnostics & Monitoring (“CDM”) program recognizing cybersecurity tools and sensors that are reviewed by the DHS program for conformance with Section 508, federal license users and CDM technical requirements. IronNet also received two separate acceptances/approvals for the DHS CDM Approved Products List for IronDefense (IRO-0002-20180103) and IronDome (IRO-0004-20180405).

Industry Award highlights

2020 Fortress Cyber Security Award

IronNet won a Fortress Cyber Security Award for two years in a row in the Public & Private Cloud category for IronDome. The award recognizes the world’s leading companies and products that are working to keep data and digital assets safe.

2020 CyberSecurity Breakthrough Award

IronNet’s IronDome Collective Defense solution was named the “Overall Incident Response Solution of the Year” by the 2020 CyberSecurity Breakthrough Awards. The CyberSecurity Breakthrough Awards program recognizes the top companies, technologies, and products in the global information security market.

2020 Cyber Security Awards

IronNet’s IronDome Collective Defense platform was named the winner of the “Innovative Product of the Year—Threat Detection” by the Cyber Security Awards. The Cyber Security Awards recognize the best individuals, teams, and companies within the cybersecurity industry for excellence and innovation across 18 categories.

2020 CRN Emerging Vendors List

IronNet was named to the 2020 Emerging Vendors list in the Security Channel by CRN. This annual list honors new, rising technology suppliers that exhibit great promise in shaping the future success of the channel with their dedication to innovation.

IronNet’s Market Opportunity

“Information sharing is critical for empowering the global ecosystem to move from individual to collective cyber resilience.”

— World Economic Forum Centre for Cybersecurity,

“Cyber Information Sharing: Building Collective Security,” October 2020

IronNet was founded on the belief that network defense accelerated by AI was the future of cybersecurity and that the ability to share these AI-based threat detections in real time was non-existent in the market at the time of IronNet’s inception. IronNet’s goal has been to give companies, organizations, and governments better ways to fight back against organized criminal groups and nation-state adversaries.

To best operationalize AI in a security setting, IronNet turned to the ML subset of AI. It uses ML models to detect “unknown unknown” threats to networks. An unknown threat, or a zero-day threat, is considered a malicious code that has not been seen before, hence without a “signature.” Such threats exploit vulnerabilities as advanced persistent threats or targeted attacks. Behavioral analytics, which are data-driven algorithms tuned to detect behaviors on networks, can increase an organization’s visibility across the network, reduce the impact of cyber attacks, and improve the effectiveness of their cybersecurity investments.

IronNet believes there is a clear market need to systemically fix a broken approach to cybersecurity. According to the Center for Strategic and International Studies, global cybercrime losses have nearly doubled from $523 billion in 2018 to $945 billion in 2020. Being able to detect unknown, malicious threats and share threat intelligence through Collective Defense is critical for mitigating the impact on business continuity and cost. An independent industry study conducted in 2020 estimates that it takes an average of 315 days to detect and contain a data breach caused by a malicious attack, while an average of 230 days is necessary to identify a malicious breach, giving hackers dangerous network dwell time to steal personally identifiable information (at the average cost of $175 per record in malicious attacks) and intellectual property. Security automation can reduce that lifecycle by about 2.5 months. Shortening the detect-to-contain cycle to less than 200 days could potentially cut the total cost by about a quarter.

Market Overview

The following graphic depicts IronNet’s estimated total addressable market:

Source:	Gartner: Forecast: Information Security and Risk Management, Worldwide, 2018-2024, 4Q20 Update
(1)

Summation of revenues generated from solutions for Security Information and Event Management (SIEM) Software, IDPS Equipment, Enterprise Data Loss Prevention, Threat Intelligence Software, Network Detection and Response, and Network Access Control.

IronNet’s customers utilize its Collective Defense platform across a wide variety of use cases. Its total addressable market initially began as a behavioral-based detection and response opportunity in the network security market, but has significantly expanded due to rapid innovation and adoption of the Collective Defense platform across additional security segments.

In addition, IronNet’s increasing market opportunity is driven by the rapidly increasing desire and willingness of public and private enterprises of all sizes to share collective threat intelligence and work together in common defense to support their continued acceleration of digital transformation and cloud computing, adoption of the Internet of Things (“IoT”), and the ability to defend their enterprises in a continually intensifying threat landscape.

IronNet’s innovative approach is unique in the security industry. IronNet identifies anomalies across network traffic using advanced behavioral analytics, artificial intelligence, and machine learning techniques; applies integrated security operations automation through the use of its Expert System; automatically correlates pre-triaged detections; and shares collective threat intelligence across an enterprise’s business ecosystem. Because of its solution strategy and architecture, the IronNet Collective Defense platform is the first to address multiple security markets, including markets not typically associated with Network Detection and Response.

The markets IronNet addresses comprise the following:

Network Security Equipment and Infrastructure Protection

In 2016, IronNet launched its IronDefense product to disrupt the Enterprise Network Security Equipment market that included what is now the NDR, Network Access Control (“NAC”), and Intrusion Detection & Prevention System (“IDPS”) markets, respectively. As part of its launch of IronDefense, it included a security operations capability built by world-class security experts specific for security operations to address the SIEM and Enterprise Data Loss Prevention (“DLP”) markets, respectively. In 2018, IronNet launched its IronDome product to disrupt the threat intelligence market by providing enterprises with real-time visibility to their threat landscape and curated threat intelligence to actual threats targeting their business ecosystem, supply chain, industry, and region. Gartner estimates that the global market for these segments in the Network Security Equipment and the Infrastructure Protection will be $10.0 billion in 2021.

Application Security, Web Security, and Enterprise Endpoint

Additional enhancements in 2020 to IronDefense and IronDome that further enable use to operate in public cloud environments allow IronNet to address the Application Security segment and web security market that Gartner estimated at $3.3 billion and $2.8 billion, respectively, in 2020. The addition of ecosystem integrations in 2021 across a range of security ecosystems increases IronNet’s footprint within a security ecosystem, and its ability to work natively with endpoint detection and response vendors under its Collective Defense capabilities enables IronNet to address the enterprise endpoint market, which Gartner estimated at $9.1 billion in 2020.

IronNet’s Go-to-Market Strategy

IronNet describes its go-to-market strategy as “land and expand with network effects.” Its approach is to initially secure what it describes as influential “cornerstone” customers and then to expand their respective Collective Defense community with additional “community members” from organizations of similar industry sector, state, country, supply chain, or tailored business ecosystem. As each Collective Defense community grows, so does the volume of shared data, and the value of IronNet’s platform for each of those members thereby expands both technically and commercially.

The following diagram depicts this strategy:

IronNet defines a Collective Defense cornerstone customer as a customer who is a leader of a recognized industry, nation, state, or vertical. Example of cornerstone customers include the U.S. government, with the defense industrial base, whereby a large systems integrator, along with a branch of the military, that are securing their thousands of supply chain members within a Collective Defense community. Another example is a global investment fund in the Asia Pacific Japan region with a $300 billion portfolio. IronNet’s relationship with this fund led to securing a single portfolio company as a community customer, and IronNet has now expanded to multiple companies within the fund’s portfolio.

By securing business with organizations that are influential in their sector, proving its value through its Collective Defense solution, and partnering with their senior leadership, IronNet believes it can sell into similar organizations effectively and with great credibility.

IronNet’s emphasis on information sharing has also helped it find particular success working with key industry associations, such as the Electricity Information Sharing and Analysis Center, or E-ISAC, to capitalize on the strong relationships and shared goals among member organizations. By becoming a trusted thought leader responding to their shared challenges in cybersecurity, IronNet seeks to gain access to potential customers while providing cybersecurity insight, instruction, and advice to the association as well—a core tenet of its Collective Defense mission.

The overall effect of its go-to-market approach drives two powerful network effects, which are depicted in the graphic below. The first is the growth in the value of IronNet’s platform as it ingests more and different data to improve the detection of its machine learning-driven algorithms. The second is its customer community-driven growth model, which drives a more efficient route to market with lower community customer acquisition costs and higher customer lifetime values.

IronNet’s Growth Strategy

IronNet sees the opportunity for multi-dimensional innovation and growth. IronNet believes that the SolarWinds/SUNBURST attack in 2020 has validated its mission to drive AI-driven behavioral analytics and Collective Defense to the overall security market.

IronNet’s revenues have grown steadily since its first product release in 2016. It made its first moves to the cloud in 2018, and it intends to accelerate scalability from its cloud offerings. This evolution in IronNet’s products allow it to deploy to customers more rapidly, scale more quickly, and drive revenue growth.

IronNet’s strategies to grow its business include the following:

Grow its customer base by replacing legacy and other NDR products

Given the limitations of existing products in the NDR, SIEM, IDPS, EDLP, and Threat Intelligence Software segments, IronNet intends continue to grow its customer base organically as organizations replace these signature-based and stand-alone offerings with AI-driven behavioral analytics and Collective Defense. Its customer acquisition campaigns and channel partnerships with MDR providers are expected to allow IronNet to pair pursuit of large enterprise customers with cost-effective penetration into smaller and medium-sized enterprises.

Further expand offerings with existing customers

IronNet will continue to expand its relationships with its customers by expanding its network coverage of their business towards 100% and by cross-selling additional Collective Defense offerings. When IronNet first deploys its products to a customer, it usually covers only a portion of their network traffic. As IronNet is able to demonstrate the value of its behavioral analytics and membership in Collective Defense, it has up-sell opportunities as it expands network coverage to other parts of the business or portfolio. IronNet also has the opportunity to cross-sell offerings like cloud traffic analytics or digital fraud detection. Over time, IronNet seeks to deploy its solutions enterprise-wide for all customers, thereby increasing its revenue from existing customers and therefore its dollar-based net retention rates.

Expand into new customer segments

While IronNet first targeted large and sophisticated enterprise customers, it also has an internal sales development team and an inside sales team to expand its go-to-market efforts. These teams focus on early qualification and development for cycles with potential cornerstone customers. They utilize intelligence from IronNet’s Account Based Marketing system as well as social sales development tools to nurture these opportunities to a handoff point with field sales. These teams also focus on full cycles with potential community members once a cornerstone-driven Collective Defense community has been established. IronNet is using a combination selling approach to scale its sales into additional industry verticals, with which it can sell its Collective Defense capabilities to the largest enterprises or smallest businesses with any level of security sophistication and budget.

Extend its Collective Defense platform and ecosystem

IronNet designed its architecture to be open, interoperable, and highly extensible. It is constantly adding integrations to its platform in order to ingest more sources of data for analysis and to provide detection outputs to more response systems. IronNet also adds new algorithms and new combinations of algorithms to detect behaviors of unknown but potentially malicious attacks. In addition, IronNet innovates with partners to add IronNet NDR and Collective Defense capabilities to their customer offerings. An example of this is IronNet’s recent announcement of a strategic partnership with Jacobs Engineering Group, an international technical professional services firm, under which the parties will work together to develop an end-to-end solution designed to detect and prevent damaging and difficult-to-detect cyberattacks that continue to plague organizations across public and private sectors. The joint offering of Jacobs’ managed services capabilities and IronNet’s advancements in machine learning and AI provides their respective customers a more thorough approach to network security. IronNet expects that innovations and partnerships such as its partnership with Jacobs will enhance the distribution of its platform and represent future sources of revenue.

Broaden reach into the U.S. federal government vertical

IronNet spent the first five years of its life building foundational customer relationships in the commercial sector. This was intentional, as its company mission required it first to build the technology and business basis required to protect the private side of the public/private partnership. IronNet is now actively investing in the acquisition of customers in the U.S. federal government vertical. IronNet is FedRAMP Ready and is registered with the Department of Homeland Security Continuous Diagnostics & Monitoring program approved products list to provide federal agencies with innovative security tools. In addition, its platform is deployed in the AWS GovCloud. IronNet is pursuing opportunities in the civilian, defense, and intelligence sectors.

Expand its international footprint

IronNet is expanding its international operations and will continue to invest globally to broaden its international footprint. IronNet intends to grow its presence in the Asia Pacific Japan and EMEA regions by adding headcount and establishing overseas hosting relationships.

IronNet’s Technology

Cloud-native architecture

IronNet’s platform is designed to be secure, highly scalable, redundant, resilient, and high-performing. Delivering from the cloud is intended to enable agility, ease of use, and flexible detection of threats within individual enterprises and the correlation and sharing of those insights with their broader Collective Defense communities. Individual enterprises can choose to deploy IronNet using a variety of public and private cloud deployment options including AWS and Microsoft Azure. Enterprises that prefer to leverage their own private cloud infrastructure using hyper converged infrastructure can deploy IronNet through its partnership with Nutanix.

Flexible architecture for all enterprise networks

IronNet’s Collective Defense platform enables enterprises to add behavioral detection and Collective Defense to their on-premise, cloud, or multi-cloud infrastructure. IronNet’s platform can monitor workloads in major public cloud providers and on-premise physical and virtual networks from a single platform. IronNet’s Collective Defense platform can monitor network traffic and raw traffic in AWS and Azure or leverage existing logs to detect threats targeting their cloud infrastructure. With IronNet, enterprises can apply the power of IronNet Collective Defense to their IT infrastructure and share collective threat intelligence with their Collective Defense community to detect threats targeting their community.

APIs / integrations

The Collective Defense platform and architecture is built around a rich set of APIs intended to efficiently and effectively complement and expand a customer’s existing security infrastructure, such as SIEMs, EDRs, NGFWs, ITSM workflow tools, and other common cybersecurity tools. The platform includes the ability to query and interact with these tools, allowing customers and partners to integrate its detection into their security operations and to execute native response against detected threats. By connecting existing security systems to the IronNet Collective Defense platform, IronNet allows its customers to drive higher efficiencies and value from their security investments. For example, IronNet integrates with CrowdStrike to provide 1-click containment and can leverage CrowdStrike information to provide host details in the IronDefense Threat Hunting interface to deliver a seamless security operations experience across network and devices.

Data center operations

The Collective Defense platform utilizes a combination of global and customer infrastructure to deliver the solution. Customers can choose a variety of deployment options for their own enterprise however global and Collective Defense community level information is hosted in AWS data centers located in the United States and regional AWS data centers to support IronNet’s international business. IronNet’s technology infrastructure, combined with the use of AWS resources, provides it with a distributed and scalable architecture on a global scale.

IronNet’s Services

Cyber Operations Center (CyOC)

IronDefense customers can extend their SOC with IronNet’s dedicated CyOC team, which comprises expert offensive and defensive cybersecurity operators with experience defending both private and public sectors against sophisticated threats. From monitoring to threat hunting, IronNet enhances IronDefense capabilities by providing customers 24/7/365 NDR services backed by Collective Defense, enabling customer SOC analysts to spend more time focusing on strategic tasks.

IronNet’s cybersecurity operators add to the power of IronDefense by leveraging best practices to deliver advanced NDR capabilities that meet compliance standards. Its services are scalable, measurable, and cost-effective, and they provide complete real-time visibility into the network.

CyOC services include the following:

Hunt collaboration

IronNet’s Hunt Team comprises highly technical security analysts with real-world operational experience in defending highly secure networks across industries and sectors. IronNet’s analysts leverage its IronDefense platform to work side-by-side with customers’ security operations personnel to detect and mitigate threats identified in the customer network.

Threat notifications

The CyOC team continually monitors and researches events and anomalies found in customer networks. The IronNet Customer Portal is used to notify customers of IronDefense findings of interest related to a customer’s network. Notification is distributed to members determined by the customer and includes full event analysis and mitigation recommendation.

Rule deployment

The CyOC’s Threat Intelligence analysts support customer operations by providing context to manual hunt operations and alert triage. The team produces tailored threat information to customer instances of IronDefense through Threat Intelligence Rule updates based on current suspicious and malicious IoCs, IronDome insights, emerging threat research, and results of research by IronNet’s malware reverse engineers.

Reachback support

The CyOC team offers remote event collaboration, incident response, cybersecurity expertise, and platform support for IronDefense related security operations.

Reporting

Periodic insight reports are provided to customers on threat trends correlated to the customer’s network and sector. These reports provide summarized and actionable IoCs associated with high risk network behaviors mapped to the MITRE ATT&CK Detection framework to identify the stage and progression of the threat. These reports also include a detailed list of resulting Threat Intelligence Rules deployed to customer instances of IronDefense.

Custom hunt tracking

Introductory and advanced training for end-users on analytics, alerts, entity enrichment, hunting, and network defense techniques are available. Periodic on-site side-by-side hunt operations, threat identification techniques, and review of newly implemented product features are also available.

Customer Success Team

Through IronNet’s core products and services, it seeks to increase its customers’ visibility into the threat landscape, reduce the impact of a potential attack and improve the overall effectiveness of cybersecurity investments. One of the ways it does this is with its dedicated Customer Success (“CS”) team. While some vendors charge a premium for expert Customer Success care, IronNet includes access to its CS team as part of a customer’s subscription, including a dedicated Customer Success Manager for the life of the subscription.

At the onset of a new deployment, IronNet’s CS team works with customer stakeholders to map out what success looks like, determine the key deliverables required to achieve those goals and create a success plan for the life of the partnership.

Governance and Maturity Services

These services measure adherence to specific regulatory or contractual requirements and provide measurable data as to the maturity of the organization’s cybersecurity capabilities.

Cybersecurity Readiness Services

Given that threat actors continuously change their tactics, techniques, and procedures (“TTP”), these services are designed to ensure organizations are prepared for the latest and most immediate threats.

Incident Response Services

IronNet provides incident response and digital forensic investigative services powered by an accomplished team with deep expertise. IronNet specializes in providing incident response and digital forensic investigative services to companies of all sizes, ranging from large U.S. Fortune 50 companies to smaller organizations.

Training

Leveraging decades of cybersecurity experience, IronNet’s results-focused training programs enable customers to unlock a higher level of cyber resilience. IronNet adopts a hands-on approach to build technical proficiency and operational confidence using industry best practices. Cyber skillset training techniques include hunt methodology, offensive methodology, data analytics for security intelligence, SOC leadership, cyber threat intelligence operations, executive education, and custom cyber threat seminars.

IronNet’s Customers

Some of the world’s largest enterprises, government organizations, high-profile brands, and governments trust IronNet to protect their networks. The following graphic depicts representative customers of IronNet.

Customer case studies

Critical infrastructure customer case study: Southern Company

Within IronNet’s first months in business, it had five major utility companies sharing cyber events in the IronDome across 25 states, helping secure infrastructure that delivers power to nearly 35 million customers.

Situation: Serving nine million customers across six states, Southern Company faced risks as a target for cyber attackers to steal information or disrupt operations.

Solution: As an early adopter of Collective Defense, one of the reasons Southern Company works with IronNet is to get high quality, automated situational awareness and to move away from relying on manual methods. Southern Company invested in its partnership with IronNet to increase its ability to detect Advanced Persistent Threats, reduce dwell time and more quickly recover in the event of an attack.

IronNet’s relationship with Southern Company extends beyond just a vendor/client relationship, as senior leadership from both companies appear together at numerous events and government briefings to discuss their positions on topics like nuclear energy and the security of the U.S. power grid.

Southern Company’s Chief Information Security Officer notes that “Broad situational awareness within sectors and across sectors is something we believe in, and why we are doing work with IronNet and many other partners in energy and other critical sectors, both nationally and internationally.”

Critical infrastructure case study: American Electric Power (AEP)

Situation: With the nation’s largest transmission system consisting of more than 40,000 miles of transmission lines and more extra-high-voltage transmission lines than all other companies combined in North America, AEP needed to ensure the security of its own operations—while recognizing its role in contributing to the security of the electrical grid overall. collaborative cyber defense to combat adversaries.

Solution: Collective Defense provides the high-fidelity threat sharing to make AEP’s cyber intelligence truly actionable, to ensure the cyber security of its 5.5 million customers.

AEP’s Chief Security Officer says that “AEP values the relationship and initiatives being led by

Gen. Alexander and IronNet.”

Financial services customer case study: NBH Bank

Situation: National Bank Holdings (“NBH”) needed a way to detect unknown threats. Monitoring only known threats, or “signatures” such as compromised domain names, IP addresses, or file hashes, missed a huge swath of threats that evade traditional signature-based threat detection. NBH needed a tool that could alert the security team of advanced threats across the cyber kill chain, in real time, in turn empowering the team to take action before the threat could affect operations.

Solution: After evaluating other platforms, NBH chose IronDefense for its ability to successfully detect malicious behaviors for DNS Tunneling, Domain Generation Algorithm (DGA), and Periodic Beaconing HTTP. As part of an IronDome, NBH has strengthened its ability to take proactive action against emerging threats detected by machine learning and further qualified by anonymized knowledge-sharing in the Collective Defense ecosystem.

NBH selected IronNet because of its precise analytics; proactive hunt team support; partnership with IronNet’s Customer Success team; and the ability to crowdsource expertise across their peers through Collective Defense.

NBH’s VP of Enterprise Technology has stated that it views IronNet’s Collective Defense as the “next big thing in cyber.”

Sovereign wealth fund customer case study

Situation: An Asia-Pacific-based sovereign wealth fund with a $300 billion portfolio needed better visibility of network threats across its portfolio companies. Prior to implementing Collective Defense, neither the sovereign wealth fund nor its portfolio companies had a viable method for correlating IoCs across multiple organizations. They also lacked the ability to detect malicious threat activity based on network behaviors.

Solution: The company chose a Collective Defense IronDome to reduce time to detection via threat sharing across its portfolio companies.

In one instance, IronNet analytics detected a sinister BotNet intrusion attempt into the firm’s perimeter. The detection allowed the firm to act fast and catch the BotNet on their firewall before it got inside their network – all within 24 hours of detection.

The fund’s Chief Technology Officer said that “None of our other threat hunting tools sparked an alarm. This may suggest that we can turn off some of our other threat hunting tools and save some money by using IronNet. This is IronNet value at work”

In addition to becoming an IronNet customer, the sovereign wealth fund also later became an investor in IronNet.

Oil & gas customer case study

Situation: A Fortune 500 midstream natural gas and crude oil pipeline company sought to increase its detection capabilities and accelerate threat response. Other methods of information sharing proved challenging for driving real business value.

Solution: IronDome provides visibility across the sector and an instantaneous way to share anonymized threat information, allowing the company to identify unknown threats faster and react more quickly. Based on network behavior, IronNet’s detection analytics help the company to maximize the value of its other cybersecurity investments by identifying potential misconfigurations or gaps to tighten overall security.

According to the company’s leader of Security Operations, “IronNet is truly a partner and not just another vendor.”

IronNet’s Sales and Marketing

Sales

IronNet uses a “to and through” sales strategy. By maintaining a direct sales force consisting of senior-level account executives with deep security and high-tech experience, IronNet has been able to leverage extensive professional networks and build inroads to strategic accounts. Because of this and the caliber of its senior leadership team, IronNet believes it has a differentiated ability to convene CEOs, Chief Information Security Officers (CISOs) and other leaders within an entire industry, such as energy company CEOs. This is what enables its cornerstone/community selling approach.

IronNet has three sales teams in the United States: Public Sector, covering federal, state and local segments; Critical Infrastructure, covering energy, oil & gas, and related segments; and Enterprise, covering financial services, insurance, tech, and a variety of other sectors. IronNet has direct sales staff in six countries, as well as a growing portfolio of channel, managed services and technology partners across the United States, Europe, Middle East and Africa (EMEA) and Asia-Pacific regions to scale its ability to discover, qualify, and close business.

In addition, IronNet has inside sales development teams to expand its selling capabilities. These teams focus on early qualification and development of opportunities that they either close directly or transition to the field sales teams (for named accounts). These inside teams’ primary objective is filling Collective Defense communities with smaller companies.

Marketing

IronNet’s marketing organization employs high-tech multichannel digital and content marketing for lead generation, aggressive public relations, social media and thought leadership programs to drive awareness, and specialization in strategies such as employee advocacy and search engine optimization. IronNet was recently the top organic search engine result for “Network Detection and Response” in a competitive market.

IronNet’s public relations and media program has resulted in regular coverage in business press, cybersecurity trade media and industry trade media.

IronNet’s event program is focused on exposure to audiences that are aligned to its sales strategy. IronNet incorporates a combination of both large industry events like Black Hat with regional and sector-focused events that allow it to capture leads on new customers to build out Collective Defense communities. Immediately at the onset of the COVID-19 pandemic, IronNet pivoted its in-person event plan and launched a program of more than 40 webinars over the past 12 months with industry thought leaders. IronNet also regularly hosts customers on its webinars as a strategic way to create customer case studies from transcripts.

IronNet focuses on providing compelling content for both demand generation and awareness-building. Its monthly Threat Intelligence Briefs summarize the IOCs and detections its SOC has discovered in order to inform the efforts of other operations analysts in the cybersecurity space. IronNet’s threat researchers produce in-depth analysis on topics such as ransomware detection and unique technical observations about the SUNBURST attack and other topics, which have been featured in media outlets. This helps build credibility with the security analyst audience, a key influencer in the buying process.

IronNet’s Partnership Ecosystem

The IronNet partner ecosystem consists of leading organizations that have been carefully selected to help it deliver the power of Collective Defense across a variety of dimensions.

Technology partners

When used together, IronNet’s partner integrations leverage its collective threat intelligence to react in real time, as well as proactively combat threats across the entire network, and create workflows that mitigate compromised devices. IronNet’s integrations are designed to increase the efficiency of security teams with smarter, more effective workflows built through collective threat intelligence. To streamline the alert triage and incident response processes, IronDefense can integrate with a number of security products, including:

•	SIEM tools to retrieve logs, share detections, and retrieve analyst feedback;

•	SOAR tools to share detections, retrieve analyst feedback, and augment existing playbooks;

•	EDR platforms to ingest endpoint event and entity context and initiate response to malicious activity; and

•	NGFW products to dynamically block malicious activity and ingest logs for analysis.

Current and planned future integrations and APIs include:

Cloud

•	AWS

•	Azure

•	GCP

SIEM

•	Splunk

•	IBM QRadar

•	Microsoft Azure Sentinel

•	LogRhythm

SOAR

•	Cortex XSOAR (formerly Demisto)

•	Splunk Phantom

•	Swimlane

ITSM

•	ServiceNow

EDR

•	CrowdStrike

•	Carbon Black

•	Forescout

•	Tanium

NGFW

•	Palo Alto Networks

•	Checkpoint Software Technologies

•	Zscaler

Go To Market (GTM) Partners

With its GTM partners, IronNet seeks to accelerate service growth and value for their customers through a mutually beneficial program.

Raytheon Technologies

This partnership delivers cybersecurity solutions that defend against advanced threats that leverage behavior-based network traffic analysis and collective defense. The Raytheon-IronNet partnership combines IronNet’s Collective Defense Platform with Raytheon’s Managed Security Operations Center (“MSOC”), Managed Detection and Response (“MDR”) and Cyber Security Operations Center (“CSOC”) capabilities. This partnership delivers new analytical solutions that strengthen enterprise protection, along with a customized onboarding to integrate and operate the platform.

Accenture

IronNet and Accenture work together to help companies protect critical infrastructure by quickly deploying and updating a system of machine-speed, advanced threat analytics across IT and Operational Technology, which automatically filters out the noise of false positives with the insight provided by community sourced context. Accenture provides the expertise in scalable implementation when it orchestrates the IronNet collective defense platform, delivering actionable attack information in real-time for their customers to prevent impact to critical infrastructure.

MDR/MSSP partners

Chosen channel partners work with IronNet to develop and deliver an end-to-end solution designed to detect and prevent damaging and difficult-to-detect cyberattacks that continue to plague organizations across public and private sectors. For example, Jacobs’ partnership with IronNet brings together unique capabilities, helping customers to navigate the complexities of the current threat landscape more easily. Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. The joint offering of Jacobs and IronNet collective defense platform brings advancements in machine learning and AI, which provides innovative cyber defense detection to discover both known and unknown cyber threats, allowing a more thorough and effective approach to network security for their clients.

IronNet’s other integration and sales partners include Atlantic Data Forensics, Blacklake Security, Booz Allen Hamilton, Unlimited Technology, ArmorText, Carahsoft, Domain Tools, Ensign Infosecurity, Forescout and Global Cyber Alliance.

IronNet’s Research and Development

IronNet’s Engineering and Product Development teams are responsible for the architecture and implementation of its Collective Defense platform. Its team of data scientists, data engineers, and emerging threat researchers work together to continually improve the analytics which drive IronDefense. IronNet’s Cloud Infrastructure and Sensor teams are dedicated to making IronDome sustained reliability, and scalable on premises and in the cloud.

IronNet is built upon innovations in cybersecurity technology, delivering continuous improvement in detection and mitigation of threats. Its expertise and history in defense and cybersecurity brings a holistic point of view to the design of its solutions, allowing it to find novel threats and share them in real time. IronNet focuses investment on research into emerging threats and advanced data science to keep its Collective Defense platform at the forefront of the most dangerous security issues. IronNet uses feedback from its customers and channel partners, as well as studies of market needs, to guide product development, ensuring prioritization of new integrations, product features and functionality.

IronNet has a regular weekly cadence to report internally on its own infrastructure and security operations, as well as the health of all of its customer instances. On an annual basis, IronNet uses a third-party penetration testing team to test its environment. Additionally, IronNet uses its internal Red Team to perform quarterly testing and its Security Operations Center (“SOC”) vulnerability scans in its environment at least monthly. IronNet also monitors and reports on hunt findings and threat intelligence updates.

IronNet’s Competition

The market for IronNet’s products and services is intensely competitive and characterized by rapid changes in technology, customer requirements, and by frequent new product and service offerings and improvements. IronNet competes with a range of established and emerging security solution vendors. Conditions in its market could change rapidly and significantly as a result of technological advancements, partnerships, or acquisitions by competitors or continuing market consolidation and IronNet expects the competitive environment to remain intense.

IronNet’s competitors include the following by general category:

•	First-generation NDR vendors such as DarkTrace or Vectra Networks, who offer point products based on Bayesian analysis, outlier analysis, and heuristic detection-based detection;

•

Network security vendors, such as Cisco and Palo Alto Networks, Inc., who are supplementing their core network security additional behavioral-based detection with behavioral-based detection, threat intelligence and security operations solutions; and

•	Legacy network infrastructure and performance monitoring companies such as ExtraHop and Arista Networks, who are adding security use cases to their infrastructure products.

IronNet competes on the basis of a number of factors, including but not limited to its ability to:

•	Detect advanced network threats and to prevent security breaches;

•	Anonymously correlate and share threats in real-time across a community of peer enterprises;

•	Share human-intelligence across a Collective Defense community on how peer enterprises have rated and triaged similar detections; and

•	Integrate with other participants in the security ecosystem.

IronNet also competes on its:

•	Time to value, price, and total cost of ownership;

•	Brand awareness, reputation, and trust in IronNet’s services;

•	Strength of sales, marketing, and channel partner relationships; and

•	Customer success, cyber hunt, and cyber advisory services.

Although some of IronNet’s competitors enjoy greater resources, higher brand recognition, broader range of IT and security products, larger existing customer bases, or more mature intellectual property portfolios, IronNet believes that it competes favorably with respect to these factors.

IronNet’s Intellectual Property

IronNet believes that its intellectual property rights are valuable and important to its business. IronNet relies on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect its proprietary rights. Though it relies in part upon these legal and contractual protections, IronNet believes that factors such as the skills and ingenuity of its employees and the functionality and frequent enhancements to its solutions are larger contributors to its success in the marketplace.

As of April 14, 2021, IronNet had three issued patents and five pending applications in the United States covering its technology, as well as 37 issued international patents, six pending international patent applications, and two filed PCT applications. IronNet’s issued patents expire between 2035 and 2037.

As of April 23, 2021, IronNet had five registered brands in the United States, comprising four single-class trademark registrations and five single- and multiple-class service mark registrations. Four of those five brands are also registered internationally. In addition, IronNet owns pending multi-class trademark applications in both the United States and abroad. IronNet believes these registrations and pending applications offer robust protection for all of its brands. IronNet intends to pursue additional intellectual property protection to the extent it believes it would be beneficial and cost-effective.

Despite IronNet’s efforts to protect its intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. IronNet’s industry is characterized by the existence of a large number of patents and frequent claims and related litigation based on allegations of patent infringement or other violations of intellectual property rights. IronNet believes that competitors will try to develop products that are similar to its products and that may infringe its intellectual property rights. IronNet’s competitors or other third parties may also claim that its security platform and other solutions infringe their intellectual property rights. In particular, some companies in IronNet’s industry may have extensive patent portfolios. From time to time, third parties may in the future assert claims of infringement, misappropriation and other violations of intellectual property rights against IronNet or its customers, with whom its agreements may obligate it to indemnify against these claims. Successful claims of infringement by a third party could prevent IronNet from offering certain products or features, require it to develop alternate, non-infringing technology, which could require significant time and during which it could be unable to continue to offer its affected products or solutions, require it to obtain a license, which may not be available on reasonable terms or at all, or force it to pay substantial damages, royalties, or other fees.

IronNet’s Facilities

IronNet’s corporate headquarters occupy approximately 12,000 square feet in Tysons, Virginia, part of the Washington, D.C. metropolitan region, under a lease that expires in June 2026. IronNet also leases office space in Raleigh, North Carolina. IronNet has a data center co-location facility in Reston, Virginia, and it also utilizes AWS regional cloud services located around the world for its storage needs and to help deliver its solution.

IronNet believes that its existing facilities are sufficient for its current needs. In the future, IronNet may need to add new facilities and expand its existing facilities as it adds employees, grows its infrastructure and evolves its business, and it believes that suitable additional or substitute space will be available on commercially reasonable terms to meet its future needs.

IronNet’s Employees / Human Capital Resources

IronNet’s employees worldwide power our innovation, contributing unique perspectives and a growth mindset to create breakthrough technologies and transformative solutions. IronNet is committed to fostering a diverse and inclusive workplace that attracts and retains exceptional talent. Through ongoing employee development, comprehensive compensation and benefits, and a focus on health, safety and employee wellbeing, we strive to help our employees in all aspects of their lives so they can do their best work, every single day.

As of April 30, 2021, IronNet had 270 full-time employees. Of these employees, 91% are in the United States and 9% are in international locations. IronNet has not experienced work stoppages and believes its employee relations are good.

Diversity and Inclusion

Innovation at IronNet comes from the diverse perspectives, knowledge, and experiences of our employees. IronNet strives to create an inclusive workplace where people can bring their authentic selves to work. IronNet employs inclusive recruitment practices to source diverse candidates and mitigate potential bias.

IronNet’s Diversity Ambassadors team’s mission is to build a more diverse and inclusive company through clear and measurable goals across all levels and geographies, and encouraging and enabling all IronNet employees to drive change and create an inclusive environment for everyone every day through educational, professional, and social programs. The mission of the Diversity Ambassadors is to establish a world-class program that continually delivers an accurate assessment of diversity, equity, and inclusion to decision makers across IronNet, and empowers IronNet to operate in accordance with its values.

The Diversity Ambassador team seeks to achieve this vision by focusing on efforts that have been studied to show results, such as voluntary training, using disaggregated data to provide transparency into the fabric of IronNet, disassembling the employee lifecycle and re-engineering it so that all team members have equal access to a level playing field, targeting early talent recruiting, sponsorship, and creating employee-driven diversity teams.

Compensation, Benefits and Well-being

IronNet offers competitive compensation and benefits that support its employees’ overall well-being. To ensure alignment with its short- and long-term objectives, IronNet’s compensation programs for all employees include base pay, short-term incentives, and opportunities for long-term incentives. IronNet offers benefits including comprehensive health and welfare insurance, paid time-off and leaves, and retirement support. IronNet’s gym reimbursement program in the United States further helps to support employees’ physical well-being.

In response to the COVID-19 pandemic, IronNet implemented significant changes in the best interest of employees as well as the communities in which IronNet operates. This includes having the vast majority of IronNet’s employees work from home, while implementing additional safety measures for employees continuing critical on-site work. IronNet has also provided a work-from-home reimbursement program, as well as online classes and weekly newsletters to assist employees in that transition. To create a specific focus on the mental health and wellbeing of its employees, IronNet created the “Unplug” program that provides several company-wide paid days off to help employees balance their work and life responsibilities.

Growth and Development

IronNet actively fosters a learning culture where employees are empowered to drive their career progression, supporting professional development and providing on-demand learning platforms. Employees enjoy numerous learning platforms, and IronNet’s education reimbursement program offers each eligible employee an allowance for long-term undergraduate and graduate studies, as well as short-term professional development. IronNet’s development programs play a critical role in engaging and retaining IronNet’s employees as these programs offer opportunities to continually enhance their skills for a variety of career opportunities across the company.

Legal Proceedings

From time to time, IronNet may be subject to legal proceedings arising in the ordinary course of business. IronNet is not currently a party to any litigation the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on its business, financial position, results of operations or cash flows.

EXECUTIVE COMPENSATION OF IRONNET

For the fiscal year ended January 31, 2021, IronNet’s named executive officers were:

•	Gen. Keith B. Alexander (Ret.), IronNet’s Chairman and Co-Chief Executive Officer;

•	William Welch, IronNet’s Co-Chief Executive Officer; and

•	Sean Foster, IronNet’s Chief Revenue Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of IronNet’s named executive officers for its fiscal year ended January 31, 2021.

Name and Principal Position	Fiscal Year	Salary ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Gen. Keith B. Alexander (Ret.)	2021	339,000		44,350	(1)	10,680	394,030
Chairman and Co-Chief Executive Officer

William Welch	2021	339,000		44,350	(1)	11,400	394,750
Co-Chief Executive Officer

Sean Foster	2021	383,336	(3)	88,029	(4)	11,948	483,313
Chief Revenue Officer

(1)	Amounts represent the amounts earned and payable under IronNet’s bonus plan for the year.
(2)	Amounts in this column represent primarily company 401(k) plan matching contributions.
(3)	Amount consisted of $300,000 annual base salary and $83,336 in sales commissions, including non-recoverable draws against such commissions.
(4)	Amounts represent the amount payable and earned in sales commissions.

Narrative Disclosure to Summary Compensation Table

The compensation committee of IronNet’s board of directors has historically determined its executives’ compensation and determines the compensation of its named executive officers. The compensation committee typically reviews and discusses management’s proposed compensation with the Co-Chief Executive Officers for all executives other than the Co-Chief Executive Officers. Based on those discussions and its discretion, the compensation committee then approves the compensation of each executive officer after discussions without members of management present.

Annual Base Salary

The annual base salaries of IronNet’s named executive officers are generally reviewed, determined and approved by its compensation committee periodically in order to compensate its named executive officers for the satisfactory performance of duties. Annual base salaries are intended to provide a fixed component of compensation to IronNet’s named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for IronNet’s named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Non-Equity Incentive Plan Compensation

IronNet seeks to motivate and reward its executives for achievements relative to its corporate goals and expectations for each fiscal year. Each of IronNet’s named executive officers is typically eligible to receive an annual performance bonus based on the achievement of company-wide annual performance goals. For the fiscal ended January 31, 2021, IronNet’s executive officers other than Mr. Foster were eligible to receive bonuses in the amount of up to $50,000 per fiscal quarter based on pre-specified targets with respect to annual contract values of customer bookings. Based on actual booking results, each executive officer earned a total bonus payout of $44,350 over the course of the fiscal year, which amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Mr. Foster’s incentive compensation is in the form of commissions, which for fiscal 2021 were based on actual bookings. Mr. Foster’s commissions, including amounts paid as a non-recoverable draw against such potential commissions, are reflected in the “Salary” column of the Summary Compensation Table above.

Equity Incentives

Although IronNet does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, or any formal equity ownership guidelines applicable to them, IronNet believes that equity grants provide its executives with a strong link to long-term performance, create an ownership culture and help align the interests of its executives with those of its stockholders. In addition, IronNet believes that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes its executive officers to remain employed during the vesting period. Accordingly, IronNet’s compensation committee periodically reviews the equity incentive compensation of its executive officers and from time to time, its board of directors, upon recommendation from the compensation committee, may grant equity incentive awards to them in the form of stock options or restricted stock unit awards. No equity awards were made to IronNet’s named executive officers during fiscal 2021.

Outstanding Equity Awards as of January 31, 2021

The following table presents information regarding outstanding restricted stock awards held by IronNet’s named executive officers as of January 31, 2021. All awards were granted pursuant to the 2014 Plan. None of IronNet’s named executive officers had outstanding option awards as of January 31, 2021. See the section titled “—Employee Benefit Plans—2014 Incentive Plan” below for additional information.

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)		Market Value of Shares of Stock That Have Not Vested($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
William Welch	2/11/2019	5,452,200	(3)	$13,685,022
	2/11/2019				1,808,310	(4)	$4,538,859
Sean Foster	2/11/2019	1,232,000	(3)	$3,092,320

(1)

In addition to the time-based vesting described in the remaining footnotes to this table, each restricted stock unit grant contains a liquidity event condition that will be satisfied on the date that is six months following the closing of the Business Combination.

(2)	Based on the estimated value of the IronNet Class A common stock as of January 31, 2021, which was $2.51 per share.
(3)

Subject to the liquidity-event-based performance condition described in footnote (1) above, 25% of these restricted stock units vest on the one-year anniversary of the grant date, with the remaining unvested restricted stock units vesting in 36 equal monthly installments through February 2023, subject to the officer’s continued service through each applicable vesting date.

(4)

The vesting of these shares will be based on the achievement of specified performance conditions. None of these performance conditions are expected to be achieved prior to the closing of the Business Combination. It is anticipated that these restricted stock units, which following the closing of the Business Combination will become rights to acquire shares of LGL Common Stock, will retain the same performance conditions following the Business Combination.

401(k) Plan

IronNet provides a retirement savings plan for the benefit of its employees, including its named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. IronNet also fully matches employee contributions up to the first 4% of salary, which amounts are fully vested.

Other Employee Benefits

IronNet’s named executive officers are eligible to participate in IronNet’s health and welfare plans to the same extent as all full-time employees.

IronNet generally has not provided perquisites or personal benefits except in limited circumstances, and it did not provide any perquisites or personal benefits to its named executive officers during the fiscal year ended January 31, 2021.

Combined Company Executive Compensation

Following the Business Combination, the Combined Company’s Compensation Committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of IronNet and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Named Executive Officer Employment Agreements

Prior to the effectiveness of this proxy statement/prospectus, LGL expects to enter into employment agreements with each of IronNet’s named executive officers, which agreements will be assumed by the Combined Company effective upon the closing of the Business Combination.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as IronNet believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. IronNet believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 5 will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 6. Below is a description of the 2014 Plan.

2014 Stock Incentive Plan

IronNet’s board of directors adopted and IronNet’s stockholders approved IronNet’s 2014 Stock Incentive Plan (the “2014 Plan”) on September 29, 2014 and on October 17, 2014, respectively. The 2014 Plan has been periodically amended, most recently on June 7, 2019. The 2014 Plan permits the grant of ISOs, NSOs, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. ISOs may be granted only to IronNet’s employees and to any of the employees of IronNet’s subsidiary corporations’ employees. All other awards may be granted to employees, directors and consultants of IronNet’s and to any of IronNet’s parent or subsidiary corporation’s employees or consultants.

As of March 15, 2021, stock options covering 2,257,803 shares of IronNet’s Class A common stock, with a weighted-average exercise price of $0.43 per share, were outstanding, and 20,378,361 restricted stock units entitling the holders to receive one share of IronNet’s Class A common stock for each such RSU were outstanding. 1,384,696 shares of IronNet’s Class A common stock remained available for the future grant of awards under the 2014 Plan.

The 2014 Plan will be terminated immediately prior to the consummation of the Business Combination and no further grant of awards shall be made under the 2014 Plan. Assuming the approval of Proposal No. 5, each outstanding ISO, NSO, restricted stock and restricted stock units issued under the 2014 Plan will be cancelled, and the holder thereof shall be entitled to a new award under the 2021 Plan in accordance with the terms of the Merger Agreement.

Administration. IronNet’s board of directors or a committee delegated by IronNet’s board of directors administers the 2014 Plan. Subject to the terms of the 2014 Plan, the administrator has the power, among other things, to grant awards, to adopt, amend an repeal administrative rules, guidelines and practices related to the 2014 Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award, and to construe and interpret the terms of the 2014 Plan and awards granted thereunder.

Options. The exercise price per share of stock options granted under the 2014 Plan must be at least 100% of the fair market value per share of the Class A common stock on the grant date. Subject to the provisions of the 2014 Plan, the administrator determines the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable. No incentive stock options may be granted after the tenth anniversary of the date IronNet’s board of directors adopts the 2014 Plan.

Repricing of Awards. IronNet’s board of directors may amend outstanding awards to reduce the exercise price below the then current exercise price, or may cancel an outstanding award and substitute a new award with a lower exercise price, in either case without obtaining shareholder approval.

Restricted Stock Units. The administrator may grant awards in the form of restricted stock units entitling participants to receive, for each restricted stock unit, one share of IronNet’s Class A common stock or cash (equal to the value of one share of IronNet’s Class A common stock) that is delivered at the time a restricted stock unit vests. Participants have no voting rights with respect to outstanding restricted stock units.

Changes to Capital Structure. In the event there is a specified type of change in IronNet’s capital structure, such as any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin off, or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, then, among other items, IronNet’s board of directors will equitably adjust in a manner it determines the (i) the classes and maximum number of shares subject to the 2014 Plan, (ii) the classes and maximum number of shares that may be issued upon the exercise of stock options, and (iii) the classes, number of shares and price per share of stock subject to outstanding stock awards.

Transactions. In the event of certain specified reorganization events, IronNet’s administrator generally may take one or more of the following actions with respect to outstanding awards (other than restricted stock):

•	arrange for the assumption, continuation or substitution of a stock award by an acquiring or succeeding entity or an affiliate;

•

provide that an award will become exercisable, realizable or deliverable, or restrictions applicable to the award will lapse, in whole or part, prior to or upon the reorganization event (accelerate the vesting of the award);

•

upon written notice to a holder of an award, provide that all of the unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised (to the extent exercisable) within a specified period following the date of such notice;

•

In the case of a reorganization event under which the holders of IronNet’s common stock will receive a cash payment for each share surrendered in such reorganization event (the acquisition price), cancel or arrange for the cancellation of the stock award in exchange for a cash payment equal to the number of shares of IronNet’s common stock subject to the vested portion of the award, multiplied by the excess of (1) the acquisition price, over (2) the exercise, measurement or purchase price otherwise payable in connection with the award; or

•	any combination of the foregoing.

In a reorganization event that is not a dissolution or liquidation, IronNet’s repurchase rights and other rights with respect to outstanding restricted stock will inure to the benefit of IronNet’s successor, and, unless IronNet’s board of directors determines otherwise, will apply to the cash, securities or other property into which our common stock was converted or exchanged as part of the reorganization event on the same basis as it applied to the restricted stock.

IronNet’s board of directors is not obligated to treat all awards in the same manner in the case of a reorganization event.

Under the 2014 Plan, a reorganization event is generally the consummation of (1) any transfer or disposition of all of IronNet’s common stock for cash, securities or other property pursuant to a share exchange or other transaction, (2) IronNet’s merger or consolidation with or into another entity as a result of which all of IronNet’s common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, or (3) IronNet’s liquidation or dissolution.

Plan Amendment or Termination. IronNet’s board of directors may amend, modify or, terminate the 2014 Plan at any time, but any amendment will only apply to the holders of an outstanding award if the does not materially and adversely affect the rights of the holder under the 2014 Plan, and provided further that certain types of amendments also require the approval of IronNet’s stockholders.

Transferability. Unless the administrator of the 2014 Plan provides otherwise, awards granted under the 2014 Plan are generally are not transferable except to family members by gift or pursuant to a domestic relations order, or to an executor or guardian upon the death or disability of a participant.

Non-Employee Director Compensation

IronNet has historically provided equity-based compensation to certain of its directors for the time and effort necessary to serve as a member of its board of directors. In September 2020, IronNet granted 60,000 restricted stock units to certain of its non-employee directors. The restricted stock units vest monthly over a period of 12 months, subject to the director’s continued service with IronNet, and subject to a liquidity event condition that will be satisfied on the date that is six months following the closing of the Business Combination.

Following the closing of the Business Combination, the Combined Company intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

Director Compensation Table for Fiscal 2021

The following table sets forth information regarding the compensation earned for service on IronNet’s board of directors during the fiscal year ended January 31, 2021. Gen. Alexander is also a member of IronNet’s board of directors, but he did not receive any additional compensation for service as a director. Gen. Alexander’s compensation as an executive officer is set forth above under “Summary Compensation Table.”

NAME	STOCK AWARDS ($)(1)
Gen. John M. Keane (Ret.)(2)	150,600
Vadm. John M. McConnell (Ret.)(2)	150,600
Hon. Michael J. Rogers(2)	150,600
Vadm. Jan E. Tighe (Ret.)(2)	150,600

(1)

This column reflects the aggregate grant date fair value of restricted stock units granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in IronNet’s consolidated financial statements. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions used in valuing options are described in Note 6 to IronNet’s consolidated financial statements included in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the director upon settlement of the restricted stock units or the sale of the common stock underlying such restricted stock units.

(2)	The director held an aggregate of 140,000 unvested restricted stock units as of January 31, 2021.

OTHER INFORMATION RELATED TO LGL

Introduction

LGL was incorporated on April 30, 2019 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. LGL’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, LGL’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On November 12, 2019, LGL closed its Initial Public Offering of 17,250,000 units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 2,250,000 units. Each unit consisted of one share of Class A common stock and one-half of one warrant to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $172,500,000.

On November 12, 2019, simultaneously with the consummation of the Initial Public Offering, LGL consummated the private sale of 5,200,000 Private Warrants to the Sponsor at $1.00 per warrant generating gross proceeds of $5,200,000. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-234124) that became effective on November 6, 2019.

A total of $172,500,000 was deposited into a trust account at in the United States with Continental Stock Transfer & Trust Company acting as trustee. LGL may withdraw from the trust account interest earned on the funds held therein necessary to pay our franchise and income taxes, if any. Except as described in the prospectus for the Initial Public Offering and described in the subsection below entitled “—LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, these proceeds will not be released until the earlier of the completion of an initial business combination and LGL’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the Initial Public Offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses upon the closing of the Initial Public Offering.

Fair Market Value of Target Business

The target business or businesses that LGL acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of a definitive agreement for its initial business combination, although LGL may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. LGL’s board of directors determined that this test was met in connection with the proposed Business Combination with IronNet as described in the section entitled “Proposal No. 1— The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under LGL’s amended and restated certificate of incorporation, in connection with the Business Combination with IronNet, the LGL Public Stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus, regardless of whether they vote for or against the Business Combination or do not vote at all.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination proposal, the Sponsor and LGL’s officers and directors have each agreed to vote the Founder Shares as well as any common stock acquired by them in the aftermarket in favor of such proposed business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers and directors, IronNet, IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the Business Combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by LGL’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into.

Liquidation if No Business Combination

Under LGL’s current amended and restated certificate of incorporation, if LGL does not complete the Business Combination with IronNet or another initial business combination by November 12, 2021 (or such later date as may be approved by LGL stockholders in an amendment to its amended and restated certificate of incorporation), LGL will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of LGL’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to LGL’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and LGL’s officers and directors has agreed to waive its rights to participate in any distribution from LGL’s trust account or other assets with respect to the Founder Shares. There will be no distribution from the trust account with respect to LGL’s warrants, which will expire worthless if LGL is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of LGL’s creditors which would be prior to the claims of the Public Stockholders. Although LGL has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses LGL has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although LGL will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by LGL for services rendered or contracted for or products sold to it, but LGL cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with LGL waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Public Stockholders and instead will only have liability to LGL. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of LGL and a minimal amount of cash for working capital purposes, and LGL has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00 plus interest, due to claims of creditors. Additionally, if LGL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in LGL’s bankruptcy estate and subject to the claims of third parties with priority over the claims of LGL stockholders. To the extent any bankruptcy claims deplete the trust account, LGL cannot assure you it will be able to return to the LGL Public Stockholders at least approximately $10.00 per share. LGL’s Public Stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have LGL redeem their respective shares for cash upon a business combination which is actually completed by LGL. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If LGL is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by LGL stockholders. Because LGL intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, LGL’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. LGL cannot assure you that claims will not be brought against it for these reasons.

LGL will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus up to $50,000 of interest earned on the funds in the trust account that LGL may use for liquidation and dissolution expenses.

Employees

LGL has no full-time employees. Members of the management team are not obligated to devote any specific number of hours to LGL matters and devote as much of their time as they deem necessary to LGL affairs.

Facilities

Upon consummation of the Business Combination, the principal executive offices of LGL will be those of IronNet.

Directors and Executive Officers

LGL’s current directors and executive officers are as follows:

Name	Age(1)	Position
Executive Officers
Marc J. Gabelli	53	Chairman and Co-Chief Executive Officer
John S. Mega	67	President
Robert V. “Rob” LaPenta Jr.	51	Co-Chief Executive Officer and Chief Financial Officer
Non-Executive Officers
Nathan G. Miller	42	Executive Vice President
Timothy J. Foufas	52	Vice President and Chief Operating Officer
George Anthony Bancroft II	45	Vice President
Hendi Susanto	47	Vice President
Patrick B. Huvane	53	Vice President, Finance and Accounting
Independent Directors
Mary E. Gallagher	55	Director
Michael J. Ferrantino	49	Director
Michael G. Martin	47	Director

(1)	As of April 9, 2021.

Marc J. Gabelli has served as a member of LGL’s board of directors since its inception and Chairman of the board of directors from since September 2019. Mr. Gabelli has served as Chief Executive Officer from September 2019 until March 14, 2019, at which time he became Co-Chief Executive Officer along with Robert V. “Rob” LaPenta Jr. Mr. Gabelli has served as President and Director of GGCP, Inc., the parent company of GAMCO Investors, Inc. (NYSE: GBL) since 1999, and director of Associated Capital Group, Inc. (NYSE: AC) at its formation through to 2017. He is the Chairman of Teton Advisors, Inc. (OTC:TETA) since 2018, and The LGL Group since 2017. Mr. Gabelli has been Co-Chief Executive Officer of Gabelli Securities International Ltd. since 1994, Managing Partner of Horizon Research of New Delhi India since 2012 and Director and Managing Partner of Swiss based GGCP since 2012 and GAMA Funds Holdings GmbH since 2010. He is also Chairman and Chief Executive of Gabelli & Partners Italia Srl. and Gabelli Value for Italy SPA (IM: VALU), a Milan stock exchange listed corporation since 2018, and Chairman of Gabelli Merger Plus+ Trust, PLC, a London Stock Exchange listed company since 2017. As a fund manager since 1990, Mr. Gabelli’s focus is global value investments with portfolio assignments including alternative and traditional asset management. He manages alternative investment portfolios and the group’s investment companies trading on the London Stock Exchange. He has managed several Morningstar five star mutual funds, and a Lipper #1 ranked global equity mutual fund. In corporate matters, he assisted on group restructurings, including GAMCO’s initial public offering and the subsequent formation of AC. He built the hedge fund platform of the group’s indirect wholly-owned subsidiary, Gabelli & Partners, LLC, and expanded the business internationally, opening the GAMCO London and Tokyo offices. In 2001, he also formed and served as General Partner of OpNet Partners, a Gabelli venture capital fund focused on optical networking technologies. He is also a Director of LICT Corporation (OTC: LICT). Mr. Gabelli is active in a variety of charitable educational efforts in the United States, Europe and the United Kingdom.

Mr. Gabelli began his career in equity research and arbitrage for Lehman Brothers International. He is a member of the New York Society of Security Analysts. He received a MBA from the Massachusetts Institute of Technology and is a graduate of Harvard University with a Master’s degree in Government, and from Boston College with a Bachelor’s degree in economics. We believe Mr. Gabelli is qualified to serve on our board of directors due to his business experience and contacts and relationships.

John S. Mega has served as LGL’s President since September 2019. Mr. Mega was an original founding member of L3. Mr. Mega built and managed several divisions at L3 since its formation in 1997 after spinning off from Lockheed Martin. Prior to his retirement in 2018, he was a corporate Senior Vice President and President of L3’s Communication Systems, one of the four L3 major business segments. Earlier in his career, he had been President of L3’s Microwave Group, President of Narda Microwave, President of Logimetrics, Inc, Chief Financial Officer and Vice President of at Lockheed Martin Corp’s Tactical Defense Systems, Group Controller at Loral Corp and a principal at Raytheon Company (NYSE:RTN). He received a Bachelor’s degree from Boston College and is a member of American Mensa Ltd.

Robert V. “Rob” LaPenta Jr. has served as our Executive Vice President and Chief Financial Officer from September 2019 to March 2021 at which he was elevated to Co-Chief Executive Officer and Chief Financial Officer. Mr. LaPenta has an extensive career spanning over 25 years in finance, accounting, consulting, capital markets origination, equity trading, asset allocation and mergers and acquisitions and has been active in transaction sourcing, processing and execution. Mr. LaPenta began his career as a Senior Associate at Coopers & Lybrand as a CPA responsible for managing audits, consulting, M&A due diligence and special project engagements for multiple clients in various industries. Mr. LaPenta transitioned full time into the investment banking sector spending the next 13 years focused on trading and capital market activities culminating in the role of Managing Director and Co-head of Equity Trading at Bank of America Securities, LLC where he managed the firm’s equity capital commitment, proprietary trading, secondary offerings and risk management within cash trading. In 2007, Mr. LaPenta joined L-1 Identity Solutions, Inc. as Vice President of Mergers and Acquisitions and Corporate Strategy. Mr. LaPenta managed the firms M&A processes from sourcing, structuring, valuation, diligence and financing of multiple transactions with the most notable being the negotiation of the $1.6 billion sale of L-1 to Safran and BAE Systems. Following the sale of L-1, Mr. LaPenta became a Partner of Aston Capital an alternative asset management firm of the LaPenta family office and co-founded the Boundary Group, an investment partnership focused on private investments in the aerospace, defense, and intelligence markets. Mr. LaPenta has previously served on the boards of directors of Revolution Lighting Technologies, Inc. (until 2016), an LED lighting and control solutions company, TherapeuticsMD (NASDAQ: TXMD), a women’s healthcare product provider, The Radiant Group, a provider of geospatial analytics to the U.S Intelligence community (now part of NASADAQ: MAXR), AFIX Technologies, a provider of biometric solutions for governments and civil agencies, is currently a board member of LGL Group, Inc. (NYSE American: LGL), a board observer of ARKA, a provider of satellite data processing and related critical technologies to the U.S. Government and Intelligence Agencies and sits as an Audit Committee member for St. David’s School New York City. Mr. LaPenta graduated from Boston College with a Bachelor’s degree in Accounting and Finance and has been a registered CPA (inactive) in the State of New York.

Nathan G. Miller is a partner in the Sponsor and a Special Advisor to LGL and was and appointed Executive Vice President of LGL in March 2021. Since 2012, Mr. Miller has served the Chief Investment Officer of NGM Asset Management, which he founded to combine passive, positive carry, high quality securities with opportunistic active management. From 2011 to 2012, Mr. Miller has also served as a Senior Vice President, Portfolio Manager at Emles since March 2020. Mr. Miller managed an equity long/short portfolio at Citadel Investment Group in New York. From 2009 to 2011, Mr. Miller was Co-Head of Equity Long/ Short Desk at RBC Capital Markets LLC, with a focus on Industrials and Cyclicals. He also oversaw risk management and the structure of eleven different investment teams across all sectors for the $2 billion fund. From 2003 to 2009, Mr. Miller served as an Aerospace & Defense, Industrials & Cyclicals and Multi-Industry analyst at SAC Capital where he managed a carve-out of a larger $1 billion Industrials portfolio. From 2000 to 2003, Mr. Miller served as a home-building, building materials and retail analyst for Goldman Sachs & Co. LLC. Mr. Miller graduated from The Johns Hopkins University with a Bachelor’s degree in Biomedical Engineering and Electrical & Computer Engineering, a Bachelor’s degree in Economics and a Minor in Entrepreneurship & Management.

Timothy J. Foufas has served as our Vice President and Chief Operating Officer since September 2019 and previously served as our Chief Executive Officer from our inception until September 2019. Mr. Foufas has had a longstanding relationship with the Gabelli organization since 1997 when he served as an analyst at Gabelli & Company Inc. covering multiple industries and reporting directly to Mario Gabelli. He has also been a member of the Board of The LGL Group, Inc. (NYSE American: LGL) since 2007 and former board member of certain affiliates of the Gabelli organization. Mr. Foufas has a diverse background, including experiences in industries such as technology, real estate, gaming, consumer products, and financial services. Since 2005, he has served as Managing Partner of Plato Foufas & Company LLC, a financial services company, where he oversees all investment and management activities of the firm. Prior to the successful divestiture of its investment portfolio, Mr. Foufas also served as President of Levalon Properties LLC, a real estate property management company and as Senior Vice President of Bayshore Management Company LLC, a real estate property management company. Prior to joining Bayshore, he was the Director of Investments at Liam Ventures Inc., a private equity investment firm, where he was responsible for its venture capital and buyout investments. Mr. Foufas holds a MBA from Northwestern University’s Kellogg Graduate School of Management and a Bachelor’s degree from Boston College. Mr. Foufas is active in various civic institutions in Chicago having been a founding board member of Auxiliary Board of the John G. Shedd Aquarium and is currently a Sustaining Guild Board Member of Boys & Girls Clubs of Chicago.

George Anthony Bancroft II has served as an LGL Vice President since LGL’s inception. He is the Aerospace & Defense team leader in research for GAMCO Investors. Mr. Bancroft and his team run the Gabelli Aerospace & Defense annual institutional investment conference, now entering its 27th year. He has been an analyst as part of the Gabelli group industrial team since 2009. Prior to Gabelli, Mr. Bancroft was in the United States Marine Corp., where he remains currently active, serving as a Lieutenant Colonel in the Marine Corps Reserve. Mr. Bancroft was an F/A-18 Fighter Pilot in the Marine Corps from May 1998 to July 2009, during which time he had extensive leadership experience in aviation operations, logistics, and maintenance. Mr. Bancroft received a Bachelor’s degree in Systems Engineering from the United States Naval Academy and an MBA in Finance and Economics from Columbia Business School.

Hendi Susanto has served as an LGL Vice President since LGL’s inception. He has been Vice President, Equity Research, at Gabelli since August 2007 and has also been a Portfolio Manager at GAMCO Investors, Inc. since December 2015. Mr. Susanto joined the board of directors of The LGL Group, Inc. (NYSE American: LGL) in June 2016. Prior to 2007, Mr. Susanto worked as an Analyst at Silicon Laboratories (NASDAQ:SLAB) and a supply chain management consultant in the technology sector at JDA Software. Mr. Susanto received a Bachelor’s degree summa cum laude in Chemical Engineering from the University of Minnesota, an MS in Chemical Engineering from MIT, with a minor in Quantitative Finance from MIT Sloan, and an MBA in Finance from the Wharton school.

Patrick B. Huvane has served as LGL’s Vice President, Finance and Accounting since September 2019. Mr. Huvane has served as the Chief Financial Officer of Teton Advisors, Inc. (OTC:TETA) since April 2019. Mr. Huvane has also served as Senior Vice President, Business Development of The LGL Group, Inc. (NYSE American: LGL) since April 2019. Mr. Huvane was Vice President, Finance of Standard Diversified Inc. (NYSE American: SDI) from December 2018 to April 2019. From November 2007 to December 2018, Mr. Huvane was employed by Tiptree Inc. (NASDAQ: TIPT), a diversified holding company that operates across multiple industry sectors with a focus on financial services such as insurance, real estate, asset management, and specialty finance. Mr. Huvane served in various capacities at Tiptree, including Chief Accounting Officer. Prior to joining Tiptree in 2007, Mr. Huvane was Controller at Axon Financial Services, Inc. from 2006 to 2007. For the five years prior to joining Axon, Mr. Huvane was employed at Fletcher Asset Management, Inc. and held positions of increasing responsibility, including as Chief Financial Officer and Chief Compliance Officer. Prior to joining Fletcher, Mr. Huvane held positions of increasing responsibility at large financial institutions such as Credit Suisse and Sumitomo Bank. He began his career as an auditor at Ernst & Young in 1990. Mr. Huvane received a Bachelor’s degree from Manhattan College where he was a part-time adjunct faculty member of its Department of Economics & Finance from 2008 to 2009. He received his MBA from New York University. Mr. Huvane is a Certified Public Accountant in New York and is also a CFA charterholder.

Mary E. Gallagher has served as a member of LGL’s board of directors and Audit Committee Chair since September 2019. Ms. Gallagher is also a director and the Audit Committee Chair of both American Outdoor Brands (NASDAQ: AOUT) and Novaria Group; a KKR portfolio company. Ms. Gallagher served as Chief Financial Officer for Wheels Up Partners LLC, a membership based aviation company, from July 2016 to March 2018. Prior to joining Wheels Up, Ms. Gallagher spent 12 years with United Technologies Corporation

(NYSE: UTX), a global leader in aerospace and building technologies. Ms. Gallagher held a variety of top financial roles at United Technologies, most recently as chief financial officer of Sikorsky Aircraft Corporation from November of 2013 through June of 2016. From 1996 to 2004 Ms. Gallagher served as the VP Controller and Chief Accounting Officer of Olin Corporation (NYSE: OLN), a global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Prior to joining Olin, Ms. Gallagher spent nine years with KPMG in various positions in the audit, mergers/acquisitions, consulting and training groups. Since April 2021, Ms. Gallagher has served as a member of the board of directors of Leonardo DRS, a military contractor subsidiary of Leonardo S.p.A., an Italian aerospace company listed on the Milan Stock Exchange. Ms. Gallagher graduated from the University of Vermont in 1987 with a Bachelor’s degree in Accounting and earned her MBA from the Massachusetts Institute of Technology in 2008 as a United Technologies sponsored participant in the Sloan Fellows Program. Ms. Gallagher is a Certified Public Accountant in New York. We believe Ms. Gallagher is qualified to serve on our board of directors due to her business experience and contacts and relationships as well as her background as a CPA.

Michael J. Ferrantino has served as a member of the LGL board of directors since September 2019. Mr. Ferrantino has served on the board of directors of The LGL Group Inc. (NYSE American: LGL) since 2019 and was appointed chief executive officer on April 1, 2021. Since 2015, Mr. Ferrantino has served as Chief Executive Officer for InterEx Inc., a full-service company specializing in the design, fabrication, management and service of custom exhibit spaces for the trade show retail and museum markets. From 2012 to 2014, Mr. Ferrantino was a Vice President at CTS Corporation (NYSE: CTS), a leading designer and manufacturer of electronic components and sensors, as well as a provider of electronics manufacturing services to manufacturers in the automotive, communications, medical, defense and aerospace industries. Prior to this, Mr. Ferrantino spent 11 years at Valpey-Fisher Corporation (NASDAQ:VPF); a company specializing in the marketing, design, and manufacture of high-accuracy frequency control subsystems used in digital and optical telecommunications systems. Mr. Ferrantino served in several leadership roles at VPF, most recently as the President and Chief Executive Officer. Previously, Mr. Ferrantino served as Vice President at Performax, Inc. from 2001 to 2003. Performax is a company that specialized in the design, administration, and management of fully customized health and benefit plans. From 2000 to 2001, Mr. Ferrantino was a Vice President at Bicycle Health Benefits, Inc. after beginning his career at Eaton Corporation as a Product Marketing Manager. Mr. Ferrantino currently serves on the board of directors of The Gabelli Equity Trust Inc. and Gabelli Utility Trust. Mr. Ferrantino graduated from Rensselaer Polytechnic Institute in 1994 with a Bachelor’s degree in Materials Engineering and earned his MBA from Loyola College in 2003. We believe Mr. Ferrantino is qualified to serve on the LGL board of directors due to his business experience and contacts and relationships.

Michael C. Martin has served as a member of the LGL board of directors since September 2019. Mr. Martin is has served as a Managing Director and Portfolio Manager with Walleye Capital, LLC since January 2020 and has served as a member of the Advisory Board at Veritone Inc. (NASDAQ:VERI), a public cloud-based AI technology company since January 2021. Prior to joining Walleye, Mr. Martin founded Herndon Capital, a Washington, D.C. based private equity firm focused on companies within the national security and defense sectors. Prior to Herndon Capital, Mr. Martin was a portfolio manager with UBS O’Connor, a $6 billion multi strategy global hedge fund, where he managed a long short equity portfolio and led the investment team through 600 initial public offerings and private placements, from 2012 to 2018. Prior to O’Connor, Mr. Martin was a Director on the convertible securities team at Bank of America Merrill Lynch. Mr. Martin served as the co-leader of the Bank of America Metro New York Veterans Group and was part of the leadership team that brought together five of the nation’s largest banks to create VOWS (Veterans on Wall Street) with the mission of supporting transitioning military veterans into the private sector. As a Navy SEAL officer, Mr. Martin served worldwide in several leadership roles as the operations officer of two SEAL Teams and as a deployed task unit commander. Mr. Martin conducted several deployments to include Afghanistan and Iraq and was awarded numerous combat awards and medals including the Bronze Star with Valor. Mr. Martin received a Bachelor’s degree in Mathematics with merit from the United States Naval Academy and currently serves as Vice Chairman of the board of directors on the Navy SEAL Foundation. We believe Mr. Martin is qualified to serve on our board of directors due to his business and board experience, contacts and relationships.

LGL Executive Officer and Director Compensation

LGL is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of LGL has received any cash compensation for services rendered to LGL although LGL may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on LGL’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by LGL.

After the Business Combination, members of LGL’s management team who remain with the Combined Company may be paid consulting, management, or other fees from the Combined Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since its formation, LGL has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Committees of the Board of Directors

LGL three standing committees: an audit committee, a nominating committee, and a compensation committee. Each such committee is composed of solely independent directors.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against LGL, and LGL has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

LGL has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, LGL’s annual reports contain financial statements audited and reported on by LGL’s independent registered public accounting firm. LGL has filed with the SEC its Annual Report on Form 10-K covering the period from April 30, 2019 (inception) through December 31, 2019, its Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Reports on Form 10-Q for the quarters ended: September 30, 2019, March 31, 2020, June 30, 2020, and September 30, 2020.

LGL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

LGL’s Management’s discussion and Analysis of Financial Condition and Results of operations has been amended and restated to give effect to the restatement of LGL’s financial statements as more fully described in “Note 2—Restatement of Previously Issued Financial Statements” to LGL’s financial statements, included elsewhere in this proxy statement/prospectus.

The following discussion of LGL’s financial condition and results of operations should be read in conjunction with LGL’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

LGL is a blank check company formed under the laws of the State of Delaware on April 30, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. LGL’s efforts to identify a prospective target business are not limited to a particular industry or geographic location, although we are currently focusing our search for target businesses in the defense, aerospace and communication industries. LGL intends to effectuate its initial business combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Warrants, its capital stock, debt or a combination of cash, stock and debt.

•	The issuance of additional shares of our stock in a business combination:

•	may significantly reduce the equity interest of LGL’s stockholders;

•	may subordinate the rights of holders of shares of common stock if LGL issues shares of preferred stock with rights senior to those afforded to LGL’s shares of common stock;

•

will likely cause a change in control if a substantial number of LGL’s shares of common stock are issued, which may affect, among other things, LGL’s ability to use its net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of LGL’s present officers and directors; and

•	may adversely affect prevailing market prices for LGL’s securities.

Similarly, if LGL issues debt securities or otherwise incurs significant indebtedness, it could result in:

•	default and foreclosure on LGL’s assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•

acceleration of LGL’s obligations to repay the indebtedness even if LGL has made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and LGL breaches any such covenant without a waiver or renegotiation of that covenant;

•	LGL’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	LGL’s inability to obtain additional financing, if necessary, if the debt security contains covenants restricting LGL’s ability to obtain additional financing while such security is outstanding.

Proposed Business Combination

On March 15, 2021, LGL entered into the Merger Agreement with Merger Sub and IronNet, pursuant to which Merger Sub will merge with and into IronNet, with IronNet surviving as a wholly owned subsidiary of LGL. In addition, LGL, as the issuer of the publicly-traded equity of the Combined Company, will immediately change its name to IronNet Cybersecurity, Inc.

IronNet combines its innovative cybersecurity products with expert service to create a platform designed to deliver the most advanced, real-time cyber defense globally, protecting both private and public sectors. Bringing together some of the best minds in cybersecurity from industry, government and academia, IronNet was created to more effectively defend enterprises, sectors and nations against highly organized cyber adversaries and increasingly sophisticated attacks that traditional security tools are challenged to detect. IronNet’s Collective Defense platform, which features proprietary and patented technology, detects cyber anomalies and shares anonymized threat data in real time within a secure ecosystem. This provides all Collective Defense members with a previously unachievable level of visibility into potential incoming threats.

The Merger Agreement and the transactions contemplated thereby were approved by the board of directors of each of LGL, Merger Sub and IronNet.

Pursuant to the Merger Agreement, (i) each outstanding share of IronNet common stock and IronNet preferred stock (with each share of IronNet preferred stock being treated as if it were converted into ten shares of IronNet common stock on the effective date of the Business Combination) will be converted into the right to receive (a) a number of share of LGL common stock equal to the Exchange Ratio and (b) a cash amount payable in respect of fractional shares of LGL common stock that would otherwise be issued in connection with the foregoing conversion, if applicable, and (ii) each IronNet option, IronNet restricted stock unit, IronNet restricted stock award or IronNet warrant that is outstanding immediately prior to the closing of the transactions (and by its terms will not terminate upon the closing of the transactions) will remain outstanding and thereafter in the case of options, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such option multiplied by the Exchange Ratio used for IronNet common stock (rounded down to the nearest whole share) at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio (rounded up to the nearest whole cent), in the case of warrants, represent the right to purchase a number of shares of LGL common stock equal to the number of shares of IronNet preferred stock subject to such warrant multiplied by the Exchange Ratio, multiplied by ten at an exercise price to the current exercise price per share (rounded up to the nearest whole cent) for such warrant divided by the Exchange Ratio, divided by ten (rounded down to the nearest whole share), in the case of stock units and restricted stock awards, represent a number of shares of LGL common stock equal to the number of shares of IronNet common stock subject to such stock unit or restricted stock award multiplied by the Exchange Ratio (rounded down to the nearest whole share). In addition, IronNet stockholders and eligible holders of options, warrants, restricted stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Business Combination) may also receive as additional merger consideration in the form of a pro rata portion of 1,078,125 shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten consecutive days during the two year period following the closing of the Business Combination.

If calculated based on the capitalization of IronNet as of March 15, 2021, the Exchange Ratio is approximately 0.8076 of a share of LGL common stock per fully-diluted share of IronNet common stock per share.

Concurrently with the execution of the Merger Agreement on March 15, 2021, LGL entered into the Subscription Agreements with the Subscription Investors that have agreed to purchase shares of LGL Class A common stock in connection with the Business Combination. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and LGL agreed to issue and sell to such Subscription Investors an aggregate of 12,500,000 shares of LGL Class A common stock for a purchase price of $10.00 per share, or an aggregate of $125 million in gross cash proceeds. The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

Results of Operations

LGL has neither engaged in any operations nor generated any revenues to date. LGL’s only activities from inception through December 31, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and searching for a target business with which to complete a business combination. LGL does not expect to generate any operating revenues until after the completion of a business combination. LGL generates non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. LGL incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

In December 2019, LGL’s board of directors approved the formation of an advisory committee to be comprised of individuals to assist management and the board in all aspects of its our operations including activities aimed at effecting an initial business combination.

For the period from April 30, 2019 (inception) through December 31, 2019, LGL had a net loss of $1,079,160, which consists of offering costs associated with warrants recorded as liabilities of $508,555, operating and formation costs of $724,568, offset by interest income on marketable securities held in the trust account of $126,688 and a benefit for income taxes of $27,275.

For the year ended December 31, 2020, LGL had net loss of $8,829,688, which consists of changes in fair value of warrant liabilities of $8,971,000, operating and formation costs of $629,651, and a provision for income taxes of $37,564, offset by interest income on marketable securities held in the trust account of $808,527.

For the three months ended March 31, 2021 LGL had net income of $4,783,501, which consists of a change in the fair value of warrant liabilities of $5,861,000 and interest income on marketable securities held in the trust account of $2,558 and a benefit for income taxes of $53,820, offset by operating costs of $1,133,877. For the three months ended March 31, 2020 LGL had a net income of $1,465,321, which consists of a change in the fair value of warrant liabilities of $1,123,750 and interest income on marketable securities held in the trust account of $608,661, offset by operating costs of $176,292 and a provision for income taxes of $90,798.

Liquidity and Capital Resources

On November 12, 2019, LGL consummated the Initial Public Offering of 17,250,000 units at a price of $10.00 per Unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of the Initial Public Offering, LGL consummated the sale of 5,200,000 Private Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $5,200,000.

Including payments for certain prepaid assets such as liability insurance, total payments paid on or soon after the Initial Public Offering totaled $4,185,959 which was materially in line with our estimated amount of $4,200,000. However, actual liability insurance was underestimated by $124,998 while miscellaneous costs was overestimated by $119,228.

Following the Initial Public Offering and the sale of the Private Warrants, a total of $172,500,000 was placed in the trust account. In connection with the Initial Public Offering, LGL incurred $9,971,662 in transaction costs, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $484,162 of other offering costs.

As of March 31, 2021, LGL had marketable securities held in the Trust Account of $173,102,474 (including approximately $3,000 of interest income for the three months ended March 31, 2021) consisting of shares of a money market fund that invests primarily in U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by LGL to pay taxes. During the three months ended March 31, 2021, LGL withdrew $92,214 of interest earned on the trust account to pay franchise taxes.

LGL intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable), to complete its business combination. To the extent that LGL’s capital stock or debt is used, in whole or in part, as consideration to complete its business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue LGL’s growth strategies.

As of December 31, 2020, LGL had marketable securities held in the trust account of $173,192,131 consisting of shares of a money market fund that invests primarily in U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through December 31, 2020, LGL withdrew $243,084 of interest earned on the trust account to pay its franchise tax obligations.

As of December 31, 2020 and March 31, 2021, LGL had cash of $789,497 and $659,089, respectively, held outside the trust account. LGL intends to use the funds held outside the trust account for ongoing administrative activities as well to identify and evaluate target businesses, perform business due diligence on prospective target businesses, and to structure and negotiate a business combination.

For the period from April 30, 2019 (inception) through December 31, 2019, cash used in operating activities was $269,622. Net loss $1,079,160 was impacted by non-cash compensation expense of $468,000 and offering costs associated with warrants recorded as liabilities of $508,555; net of interest earned on marketable securities held in the trust account of $126,688 and a deferred tax benefit of $27,275. Changes in operating assets and liabilities used $13,055 of cash for operating activities.

For the year ended December 31, 2020, cash used in operating activities was $474,803. Net loss of $8,829,688 was affected by a change in fair value of warrant liabilities of $8,971,000; net of interest earned on marketable securities held in the trust account of $808,527 and a deferred tax of $27,275. Changes in operating assets and liabilities used $165,137 of cash for operating activities.

For the three months ended March 31, 2021, cash used in operating activities was $222,622. Net income of $4,783,501 was affected by a change in the fair value of warrant liabilities of $5,861,000, interest earned on marketable securities held in the trust account of $2,558 and a deferred tax benefit of $53,820. Changes in operating assets and liabilities provided $911,255 of cash for operating activities.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of LGL’s officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If LGL completes a business combination, LGL would repay such loaned amounts. In the event that a business combination does not close, LGL may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Warrants, at a price of $1.00 per warrant at the option of the lender.

LGL does not believe it will need to raise additional funds in order to complete the Business Combination. However, if LGL’s estimate of the costs of completing the Business Combination are less than the actual amount necessary to do so, LGL may have insufficient funds available to complete the Business Combination. If LGL does not complete the Business Combination with IronNet, for whatever reason, LGL expects to search for another target business with which to complete a business combination. However, as a result of the expenditures made in connection with the Business Combination, LGL may be required to raise additional funds to complete an alternative business combination. If LGL is unable to complete the Business Combination or an alternative business combination because it does not have sufficient funds available to it, LGL will be forced to cease operations and liquidate the trust account. In addition, following LGL’s business combination, if cash on hand is insufficient, LGL may need to obtain additional financing in order to meet its obligations.

Going Concern Consideration

In connection with LGL’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40 “Presentation of Financial Statements—Going Concern,” LGL reviewed its liquidity needs. At March 31, 2021, LGL had $659,089 in cash and a working capital deficit of $343,959. LGL has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Although LGL management expects its Business Combination with IronNet along with the proceeds of the Private Placement to be consummated, they are not yet completed. Further, assuming the Business Combination is consummated, the operations of LGL will include the operations of IronNet. Historically, IronNet has sustained operating losses and has had negative cash outflows from operating activities. IronNet completed its latest investment fund raising round in 2021, securing a total of approximately $68 million in new capital to further fund its operations. Nevertheless, IronNet has incurred and expects to continue to incur significant costs in pursuit of its next round of financing in 2022. IronNet management plans to address this need for capital through that round of financing. Though IronNet has had prior success in raising capital on favorable terms in its previous three rounds, it cannot be assured that its plans to raise capital will be successful. Management has determined that the LGL’s working capital deficit and expected future costs and the financial condition of IronNet raise substantial about LGL’s ability to continue as a going concern. Management expects that the planned merger with IronNet along with the proceeds of the PIPE transaction will address some of this uncertainty. The condensed consolidated financial statements do not include any adjustment that might be necessary if LGL is unable to continue as a going concern.

Off-balance sheet financing arrangements

LGL did not have any off-balance sheet arrangements as of December 31, 2020.

Contractual obligations

LGL does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. LGL began incurring these fees on November 5, 2019 and will continue to incur these fees monthly until the earlier of the completion of the business combination and LGL’s liquidation.

The underwriters of the Initial Public Offering are entitled to deferred fee of $0.35 per Unit, or $6,037,500. The deferred fee will be forfeited by the underwriters solely in the event that we fail to complete a business combination within the required time period, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. LGL has identified the following critical accounting policies:

Common stock subject to possible redemption

LGL accounts for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within LGL’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. LGL’s common stock features certain redemption rights that are considered to be outside of LGL’s control and subject to occurrence of uncertain future events. Accordingly, LGL common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of LGL’s balance sheet.

Warrant Liabilities

LGL accounts for the warrants issued in connection with its public offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, LGL classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. These liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants issued in the Initial Public Offering have been estimated using the quoted market price, if available, or that of a Monte Carlo model. The fair value of the Private Warrants issued by LGL in conjunction with the Initial Public Offering have been estimated using a Monte Carlo model.

Net loss per common share

LGL applies the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. LGL’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not LGL’s income or losses.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2020, LGL was not subject to any material market or interest rate risk. The net proceeds of the Initial Public Offering, including amounts in the trust account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, LGL believes there will be no associated material exposure to interest rate risk in the future. However, there can be no assurance of this.

IRONNET’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless context otherwise requires, all references in this section to “IronNet,” “we,” “us,” “our,” or “its” refer to IronNet and its consolidated subsidiaries prior to the Business Combination.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The consolidated financial statements included elsewhere in this proxy statement/prospectus are presented in U.S. dollars (USD) rounded to the nearest thousand, with the amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) rounded to the nearest tenth of a million. Therefore, differences in the tables between totals and sums of the amounts listed may occur due to such rounding.

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2021 and January 31, 2020 are referred to herein as fiscal 2021 and fiscal 2020, respectively. Our fiscal quarters ended April 30, 2021 and April 30, 2020 are referred to herein as fiscal quarter 2022 and fiscal quarter 2021, respectively.

Overview

Gen. Keith B. Alexander (Ret.) founded IronNet in 2014 to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the NSA and founding Commander of U.S. Cyber Command: You can’t defend against threats you can’t see. Our innovative approach provides the ability for groups of organizations—within an industry sector, supply chain, state or country, for example—to see, detect and defend against sophisticated cyber attacks earlier and faster than ever before.

IronNet has defined a new market category called Collective Defense. IronNet has developed the Collective Defense platform, a solution that can identify anomalous (potentially suspicious or malicious) behaviors on computer networks and share this intelligence anonymously and in real time among Collective Defense community members. Collective Defense communities comprise groups of organizations that have common risks, such as a supply chain, a business ecosystem, or across an industry sector, a state, or a country. This cybersecurity model delivers timely, actionable, and contextual alerts and threat intelligence on attacks targeting enterprise networks, and functions as an early-warning detection system for all community members.

This new platform addresses a large and unwavering compound problem: limited threat visibility for increasingly borderless enterprises across sectors and at the national level, paired with ineffective threat knowledge sharing across companies and sectors and a “go it alone” approach to cybersecurity. These operational gaps, combined with market dynamics like the increased velocity of sophisticated cyber attacks and the deepening scarcity of qualified human capital, have set our mission to transform how cybersecurity is waged.

Our Business

IronNet has focused on the development and delivery of a suite of advanced cybersecurity capabilities for detection, alerting, situational awareness and hunt/remediation combined into a comprehensive Collective Defense platform. IronNet compliments these capabilities, delivered to both commercial and public sector enterprises, with professional services.

Software, Subscription and Support Revenue

Our primary line of business is the delivery of its integrated software capabilities through its Collective Defense platform. The platform is comprised of two flagship products:

IronDefense is an advanced NDR solution that uses AI-driven behavioral analytics to detect and prioritize anomalous activity inside individual enterprises. IronNet leverages advanced AI/ML algorithms to detect previously unknown threats, which are those that have not been identified and “fingerprinted” by industry researchers), in addition to screening known threats, and applies its Expert System to prioritize the severity of the behaviors—all at machine speed and cloud scale.

IronDome is a threat-sharing solution that facilitates a crowdsource-like environment in which the IronDefense threat detections from an individual company are shared among members of a Collective Defense community. IronDome analyzes threat detections across the community to identify broad attack patterns and provides anonymized intelligence back to all community members in real time, giving all members early insight into potential incoming attacks. Automated sharing across the Defense Community enables faster detection of attacks at earlier stages of the cyber kill chain.

Our Collective Defense platform delivers strong network effects: every customer contributing its threat data (anonymously) into the community reaps exponential benefits from the shared intelligence of the other organizations. The collaborative aspect of Collective Defense, and the resulting prioritization of alerts based on their potential severity, helps address the known problem of “alert fatigue” that plagues overwhelmed security analysts.

The Collective Defense platform is available for on-premise, cloud (public or private), and hybrid environments, and is scalable to include small-to-medium businesses, public-sector agencies, as well as multinational corporations. We utilize the platform to provide professional cybersecurity services such as incident response and threat hunting, as well as programs to help customers assess cybersecurity governance, maturity, and readiness. Our CS services are designed to create shared long-term success measures with our customers, differentiating us from other cybersecurity vendors by working alongside customers as partners and offering consultative and service capabilities well beyond implementation of our Collective Defense platform.

The Collective Defense platform is available via a subscription-based pricing and flexible delivery model, with options available for major public cloud providers such as AWS and Microsoft Azure; private cloud, or HCI such as Nutanix; and on-premise environments through hardware and virtual options. To make it as easy as possible for customers to add Collective Defense into their existing security stack, we built a rich set of APIs that enable integrations with standard security products, SIEM; SOAR; EDR; NGFW tools; and cloud-native logs from major public cloud providers.

Professional Services

We sell professional services, including development of national cyber security strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Financing to Date

To date, IronNet has financed its operations primarily through private placements of common stock, warrants and redeemable convertible preferred stock. From IronNet’s inception in 2014 through April 30, 2021, IronNet has raised aggregate gross proceeds of $178.6 million from the issuance of common stock, warrants and redeemable convertible preferred stock in exchange for cash. During the three months ended April 30, 2021, IronNet incurred a net loss of $15.5 million and used $12.1 million in cash to fund operations. As of April 30, 2021, IronNet had $19.0 million of cash on hand to continue to fund operations.

IronNet expects its capital and operating expenditures to increase significantly in connection with its ongoing activities, as IronNet:

•	continues to invest in research and development related to new technologies;

•	increases its investment in marketing and advertising, as well as the sales and distribution infrastructure for its products and services;

•	maintains and improves operational, financial, and management information systems;

•	hires additional personnel;

•	obtains, maintains, expands, and protects its intellectual property portfolio; and

•	enhances internal functions to support its operations as a publicly-traded company.

Impact of COVID-19 On Our Business

In December 2019, the first cases of COVID-19 were reported in China. In March 2020, the World Health Organization declared COVID-19 a global pandemic. We operate in geographic locations that have been impacted by COVID-19. The pandemic has impacted, and could further impact, our operations and the operations of our customers as a result of quarantines, various local, state and federal government public health orders, facility and business closures, and travel and logistics restrictions. We anticipate governments and businesses will likely take additional actions or extend existing actions to respond to the risks of the COVID-19 pandemic. We are continuing to actively monitor the impacts and potential impacts of the COVID-19 pandemic on our customers, supply chain, and other integral parts of our operations.

We instituted a global work-from-home policy in March 2020 and to date have not experienced significant disruptions as a result. We expect that most of our employees will work from home indefinitely. As part of our shift to remote operations, we terminated several office leases that did not have a material financial impact on us.

In response to the increased economic uncertainties that the impact of the COVID-19 pandemic may have on our business, results of operations and liquidity and capital resources, we took measures to ensure that we would be able to maintain the continuity of our business operations. For example, in April 2020 we obtained a loan in the amount of $5.6 million from the U.S. Small Business Administration (SBA) under the Paycheck Protection Program (PPP). No payments are due under the loan until August 2021. Although we believe we remain eligible to request forgiveness of the loan amount under the rules of the SBA, we have no current intention to do so. In addition to receiving a PPP loan under the CARES Act, we also elected to defer our portion of payroll taxes due for the period from March 2020 through December 31, 2020. Of the deferred amounts, one-half will become due on each of December 31, 2021 and 2022.

Key Factors Affecting Performance

New customer acquisition

Our future growth depends in large part on our ability to acquire new customers. If our efforts to attract new customers are not successful, our revenue may decline in the future. Our IronDefense and IronDome platforms are designed to be used in conjunction with point solutions to capture and share critical data and findings to enable our behavioral analytics to identify threats and for defenders to respond more accurately and quickly. IronNet believes that it has significant room to capture additional market share and intends to continue to invest in sales and marketing to engage its prospective customers, increase brand awareness, and drive adoption of its solution.

Customer retention

Our ability to increase revenue depends in large part on our ability to retain existing customers.

Investing in business growth

Since inception, we have invested significantly in the growth of our business. We intend to continue to invest in our research and development team to lead product improvements, our sales team to broaden our brand awareness and our general and administrative expenses to increase for the foreseeable future given the additional expenses for finance, compliance and investor relations as we grow as a public company. In addition to our internal growth, we may also consider acquisitions of businesses, technologies, and assets that complement and bolster additional capabilities to our product offerings.

Key Business Metrics

We monitor the following key metrics to measure our performance, identify trends, formulate business plans and make strategic decisions.

Recurring Software Customers

We believe that our ability to increase the number of subscription and other recurring contract type customers on our platform is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. We have a history of growing the number of customers who have contracted for our platforms on a recurring basis, which does not include our professional services customers. Our recurring software customers include customers who have a recurring contract for either or both of our IronDefense and IronDome platforms. These platforms are generally sold together, but they also can be purchased on a standalone basis. We have consistently increased the number of such customers period-over-period, and we expect this trend to continue as we increase subscription offerings to small and medium-sized businesses, in addition to increased subscription offerings for our larger enterprise customers. The following table sets forth the number of recurring software customers as of the dates presented:

	Three Months Ended April 30,
	2021	2020
Recurring Software Customers	44	20
Year-over-year growth	120%	43%

	Year Ended January 31,
	2021	2020
Recurring Software Customers	27	20
Year-over-year growth	35%	43%

Annual Recurring Revenue (“ARR”)

ARR is calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms. We believe this is a reasonable assumption as less than 1% of an approximate total of $160 million in cumulative ARR that would have been reported over the last 12 quarters through the end of fiscal year 2021 did not renew the contract. The following table sets forth our ARR as of the dates presented:

	Three Months Ended April 30,
	2021	2020
	(in millions)
Annual recurring revenues	$25.6	$16.6
Year-over-year growth	54%	18%

	Year Ended January 31,
	2021	2020
	(in millions)
Annual recurring revenues	$25.8	$15.0
Year-over-year growth	72%	37%

Dollar-based Average Contract Length

Our dollar-based average contract length is calculated from a set of customers against the same metric as of a prior period end. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base.

We calculate our dollar-based average contract length as follows:

•	Numerator: We multiply the average total length of the contracts, measured in years or fractions thereof, by the respective revenue recognized for the last three months of each reporting period.

•

Denominator: We use the revenue attributable to software and product customers for the same three month period used in the numerator. This effectively represents the revenue base that is being generated by those customers.

Dollar-based average contract length is obtained by dividing the Numerator by the Denominator. Our dollar-based average contract length decreased from 3.4 to 2.8 years, or 18%, as of April 30, 2021 as compared to April 30, 2020 and decreased from 3.5 to 2.9 years, or 17% as of January 31, 2021 as compared to January 31, 2020. As our revenues and our customer base increases, we expect our average contract length to trend downward over time. Declines in average contract length are not reflective of the average lifetime of a customer.

	Three Months Ended April 30,
	2021	2020
	(in years)
Dollar-based average contract length	2.8	3.4

	Year Ended January 31,
	2021	2020
	(in years)
Dollar-based average contract length	2.9	3.5

Calculated Billings

Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represent our total revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced to customers to access our software-based, cybersecurity analytics products, cloud platform and professional services, together with related support services, for our new and existing customers. We typically invoice our customers on multi-year or annual contracts in advance, either annually or monthly. Calculated billings decreased $0.4 million, or (5)%, in fiscal quarter 2022 over fiscal quarter 2021 and increased $19.7 million or 85%, in fiscal 2021 over fiscal 2020. As calculated billings continues to grow in absolute terms, we expect our calculated billings growth rate to trend down over time. We also expect that calculated billings will be affected by timing of entering into agreements with customers; and the mix of billings in each reporting period as we typically invoice customers multi-year or annually in advance and, to a lesser extent, monthly in advance.

While we believe that calculated billings may be helpful to investors because it provides insight into the cash that will be generated from sales of our subscriptions, this metric may vary from period-to-period for a number of reasons, and therefore has a number of limitations as a quarter-to-quarter or year-over-year comparative measure. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our metric of calculated billings as tools for comparison. Because of these and other limitations, you should consider calculated billings along with revenue and our other GAAP financial results.

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated billings:

	Three Months Ended April 30,
	2021	2020	2021 vs 2020
	(in millions)
Revenue	$6.4	$6.9	(0.5)	(7)%
Add: Total Deferred revenue, end of period	36.2	23.6	12.6	53%
Less: Total Deferred revenue, beginning of period	34.0	20.3	13.7	68%

Calculated billings	8.6	10.2	(1.6)	(16)%

	Year Ended January 31,
	2021	2020	2021 vs 2020
	(in millions)
Revenue	$29.2	$23.2	6.1	26%
Add: Total Deferred revenue, end of period	34.0	20.3	13.7	67%
Less: Total Deferred revenue, beginning of period	20.3	20.3	0.0	0%

Calculated billings	42.9	23.2	19.7	85%

Components of Our Results of Operations

Revenue

Our revenues are derived from sales of software subscriptions, subscription-like software products and software support contracts as well as from professional services. Products, subscriptions and support revenues accounted for 96% of our revenue in fiscal quarter 2022, for 78% of our revenue in fiscal quarter 2021 and for 85% of our revenue for each of fiscal 2021 and fiscal 2020. Professional services revenues accounted for 4% of our revenue in fiscal quarter 2022, for 22% of our revenue in fiscal quarter 2021 and for 15% of our revenue for each of fiscal 2021 and fiscal 2020.

Our typical customer contracts and subscriptions range from one to five years. We typically invoice customers in advance. We combine intelligence dependent hardware and software licenses as well as subscription-type deliverables with the related threat intelligence and support and maintenance as a single performance obligation, as it delivers the essential functionality of our cybersecurity solution. Most companies also participate in the IronDome collective defense software solution that provides them access to IronNet’s collective defense infrastructure linking participating stakeholders. As a result, we recognize revenue for this single performance obligation ratably over the expected term with the customer. Amounts that have been invoiced are recorded in deferred revenue or they are recorded in revenue if the revenue recognition criteria have been met. Significant judgement is required for the assessment of material rights relating to renewal options associated with our contracts.

Professional services revenues are generally sold separately from our products and include services such as development of national cyber security strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Cost of Revenue

Cost of product, subscription and support revenue includes expenses related to our hosted security software, employee-related costs of our customer facing support, such as salaries, bonuses and benefits, an allocated portion of administrative costs and the amortization of deferred costs.

Cost of services revenue consists primarily of employee-related costs, such as salaries, bonuses and benefits, cost of contractors and an allocated portion of administrative costs.

Gross Profit

Gross profit, calculated as total revenue less total costs of revenue is affected by various factors, including the timing of our acquisition of new customers, renewals from existing customers, the data center and bandwidth costs associated with operating our cloud platform, the extent to which we expand our customer support organization, and the extent to which we can increase the efficiency of our technology and infrastructure through technological improvements. Also, we view our professional services in the context of our larger business and as a significant lead generator for future product sales. Because of these factors, our services revenue and gross profit may fluctuate over time.

Operating Expenses

Research and development

Our research and development efforts are aimed at continuing to develop and refine our products, including adding new features and modules, increasing their functionality, and enhancing the usability of our platform. Research and development costs primarily include personnel-related costs and acquired software costs. Research and development costs are expensed as incurred.

Sales and marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for our sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, marketing programs, travel and entertainment expenses, and allocated overhead costs. We capitalize our sales commissions and recognize them as expenses over the estimated period of benefit.

We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. In particular, we will continue to invest in growing and training our sales force, broadening our brand awareness and expanding and deepening our channel partner relationships. We expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and administrative

General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in our executive, finance, legal, people and culture, and administrative functions, as well as third-party professional services and fees, and overhead expenses.

We expect that general and administrative expenses will increase in absolute dollars as we hire additional personnel and enhance our systems, processes, and controls to support the growth in our business as well as our increased compliance and reporting requirements as a public company.

Other income (expense), net

Other income (expense), net consists primarily of interest income, interest expense, and foreign currency exchange gains and losses.

Provision for income taxes

Provision for income taxes consists of federal and state income taxes in the United States and income taxes and withholding taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets.

Results of Operations

Comparison of Fiscal Quarter 2022 and Fiscal Quarter 2021

The following tables set forth our consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented (dollars in millions):

	Three Months Ended April 30,
	2021		2020		2021 vs 2020
	(in millions)
Software, subscription and support revenue	$6.1	95%	$5.4	78%	$0.7	13%
Professional services revenue	0.2	3%	1.5	22%	(1.2)	(87%)

Total revenue	6.4	100%	6.9	100%	(0.5)	(7%)
Cost of software, subscription and support revenue	1.8	28%	1.5	22%	0.3	20%
Cost of service revenue	0.2	3%	0.3	4%	(0.1)	(33%)

Total cost of revenue	1.9	30%	1.8	26%	0.1	6%

Gross profit	4.4	69%	5.0	72%	(0.6)	(12%)

Operating expenses:
Research and development	6.9	104%	7.4	108%	(0.5)	(7%)
Sales and marketing	7.1	112%	8.2	120%	(1.1)	(13%)
General and administrative	5.7	90%	5.8	84%	(0.1)	(1%)

Total operating expenses	19.8	305%	21.4	312%	(1.6)	(7%)

Operating loss	(15.3)	(235%)	(16.4)	(239%)	1.1	(7%)
Other (expense) income, net	(0.1)	(2%)	0.0	0%	(0.1)	nm

Loss before provision for income taxes	(15.4)	(237%)	(16.4)	(239%)	1.0	(6%)
Provision for income taxes	(0.1)	(1%)	(0.0)	0%	(0.1)	211%

Net loss	$(15.5)	(238%)	$(16.4)	(239%)	$0.9	(5%)

nm	- not meaningful

Revenue

Total revenue decreased by $0.5 million or (7)% in fiscal quarter 2022 compared to fiscal quarter 2021 due to lower Professional services revenue compared to atypically higher services in the same period last year.

Software revenue increased by a net of 13% even while the company completed its transition from contracts that had material non-recurring elements to contract forms that were fully designed to renew. As our initial contract terms with legacy customers have expired, renewals of those customers have preserved and extended the recurring elements of those engagements.

Of the overall growth in Software revenue, Subscription revenue increased by $2.7 million or 79%, in fiscal quarter 2022, from $3.4 million to $6.1 million and accounted for 99% of our total Software revenue in fiscal quarter 2022 up from 63% in fiscal quarter 2021. A disproportionate amount of that growth since the same quarter of last year has come from new customers in the Asia Pacific region. Software, subscription and support revenue accounted for 95% of our total revenue in fiscal quarter 2022 and for 78% of our total revenue in fiscal quarter 2021.

Professional services revenue decreased $1.2 million or 87% in fiscal quarter 2022 compared to fiscal quarter 2021 and accounted for 3% of our total revenue in fiscal quarter 2022 and for 22% of our total revenue in fiscal quarter 2021.

Cost of revenue

Total cost of revenue increased by $0.1 million or 6%, in fiscal quarter 2022, compared to fiscal quarter 2021. Cost of software, subscription and support revenue increased by $0.3 million or 20%, in fiscal quarter 2022, compared to fiscal quarter 2021. The increase was due primarily to an increase in overall product, subscription and support sales in fiscal quarter 2022 compared to fiscal quarter 2021.

Cost of service revenue decreased by $0.1 million or (33)% in fiscal quarter 2022, compared to fiscal quarter 2021. The decrease in cost of service revenue was primarily due to a decrease in overall professional services activity in fiscal quarter 2022 compared to fiscal quarter 2021.

Gross Profit and Gross Margin

Mix changes in cost of revenue resulted in an small decrease in software gross margin to 70.5% in fiscal quarter 2022 compared to 72.2% in fiscal quarter 2021. We expect that gross margins for the rest of fiscal 2022 will improve and be above the fiscal 2021 level. However, margins may remain volatile compared to fiscal 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for fiscal quarter 2022 as compared to fiscal quarter 2021.

	Three Months Ended April 30,
	2021	2020	2021 vs 2020
	(in millions)
Software products margin	$4.4	$3.9	$0.5	13%
Professional services margin	—	1.2	(1.2)	(100%)

Total Gross profit margin	4.4	5.1	(0.7)	(14%)

	2021	2020	Change
Software products margin	71.4%	71.6%	(0.2%)
Professional services margin	23.3%	78.1%	(55.4%)

Total Gross profit margin	69.6%	73.1%	(3.5%)

Operating expenses

Research and development

Research and development expenses decreased by $0.5 million or (7)%, in fiscal quarter 2022, compared to fiscal quarter 2021 primarily due to the increased capitalization of research and development payroll. At 104% of total revenues in fiscal quarter 2022 compared to 108% in fiscal quarter 2021, we expect that our overall R&D expenditure rate as a percentage of sales will decline in the future.

Sales and marketing

Sales and marketing cost decreased by $1.1 million or (13)% in fiscal quarter 2022, compared to fiscal quarter 2021, primarily due to a large number of newly hired but not yet trained sales and marketing personnel in fiscal quarter 2021 which, decreased 20% over the course of the fiscal year as the company settled on its highest performing personnel. This led to a 11% decrease in sales and marketing payroll costs in fiscal quarter 2022 compared to the comparable prior quarter. At 112% of total revenues in fiscal quarter 2022 compared to 120% in fiscal quarter 2021, we expect that our overall sales and marketing expenditure rates as a percentage of revenues will continue to decline in the future.

General and administrative

General and administrative costs decreased by $0.1 million or (1)% in fiscal quarter 2022, compared to fiscal quarter 2021, including the one-time charges relating to the proposed combination of $0.6 million. This fluctuation is primarily due to a decrease in building rent, travel and depreciation from the company now operating in a wholly remote manner offset by a modest amount of additional costs for operations support software. At 90% of total revenues in fiscal quarter 2022 compared to 84% in fiscal quarter 2021. We expect that our overall general and administrative expenditure rates as a percentage of revenues will continue to decline in the future.

Other (expense) income, net

Other (expense) income, net changed by $(0.1) million in fiscal quarter 2022, compared to fiscal quarter 2021 primarily due to an increase in interest expense and was immaterial to the results of operations.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

Comparison of Fiscal 2021 and Fiscal 2020

The following tables set forth our consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented (dollars in millions):

	Year Ended January 31,
	2021		2020		2021 vs 2020
	(in millions)
Software, subscription and support revenue	$24.7	85%	$19.8	85%	$4.9	25%
Professional services revenue	4.5	15%	3.4	15%	1.1	32%

Total revenue	29.2	100%	23.2	100%	6.0	26%
Cost of software, subscription and support revenue	5.4	18%	5.9	25%	(0.5)	-8%
Cost of service revenue	1.6	5%	0.7	3%	0.9	129%

Total cost of revenue	7.0	24%	6.6	29%	0.4	6%

Gross profit	22.2	76%	16.6	72%	5.6	34%

Operating expenses:
Research and development	25.8	88%	26.6	115%	(0.8)	-3%
Sales and marketing	30.4	104%	17.9	77%	12.5	70%
General and administrative	21.3	73%	20.5	88%	0.8	4%

Total operating expenses	77.5	265%	65.0	280%	12.5	19%

Operating loss	(55.3)	(-189)%	(48.4)	(-209)%	(6.9)	14%
Other income, net	(0.0)	0%	0.5	2%	(0.5)	-100%

Loss before provision for income taxes	(55.3)	(-189)%	(47.9)	-206%	(7.4)	15%
Provision for income taxes	(0.1)	0%	(0.0)	0%	(0.1)	nm %

Net loss	$(55.4)	-190%	$(47.9)	-206%	$(7.5)	16%

nm	- not meaningful

Revenue

Total revenue increased by $6.0 million or 26% in fiscal 2021 compared to fiscal 2020. The increase was mostly due to disproportionally high growth as the APJ and EMEA regions came online with their sales teams, increasing the proportion of total revenues from those regions to 26% and 13% of the total revenues in fiscal 2021, respectively, up from 7% and 7%, respectively in fiscal 2020.

Software, subscription and support revenue accounted for 85% of our total revenue in both fiscal 2021 and fiscal 2020. Subscription revenue increased by $6.0 million or 154%, in fiscal 2021, from $3.9 million to $9.9 million and accounted for 40% of our total Software revenue in fiscal 2021 up from 20% in fiscal 2020. Professional services revenue increased $1.1 million or 32% in fiscal 2021 compared to fiscal 2020 and accounted for 15% of our total revenue in both fiscal 2021 and fiscal 2020.

Cost of revenue

Total cost of revenue increased by $0.4 million or 6%, in fiscal 2021, compared to fiscal 2020. Cost of software, subscription and support revenue decreased by $0.5 million or (8)%, in fiscal 2021, compared to fiscal 2020. The decrease was due primarily to more efficient purchasing of third-party computing costs and increased efficiency in providing software support to customers.

Cost of service revenue increased by $0.9 million in fiscal 2021, compared to fiscal 2020. The increase in cost of service revenue was primarily due to an increase in overall professional services activity in fiscal 2021 compared to fiscal 2020 combined with an increasing proportion of traditional services margin contracts in the mix, resulting in a decline in the overall services margin to 64%.

Gross Profit and Gross Margin

Favorable changes in the cost of revenue resulted in an increase in software gross margin to 78.1% in fiscal 2021 compared to 70.2% in fiscal 2020. We expect that gross margins for fiscal 2022 will continue to be above the fiscal 2020 level. However, margins may remain volatile compared to fiscal 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for fiscal 2021 as compared to fiscal 2020.

	Year Ended January 31,
	2021	2020	2021 vs 2020
	(in millions)
Software products margin	$19.3	$13.9	$5.4	39%
Professional services margin	2.9	2.6	0.3	12%

Total Gross profit margin	22.2	16.5	5.7	35%

	2021	2020	Change
Software products margin	78.1%	70.2%	7.9%
Professional services margin	64.4%	79.4%	(15.0%)

Total Gross profit margin	76.0%	71.6%	4.4%

Operating expenses

Research and development

Research and development expenses decreased by $0.8 million or (3%), in fiscal 2021, compared to fiscal 2020 as we reorganized our engineering departments towards our cloud-based and increasingly SaaS-delivered software offerings and paused net hiring as we completed that transition. At 88% of total revenues in fiscal year 2021 compared to 115% in fiscal 2020, we expect that our overall R&D expenditure rate as a percentage of sales will continue to decline in the future.

Sales and marketing

Sales and marketing cost increased by $12.5 million or 70% in fiscal 2021, compared to fiscal 2020, primarily due to the continued build out of our sales force globally. We either expanded or initiated activity in Singapore, Japan, Australia, the United Kingdom and in the United Arab Emirates throughout fiscal 2020, resulting in a partial year impact to sale and marketing costs. Aside from the Customer Success teams that had become established by the beginning of fiscal year 2020, the remainder of that Sales and Marketing headcount, inclusive of sales support personnel ended fiscal 2020 with an average through the year of 41 full time equivalents. In comparison, for fiscal 2021, we had an average of 90 full time equivalents (a 120% increase compared to the prior year). At 104% of total revenues in fiscal 2021 compared to 77% in fiscal 2020, we expect that our overall sales and marketing expenditure rates as a percentage of revenues will begin to decline in the future.

General and administrative

General and administrative costs increased by $0.8 million or 4% in fiscal 2021, compared to fiscal 2020 primarily due to $1.5 million of one-time charges relating to our response to COVID-19 restrictions and our staffing shift towards our cloud deployment and support models. These one-time charges included the costs of ending or reducing existing office leases, and severance and extended health benefits for employees. Absent those charges, general and administrative costs would have declined by $0.6 million, or (3%). At 68% of total revenues in fiscal 2021 compared to 88% in fiscal 2020, excluding the one-time charges, we expect that our overall general and administrative expenditure rates as a percentage of revenues will continue to decline in the future.

Other income (expense), net

Other income, net decreased by $0.5 million in fiscal 2021, compared to fiscal 2020 primarily due to a reduction in interest income from investments.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

Liquidity and Capital Resources

We have incurred losses and negative cash flows from operations since inception and had accumulated deficits of $190.5 million and $136.1 million as of April 30, 2021 and 2020, respectively. Through April 30, 2021, we have funded our operations with proceeds from sales of IronNet common stock and preferred stock and receipts from sales of our products and services to customers in the ordinary course of business.

On June 21, 2021, we entered into a loan and security agreement, or the loan agreement, with an entity affiliated with Silicon Valley Bank, or SVB, for borrowings of up to $15.0 million. Under the terms of the loan agreement, an initial tranche of $10.0 million was advanced on June 21, 2021, and we may request a second tranche of $5.0 million be advanced until September 21, 2021. Amounts outstanding under the loan agreement accrue interest at 8.0% per annum. We are obligated only to make payments of accrued interest until the maturity date of the loan, which will be the closing date of the Business Combination or, if earlier, December 21, 2021. We will also be obligated to make a final payment of $525,000 to SVB upon the maturity date of the loan. We may voluntarily prepay amounts outstanding under the loan agreement, subject to the payment of the same final payment to SVB described in the preceding sentence. Our obligations under the SVB loan are secured by substantially all of our assets. The loan agreement with SVB contains negative covenants restricting our activities, including limitations on dispositions, mergers or acquisitions, incurring indebtedness or liens, paying dividends or making investments and other specified business transactions. There are no financial covenants associated with the loan agreement. Our obligations under the loan agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition.

We believe that, based on our current growth plan and our cash and cash equivalents of $19.0 million and our collectible accounts receivable of $6.4 million as of April 30, 2021 that we expect to collect, we have cash balances as well as the ability to raise sufficient additional capital to enable us to fund our operating expenses and capital expenditure requirements in the ordinary course into at least the second quarter of calendar year 2022.

Although we have been successful in raising capital in the past, receipt of the funds from future financing rounds cannot be considered probable, as defined in accounting standards ASU No. 2014-15 (subtopic 205-40), until any future closing occurs, and the funds are received. There are conditions or events, when considered in the aggregate, that give rise to sufficient uncertainty to raise substantial doubt about our ability to continue as a going concern within one year after the date that our interim financial statements included in this proxy statement/prospectus were available to be issued. The financial statements included in this proxy statement/prospectus do not include any adjustments that might result from the outcome of these uncertainties. (See Note 1 to the interim consolidated financial statements included later in this proxy statement/prospectus for additional information.)

Our future capital requirements will depend on many factors, including, but not limited to the rate of our growth, our ability to attract and retain customers and their willingness and ability to pay for our products and services, and the timing and extent of spending to support our efforts to market and develop our products. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. As such, we may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations could be adversely affected.

Cash Flows

For Fiscal Quarter 2022 and Fiscal Quarter 2021

The following table summarizes our cash flows for the periods presented:

	Three Months Ended April 30,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(12.1)	$(14.3)
Net cash provided by investing activities	$(0.7)	$0.6
Net cash provided by financing activities	$0.3	$47.2

Operating Activities

Net cash used in operating activities during fiscal quarter 2022 was $(12.1) million, which resulted from a net loss of $(15.5) million, primarily driven by growth-related operating expenses exceeding the gross profits from sales, adjusted for non-cash charges of $0.2 million and net cash inflows of $3.1 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization expense. Cash used in operating activities during fiscal quarter 2022 benefited from the change in accounts payable of $1.4 million and from the change in deferred revenue of $2.2 million, offset from the change in deferred costs of $(0.9), which were the result of timing of new customer contracts.

Net cash used in operating activities during fiscal quarter 2021 was $(14.3) million, which resulted from a net loss of $(16.4) million adjusted for non-cash charges of $0.4 million and net cash inflows of $1.7 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $0.4 million of depreciation and amortization expense. Cash used in operating activities during fiscal quarter 2021 benefited from the change in deferred revenue of $3.3 million, offset by a change in accounts receivable of $(0.5) million.

Investing Activities

Net cash used in investing activities during fiscal quarter 2022 of $(0.7) million was primarily due to $0.7 million in purchases of property and equipment.

Net cash provided by investing activities during fiscal quarter 2021 of $0.6 million was primarily due to net proceeds from sales and maturities of investments of $0.7 million offset by $0.1 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $0.3 million during fiscal quarter 2022 was primarily due to net proceeds from issuing common stock for $0.2 million and proceeds from stock subscriptions for $0.1 million.

Net cash provided by financing activities of $47.2 million during fiscal quarter 2021 was primarily due to net proceeds from our sale of Series B preferred stock of $41.6 million and the net proceeds from the PPP loan of $5.6 million.

For Fiscal Years Ended January 31, 2021 and 2020

The following table summarizes our cash flows for the periods presented:

	Year Ended January 31,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(42.7)	$(48.8)
Net cash provided by investing activities	$0.1	$24.2
Net cash provided by financing activities	$63.3	$10.7

Operating Activities

Net cash used in operating activities during fiscal 2021 was $(42.7) million, which resulted from a net loss of $(55.4) million, primarily driven by growth-related operating expenses exceeding the gross profits from sales, adjusted for non-cash charges of $1.4 million and net cash inflows of $11.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.2 million of depreciation and amortization expense, $0.2 million in losses on the sale of fixed assets as the result of the closure of facilities, offset by a net credit in stock-based compensation expense due to increased forfeiture rates in fiscal 2021. Cash used in operating activities during fiscal 2021 benefited from the change in deferred revenue of $13.7 million, offset by a change in accounts receivable of $(3.4) million, which were the result of timing of new customer contracts.

Net cash used in operating activities during fiscal 2020 was $(48.8) million, which resulted from a net loss of $(47.9) million adjusted for non-cash charges of $1.2 million and net cash outflows of $(2.1) million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.0 million of depreciation and amortization expense and stock-based compensation expense of $0.2 million. Cash used in operating activities during fiscal year 2020 was the result of spending on inventory in preparation of new customer contracts and changes in accounts payable.

Investing Activities

Net cash provided by investing activities during fiscal 2021 of $0.1 million was primarily due to $1.0 million in proceeds from the maturity of investments and $0.1 million in proceeds from the sale of property and equipment offset by $1.0 million in purchases of property and equipment.

Net cash provided by investing activities during fiscal 2020 of $24.2 million was primarily due to net proceeds from sales and maturities of investments of $25.2 million offset by $1.1 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $63.3 million during fiscal 2021 was primarily due to net proceeds from our sale of Series B preferred stock of $57.4 million, the net proceeds from the PPP loan of $5.6 million and the issuance of common stock, including upon exercise of stock options by employees of $0.3 million.

Net cash provided by financing activities of $10.7 million during fiscal 2020 was primarily due to net proceeds from our sale of Series B preferred stock of $10.6 million and the issuance of common stock upon the exercise of stock options by employees of $0.1 million.

Contractual obligations

Our principal commitments consist of lease obligations for office space. For more information regarding our lease obligations, see Note 13, Commitments and Contingencies to the interim consolidated financial statements included in this proxy statement/prospectus. In addition, as described above, we received proceeds from a PPP loan resulting in debt on our balance sheet. We expect to fund these obligations with cash flows from operations and existing cash.

During fiscal quarter 2022 and in future years, we have made and expect to continue to make additional investments in our product, scale our operations, and continue to enhance our security measures. We will continue to expand the use of software systems to scale with our overall growth.

Off-Balance sheet arrangements

As of April 30, 2021, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies, assumptions and judgements that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Our revenues are derived from sales of software, subscriptions, support and maintenance, and other services. The Company satisfies performance obligations to recognize revenue for a single performance obligation ratably over the expected term with the customer.

Revenue is recognized when all of the following criteria are met:

•

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) we determine that collection of substantially all consideration to which we will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

•

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

•	Determination of the transaction price—The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

•

Allocation of the transaction price to the performance obligations in the contract—We allocate the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of our products and services.

•

Recognition of revenue when, or as, we satisfy performance obligations—We satisfy performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Costs to Obtain or Fulfill a Contract

We capitalize incremental costs of obtaining a non-cancelable subscription and support revenue contract and on professional services revenue as contract acquisition costs. The capitalized amounts consist primarily of sales commissions paid to our direct sales force. The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. Amortization of capitalized costs, which occurs on a straight-line basis, is included in Sales and marketing expense in the accompanying consolidated statements of operations. Contract fulfillment costs include appliance hardware and installation costs that are essential in providing the future benefit of the solution, which are also capitalized. We amortize our contract fulfillment costs ratably over the contract term in a manner consistent with the related revenue recognition on that contract and are included in cost of revenue.

Stock-based Compensation

We recognize expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant, which is amortized on a straight-line basis over the employee’s or director’s requisite service period, generally the vesting period of the award. We use the Black-Scholes pricing model to estimate the fair value of options on the date of grant.

The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. We grant stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of our common stock at each measurement date is based on a number of factors, including the results of third-party valuations, our historical financial performance, and observable arms-length sales of our capital stock including convertible preferred stock, and the prospects of a liquidity event, among other inputs. We estimate an expected forfeiture rate for stock options, which is factored into the determination of stock-based compensation expense. The volatility assumption is based on the historical and implied volatility of our peer group with similar business models. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield percentage is zero because we do not currently pay dividends nor do we intend to do so in the future.

These estimates involve inherent uncertainties and the use of different assumptions may have resulted in stock-based compensation expense that was different from the amounts recorded.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

We are currently a private company and have historically had limited accounting and financial reporting personnel and other resources with which to address our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements for the year ended January 31, 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not have a sufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with IronNet’s accounting and reporting requirements, which resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of their financial reporting objectives. This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the review of journal entries and account reconciliations. Specifically, certain personnel have the ability to both (i) create and post journal entries within IronNet’s general ledger system, and (ii) prepare and review account reconciliations.

•

We did not design and maintain effective controls over information technology general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain: (i) program change management controls for the financial systems to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) appropriate user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate Company personnel; (iii) computer operations controls to ensure data backups are authorized and restorations monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These material weaknesses did not result in a material misstatement to the consolidated financial statements. However, these material weaknesses could result in a misstatement of substantially all accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

With the oversight of senior management, we have instituted plans to remediate these material weaknesses and will continue to take remediation steps, including hiring additional key supporting accounting personnel with public company reporting and accounting operations experience. We are also implementing the required segregation of roles and duties both in manual and systems related processes including for journal entries and account reconciliation, and formalizing the documentation and performance of remaining information technology general controls for information systems utilized for financial reporting. We believe the measures described above will remediate the material weakness identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

Quantitative and Qualitative Disclosures about Market Risk

We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Foreign Currency Risk

The significant majority of our sales contracts are denominated in U.S. dollars, with a small number of contracts denominated in foreign currencies. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Singapore Dollar, British Pound, Japanese Yen and Australian Dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements for fiscal quarter 2022, fiscal year 2021 or fiscal year 2020. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.

Emerging Growth Company (“EGC”) Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of LGL

The following table sets forth information regarding the beneficial ownership of LGL common stock as of (i) March 15, 2021 (prior to the Business Combination and the Private Placement) and (ii) immediately following the consummation of the Business Combination by:

•	each person known by LGL to be the beneficial owner of more than 5% of LGL’s outstanding shares of common stock either on the LGL Record Date or after the consummation of the Business Combination;

•	each of LGL’s current executive officers and directors that beneficially owns any shares of LGL common stock;

•	all of LGL’s current executive officers and directors as a group;

•	each person who will become a named executive officer or a director of the Combined Company upon the consummation of the Business Combination; and

•	all of the Combined Company’s executive officers and directors as a group immediately following the consummation of the Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding LGL or its securities, the Sponsor, LGL’s officers and directors, IronNet or IronNet stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of LGL common stock or vote their shares in favor of the Business Combination proposal and the other proposals to be presented at the special meeting. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the voting requirements for each of the proposals to be presented at the special meeting and to help ensure that LGL has in excess of the required dollar amount to consummate the Business Combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the LGL initial stockholders for nominal value.

In addition, with the agreement of IronNet, LGL may seek to accomplish the Business Combination with IronNet through the use of a tender offer that conforms to the requirements of LGL’s amended and restated certificate of incorporation and otherwise complies with applicable tender offer regulations. The identity of the bidder and the terms of any such tender offer would be determined at that time. In such instance, that number of shares acquired coupled with the shares of the Sponsor and affiliates and associates of Sponsor may have sufficient voting power to approve a second step merger to effectuate a complete acquisition of IronNet.

Entering into any such arrangements may have a depressive effect on LGL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. LGL will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal and the other proposals or the number of shares that will be redeemed. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

	Before the Business Combination(1)			After the Business Combination(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership		Approximate percentage of Outstanding Shares
Directors and Executive Officers Pre-Business Combination(3)
All executive officers and directors as a group (seven individuals)	—		—	—		—

Directors and Named Executive Officers Post-Business Combination(4)
Gen. Keith B. Alexander (Ret.)(5)	—		—	17,739,548		17.8%
William E. Welch	—		—	—		—
Sean Foster	—		—	—		—
Donald R. Dixon(6)	—		—	9,926,315		10.0%
Mary E. Gallagher	—		—	—		—
Vadm. John M. McConnell (Ret.)	—		—	242,268		*
Gen. John M. Keane (Ret.)	—		—	242,268		*
André Pienaar(7)	—		—	6,646,604		6.7%
Hon. Michael J. Rogers	—		—	242,268		*
Theodore E. Schlein(8)	—		—	5,675,407		5.7%
Vadm. Jan E. Tighe (Ret.)	—		—	—		—
Robert LaPenta Jr.	—		—	—		—
All executive officers and directors as a group (15 individuals)(9)	—		—	40,795,434		37.7%

Five Percent Holders
LGL Systems Acquisition Holding Company, LLC	4,312,500	(10)(11)	20.0%	9,000,375	(11)(12)	7.2%
LGL Systems Nevada Management Partners LLC	4,312,500	(10)(11)	20.0%	9,000,375	(11)(12)	7.2%
BlueCrest Capital Management Limited(13)	1,160,000		5.4%	1,160,000		*
Glazer Capital, LLC(14)	1,107,047		5.1%	1,107,047		*
Entities affiliated with ForgePoint Capital(6)	—		—	9,684,047		9.5%
C5 Partners, LLC(7)	—		—	6,646,604		6.5%

*	Less than 1%.
(1)

The pre-Business Combination percentage of beneficial ownership of LGL in the table below is calculated based on 17,250,000 shares of Class A common stock and 4,312,500 shares of Class B common stock outstanding as of the LGL Record Date. The amount of beneficial ownership does not reflect the common stock issuable upon exercise of LGL’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, LGL believes that all persons named in the table have sole voting and investment power with respect to all shares of LGL common stock beneficially owned by them prior to the Business Combination.

(2)

The post-Business Combination “Amount and Nature of Beneficial Ownership” and “Approximate Percentage of Outstanding Shares” is calculated based on 119,324,375 shares of Combined Company Common Stock expected to be outstanding immediately following consummation of the Business Combination and assumes an exchange ratio for converting each share of IronNet common stock and

IronNet preferred stock (with each share of IronNet preferred stock being treated as if it were converted into ten shares of IronNet common stock on the effective date of the Business Combination) into shares of LGL common stock of approximately 0.8076 and excludes any Earnout Shares that may become payable. Such expected number of shares of LGL common stock outstanding amount (i) assumes that no Public Stockholders properly elect to redeem their shares for cash, (ii) includes the shares issued in the Private Placement and (iii) includes the shares of LGL common stock that will be issuable upon exercise of IronNet options and IronNet warrants following consummation of the Business Combination and that will become exercisable, and IronNet restricted stock units that will vest, within 60 days of March 15, 2021 and (iv) takes into account that the Sponsor that immediately prior to consummation of the Merger the Sponsor will automatically be deemed to transfer to LGL, surrender and forfeit for no consideration 25.0% (or 1,078,125) of its Founder Shares pursuant to the Sponsor Support Agreement. The amount of beneficial ownership for each individual or entity post-Business Combination does not include shares of common stock issuable upon exercise of (i) the Public Warrants included in the units offered in the Initial Public Offering, (ii) the Private Warrants or (iii) the shares of LGL common stock that will be issuable upon exercise of IronNet options and IronNet warrants or the vesting of IronNet restricted stock units following consummation of the Business Combination, in each case where such securities will not become exercisable or vest, as applicable, within 60 days of March 15, 2021. Unless otherwise indicated, LGL believes that all persons named in the table have sole voting and investment power with respect to all LGL common stock shown to be beneficially owned by them after giving effect to the Business Combination.
(3)	Unless otherwise indicated, the business address of each of the individuals is LGL Systems Acquisition Corp., 165 W. Liberty St., Suite 220, Reno, NV 89501.
(4)	Unless otherwise indicated, the business address of each of the individuals is IronNet Cybersecurity, Inc., 7900 Tysons One Place, Suite 400, McLean, Virginia 22102.
(5)

Includes (a) 13,701,745 shares of Combined Company Common Stock to be held by Gen. Keith B. Alexander (Ret.), (b) 2,584,194 shares of Combined Company Common Stock to be held by the Keith B. Alexander Irrevocable Third-Generation Trust, and (c) 1,453,609 shares of Combined Company Common Stock to be held by the Keith B. Alexander Irrevocable Second-Generation Trust.

(6)

Includes (a) 242,268 shares of Combined Company Common Stock to be held by Donald R. Dixon, (b) 4,447,632 shares of Combined Company Common Stock to be held by ForgePoint Cybersecurity Fund I, L.P., (c) 51,716 shares to be held by ForgePoint Affiliates Fund I, L.P., (d) 2,228,431 shares of Combined Company Common Stock to be held by ForgePoint Co-Investors I, L.P., (e) 742,204 shares of Combined Company Common Stock to be held by ForgePoint Co-Investors I-B, L.P., (f) 1,949,669 shares of Combined Company Common Stock to be held by ForgePoint Co-Investors I-C, L.P., and (g) 264,395 shares of Combined Company Common Stock to be held by ForgePoint Cyber Co-Investors I-E, L.P. Donald R. Dixon, one of IronNet’s directors, is the general partner of each of the funds. Mr. Dixon and Alberto Yepez are the managing members of ForgePoint Cybersecurity Fund I, L.P., ForgePoint Cyber Affiliates Fund I, L.P., ForgePoint Co-Investors I, L.P., ForgePoint Co-Investors I-B, L.P., ForgePoint Co-Investors I-C, L.P., ForgePoint Co-Investors I-E, L.P. and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by each of the funds. The address for all entities and individuals affiliated with ForgePoint Capital is 400 S El Camino Road, Suite 300, San Mateo, CA 94402.

(7)

Andre Pienaar, one of IronNet’s directors, William Kilmer and James Coats are the directors of C5 Investors General Partner Limited, who acts on behalf of C5 Investors LP the sole manager of C5 Partners LLC. C5 Capital Limited is the investment manager of C5 Investors LP and exercises voting, investment and dispositive rights with respect to the shares of stock held by C5 Partners, LLC. Andre Pienaar is the CEO and a director of C5 Capital Limited together with William Kilmer and Linda Zecher. The address of C5 Partners, LLC is 1209 Orange Street, City of Wilmington, 19801, County of New Castle, Delaware. The address of C5 Investors LP is P.O Box 309, Ugland House, Grand Cayman, KY1-110, Cayman Islands. The address of C5 Capital Limited is 7 Vigo Street, London, W1S 3HF, UK.

(8)

Includes 5,534,660 shares of Combined Company Common Stock to be held by KPCB Digital Growth Fund II, LLC (“KPCB DGF II”) and 140,747 shares of Combined Company Common Stock to be held by KPCB Digital Growth Founders Fund, LLC (“DGF II Founders”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such individuals and entities. The managing member of KPCB DGF II is KPCB DGF II Associates, LLC (“DGF II Associates”). L. John Doerr, Theodore E. Schlein (who will be a director of the Combined Company) and Mary Meeker, the managing members of DGF II Associates, exercise shared voting and dispositive control over the shares held by KPCB DGF II. Such managing members disclaim beneficial ownership of all shares held by KPCB DGF II except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(9)	Includes (a) 40,714,678 shares of Combined Company Common Stock and (2) 80,756 shares of Combined Company Common Stock underlying options that are exercisable within 60 days of March 15, 2021.
(10)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock one day following the closing of LGL’s initial business combination on a one-for-one basis, subject to adjustment. Does not include the 5,200,000 shares of Combined Company Common Stock underlying the Private Warrants that will become exercisable at a price of $11.50 per share, subject to adjustment, 30 days after completion of the Business Combination. If these Private Warrants were included, the number of shares beneficially owned would be 9,512,500, or approximately 35.5% of the outstanding shares calculated in accordance with the rules of the SEC, which require that the shares underlying the Private Warrants owned by the Sponsor be included in the denominator, but not the shares underlying anyone else’s derivative securities, such as the Public Warrants.

(11)

These securities are held by LGL Systems Acquisition Holding Company, LLC (the Sponsor), of which LGL Systems Nevada Management Partners LLC is the managing member. LGL Systems Nevada Management Partners LLC appointed Marc J. Gabelli, Robert LaPenta Sr., Robert LaPenta Jr., Timothy J. Foufas, and Jeffrey M. Illustrato (appointed by Mr. Gabelli) as managers to approve actions of the Sponsor. Each manager has one vote, and the approval of three of the five managers is required for approval of an action of the sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual manager exercises voting or dipositive control over any of the securities held by the Sponsor, even those in which he has a pecuniary interest. Accordingly, none of them are deemed to have or share beneficial ownership of the securities held by the Sponsor.

(12)

Represents 4,312,500 former Founder Shares minus the 1,078,125 shares to be forfeited pursuant to the Sponsor Support Agreement plus the 566,000 shares to be purchased by the Sponsor in the Private Placement and 5,200,000 shares of underlying the Private Warrants that will become exercisable at a price of $11.50 per share, subject to adjustment, 30 days after completion of the Business Combination.

(13)

Represents shares held by BlueCrest Capital Management Limited, which serves as investment manager to Millais Limited, a Cayman Islands exempted company. Michael Platt is the principal, director and control person of BlueCrest. Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2021.

(14)

Represents shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager. Paul Glazer is the managing member of Glazer Capital. Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

LGL Related Person Transactions

Administrative Services Agreement and Fees to Special Advisors or Their Affiliates

LGL has entered into an administrative services agreement with LGL Systems Nevada Management Partners LLC, an affiliate of the Sponsor, pursuant to which LGL pays a total of $10,000 per month for office space, utilities and secretarial support. However, pursuant to the terms of such agreement, LGL may delay payment of such monthly fee upon a determination by LGL’s audit committee that LGL lacks sufficient funds held outside the trust account to pay actual or anticipated expenses in connection with an initial business combination. Any such unpaid amount will accrue without interest and either be due and payable no later than the date of the consummation of an initial business combination, or, at the affiliate’s option, treated as working capital loans and be convertible into additional warrants on terms identical to the Private Warrants (subject to the $1,500,000 maximum amount of working capital loans convertible to warrants as described below). If LGL does not consummate an initial business combination, any accrued amounts would be forgiven. Upon completion of an initial business combination or LGL’s liquidation, LGL will cease paying these monthly fees.

Potential Loans from Executive Officers, Directors or Their Respective Affiliates

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor, officers, directors or their respective affiliates may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. Prior to the completion of our initial business combination, we do not expect to seek loans from other third parties as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

Founder Shares

In April 2019, LGL issued to the Sponsor an aggregate of 3,593,750 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.007 per share. Prior to the initial investment in the company of $25,000 by the Sponsor, LGL had no assets, tangible or intangible. In November 2019, LGL effected a stock dividend of 0.2 shares for each share outstanding, resulting in there being an aggregate of 4,312,500 Founder Shares outstanding at a price of approximately $0.006 per share. The per-share prices of the Founder Shares above were determined by dividing the amount contributed to LGL by the number of Founder Shares issued.

The Founder Shares will automatically convert into Class A common stock on the first business day following the consummation of our initial business combination on a one-for-one basis, subject to adjustment as provided in LGL’s amended and restated certificate of incorporation. In the case that additional shares of our Class A common stock, or equity-linked securities convertible or exercisable for shares of our Class A common stock, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of our initial business combination, the ratio at which founder shares will convert into shares of our Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate 20% of the sum of the shares of LGL common stock outstanding after completion of the Initial Public Offering plus the number of shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination (net of conversions), excluding any shares of our Class A common stock or equity-linked securities issued, or to be issued, to any seller in our initial business combination and any Private Warrants issued to the Sponsor. This is different than most other similarly structured blank check companies in which the initial stockholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to an initial business combination.

Private Warrants

The Sponsor and LGL’s officers and directors purchased an aggregate of 5,200,000 Private Warrants (for a total purchase price of $5,200,000) from LGL on a private placement basis simultaneously with the consummation of the Initial Public Offering. The Private Warrants are identical to the warrants included in the units sold in the Initial Public Offering except that the Private Warrants: (i) are not redeemable by LGL and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for the Initial Public Offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by LGL and exercisable by the holders on the same basis as the warrants included in the units being sold in its Initial Public Offering. The initial purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of LGL’s initial business combination.

Subscription Agreements

In connection with the execution of the Merger Agreement, LGL entered into the Subscription Agreements with the Subscription Investors immediately prior to the execution of the Merger Agreement on March 15, 2021. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase and LGL agreed to issue and sell to the Subscription Investors an aggregate of 12,500,000 shares of LGL Class A common stock for a purchase price of $10.00 per share, or an aggregate of $125 million in gross cash proceeds, in the Private Placement. Of the amounts subscribed for in the Private Placement, the Sponsor has agreed to purchase 566,000 shares of Class A common stock for $5,660,000.

The closing of the Private Placement will occur on the date of and substantially concurrently with the consummation of the Business Combination and is conditioned thereon and on other customary closing conditions. The LGL Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreements, (c) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing, or (d) November 12, 2021 if the closing has not occurred on or prior to such date.

Registration Rights

The holders of LGL’s Founder Shares, as well as the holders of the Private Warrants and any warrants the Sponsor or its affiliates may be issued in payment of working capital loans made to LGL (and all underlying securities), are entitled to certain demand and piggy back registration rights pursuant to an agreement entered into in connection with our Initial Public Offering (the “Original Registration Rights Agreement”). At the closing of the Business Combination, the Original Registration Rights Agreement will be amended and restated in the Form of the Registration Rights Agreement. LGL, certain IronNet stockholders, the Sponsor, the holders of Founder Shares and certain other LGL equity holders will enter into the Registration Rights Agreement pursuant to which LGL will agree to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. LGL will also agree to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that LGL will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Additional Related Party Transactions

LGL may also pay consulting, finder or success fees to our special advisors or their affiliates for assisting us in consummating our initial business combination. As of the date of this proxy statement/prospectus, no such consulting, finder or success fees have been paid or are expected to be paid in connection with the Business Combination.

Other than as described above, no compensation of any kind has been paid by LGL to the Sponsor, LGL’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on LGL’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. LGL’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

Related Party Policy

LGL’s code of ethics requires LGL to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by LGL’s board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) LGL or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

LGL’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

IronNet Related Person Transactions

Other than compensation arrangements for IronNet’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since February 1, 2018 to which IronNet was a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of IronNet’s directors, executive officers or beneficial owners of more than 5% of IronNet’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Promissory Notes

During the fiscal year January 31, 2020, IronNet entered into a promissory note with an employee, who was a former executive officer of IronNet at the time of issuance. During the fiscal year ended January 31, 2021, IronNet entered into a promissory note with a current executive officer of IronNet. Details of the promissory notes are included in the table below. The principal and interest on each of these promissory notes will be repaid in full no later than the closing of the Business Combination.

Borrower	Date of Promissory Note	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of April 30, 2021	Annual Rate or Amount of Interest Payable on the Indebtedness
James Heath	12/29/2018	$1,000,000	1,058,677	2.8%
James Gerber	10/24/2019	$435,836	445,254	1.7%

Private Placements of Securities

Series B-2 Preferred Stock Financing

Between January 2020 and December 2020, IronNet sold an aggregate of 932,945 shares of its Series B-2 convertible preferred stock at a purchase price of $72.90 per share for an aggregate amount of $68.0 million. Each share of Series B-2 convertible preferred stock is convertible into ten shares of IronNet common stock. The following table summarizes purchases of IronNet’s Series B-2 convertible preferred stock by related persons:

Stockholder	Shares of Series B-2 Preferred Stock Purchased	Total Purchase Price
		(in millions of dollars)
C5 Partners, LLC(1)	342,936	$25.0
Entities affiliated with ForgePoint Capital(2)	169,914	$12.4
KPCB Holdings, Inc., as nominee(3)	68,587	$5.0

(1)	This entity beneficially owns more than 5% of IronNet’s capital stock. André Pienaar, a member of IronNet’s board of directors, is an affiliate of C5 Capital.
(2)

Consists of 135,597 shares purchased by ForgePoint Cybersecurity Fund I, L.P., 1,577 shares purchased by ForgePoint Cyber Affiliates Fund I, L.P. and 32,740 shares purchased by ForgePoint Cyber Co-Investors I-E, L.P. Donald R. Dixon, a member of IronNet’s board of directors, is an affiliate of ForgePoint Capital, of which the foregoing purchasers are affiliated funds. These entities collectively beneficially own more than 5% of IronNet’s capital stock.

(3)	KPCB Holdings, Inc. beneficially owns more than 5% of IronNet’s capital stock. Ted Schlein, a member of IronNet’s board of directors, is an affiliate of KPCB Holdings, Inc.

Series B-1 Preferred Stock Financing

Between April and June 2018, IronNet sold an aggregate of 1,071,139 shares of its Series B-1 convertible preferred stock at a purchase price of $72.90 per share for an aggregate amount of $78.1 million. Each share of Series B-1 convertible preferred stock is convertible into ten shares of IronNet common stock. The following table summarizes purchases of IronNet’s Series B-1 convertible preferred stock by related persons:

Stockholder	Shares of Series B-1 Preferred Stock Purchased	Total Purchase Price
		(in millions of dollars)
C5 Partners, LLC(1)	480,111	$35.0
Entities affiliated with ForgePoint Capital(2)	477,367	$34.8
KPCB Holdings, Inc., as nominee(3)	82,305	$6.0

(1)	This entity beneficially owns more than 5% of IronNet’s capital stock. André Pienaar, a member of IronNet’s board of directors, is an affiliate of C5 Capital.
(2)

Consists of 142,378 shares purchased by ForgePoint Cybersecurity Fund I, L.P., 91,907 shares purchased by ForgePoint Cyber Co-Investors I-B, L.P., 241,427 shares purchased by ForgePoint Cyber Co-Investors I-C, L.P., and 1,655 shares purchased by ForgePoint Cyber Affiliates Fund I, L.P. Donald R. Dixon, a member of IronNet’s board of directors, is an affiliate of ForgePoint Capital, of which the foregoing purchasers are affiliated funds. These entities collectively beneficially own more than 5% of IronNet’s capital stock.

(3)	KPCB Holdings, Inc. beneficially owns more than 5% of IronNet’s capital stock. Ted Schlein, a member of IronNet’s board of directors, is an affiliate of KPCB Holdings, Inc.

Series A Preferred Stock Financing

Between August and October 2015, IronNet sold an aggregate of 793.650 shares of its Series A convertible preferred stock at a purchase price of $40.95 per share for an aggregate amount of $32.5 million. Each share of Series A convertible preferred stock is convertible into ten shares of IronNet common stock. The following table summarizes purchases of IronNet’s Series A convertible preferred stock by related persons:

Stockholder	Shares of Series A Preferred Stock Purchased	Total Purchase Price
		(in millions of dollars)
Entities affiliated with ForgePoint Capital(1)	366,300	$15.0
KPCB Holdings, Inc., as nominee(2)	366,300	$15.0

(1)

Consists of 183,150 shares purchased by ForgePoint Cyber Co-Investors I, L.P., 181,045 shares purchased by ForgePoint Cybersecurity Fund I, L.P., and 2,105 shares purchased by ForgePoint Cyber Affiliates Fund I, L.P. Donald R. Dixon, a member of IronNet’s board of directors, is an affiliate of ForgePoint Capital, of which the foregoing purchasers are affiliated funds. These entities collectively beneficially own more than 5% of IronNet’s capital stock.

(2)	KPCB Holdings, Inc. beneficially owns more than 5% of IronNet’s capital stock. Ted Schlein, a member of IronNet’s board of directors, is an affiliate of KPCB Holdings, Inc.

Customer Relationship with C5 Capital

Between May 2019 and October 2019, IronNet entered into two subscription agreements for its products with C5 Capital. An entity affiliated with C5 Capital is a beneficial owner of more than five percent of IronNet’s capital stock, and Andre Pienaar, the founder of C5 Capital, is a member of IronNet’s board of directors. During the fiscal years ended January 31, 2021 and 2020 and the three months ended April 30, 2021 and 2020, IronNet recognized $1.9 million, and $0.7 million $0.4 million and $0.2 million of revenue, respectively, in connection with these subscription agreements. As of April 30, 2021 and January 31, 2021 and 2020, accounts receivable due to IronNet from C5 Capital were $3.0 million, $2.5 million and $0.7 million, respectively.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, certain of IronNet’s executive officers, directors and securityholders, who collectively hold securities constituting more than 80% of the voting power represented by the outstanding shares of IronNet common stock and IronNet preferred stock, have agreed to execute and deliver a written consent with respect to the outstanding shares of IronNet common stock and preferred stock held by such holders adopting the Merger Agreement and approving the Business Combination; accordingly, IronNet expects to have the required votes to approve the IronNet merger proposal.

Indemnification Agreements

It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a beneficial owner of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a beneficial owner of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Combined Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of the Combined Company upon the consummation of the Business Combination will include the following:

Name	Age*	Position
Executive Officers
Gen. Keith B. Alexander (Ret.)	69	Co-Chief Executive Officer, President and Chairman
William E. Welch	53	Co-Chief Executive Officer
James C. Gerber	60	Chief Financial Officer
Sean Foster	46	Chief Revenue Officer
Russell Cobb	54	Chief Marketing Officer
Donald Closser	53	Chief Product Officer

Non-Employee Directors
Donald R. Dixon	73	Director
Mary E. Gallagher	55	Director
Gen. John M. Keane (Ret.)	78	Director
Robert “Rob” LaPenta Jr.	51	Director
Vadm. John M. McConnell (Ret.)	75	Director
André Pienaar	51	Director
Hon. Michael J. Rogers	57	Director
Theodore E. Schlein	57	Director
Vadm. Jan E. Tighe (Ret.)	58	Director

*	As of April 9, 2021.

Executive Officers

Keith B. Alexander. Gen. Keith B. Alexander (Ret.), U.S. Army, founded IronNet in 2014 and has served as the chairman of its board of directors since our inception. He served as IronNet’s chief executive officer until February 2019 and has since served as its co-chief executive officer. Gen. Alexander served as the Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the NSA and Chief of the Central Security Service from 2005 to 2014. He also served as a Deputy Chief of Staff for Intelligence, Department of the Army; Commanding General of the U.S. Army Intelligence and Security Command; Director of Intelligence for United States Central Command; and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff. He has served as a director of Amazon.com, Inc. since September 2020 and previously served as a director of CSRA, Inc., an information technology provider to the U.S. government, from 2015 until its acquisition by General Dynamics Corporation in April 2018. Gen. Alexander holds a B.S. degree from the United States Military Academy and an M.S. degree in Business Administration and Management from Boston University. We believe Gen. Alexander is qualified to serve as a member of the Combined Company Board due to his leadership of IronNet since its inception, his extensive government and leadership experience and his unique expertise on cybersecurity issues.

William E. Welch. Mr. Welch has served as IronNet’s co-chief executive officer since February 2019. From June 2018 to September 2018, Mr. Welch served as president and chief operating officer of Duo Security, Inc., a cybersecurity company. He previously served in executive roles with Zscaler, Inc., a cloud-based network security company, including as its chief operating officer from January 2017 to May 2018 and chief revenue officer from 2015 to January 2017. From 2012 to 2014, he served as vice president and general manager of Hewlett Packard Enterprise Company’s Americas Software division, and from 2006 to 2012 he was vice president of sales specialists in the Americas for Symantec Corporation. Mr. Welch holds a B.S. degree in finance and political science from LaSalle University.

James C. Gerber. Mr. Gerber has served as IronNet’s chief financial officer since 2016. From 2007 to 2016, Mr. Gerber served as chief financial officer of Lakeland Holdings, a global educational services provider. He was previously the chief financial officer of the Pension Benefit Guaranty Corporation, a private pension insurer, and executive vice president in the rail products business group of Trinity Industries. Mr. Gerber began his career as an electronics and systems engineer with General Electric and founded the Automated Systems Division of Morrison Knudsen Corporation. He holds an M.B.A. degree from Harvard Business School and a B.S. degree in Mechanical and Aerospace Engineering from Princeton University. Formerly chairing the entrepreneurship programs advisory council in Princeton’s engineering school, he now serves on the advisory council of the Center for Information Technology Policy at Princeton.

Sean Foster. Mr. Foster has over 20 years of cybersecurity experience and has served as IronNet’s chief revenue officer since February 2019. From April 2018 to December 2018, he served as chief revenue officer and partner of Sienna Group, a managed security services provider, until its acquisition by ConnectWise, LLC. From May 2017 to December 2017, Mr. Foster was chief revenue officer of Forcepoint LLC, a security software company. From 2014 to 2016, he served as vice president of global sales at Hewlett Packard Enterprise Company. Mr. Foster previously served in various executive sales roles at Symantec Corporation, most recently as vice president of Americas emerging sales solutions. He holds a B.S. degree in marketing from the University of Louisiana at Monroe.

Russell Cobb. Mr. Cobb has served as IronNet’s chief marketing officer since June 2019. From 2002 to 2019, Mr. Cobb served in various roles of increasing executive responsibility at SAS, Inc., a leading global analytics software company, including as its senior vice president of growth and business operations from January 2018 to March 2019. He also built and led the global alliances and channels organization and the global corporate and product marketing organization at SAS. He previously served as a consultant with the consulting firms Marakon Associates and Accenture. Mr. Cobb holds a M.B.A. degree in strategy and marketing from Northwestern University’s Kellogg School of Management and a B.S. degree in industrial engineering from North Carolina State University.

Donald Closser. Mr. Closser has served as IronNet’s chief product officer since October 2019. From January 2019 to October 2019, he served as chief product officer of FireMon, LLC, a network security company. From 2016 to June 2018, Mr. Closser served as vice president and general manager of Trend Micro, a network security company, and from 2014 to 2016 he was vice president and general manager at Hewlett Packard. From 2006 to 2014, he served in various executive product roles at Symantec Corporation. Mr. Closser holds a B.A.A.S. degree from Dallas Baptist University.

Non-Employee Directors

Donald R. Dixon. Mr. Dixon has served as a member of IronNet’s board of directors since May 2015. In 2015, he co-founded, and has since served as the managing director of, ForgePoint Capital, an investment firm focused on cybersecurity. In 1993, he co-founded, and has since served as managing director of, Trident Capital, a venture capital fund. From 1988 to 1993, Mr. Dixon was co-president of Partech International, a private equity fund manager associated with Banque Paribas. From 1983 to 1988, he was managing director of Alex. Brown & Sons, an investment banking firm. Earlier in his career, Mr. Dixon was a vice president of Morgan Stanley & Co. and a senior account officer at Citibank, N.A. Within the past five years, Mr. Dixon has served on the boards of directors of the publicly held companies Qualys, Inc. and Top Image Systems Ltd. In addition to IronNet, he serves as a director of several privately held companies. Mr. Dixon holds a B.S.E. degree in mechanical and aerospace engineering from Princeton University and an M.B.A. degree from Stanford Graduate School of Business. He serves on the advisory board of the Harvard Kennedy School Center for Public Leadership and is a director of the Business Executives for National Security (BENS). We believe Mr. Dixon is qualified to serve as a member of the Combined Company Board because of his experience as a technology investor and a director of publicly held technology companies.

Mary E. Gallagher. Ms. Gallagher has served as a member of LGL’s board of directors and as chair of its audit committee since September 2019. From 2016 to 2018, Ms. Gallagher served as chief financial officer of Wheels Up, a membership-based private aviation company. From 2004 to 2016, Ms. Gallagher held several executive financial roles with United Technologies Corporation (now Raytheon Company), a global leader in aerospace and building technologies, most recently serving as chief financial officer of Sikorsky Aircraft from 2013 to 2016. From 1996 to 2004, Ms. Gallagher served as vice president, controller and chief accounting officer of Olin Corporation, a global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Ms. Gallagher previously served with the accounting firm KPMG in various positions in the audit, mergers/acquisitions, consulting and training groups. Ms. Gallagher is also a director and chair of the audit committee of the publicly held company American Outdoor Brands, Inc. and of the KKR portfolio company Novaria Group. Since April 2021, Ms. Gallagher has served as a member of the board of directors of Leonardo DRS, a military contractor subsidiary of Leonardo S.p.A., an Italian aerospace company listed on the Milan Stock Exchange. Ms. Gallagher holds a B.S. degree in accounting from the University of Vermont and an M.B.A. degree from the Massachusetts Institute of Technology. Ms. Gallagher is a Certified Public Accountant in the State of New York. We believe Ms. Gallagher is qualified to serve on the Combined Company Board due to her business experience and contacts and relationships in the defense industry, as well as her background as a CPA.

Gen. John M. “Jack” Keane (Ret.). Gen. Keane has served as a member of IronNet’s board of directors since May 2015. He has served as the chairman of the Institute for the Study of War since 2007 and as president of GSI, LLC, a consulting firm, since 2004. Prior to retiring from a 37-year career in the U.S. Army at the rank of General, Gen. Keane served as its vice chief of staff from 1999 to 2003. From 2009 to 2012, he was senior partner of SCP Partners, a venture capital firm, and from 2005 to 2009 he was managing director of Keane Advisors, LLC, a private equity and consulting firm. Within the past five years, he served on the board of directors of the publicly held company General Dynamics Corp. Gen. Keane holds a B.S. degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. We believe Gen. Keane is qualified to serve as a member of the Combined Company Board because of his appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and strategic skills and his understanding of public company governance and operations from his service on public company boards of directors.

Robert “Rob” LaPenta Jr. has served as our Executive Vice President and Chief Financial Officer from September 2019 to March 2021 at which he was elevated to Co-Chief Executive Officer and Chief Financial Officer. Mr. LaPenta has an extensive career spanning over 25 years in finance, accounting, consulting, capital markets origination, equity trading, asset allocation and mergers and acquisitions and has been active in transaction sourcing, processing and execution. Mr. LaPenta began his career as a Senior Associate at Coopers & Lybrand as a CPA responsible for managing audits, consulting, M&A due diligence and special project engagements for multiple clients in various industries. Mr. LaPenta transitioned full time into the investment banking sector spending the next 13 years focused on trading and capital market activities culminating in the role of Managing Director and Co-head of Equity Trading at Bank of America Securities, LLC where he managed the firm’s equity capital commitment, proprietary trading, secondary offerings and risk management within cash trading. In 2007, Mr. LaPenta joined L-1 Identity Solutions, Inc. as Vice President of Mergers and Acquisitions and Corporate Strategy. Mr. LaPenta managed the firms M&A processes from sourcing, structuring, valuation, diligence and financing of multiple transactions with the most notable being the negotiation of the $1.6 billion sale of L-1 to Safran and BAE Systems. Following the sale of L-1, Mr. LaPenta became a Partner of Aston Capital an alternative asset management firm of the LaPenta family office and co-founded the Boundary Group, an investment partnership focused on private investments in the aerospace, defense, and intelligence markets. Mr. LaPenta has previously served on the boards of directors of Revolution Lighting Technologies, Inc. (until 2016), an LED lighting and control solutions company, TherapeuticsMD (NASDAQ: TXMD), a women’s healthcare product provider, The Radiant Group, a provider of geospatial analytics to the U.S Intelligence community (now part of NASADAQ: MAXR), AFIX Technologies, a provider of biometric solutions for governments and civil agencies, is currently a board member of LGL Group, Inc. (NYSE American: LGL), a board observer of ARKA, a provider of satellite data processing and related critical technologies to the U.S. Government and Intelligence

Agencies and sits as an Audit Committee member for St. David’s School New York City. Mr. LaPenta graduated from Boston College with a Bachelor’s degree in Accounting and Finance and has been a registered CPA (inactive) in the State of New York.

Vadm. John M. “Mike” McConnell (Ret.). Vadm. McConnell has served as a member of IronNet’s board of directors since May 2015. In 1996, he retired from the U.S. Navy as a vice admiral after 29 years of service, including 26 as a career intelligence officer. From 1992 to 1996, while on active duty, he served as the Director of the National Security Agency. Following his retirement from the Navy, he served as executive vice president and vice chairman of Booz Allen Hamilton Holding Corp. until his retirement from those positions in 2014. From 2007 to 2009, Vadm. McConnell served in the Cabinet-level position of U.S. Director of National Intelligence. He currently serves as the executive director of the Florida Center for Cybersecurity, hosted by the University of South Florida to promote cybersecurity education and research. He holds a B.A. degree in economics from Furman University and an M.P.A. degree from George Washington University and is a graduate of the National Defense University and the National Defense Intelligence College. We believe Vadm. McConnell is qualified to serve as a member of the Combined Company Board because of his appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and his deep experience in national intelligence.

André Pienaar. Mr. Pienaar has served as a member of IronNet’s board of directors since May 2018. In 2014, Mr. Pienaar founded, and has since served as managing partner of, C5 Capital, a technology investment firm focused on cybersecurity, cloud computing and AI. In 2004, Mr. Pienaar founded, and until 2014 served as chief executive of, G3 Good Governance Group, an international risk advisory firm. He started his career at the security firm Kroll Inc. In addition to IronNet, Mr. Pienaar serves as a director of several privately held companies. He holds a Master of Science in Economics degree from the University of Wales and law degrees from Nelson Mandela University in South Africa. We believe Mr. Pienaar is qualified to serve as a member of the Combined Company Board because of his experience as a technology investor and entrepreneur.

Hon. Michael J. Rogers. Mr. Rogers has served as a member of IronNet’s board of directors since May 2015. He has served on the board of trustees of The MITRE Corporation, a not-for-profit organization that operates federally funded research and development centers and public-private partnerships, since 2016 and as its vice chairman since 2018. A national security commentator, Mr. Rogers represented Michigan’s 8th Congressional District in the U.S. House of Representatives from 2001 to 2015, where has sat on the Energy and Commerce Committee and chaired the House Permanent Select Committee on Intelligence. He previously served in the Michigan State Senate, as an FBI special agent and as an officer in the U.S. Army. In addition to serving on IronNet’s board of directors, he serves on the board of advisors for Next Century Corporation, the board of trustees at the Center for the Study of the Presidency and Congress, and the Cybersecurity Industry Advisory Council for Trident Capital. He is also a Distinguished Fellow at the Hudson Institute. Mr. Rogers holds a bachelor’s degree in criminal justice and sociology from Adrian College. We believe Mr. Rogers is qualified to serve as a member of the Combined Company Board because of his extensive experience in public service and his extensive background in cybersecurity.

Theodore E. Schlein. Mr. Schlein has served as a member of IronNet’s board of directors since October 2015. He has served as a general partner of Kleiner Perkins, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He currently serves on the board of directors of the publicly held company Chegg, Inc. and, in addition to IronNet, on the boards of directors of a number of privately held companies. Within the past five years, he served on the board of directors of the publicly held company Jive Software, Inc. Mr. Schlein holds a B.A. degree in Economics from the University of Pennsylvania. We believe Mr. Schlein is qualified to serve as a member of the Combined Company Board because of his extensive experience as a technology investor.

Vadm. Jan E. Tighe (Ret.). Vadm. Tighe has served as a member of IronNet’s board of directors since August 2019. In 2018, she retired from the U.S. Navy as a vice admiral after 38 years of service, including leadership roles in the Navy and for the National Security Agency. From 2016 to 2018, she served as the Deputy Chief of Naval Operations for Information Warfare and Director of U.S. Naval Intelligence and as a member of the U.S. Navy’s corporate board. Vadm. Tighe also had prior leadership positions in U.S. Cyber Command, the Navy’s Fleet Cyber Command, and as President of the Navy’s Postgraduate School. A graduate of the U.S. Naval Academy and the Naval Postgraduate School, she holds a B.S. degree in mathematics, an M.S. degree in applied mathematics and a Ph.D. degree in electrical engineering. She has been a Governance Fellow of the National Association of Corporate Directors since August 2018 and serves on the boards of directors of the publicly held companies The Progressive Corporation, The Goldman Sachs Group, Inc. and Huntsman Corporation. She also serves on the board of trustees of The MITRE Corporation. We believe Vadm. Tighe is qualified to serve as a member of the Combined Company Board because of her extensive leadership and operational experience in complex cybersecurity matters, information technology systems, technology risk management, and strategic assessment, planning, and implementation.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Board Composition

The Combined Company’s business and affairs will be organized under the direction of its board of directors. The board of directors of the Combined Company will meet on a regular basis and additionally as required.

In accordance with the terms of the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the Combined Company Board may establish the authorized number of directors from time to time by resolution. The Combined Company Board will consist of 11 members upon the consummation of the Business Combination. In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, the Combined Company Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Combined Company’s directors will be divided among the three classes as follows:

•	the Class I directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be , , and , and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be , , and , and their terms will expire at the annual meeting of stockholders to be held in 2024.

As nearly as possible, each class will consist of one-third of the directors.

The division of the Combined Company Board into three classes with staggered three-year terms may delay or prevent a change of the Combined Company’s management or a change in control.

Director Independence

Prior to the consummation of the Business Combination, the LGL Board will undertake a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, it is expected that the board of directors of LGL will determine that none of the directors, other than Gen. Alexander and Mr. Welch, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those nine directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the LGL Board will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances the LGL Board deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Combined Company Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Combined Company Board will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and NYSE rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee

The audit committee will consist of Mary Gallagher, Donald Dixon and Michael Rogers, each of whom the LGL Board has determined satisfies the independence requirements under NYSE listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee will be Ms. Gallagher, who the LGL Board has also determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Combined Company’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the LGL Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the Combined Company Board with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of Mike McConnell, Ted Schlein and Rob LaPenta. The chair of the compensation committee will be Vadm. McConnell. The LGL Board has determined that each member of the compensation committee is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the co-chief executive officers, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Jan Tighe, Andre Pienaar and Jack Keane. The chair of the nominating and corporate governance committee will be Vadm. Tighe. The LGL Board has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.

Code of Ethics

Following the consummation of the Business Combination, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the Combined Company’s website at             . Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to the Combined Company website address does not constitute incorporation by reference of the information contained at or available through the Combined Company’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF COMBINED COMPANY’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of the share capital of LGL following the Business Combination includes a summary of specified provisions of the charter documents of LGL that will be in effect upon completion of the Business Combination. This description is qualified by reference to The Proposed Charter and the Proposed Bylaws as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, are incorporated in this proxy statement/prospectus by reference.

General

After the Business Combination, LGL’s certificate of incorporation will provide for 500,000,000 authorized shares of a single class of common stock and 100,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

LGL’s certificate of incorporation, as amended, will authorize the issuance of 100,000,000 shares of preferred stock with such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions as are adopted by the LGL board of directors. LGL’s board of directors will be empowered to issue all or any of the shares of the preferred stock and to fix the number of shares of the preferred stock with the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions as adopted by the board of directors and as may be permitted by the DGCL. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of LGL.

Warrants

Public warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Combined Company Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the completion of the Business combination, provided in each case that the Combined Company has an effective registration statement under the Securities Act covering the Combined Company Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or holders exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Combined Company Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless you hold one Public Warrant (or two units, each with one-half of a Public Warrant), you will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon their redemption or the liquidation of LGL.

The Combined Company will not be obligated to deliver any shares of Combined Company Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Combined Company Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Combined Company satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and the Combined Company will not be obligated to issue a share of Combined Company Common Stock upon exercise of a Public Warrant unless the Combined Company Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless.

LGL has agreed that as soon as practicable, but in no event later than fifteen 15 business days after the closing of the Business Combination, the Combined Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Combined Company Common Stock issuable upon exercise of the Public Warrants. The Combined Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Combined Company Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of our the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Combined Company has failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Public Warrants become exercisable, the Combined Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the reported closing price of the Combined Company Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for each of the 20 trading days within a 30-trading day period beginning once the Public Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given to the Public Warrant holders;

LGL has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Combined Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Combined Company Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

If the Combined Company calls the Public Warrants for redemption as described above, the Combined Company’s management will have the option to require any holder that wishes to exercise his, her or its Public

Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” the Combined Company’s management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Combined Company Common Stock issuable upon the exercise of the Public Warrants. If Combined Company’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the “fair market value.” The “fair market value” will mean the average reported closing price of the Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If Combined Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Combined Company Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. LGL believes this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If the Combined Company calls its Public Warrants for redemption and the Combined Company’s management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify the Combined Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Combined Company Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Combined Company Common Stock is increased by a stock dividend payable in shares of Combined Company Common Stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of Combined Company Common Stock entitling holders to purchase shares of Combined Company Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Combined Company Common Stock equal to the product of (i) the number of shares of Combined Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of Combined Company Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Combined Company Common Stock, in determining the price payable for Combined Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Combined Company Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Combined Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Combined Company, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Combined Company Common Stock on account of such Combined Company Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above with respect share dividends and split ups or other similar events, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), (c) to satisfy the conversion rights of the holders of LGL common stock in connection with a proposed initial business combination or (d) in connection with the redemption of the Public Shares upon LGL’s failure to complete its initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Common Stock in respect of such event.

If the number of outstanding shares of Combined Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Combined Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Combined Company Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Combined Company Common Stock. The Combined Company will not be required to make adjustments to the exercise price for the issuance of additional shares of Combined Company Common Stock, other than those as described above.

Whenever the number of shares of Combined Company Common Stock purchasable upon the exercise of the Public Warrants is adjusted for (i) a stock dividend, split-up or other similar event or (ii) a consolidation, combination, reverse stock split or reclassification of Combined Company Common Stock or other similar event, in each case, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Combined Company Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Combined Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered discussed above or that solely affects the par value of the Combined Company Common Stock), or in the case of any merger or consolidation of the Combined Company with or into another corporation (other than a consolidation or merger in which the Combined Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Combined Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Combined Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Public Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Combined Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Public Warrant holder would have received if such Public Warrant holder had exercised his, her or its Public Warrant(s) immediately prior to such event

In addition, if (x) the LGL issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of LGL common stock (with such issue price or effective issue price to be determined in good faith by the LGL board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Combined Company Common Stock during the 20 trading day period starting on the trading day prior to the day on which LGL consummates the Business Combination (such price, the “Market Value”) the Market Value is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the LGL issues the additional shares of common stock or equity-linked securities, and the $18.00 per share redemption trigger price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the price at which LGL issue the additional shares of common stock or equity-linked securities.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. All other modifications or amendments require the written consent or vote of the registered holders of (i) a majority of the then outstanding Public Warrants if such modification or amendment is being undertaken prior to, or in connection with, the consummation of the Business Combination or (ii) a majority of the then outstanding Public Warrants and Private Warrants if such modification or amendment is being undertaken after the consummation of the Business Combination. You should review a copy of the warrant agreement, which is filed as Exhibit 4.4 to the registration statement on Form S-4 of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants and the Private Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (unless the exercise is on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Combined Company Common Stock. After the issuance of Combined Company Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Combined Company Common Stock to be issued to the Public Warrant holder.

Private Warrants and Working Capital Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the Combined Company Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to LGL’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor and LGL’s current independent directors or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Warrants for that number of shares of Combined Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Common Stock underlying the Private Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Combined Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Warrant exercise is sent to the warrant agent. The reason that LGL have agreed that the Private Warrants will be exercisable on a cashless basis and not be redeemable so long as they are held by the Sponsor and independent directors or their permitted transferees is because it was not known at the time of the Initial Public Offering whether they would be affiliated with LGL following a business combination. If they remain affiliated with LGL after the Business Combination (which certain LGL directors are), their ability to sell Combined Company securities in the open market will be significantly limited. The Combined Company expects to have policies in place that prohibit insiders from selling Combined Company securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Combined Company securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Public Warrants and sell the Combined Company Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, LGL believed that allowing the holders to exercise such Private Warrants on a cashless basis and not have them be redeemable was appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor, officers, directors or their respective affiliates may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the Combined Company entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants.

Certain Anti-Takeover Provisions of Delaware Law and LGL’s Proposed Second Amended and Restated Certificate of Incorporation

Upon consummation of the Business Combination and assuming approval of the LGL charter proposals, LGL will have certain anti-takeover provisions in place as follows:

Special meeting of stockholders

LGL’s bylaws will provide that special meetings of stockholders may be called only by (i) the chairperson of the board of directors, (ii) the chief executive officer or (iii) a majority vote of LGL’s board of directors.

Advance notice requirements for stockholder proposals and director nominations

LGL’s bylaws will provide that stockholders seeking to bring business before LGL’s special meeting of stockholders, or to nominate candidates for election as directors at LGL’s special meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by IronNet secretary at LGL’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in LGL’s annual proxy statement must comply with the notice periods contained therein. LGL’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude LGL stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at LGL’s special meeting of stockholders.

Authorized but unissued shares

LGL’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of LGL by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

LGL’s second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in LGL’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of LGL’s common stock shall be deemed to have notice of and consented to the forum provisions in the second amended and restated certificate of incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with LGL or any of LGL’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. LGL cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in LGL’s second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, LGL may incur additional costs associated with resolving such action in other jurisdictions, which could harm LGL’s business, operating results and financial condition.

LGL’s second amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation on Liability and Indemnification of Directors and Officers

LGL’s certificate of incorporation will provide that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

LGL’s bylaws will also permit LGL to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Business Combination, LGL will have purchased a policy of directors’ and officers’ liability insurance that insures LGL’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures LGL against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against LGL’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit LGL and LGL stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent LGL pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to LGL’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ON LGL SECURITIES AND DIVIDENDS

LGL Systems Acquisition Corp.

Market Price of Units, Common stock and Warrants

LGL’s units, warrants and Class A common stock are traded on the NYSE under the symbols DFNS.U, DFNS WS and DFNS, respectively.

Holders

As of                     , 2021, there were              holders of record of units,              holders of record of LGL’s Class A common stock, one holder of record of LGL’s Class B common stock, and              holders of record of warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A common stock and Public Warrants are held of record by banks, brokers and other financial institutions.

IronNet

Market Price of Common Stock

Historical market price information regarding IronNet is not provided because there is no public market for its securities.

Holders

As of                     , 2021, there were              holders of record of IronNet common stock, assuming the conversion of outstanding shares of IronNet’s preferred stock.

Dividends

LGL has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of LGL’s then board of directors. The payment of cash dividends in the future will be contingent upon LGL’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of LGL’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

LGL’s Transfer Agent and Warrant Agent

The transfer agent for LGL’s shares of common stock and warrant agent for its warrants upon consummation of the Business Combination will be Continental Stock Transfer & Trust Company.

APPRAISAL AND DISSENTERS’ RIGHTS

LGL Stockholders, Unitholders, Warrant Holders

Neither LGL stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Business Combination.

IronNet Stockholders

Appraisal Rights of IronNet Stockholders Under Section 262 of DGCL

Under the DGCL, if a IronNet stockholder does not wish to accept the merger consideration provided for in the Merger Agreement and does not consent to the adoption of the Merger Agreement and the Business Combination is consummated, such stockholder has the right to seek appraisal of his, her or its shares of IronNet common stock and/or preferred stock and to receive payment in cash for the fair value of his, her or its shares of IronNet common stock and/or preferred stock exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of IronNet common stock and/or preferred stock. These rights are known as appraisal rights. The “fair value” of such shares of IronNet common stock and/or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of IronNet common stock and/or preferred stock under the terms of the Merger Agreement. Holders of IronNet common stock and/or preferred stock who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Holders of IronNet common stock and/or preferred stock who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a IronNet stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex F to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that holders of IronNet common stock and/or preferred stock exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of IronNet common stock and/or preferred stock immediately prior to the effective time of the Business Combination as to which appraisal rights are asserted. A person having a beneficial interest in shares of IronNet common stock and/or preferred stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Business Combination is approved and no later than 10 days after the effective date of the Business Combination. Only those IronNet stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by IronNet. If given at or after the effective date of the Business Combination, the notice must also specify the effective date of the Business Combination; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Following IronNet’s receipt of sufficient written consents to adopt the Merger Agreement, IronNet will send all non-consenting IronNet stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A IronNet stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all IronNet stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares of IronNet common stock and/or preferred stock through the effective date of the Business Combination.

If you elect to demand appraisal of your shares of IronNet common stock and/or preferred stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of IronNet common stock and/or preferred stock to IronNet, at the specific address which will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A IronNet stockholder wishing to exercise appraisal rights must hold of record the shares of IronNet common stock and/or preferred stock that are the subject of such rights on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record such shares of IronNet common stock and/or preferred stock through the effective date of the Business Combination. Appraisal rights will be lost if your shares of IronNet common stock and/or preferred stock are transferred prior to the effective time. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of IronNet common stock and/or preferred stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Business Combination is completed, your shares of IronNet common stock and/or preferred stock (assuming that you hold them through the effective time of the Business Combination) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a IronNet stockholder wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of IronNet common stock and/or preferred stock. The demand must reasonably inform IronNet of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of IronNet common stock and/or preferred stock issued and outstanding immediately prior to the effective date will be entitled to assert appraisal rights for the shares of IronNet common stock and/or preferred stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of IronNet common stock and/or preferred stock, fully and correctly, as the stockholder’s name appears on the IronNet stock certificate(s) or electronic certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of IronNet common stock and/or preferred stock in connection with the Business Combination. The demand cannot be made by the beneficial owner of shares of IronNet common stock and/or preferred stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of IronNet common stock and/or preferred stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform IronNet of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of IronNet common stock and/or preferred stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian) execution of the demand for appraisal should be made in that capacity. If shares of IronNet common stock and/or preferred stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of IronNet common stock and/or preferred stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of IronNet common stock and/or preferred stock as to which appraisal is sought. Where no number of shares of IronNet common stock and/or preferred stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of IronNet common stock and/or preferred stock held in the name of the record holder. Stockholders who hold their shares of IronNet common stock and/or preferred stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the Business Combination, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of IronNet common stock and/or preferred stock by delivering to IronNet a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Business Combination will require written approval of IronNet. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Business Combination, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any IronNet stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If IronNet does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of IronNet common stock and/or preferred stock.

Within 120 days after the effective date of the Business Combination, either IronNet (as the surviving corporation following the Business Combination) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of IronNet common stock and/or preferred stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon IronNet. LGL has no present intent to cause IronNet to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that IronNet will file a petition. Accordingly, it is the obligation of the holders of IronNet common stock and/or preferred stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of IronNet common stock and/or preferred stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Business Combination, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from IronNet a statement setting forth the aggregate number of shares of IronNet common stock and/or preferred stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by IronNet or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of IronNet common stock and/or preferred stock may, in such person’s own name, file a petition for appraisal or request from IronNet such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon IronNet, then IronNet will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of IronNet common stock and/or preferred stock and with whom agreements as to the value of their shares of IronNet common stock and/or preferred stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of IronNet common stock and/or preferred stock that are represented by stock certificates to submit such stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of IronNet common stock and/or preferred stock, the Delaware Court of Chancery will appraise such shares of IronNet common stock and/or preferred stock, determining their fair value as of the effective date of the Business Combination after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Business Combination, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the IronNet stock certificates or electronic certificates, as applicable, representing their shares of IronNet common stock and/or preferred stock. Holders of IronNet common stock and/or preferred stock considering seeking appraisal should be aware that the fair value of their shares of IronNet common stock and/or preferred stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Business Combination if they did not seek appraisal of their shares of IronNet common stock and/or preferred stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Business Combination through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Business Combination and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, IronNet may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, neither of LGL nor IronNet anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and LGL and IronNet reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of IronNet common stock or a share of IronNet preferred stock is less than the per share common stock consideration or the per share preferred stock consideration, as applicable.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of IronNet common stock and/or preferred stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with LGL’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of LGL Systems Acquisition Corp., 165 W. Liberty St., Suite 220, Reno, NV 89501. Following the Business Combination, such communications should be sent in care of IronNet Cybersecurity, Inc., 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, Attn: Investor Relations. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Paul Hastings LLP will pass upon the validity of the common stock issued in connection with the Business Combination.

EXPERTS

The financial statements of IronNet Cybersecurity, Inc. as of January 31, 2021 and 2020 and for each of the two years in the period ended January 31, 2021, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to IronNet Cybersecurity, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of LGL Systems Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019, included in this preliminary proxy statement and elsewhere in the registration statement have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, LGL and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of LGL’s annual report to stockholders and LGL’s proxy statement. Upon written or oral request, LGL will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that LGL deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that LGL deliver single copies of such documents in the future. Stockholders may notify LGL of their requests by calling or writing LGL at its principal executive offices, 165 W. Liberty St., Suite 220, Reno, NV 89501 or             . Following the Business Combination, such requests should be made by calling or writing IronNet Cybersecurity, Inc. at 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, Attn: Investor Relations or (443) 300-6761.

WHERE YOU CAN FIND MORE INFORMATION

LGL has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by LGL with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to LGL has been supplied by LGL, and all such information relating to IronNet has been supplied by IronNet. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

LGL Systems Acquisition Corp.

165 W. Liberty St., Suite 220

Reno, NV 89501

Attention:

Tel.

IronNet Cybersecurity, Inc.

7900 Tysons One Place, Suite 400

McLean, Virginia, 22102

Attention: James C. Gerber

Tel: (443) 300-6761

INDEX TO FINANCIAL STATEMENTS

LGL SYSTEMS ACQUISITION CORP.

Page
Unaudited Condensed Financial Statements as of and for the three months ended March 31, 2021 and 2020
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2021 and 2020	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity for the Three Months Ended March 31, 2021 and 2020	F-4
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-5
Notes to Financial Statements	F-6

Audited Consolidated Financial Statements as of and For the Year Ended December 31, 2020 and as of December 31, 2019 and for the period from April 30, 2019 (inception) through December 31, 2019
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheets (Restated) as of December 31, 2020 and 2019	F-23
Statements of Operations (Restated) for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019	F-24
Statements of Changes in Stockholders’ Equity (Restated) for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019	F-25
Statements of Cash Flows (Restated) for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019	F-26
Notes to Financial Statements	F-27

IRONNET CYBERSECURITY, INC.

LGL SYSTEMS ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$659,089	$789,497
Prepaid expenses	72,616	95,403

Total Current Assets	731,705	884,900

Deferred tax asset	53,820	—
Marketable securities held in Trust Account	173,102,474	173,192,131

Total Assets	$173,887,999	$174,077,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,125,664	$237,196
Income taxes payable	10,289	10,289

Total current liabilities	1,135,953	247,485

Warrant liabilities	17,575,500	23,436,500
Deferred underwriting fee payable	6,037,500	6,037,500

Total Liabilities	24,748,953	29,721,485

Commitments and Contingencies (Note 6)

Class A common stock subject to possible redemption, 14,368,742 and 13,888,079 shares at redemption value as of March 31, 2021 and December 31, 2020, respectively	144,139,045	139,355,545

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 75,000,000 shares authorized; 2,881,258 and 3,361,921 shares issued and outstanding (excluding 14,368,742 and 13,888,079 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	288	336
Class B convertible common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of March 31, 2021 and December 31, 2020	431	431
Additional paid-in capital	10,124,629	14,908,082
Accumulated deficit	(5,125,347)	(9,908,848)

Total Stockholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$173,887,999	$174,077,031

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LGL SYSTEMS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Operating and formation costs	$1,133,877	$176,292

Loss from operations	(1,133,877)	(176,292)

Other income:
Change in fair value of warrant liabilities	5,861,000	1,123,750
Interest income	2,558	608,661

Total other income	5,863,558	1,732,411

Income before benefit from (provision for) income taxes	4,729,681	1,556,119
Benefit from (provision for) income taxes	53,820	(90,798)

Net income	$4,783,501	$1,465,321

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	13,888,079	14,818,523

Basic and diluted net income per share, common stock subject to redemption	$0.00	$0.03

Weighted average shares outstanding of common stock, basic and diluted	7,674,421	6,743,977

Basic and diluted net income per share, common stock	$0.62	$0.16

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LGL SYSTEMS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND MARCH 31, 2020

(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance—January 1, 2020	2,431,477	$243	4,312,500	$431	$6,078,490	$(1,079,160)	$5,000,004
Common stock subject to redemption	(104,403)	(10)	—	—	(1,465,314)	—	(1,465,324)
Net income	—	—	—	—	—	1,465,321	1,465,321

Balance—March 31, 2020	2,327,074	$233	4,312,500	$431	$4,613,176	$386,161	$5,000,001

Balance—January 1, 2021	3,361,921	$336	4,312,500	$431	$14,908,082	$(9,908,848)	$5,000,001
Common stock subject to redemption	(480,663)	(48)	—	—	(4,783,453)	—	(4,783,501)
Net income	—	—	—	—	—	4,783,501	4,783,501

Balance—March 31, 2021	2,881,258	$288	4,312,500	$431	$10,124,629	$(5,125,347)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LGL SYSTEMS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash Flows from Operating Activities:
Net income	$4,783,501	$1,465,321
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(5,861,000)	(1,123,750)
Interest earned on marketable securities held in Trust Account	(2,558)	(608,661)
Deferred tax provision	(53,820)	27,275
Changes in operating assets and liabilities:
Prepaid expenses	22,787	34,853
Accounts payable and accrued expenses	888,468	(53,257)
Income taxes payable	—	63,523

Net cash used in operating activities	(222,622)	(194,696)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	92,214	134,835

Net cash provided by investing activities	92,214	134,835

Net Change in Cash	(130,408)	(59,861)
Cash—Beginning	789,497	1,021,216

Cash—Ending	$659,089	$961,355

Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$4,783,501	$1,465,324

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

LGL Systems Acquisition Corp. (the “Company” or “LGL”) was incorporated in Delaware on April 30, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company was originally formed in Delaware under the name MTRON Systems Acquisition Corp. On August 19, 2019, the Company changed its name to LGL Systems Acquisition Corp. On March 12, 2021, LGL Systems Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of the Company formed solely for the purpose of effectuating a Business Combination, was incorporated under the laws of Delaware.

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company has focused its search on companies in the defense, aerospace and communications industries. On March 15, 2021, the Company entered into a definitive merger agreement for a Business Combination with IronNet Cybersecurity, Inc. (“IronNet”), which provides a suite of technologies that utilize real-time threat assessment and updates, behavioral modeling, big data analytics, and proactive threat detection and response capabilities as well as consulting services and training programs to protect against current and emerging cyber-threats. See Note 9 for further details regarding the merger agreement. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) and simultaneous private sale of warrants (“Private Warrants”), which is described below, and the Company’s search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on November 6, 2019. On November 12, 2019, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 2,250,000 Units, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,200,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement to LGL Systems Acquisition Holding Company, LLC (the “sponsor”), generating gross proceeds of $5,200,000, which is described in Note 4.

Transaction costs amounted to $9,971,662, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $484,162 of other offering costs. As of March 31, 2021, cash of $659,089 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on November 12, 2019, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”) located in the United States, which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account and deferred underwriting commissions) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants, including the Private Warrants. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased after the Initial Public Offering in favor of approving a Business Combination and not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

person with whom such stockholder is acting in concert or as a “group”, will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination or an amendment to the Company’s Certificate of Incorporation described below, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Company’s Certificate of Incorporation to modify a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the required time period, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until November 12, 2021 (or such later date as may be approved by stockholders in an amendment to the Amended and Restated Certificate of Incorporation) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes and net of up to $50,000 of interest available to be used for liquidation expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40 “Presentation of Financial Statements—Going Concern,”, the Company reviewed its liquidity needs. At March 31, 2021, the Company had $659,089 in cash and a working capital deficit of $343,959. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. Although we expect the merger with IronNet along with the proceeds of the PIPE transaction, both summarized in Note 9, to be consummated, it is not yet completed. Further, assuming the merger is consummated, the operations of the Company will include the operations of IronNet. Historically, IronNet has sustained operating losses and has had negative cash outflows from operating activities. IronNet completed its latest investment fund raising round in 2021, securing a total of approximately $68 million in new capital to further fund its operations. Nevertheless, IronNet has incurred and expects to continue to incur significant costs in pursuit of its next round of financing in 2022. IronNet management plans to address this need for capital through that round of financing. Though IronNet has had prior success in raising capital on favorable terms in its previous three rounds, it cannot be assured that its plans to raise capital will be successful. Management has determined that the Company’s working capital deficit and expected future costs and the financial condition of IronNet raise substantial about the Company’s ability to continue as a going concern. Management expects that the planned merger with IronNet along with the proceeds of the PIPE transaction, will address some of this uncertainty. The condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Nasdaq Notification and Transfer of Listing

On December 20, 2019, the Company received a notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the Staff’s determination, the Class A common stock contained in the Company’s Units did not satisfy the minimum 300 round lot holders requirement for the listing of its units on The Nasdaq Capital Market, as set forth in the initial listing requirements of Nasdaq Listing Rule 5505(a)(3), or the minimum 300 public holders required for continued listing, as set forth in the continued listing requirements of Rule 5550(a)(3).

The Company appealed the delisting letter to the Nasdaq Hearings Panel (“Panel”) and on February 12, 2020, the Panel issued its decision (“Decision”) to grant the Company’s request for continued listing, based on its finding that the Company has met the requirements for listing on Nasdaq.

Notwithstanding the foregoing, effective March 13, 2020, the Company transferred the listing of its securities to the New York Stock Exchange (“NYSE”). The units, Class A common stock and warrants are now listed on the NYSE under the symbols “DFNS.U,” “DFNS” and “DFNS WS,” respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 and the year ended December 31, 2019 as filed with the SEC on May 11, 2021, which contains the audited financial statements and notes thereto. The interim results for the three ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable securities held in Trust Account

At March 31, 2021 and December 31, 2020, the assets were held in shares of a money market fund that invests primarily in U.S. Treasury Bills. For the three months ended March 31, 2021 and March 31, 2020, the Company withdrew interest income from the Trust Account of $92,214 and $134,835, respectively, to pay its franchise taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Warrant liabilities

The Company accounts for the 13,825,000 warrants (comprising of 8,625,000 Public Warrants and 5,200,000 Private Warrants) issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D. If the warrants do not meet the criteria for equity treatment they must be recorded as liabilities. Accordingly, the Company classifies the warrant instruments as liabilities at its fair value and adjusts the instrument to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been determined using either the quoted price, if available, or was based on a Monte Carlo model. The fair value of the private placement warrants has been determined based on a Monte Carlo model.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income per common share

Our condensed consolidated statements of operations include a presentation of income per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance. Net income per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income, adjusted for income on marketable securities attributable to common stock subject to possible redemption, net of applicable franchise and income taxes, by the weighted average number of nonredeemable common stock outstanding for the period. Nonredeemable common stock includes founder shares and nonredeemable shares of common stock as these shares do not have any redemption features. The Company has not considered the effect of warrants to purchase 13,825,000 shares of common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted income per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted income per share is the same as basic income per share for the period presented.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Reconciliation of net income per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income and losses of the Company. Accordingly, basic and diluted income per common share is calculated as follows:

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net income	$4,783,501	$1,465,321
Less: Income attributable to shares subject to possible redemption(1)	5,313	404,747

Adjusted net income attributable to common stock not subject to redemption	$4,778,188	$1,060,574

Weighted average shares outstanding of common stock, basic and diluted	7,674,421	6,743,977

Basic and diluted net income per common share	$0.62	$0.16

Income attributable to shares subject to possible redemption(1)	$5,313	$404,747
Weighted average shares outstanding and subject to possible redemption, basic and diluted	13,888,079	14,818,523

Basic and diluted net income per common share	$0.00	$0.03

(1)	– includes interest income from cash held in the trust account; net of taxes paid or payable.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and 2020, the carrying values of cash, prepaid expenses, deferred tax asset, accounts payable, accrued expenses and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units, at $10.00 per Unit, which includes the full exercise by the underwriter of its option to purchase an additional 2,250,000 Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 5,200,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,200,000. Each Private Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2019, the sponsor purchased 3,593,750 shares of Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.007 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. On November 6, 2019, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 4,312,500 Founder Shares being outstanding, of which an aggregate of up to 562,500 shares were subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise the over-allotment option, 562,500 Founder Shares are no longer subject to forfeiture.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except as described below and that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares in connection with the completion of a Business Combination or an amendment to the Company’s Certificate of Incorporation described below, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Company’s Certificate of Incorporation to modify a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the required time period, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares following the consummation of the Initial Public Offering until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Private Warrants until 30 days after the completion of the Initial Business Combination. The sponsor and the Company’s officers and directors have also agreed to vote any Founder Shares held by them and any Public Shares purchased after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of a Business Combination.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the November 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2021 and March 31, 2020, the Company incurred fees for these services of $30,000 and $30,000, respectively. Total accrued expenses related to these fees are $168,333 and $138,333, respectively, which is included in accrued expenses within the accompanying condensed consolidated balance sheets at March 31, 2021 and December 31, 2020, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the sponsor, the Company’s officers or directors or their affiliates may, but are not obligated to, loan the Company funds as may

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 6, 2019, the holders of the Founder Shares, Private Warrants (and their underlying securities) and any warrants that may be issued upon conversion of working capital loans (“Working Capital Warrants”), if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders will be entitled to certain demand and “piggyback” registration rights.

The holders of Founder Shares, Private Warrants and Working Capital Warrants will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $6,037,500. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination within the Combination Period, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock—The authorized common stock of the Company includes up to 75,000,000 shares of Class A common stock and 10,000,000 shares of Class B convertible common stock. The shares of Class B convertible common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

equity-linked securities convertible or exercisable for shares of Class A common stock, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which the Class B common stock will convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate 20% of the sum of the shares outstanding upon the completion of the Initial Public Offering plus the number of shares of Class A common stock and equity-linked shares issued or deemed issued in connection with the initial Business Combination (net of conversions), excluding any shares of Class A common stock or equity-linked securities issued to any seller in the initial Business Combination and any Private Warrants or warrants issued to the sponsor, any of the Company’s officers or directors, or any of their affiliates upon conversion of Working Capital Loans. If the Company enters into a Business Combination, it may (depending on the terms of such Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Business Combination, to the extent the Company seeks stockholder approval in connection with the Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

At March 31, 2021 and December 31, 2020, there were 2,881,258 and 3,361,921 shares of Class A common stock issued and outstanding, excluding 14,368,742 and 13,888,079 shares of common stock subject to possible redemption, respectively. At March 31, 2021 and December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) November 12, 2020. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Under the terms of the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the shares of Class A common stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 60 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•

if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

and subject to adjustment as described below) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchaser or its permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$173,102,474	$173,192,131
Liabilities:
Warrant liabilities—Public Warrants	1	$10,867,500	$13,972,500
Warrant liabilities—Private Warrants	3	$6,708,000	$9,464,000

Total Warrant Liabilities		$17,575,500	$23,436,500

For those warrant liabilities within the Level 3 hierarchy, the Company utilizes a Monte Carlo simulation model to estimate a fair value. Any transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the periods presented.

Inherent in a Monte Carlo model are assumptions related to expected stock-price volatility, probability of completing a business combination, expected time until a business combination, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The probability of completing a business combination is based on historical deals and current market conditions. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table provides quantitative information regarding Level 3 fair value measurement inputs as of their measurement dates:

	March 31, 2021	December 31, 2020
Stock price	$9.94	$10.12
Term until business combination (in years)	0.38	0.35
Volatility
Pre-merger	0.0%	0.0%
Post-merger	19.70%	36.01%
Risk-free rate	1.02%	0.41%
Dividend yield	—	—
Probability of completing a business combination	95.0%	65.0%

The warrants are revalued on each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations. For the year to date period ended March 31, 2021, due to a decrease in the fair value of warrant liabilities, the Company recorded income to the condensed consolidated statement of operations of $5,861,000. For the comparative period ended March 31, 2020, due to a decrease in the fair value of warrant liabilities, the Company recorded income to the condensed consolidated statement of operations of $1,123,750.

The following table reflects the changes in the fair value of the warrant liabilities for periods presented:

	For the Three Months Ended March 31, 2021
	Public Warrants	Private Warrants	Total
Warrant liabilities at January 1,	$13,972,500	$9,464,000	$23,436,500

Change in fair value of warrant liabilities	(3,105,000)	(2,756,000)	(5,861,000)

Warrant liabilities at March 31,	$10,867,500	$6,708,000	$17,575,500

	For the Three Months Ended March 31, 2020
	Public Warrants	Private Warrants	Total
Warrant liabilities at January 1,	$8,797,500	$5,668,000	$14,465,500

Change in fair value of warrant liabilities	(603,750)	(520,000)	(1,123,750)

Warrant liabilities at March 31,	$8,193,750	$5,148,000	$13,341,750

NOTE 9. MERGER AGREEMENT

On March 15, 2021, the Company entered into an Agreement and Plan of Reorganization and Merger (“Merger Agreement”) by and among LGL, Merger Sub, and IronNet. Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving the merger. As a result of the Transactions, IronNet will become a wholly-owned subsidiary of LGL, with the stockholders of IronNet becoming stockholders of LGL and the Company will change its name to IronNet, Inc. IronNet will be treated as the acquiror for accounting purposes. The merger is expected to be consummated in the third quarter 2021.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

In connection with the merger, equityholders of IronNet will receive as merger consideration a number of shares of LGL common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the quotient obtained by dividing $863,400,000 by $10.00, and the denominator of which is equal to the number of outstanding shares of IronNet on a fully diluted and as-converted basis. Holders of restricted stock units and restricted stock awards will receive LGL awards that provide for a number of shares of LGL common stock equal to the number of IronNet shares subject to the awards, multiplied by the Exchange Ratio. Holders of IronNet options and warrants outstanding will receive LGL options and warrants exercisable for a number of shares of LGL common stock equal to the number of IronNet shares subject to the options and warrants, multiplied by the Exchange Ratio (adjusted to be on an as-converted to common stock basis), at an exercise price per share equal to the prior per share exercise price, divided by the Exchange Ratio (adjusted to be on an as-converted to common stock basis). Consummation of the merger is conditioned on approval thereof by the Company’s and IronNet’s stockholders, a minimum of $125 million of available cash (inclusive of cash in the trust account (net of redemptions) and the $125 million of cash proceeds received from the Private Placement (see paragraph below) and other customary closing conditions.

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, to such investors an aggregate of 12,500,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate proceeds of $125,000,000 (the “Private Placement”) substantially concurrently with the closing pursuant to the Merger Agreement. The sponsor agreed to purchase 566,000 shares of Class A common stock for $5,660,000 in the Private Placement.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

LGL Systems Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LGL Systems Acquisition Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from April 30, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 and 2019 Financials Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

Houston, Texas

March 3, 2021, except for the merger agreement disclosed in Note 12 and for the effects of the restatement discussed in Notes 2, 8, 9, 10, and 11, as to which the date is May 10, 2021

LGL SYSTEMS ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2020 (As Restated- Note 2)	December 31, 2019 (As Restated- Note 2)
ASSETS
Current assets
Cash	$789,497	$1,021,216
Prepaid expenses	95,403	227,125

Total current assets	884,900	1,248,341
Deferred tax asset	—	27,275
Marketable securities held in Trust Account	173,192,131	172,626,688

Total Assets	$174,077,031	$173,902,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$237,196	$214,071
Income tax payable	10,289	—
Total current liabilities	247,485	214,071
Warrant liabilities	23,436,500	14,465,500
Deferred underwriting fee payable	6,037,500	6,037,500

Total Liabilities	29,721,485	20,717,071

Commitments

Class A common stock subject to possible redemption, 13,888,079 and 14,818,523 shares at redemption value at December 31, 2020 and December 31, 2019, respectively	139,355,545	148,185,229

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 75,000,000 shares authorized; 3,361,921 and 2,431,477 shares issued and outstanding (excluding 13,888,079 and 14,818,523 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	336	243
Class B convertible common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding at December 31, 2020 and 2019	431	431
Additional paid-in capital	14,908,082	6,078,490
Accumulated deficit	(9,908,848)	(1,079,160)

Total Stockholders’ Equity	5,000,001	5,000,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,077,031	$173,902,304

The accompanying notes are an integral part of the financial statements.

LGL SYSTEMS ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2020 (as Restated- Note 2)	April 30, 2019 (inception) through December 31, 2019 (as Restated- Note 2)
Operating and formation costs	$629,651	$724,568

Loss from operations	(629,651)	(724,568)

Other income (expense):
Interest income	808,527	126,688
Change in fair value of warrant liabilities	(8,971,000)	—
Offering costs associated with warrants recorded as liabilities	—	(508,555)

Other income expense	(8,162,473)	(381,867)

Loss before provision for income taxes	(8,792,124)	(1,106,435)
Income tax benefit (provision)	(37,564)	27,275

Net loss	$(8,829,688)	$(1,079,160)

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	14,858,886	2,965,735

Basic and diluted net income per share, common stock subject to redemption	$0.03	$0.01

Weighted average shares outstanding of common stock, basic and diluted	6,703,614	4,346,765

Basic and diluted net loss per share, common stock	$(1.39)	$(0.25)

The accompanying notes are an integral part of the financial statements.

LGL SYSTEMS ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(as Restated-Note 2)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance—April 30, 2019 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Founder Shares to sponsor	—	—	4,312,500	431	24,569	—	25,000
Sale of 17,250,000 Units, net of underwriting discounts and offering expenses	17,250,000	1,725	—	—	154,237,668	—	154,239,393
Common stock subject to possible redemption	(14,818,523)	(1,482)	—	—	(148,183,747)	—	(148,185,229)
Net loss	—	—	—	—	—	(1,079,160)	(1,079,160)

Balance—December 31, 2019	2,431,477	$243	4,312,500	$431	$6,078,490	$(1,079,160)	$5,000,004

Common stock subject to possible redemption	930,444	93	—	—	8,829,592	—	8,829,684
Net loss	—	—	—	—	—	(8,829,688)	(8,289,688)

Balance—December 31, 2020	3,361,921	$336	4,312,500	$431	$14,908,082	$(9,908,848)	$5,000,001

The accompanying notes are an integral part of the financial statements.

LGL SYSTEMS ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

(as Restated-Note 2)

	Year ended December 31, 2020	Period from April 30, 2019 to December 31, 2019
Cash Flows from Operating Activities:
Net loss	$(8,829,688)	$(1,079,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on securities held in Trust Account	(808,527)	(126,688)
Warrant issuance costs	—	508,555
Change in fair value of warrant liabilities	8,971,000	—
Compensation expense	—	468,000
Deferred tax benefit	27,275	(27,275)
Changes in operating assets and liabilities:	—	—
Prepaid expenses	131,722	(227,125)
Security Deposit	—	—
Accrued expenses	23,126	214,070
Income taxes payable	10,289	—

Net cash used in operating activities	(474,803)	(269,623)

Cash Flows from Investing Activities:
Investment of cash in trust	—	(172,500,000)
Cash withdrawn for tax payments	243,084	—

Net cash provided by (used in) investing activities	243,084	(172,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Proceeds from sale of private placement warrants	—	5,200,000
Proceeds from promissory notes	—	137,843
Repayment of promissory notes	—	(137,843)
Payment of offering costs	—	(459,161)

Net cash provided by financing activities	—	173,790,839

Net Change in Cash	(231,719)	1,021,216
Cash—Beginning	1,021,216	—

Cash—Ending	$789,497	$1,021,216

Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	—	148,286,749
Change in value of common stock subject to possible redemption	(8,829,684)	(101,524)
Initial classification of warrants issued	—	14,465,500
Deferred underwriting fee payable	—	6,037,500
Deferred offering costs paid directly by Sponsor from proceeds from issuance of Class B common stock to Sponsor	—	25,000

The accompanying notes are an integral part of the financial statements.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

LGL Systems Acquisition Corp. (the “Company” or “LGL”) was incorporated in Delaware on April 30, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company was originally formed in Delaware under the name MTRON Systems Acquisition Corp. On August 19, 2019, the Company changed its name to LGL Systems Acquisition Corp.

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the defense, aerospace and communications industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity since inception relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statements for the Company’s Initial Public Offering were declared effective on November 6, 2019. On November 12, 2019, the Company consummated the Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public shares”), at $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 2,250,000 Units, generating gross proceeds of $172,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,200,000 warrants (the “private warrants”) at a price of $1.00 per private warrant in a private placement to LGL Systems Acquisition Holding Company, LLC (the “sponsor”), generating gross proceeds of $5,200,000, which is described in Note 4.

Transaction costs amounted to $9,971,662, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $484,162 of other offering costs. As of December 31, 2020, $789,497 of cash is held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on November 12, 2019, an amount of $172,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the private warrants was placed in a trust account (the “Trust Account”) located in the United States, which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the private warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account and deferred underwriting commissions) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants, including the private warrants. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public shares purchased after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group”, will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public shares, without the prior consent of the Company.

The sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public shares held by it in connection with the completion of a Business Combination or an amendment to the Company’s Certificate of Incorporation described below, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Company’s Certificate of Incorporation to modify a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public shares

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

if the Company does not complete a Business Combination within the required time period, unless the Company provides the public stockholders with the opportunity to redeem their Public shares in conjunction with any such amendment.

The Company will have until November 12, 2021 (or such later date as may be approved by stockholders in an amendment to the Amended and Restated Certificate of Incorporation) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes and net of up to $50,000 of interest available to be used for liquidation expenses, divided by the number of then outstanding Public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, except as to any claims by a third party who executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Nasdaq Notification and Transfer of Listing

On December 20, 2019, the Company received a notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the Staff’s determination, the Class A common stock contained in the Company’s units did not satisfy the minimum 300 round lot holders requirement for the listing of its units on The Nasdaq Capital Market, as set forth in the initial listing requirements of Nasdaq Listing Rule 5505(a)(3), or the minimum 300 public holders required for continued listing, as set forth in the continued listing requirements of Rule 5550(a)(3).

The Company appealed the delisting letter to the Nasdaq Hearings Panel (“Panel”) and on February 12, 2020, the Panel issued its decision (“Decision”) to grant the Company’s request for continued listing, based on its finding that the Company had met the requirements for listing on Nasdaq.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Notwithstanding the foregoing, effective March 13, 2020, the Company transferred the listing of its securities to the New York Stock Exchange (“NYSE”). The units, Class A common stock and warrants are now listed on the NYSE under the symbols “DFNS.U,” “DFNS” and “DFNS WS,” respectively.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In April 2021, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity, but upon further evaluation of the terms of the warrant, concluded that the warrants should be accounted for as liabilities. The warrants contain a restructuring price adjustment provision, such that, in the event the Company completes a business combination subsequent to the initial Business Combination which results in the Company’s shares no longer being listed on a national exchange or the OTC Bulletin Board, the exercise price of the warrants will decrease by a formula that causes the warrants to not be indexed to the Company’s own shares. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as liabilities with changes in the fair value recorded in the current period earnings.

The table below summarizes the effect of the restatement to the Company’s financial statements for (i) its audited financial statements as of December 31, 2019, and for the period from April 30, 2019 (date of inception) to December 31, 2019, (ii) its audited financial statements as of December 31, 2020, and for the full year ended December 31, 2020 and (iii) its unaudited interim financial statements as of, and for the quarterly periods ended, March 31, 2020, June 30, 2020, and September 30, 2020:

	Previously Reported	Adjustments	As Restated
Balance sheet as of November 12, 2019 (audited)
Total Assets	174,051,002	—	174,051,002

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	261,246	—	261,246
Income tax payable	—	—	—
Warrant liabilities	—	14,465,500	14,465,500
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,298,746	14,465,500	20,764,246
Common stock subject to possible redemption	162,752,250	(14,465,501)	148,286,749
Stockholders’ equity
Common stock	528	145	673
Additional paid-in capital	5,000,560	976,411	5,976,971
Accumulated deficit	(1,082)	(976,555)	(977,637)

Total stockholders’ equity	5,000,006	1	5,000,007

Total liabilities and stockholders’ equity	174,051,002	—	174,051,002

Balance sheet as of December 31, 2019 (audited)
Total Assets	173,902,304	—	173,902,304

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	214,070	1	214,071
Warrant liabilities	—	14,465,500	14,465,500
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,251,570	14,465,501	20,717,071

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated
Common stock subject to possible redemption	162,650,730	(14,465,501)	148,185,229
Stockholders’ equity
Common stock	529	145	674
Additional paid-in capital	5,102,079	976,411	6,078,490

Accumulated deficit	(102,604)	(976,556)	(1,079,160)

Total stockholders’ equity	5,000,004	—	5,000,004

Total liabilities and stockholders’ equity	173,902,304	—	173,902,304

Statement of operations
Period from April 30, 2019 (inception) to December 31, 2019 (audited)
Loss from operations	(256,567)	(468,001)	(724,568)
Other income (expense):
Interest income	126,688	—	126,688
Change in fair value of warrant liabilities	—	—	—
Offering costs associated with warrants recorded as liabilities	—	(508,555)	(508,555)

Total other income (expense)	126,688	(508,555)	(381,867)
Income (loss) before provision for income taxes	(129,879)	(976,556)	(1,106,435)

Income tax (provision) benefit	27,275		27,275

Net income (loss)	(102,604)	(976,556)	(1,079,160)

Weighted average shares outstanding of common stock, basic and diluted	4,057,455	289,310	4,376,765
Basic and diluted net loss per share, common shares	(0.03)	(0.22)	(0.25)
Weighted average shares outstanding and subject to possible redemption, basic and diluted	3,255,045	(289,310)	2,965,735
Basic and diluted net loss per share subject to possible redemption	0.01	(0.00)	0.01
Statement of cash flows
Period from April 30, 2019 (inception) to December 31, 2019 (audited)
Net loss	(102,604)	(976,556)	(1,079,160)
Adjustments to reconcile net loss to net cash used in operating activities:	(167,018)	976,555	809,537
Net cash used in operating activities	(269,622)	(1)	(269,623)
Net cash used in investing activities	(172,500,000)	—	(172,500,000)
Net cash provided by financing activities	173,790,838	1	173,790,839
Non-cash investing and financing activities	—	—	—
Initial classification of common stock subject to possible redemption	162,752,250	(14,465,501)	148,286,749
Change in value of common stock subject to possible redemption	(101,520)	—	(101,520)
Initial classification of warrants issued	—	14,465,500	14,465,500
Deferred underwriting fee payable	6,037,500	—	6,037,500
Deferred offering costs paid directly by Sponsor from proceeds from issuance of Class B common stock to Sponsor	25,000	—	25,000

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated

Balance sheet as of March 31, 2020 (unaudited)
Total Assets	174,254,141	—	174,254,141

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	160,813	1	160,814
Income tax payable	63,523	—	63,523
Warrant liabilities	—	13,341,750	13,341,750
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,261,836	13,341,751	19,603,587
Common stock subject to possible redemption	162,992,304	(13,341,751)	149,650,553
Stockholders’ equity
Common stock	531	133	664
Additional paid-in capital	4,760,503	(147,327)	4,613,176
Retained Earnings	238,967	147,194	386,161

Total stockholders’ equity	5,000,001	—	5,000,001

Total liabilities and stockholders’ equity	174,254,141	—	174,254,141

Statement of operations
Three months ended March 31, 2020 (unaudited)
Loss from operations	(176,292)	—	(176,292)
Other income (expense):
Interest income	608,661	—	608,661
Change in fair value of warrant liabilities	—	1,123,750	1,123,750

Total other income (expense)	608,661	1,123,750	1,732,411
Income (loss) before provision for income taxes	432,369	1,123,750	1,556,119

Income tax (provision) benefit	(90,798)		(90,798)

Net income (loss)	341,571	1,123,750	1,465,321

Weighted average shares outstanding of common stock, basic and diluted	5,297,427	1,446,550	6,743,977

Basic and diluted net loss per share, common shares	(0.02)	0.18	0.16

Weighted average shares outstanding and subject to possible redemption, basic and diluted	16,265,073	(1,446,550)	14,818,523

Basic and diluted net loss per share subject to possible redemption	0.03	0.00	0.03

Statement of cash flows
Three months ended March 31, 2020 (unaudited)
Net loss	341,571	1,123,750	1,465,321
Adjustments to reconcile net loss to net cash used in operating activities:	(536,267)	(1,123,750)	(1,660,017)
Net cash used in operating activities	(194,696)	—	(194,696)
Net cash used in investing activities	134,835	—	134,835
Net cash provided by financing activities	—	—	—
Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	341,574	1,123,750	1,465,324

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated

Balance sheet as of June 30, 2020 (unaudited)
Total Assets	174,279,113	—	174,279,113

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	143,918	1	143,919
Income tax payable	72,315	—	72,315
Warrant liabilities	—	12,684,750	12,684,750
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,253,733	12,684,751	18,938,484
Common stock subject to possible redemption	163,025,379	(12,684,752)	150,340,627
Stockholders’ equity
Common stock	531	127	658
Additional paid-in capital	4,727,428	(804,320)	3,923,108
Retained Earnings	272,042	804,194	1,076,236

Total stockholders’ equity	5,000,001	1	5,000,002

Total liabilities and stockholders’ equity	174,279,113	—	174,279,113

Statement of operations
Three months ended June 30, 2020 (unaudited)
Loss from operations	(139,094)	—	(139,094)
Other income (expense):
Interest income	180,961	—	180,961
Change in fair value of warrant liabilities	—	657,000	657,000

Total other income (expense)	180,961	657,000	837,961
Income (loss) before provision for income taxes	41,867	657,000	698,867

Income tax (provision) benefit	(8,792)		(8,792)

Net income (loss)	33,075	657,000	690,075

Weighted average shares outstanding of common stock, basic and diluted.	5,309,155	1,330,419	6,639,574

Basic and diluted net loss per share, common shares	(0.02)	0.10	0.09

Weighted average shares outstanding and subject to possible redemption, basic and diluted	16,253,345	(1,330,419)	14,922,926

Basic and diluted net loss per share subject to possible redemption	0.01	0.00	0.01

Statement of operations
Six months ended June 30, 2020 (unaudited)
Loss from operations	(315,386)	—	(315,386)
Other income (expense):
Interest income	789,622	—	789,622
Change in fair value of warrant liabilities	—	1,780,750	1,780,750

Total other income (expense)	789,622	1,780,750	2,570,372
Income (loss) before provision for income taxes	474,236	1,780,750	2,254,986

Income tax (provision) benefit	(99,590)	—	(99,590)

Net income (loss)	374,646	1,780,750	2,155,396

Weighted average shares outstanding of common stock, basic and diluted.	5,303,291	1,388,485	6,691,776

Basic and diluted net loss per share, common shares	(0.03)	0.28	0.25

Weighted average shares outstanding and subject to possible redemption, basic and diluted	16,259,209	(1,388,485)	14,870,724

Basic and diluted net loss per share subject to possible redemption	0.03	0.00	0.03

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated

Statement of cash flows
Six months ended June 30, 2020 (unaudited)
Net loss	374,646	1,780,750	2,155,396
Adjustments to reconcile net loss to net cash used in operating activities:	(687,153)	(1,780,750)	(2,467,903)
Net cash used in operating activities	(312,507)	—	(312,507)
Net cash used in investing activities	188,763	—	188,763
Net cash provided by financing activities	—	—	—
Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	374,649	1,780,749	2,155,398

Balance sheet as of September 30, 2020 (unaudited)
Total Assets	174,227,854	—	174,227,854

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	222,604	1	222,605
Income tax payable	45,026	—	45,026
Warrant liabilities	—	15,277,250	15,277,250
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,305,130	15,277,251	21,582,381
Common stock subject to possible redemption	162,922,723	(15,277,250)	147,645,473
Stockholders’ equity
Common stock	532	153	685
Additional paid-in capital	4,830,083	1,788,152	6,618,235
Retained Earnings (accumulated deficit)	169,386	(1,788,306)	(1,618,920)

Total stockholders’ equity	5,000,001	(1)	5,000,000

Total liabilities and stockholders’ equity	174,227,854	—	174,227,854

Statement of operations
Three months ended September 30, 2020 (unaudited)
Loss from operations	(145,615)	—	(145,615)
Other income (expense):
Interest income	15,670	—	15,670
Change in fair value of warrant liabilities	—	(2,592,500)	(2,592,500)

Total other income (expense)	15,670	(2,592,500)	(2,576,830)
Income (loss) before provision for income taxes	(129,945)	(2,592,500)	(2,722,445)

Income tax (provision) benefit	27,289		27,289

Net income (loss)	(102,656)	(2,592,500)	(2,695,156)

Net income (loss) per share	(0.02)	(0.39)	(0.41)
Weighted average shares outstanding of common stock, basic and diluted	5,317,329	1,264,011	6,581,340

Net income (Basic and diluted net loss) per share, common shares	(0.02)	(0.39)	(0.41)

Weighted average shares outstanding and subject to possible redemption, basic and diluted	16,245,171	(1,264,011)	14,981,160

Basic and diluted net loss per share subject to possible redemption	(0.00)	0.00	(0.00)

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated

Statement of operations
Nine months ended September 30, 2020 (unaudited)
Loss from operations	(461,001)	—	(461,001)
Other income (expense):
Interest income	805,292	—	805,292
Change in fair value of warrant liabilities	—	(811,750)	(811,750)

Total other income (expense)	805,292	(811,750)	(6,458)
Income (loss) before provision for income taxes	344,291	(811,750)	(467,459)

Income tax (provision) benefit	(72,301)		(72,301)

Net income (loss)	271,990	(811,750)	(539,760)

Weighted average shares outstanding of common stock, basic and diluted	5,308,004	1,346,691	6,654,695

Basic and diluted net loss per share, common shares	(0.05)	(0.10)	(0.16)

Weighted average shares outstanding and subject to possible redemption, basic and diluted	16,254,496	(1,346,691)	14,907,805

Basic and diluted net loss per share subject to possible redemption	0.03	(0.00)	0.03

Statement of cash flows
Nine months ended September 30, 2020 (unaudited)
Net loss	271,990	(811,750)	(539,760)
Adjustments to reconcile net loss to net cash used in operating activities:	(616,868)	811,750	194,882
Net cash used in operating activities	(344,878)	—	(344,878)
Net cash used in investing activities	188,762	—	188,762
Net cash provided by financing activities	—	—	—
Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	271,993	(811,749)	(539,756)

Balance sheet as of December 31, 2020 (audited)
Total Assets	174,077,031	—	174,077,031

Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	237,196	1	237,197
Income tax payable	10,289	—	10,289
Warrant liabilities		23,436,500	23,436,500
Deferred underwriting fee payable	6,037,500	—	6,037,500

Total liabilities	6,284,985	23,436,501	29,721,486
Common stock subject to possible redemption	162,792,045	(23,436,500)	139,355,545
Stockholders’ equity
Common stock	534	233	767
Additional paid-in capital	4,960,759	9,947,322	14,908,081
Retained Earnings (accumulated deficit)	38,708	(9,947,556)	(9,908,848)

Total stockholders’ equity	5,000,001	(1)	5,000,000

Total liabilities and stockholders’ equity	174,077,031	—	174,077,031

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

	Previously Reported	Adjustments	As Restated
Statement of operations
Twelve months ended December 31, 2020 (unaudited)
Loss from operations	(629,651)	—	(629,651)
Other income (expense):
Interest income	808,527	—	808,527
Change in fair value of warrant liabilities	—	(8,971,000)	(8,971,000)
Offering costs associated with warrants recorded as liabilities	—	—	—
Loss on sale of private placement warrants	—	—	—

Total other income (expense)	808,527	(8,971,000)	(8,162,473)
Income (loss) before provision for income taxes	178,876	(8,971,000)	(8,792,124)

Income tax (provision) benefit	(37,564)		(37,564)

Net income (loss)	141,312	(8,971,000)	(8,829,688)

Net income (loss) per share	(0.07)	(1.31)	(1.39)
Weighted average shares outstanding of common stock, basic and diluted	—	—	—
Net income (Basic and diluted net loss) per share, common shares	(0.07)	(1.31)	(1.39)
Weighted average shares outstanding and subject to possible redemption, basic and diluted	—	—	—
Basic and diluted net loss per share subject to possible redemptions	—	—	—

Statement of cash flows
Twelve months ended December 31, 2020 (audited)
Net loss	141,312	(8,971,000)	(8,829,688)
Adjustments to reconcile net loss to net cash used in operating activities:	(616,115)	8,971,000	8,354,885
Net cash used in operating activities	(474,803)	—	(474,803)
Net cash used in investing activities	243,084	—	243,084
Net cash provided by financing activities	—	—	—
Non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	141,315	(8,970,999)	(8,829,684)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Marketable securities held in Trust Account

At December 31, 2020 and 2019, the assets were held in shares of a money market fund that invests primarily in U.S. Treasury Bills. For the year ended December 31, 2020, the Company withdrew $243,084 of interest income from the Trust Account to pay its franchise taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per common share

Our statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of common stock subject to possible redemption outstanding since original issuance. Net income or loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income or loss, adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, net of applicable franchise and income taxes, by the weighted average number of nonredeemable common stock outstanding for the period. Nonredeemable common stock includes founder shares and nonredeemable shares of common stock as these shares do not have any redemption features. The Company has not considered the effect of warrants to purchase 13,825,000 shares of common stock that were sold in the Initial Public Offering and the private placement in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Reconciliation of net loss per common share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income and losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Year Ended December 31, 2020 (As Restated)	For the Period From April 30, 2019 (Inception) to December 31, 2019 (As Restated)
Net loss	$(8,829,688)	$(1,079,160)
Less: Income attributable to shares subject to possible redemption(1)	459,686	16,423

Net loss attributable to common stock not subject to possible redemption	$(9,289,374)	$(1,095,583)

Weighted average shares outstanding of common stock, basic and diluted	6,703,614	4,346,765

Basic and diluted net loss per share, common share	$(1.39)	$(0.25)

Income attributable to shares subject to possible redemption(1)	$459,686	$16,423
Weighted average shares outstanding and subject to possible redemption, basic and diluted	14,858,886	2,965,735

Basic and diluted net loss per share, subject to possible redemption	$0.03	$0.01

(1)	– includes interest income from cash held in trust account; net of taxes paid or payable.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Warrant liabilities

The Company accounts for the 13,825,000 warrants (comprising of 8,625,000 Public Warrants and 5,200,000 Private Warrants) issued in connection with its Initial Public Offering in accordance with ASC 815-40-15-7D. If the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrant instrument as liabilities at its fair value and adjusts the instrument to fair value at each reporting period. These liabilities are subject to re-measurement at each balance

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering has been determined using either the quoted price, if available, or was based on a Monte Carlo model. The private placement warrants have been determined based on a Monte Carlo model.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units, at $10.00 per Unit, which includes the full exercise by the underwriter of its option to purchase an additional 2,250,000 Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 5,200,000 private warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,200,000. Each Private Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the private warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the private warrants will be used to fund the redemption of the Public shares (subject to the requirements of applicable law), and the private warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On April 30, 2019, the sponsor purchased 3,593,750 shares of Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.007 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. On November 6, 2019, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in an aggregate of 4,312,500 Founder Shares being outstanding, of which an aggregate of up to 562,500 shares were subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the sponsor did not purchase any Public shares in the Initial Public Offering). All share and per-share amounts have been retroactively restated to reflect the stock dividend. As a result of the underwriters’ election to fully exercise the over-allotment option, 562,500 Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except as described below and that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B convertible common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares in connection with the completion of a Business Combination or an amendment to the Company’s Certificate of Incorporation described below, (b) to waive its rights to liquidating distributions from the Trust Account with respect to the

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Founder Shares if the Company fails to consummate a Business Combination, and (c) not to propose an amendment to the Company’s Certificate of Incorporation to modify a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public shares if the Company does not complete a Business Combination within the required time period, unless the Company provides the public stockholders with the opportunity to redeem their Public shares in conjunction with any such amendment.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares following the consummation of the Initial Public Offering until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the private warrants until 30 days after the completion of the Initial Business Combination. The sponsor and the Company’s officers and directors have also agreed to vote any Founder Shares held by them and any Public shares purchased after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of a Business Combination.

Promissory Note—Related Party

On May 2, 2019, the sponsor agreed to loan the Company an aggregate of up to $150,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable on the earlier of (i) April 30, 2020, (ii) the completion of the Initial Public Offering or (iii) the date on which the Company determines not to proceed with the Initial Public Offering. A total of $137,843 was loaned to the Company which was repaid on December 19, 2019.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on the November 5, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for period from April 30, 2019 (inception) through December 31, 2019, the Company incurred $120,000 and $18,333, in fees for these services, of which $138,333 and $18,333, respectively, are included in accrued expenses in the accompanying balance sheets as of December 31, 2020 and 2019, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the sponsor, the Company’s officers or directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 6, 2019, the holders of the Founder Shares, private warrants (and their underlying securities) and any warrants that may be issued upon conversion of working capital loans (“Working Capital Warrants”), if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders will be entitled to certain demand and “piggyback” registration rights.

The holders of Founder Shares, private warrants and Working Capital Warrants will not be able to sell these securities until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $6,037,500. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination within the Combination Period, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 8. WARRANT LIABILITIES

As of both December 31, 2020 and 2019, the Company has 8,625,000 and 5,200,000 Public Warrants and Private Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) November 12, 2020. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Under the terms of the warrant agreement, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the shares of Class A common stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 60 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•

if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to adjustment as described below) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The private warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the private warrants and the shares of common stock issuable upon the exercise of the private warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchaser or its permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the consummation of an initial Business Combination (net of redemptions), and (z) the volume weighted

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummated an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

NOTE 9. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Common Stock—The authorized common stock of the Company includes up to 75,000,000 shares of Class A common stock and 10,000,000 shares of Class B convertible common stock. The shares of Class B convertible common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities convertible or exercisable for shares of Class A common stock, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which the Class B common stock will convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate 20% of the sum of the shares outstanding upon the completion of the Initial Public Offering plus the number of shares of Class A common stock and equity-linked shares issued or deemed issued in connection with the initial Business Combination (net of conversions), excluding any shares of Class A common stock or equity-linked securities issued to any seller in the initial Business Combination and any private warrants or warrants issued to the sponsor, any of the Company’s officers or directors, or any of their affiliates upon conversion of Working Capital Loans. If the Company enters into a Business Combination, it may (depending on the terms of such Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Business Combination, to the extent the Company seeks stockholder approval in connection with the Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

At December 31, 2020 and 2019, there were 3,361,921 shares and 2,431,477 shares of Class A common stock issued and outstanding, respectively, and excluding 13,888,079 and 14,818,523 shares of common stock subject to possible redemption, respectively. At December 31, 2020 and 2019, there were 4,312,500 shares of Class B common stock issued and outstanding.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 10. INCOME TAX

The Company’s net deferred tax asset at December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Deferred tax asset
Net operating loss carryforward	$—	$27,275
Valuation allowance	—	—

Deferred tax asset	$—	$27,275

The income tax provision (benefit) for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019 consists of the following:

	Year Ended December 31, 2020	For the Period from April 30, 2019 (inception) through December 31, 2019
Federal
Current	$10,289	$—
Deferred	27,275	(27,275)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	—	—

Income tax provision (benefit)	$37,564	$(27,275)

For the year ended December 31, 2020 and the period from April 30, 2019 (inception) through December 31, 2019, the Company had U.S. federal net operating loss carryovers (“NOLs”) available to offset future taxable income of $0 and $129,879, respectively. In accordance with Section 382 of the Internal Revenue Code, deductibility of any of the Company’s future NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management determined that a valuation allowance was not required.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the federal income tax rate to the Company’s effective income tax rate at December 31, 2020 and 2019 is as follows:

	December 31, 2020 (As Restated)	December 31, 2019 (As Restated)
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Offering costs associated with warrants recorded as liabilities	0.0%	(9.6)%
Change in fair value of warrant liabilities	(21.4)%	(8.9)%

Effective income tax rate	(0.4)%	2.5%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination. The Company’s tax returns since inception remain open and subject to examination.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOLs”) and allow businesses to carry back NOLs arising in 2018, 2019, and 2020 to the five prior years, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent, and allows businesses to immediately expense the full cost of Qualified Improvement Property, retroactive to tax years beginning on or after January 1, 2018. The Company does not believe that the CARES Act will have a significant impact on the Company’s financial position or statement of operations.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description		December 31,
	Level	2020 (As Restated)		2019 (As Restated)
Assets:
Marketable securities held in Trust Account	1		$173,192,131	$172,626,688
Liabilities:
Warrant liabilities—Public Warrants	2		$13,972,500	$—
Warrant liabilities—Public Warrants	3	$		$8,797,500
Warrant liabilities—Private Warrants	3		$9,464,000	$5,668,000

For those warrant liabilities within the Level 3 hierarchy, the Company utilizes a Monte Carlo simulation model to estimate a fair value. The Company uses a Monte Carlo simulation model for its Private Warrants since their issuance. For its Public Warrants, the Company also used a Monte Carlo simulation model since initial issuance through the first quarter of 2020 until an established market price for the Public Warrants was available on the NYSE exchange during the second quarter of 2020. Any transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. As such, in the second quarter of 2020, the Company transferred the Public Warrants out of Level 3 and into Level 2 at a with a fair value of $7,848,750. There were no transfers between levels for the period ended December 31, 2019.

Inherent in a Monte Carlo model are assumptions related to expected stock-price volatility, probability of completing a business combination, expected time until a business combination, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The probability of completing a business combination is based on historical deals and current market conditions. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurement inputs as of their measurement dates:

2019

	November 12, 2019	December 31, 2019
Stock price	$9.49	$9.49
Term until business combination (in years)	1.50	1.35
Volatility
Pre-merger	0.0%	0.0%
Post-merger	25.0%	25.0%
Risk-free rate	1.8%	1.79%
Dividend yield	—	—
Probability of completing a business combination	65.0%	65.0%

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

2020

	March 31, 2020	June 30, 2020
Stock price	$9.52	$9.92
Term until business combination (in years)	1.10	0.85
Volatility
Pre-merger	0.0%	0.0%
Post-merger	25.0%	21.86%
Risk-free rate	0.47%	0.38%
Dividend yield	—	—
Probability of completing a business combination	65.0%	65.0%

2020

	September 30, 2020	December 31, 2020
Stock price	$10.02	$9.92
Term until business combination (in years)	0.60	0.35
Volatility
Pre-merger	0.0%	0.0%
Post-merger	24.92%	36.01%
Risk-free rate	0.34%	0.41%
Dividend yield	—	—
Probability of completing a business combination	65.0%	65.0%

The warrants are revalued on each reporting period, with changes in fair value recognized in the statement of operations. The Company recorded $8,797,500 for the Public Warrant liabilities and $5,668,000 for the Private Warrant liabilities upon their issuance on November 12, 2019. For the year ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of warrant liabilities of $8,971,000. For the year ended December 31, 2019, there was no increase in the fair value of warrant liabilities. However, the Company recognized compensation expense of $468,000 within the statement of operations which represents the excess of the valuation of the Private Warrants at issuance relative to the proceeds received.

LGL SYSTEMS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following table reflects the changes in the fair value of the warrant liabilities for periods presented:

	Public Warrants	Private Warrants	Total
Warrant liabilities at April 30, 2019 (inception of Company)	$0	$0	$0
Warrant liabilities at November 12, 2019 (date of issuance)	8,797,500	5,668,000	14,465,500
Change in fair value of warrant liabilities	0	0	0

Warrant liabilities at December 31, 2019	$8,797,500	$5,668,000	$14,465,500

Change in fair value of warrant liabilities	(603,750)	(520,000)	(1,123,750)

Warrant liabilities at March 31, 2020	$8,193,750	$5,148,000	$13,341,750
Change in fair value of warrant liabilities	(345,000)	(312,000)	(657,000)

Warrant liabilities at June 30, 2020	$7,848,750	$4,836,000	$12,684,750
Change in fair value of warrant liabilities	1,552,500	1,040,000	2,592,500

Warrant liabilities at September 30, 2020	$9,401,250	$5,876,000	$15,277,250
Change in fair value of warrant liabilities	4,571,250	3,588,000	8,159,250

Warrant liabilities at December 31, 2020	$13,972,500	$9,464,000	$23,436,500

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 15, 2021, the Company entered into an Agreement and Plan of Reorganization and Merger (“Merger Agreement”) by and among LGL, LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL (“Merger Sub”), and IronNet Cybersecurity, Inc., a Delaware corporation (“IronNet”). Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving the merger. As a result of the Transactions, IronNet will become a wholly-owned subsidiary of LGL, with the stockholders of IronNet becoming stockholders of LGL and the Company will change its name to IronNet, Inc. IronNet will be treated as the acquiror for accounting purposes. In connection with the merger, equityholders of IronNet will receive as merger consideration a number of shares of LGL common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the quotient obtained by dividing $863,400,000 by $10.00, and the denominator of which is equal to the number of outstanding shares of IronNet on a fully diluted and as-converted basis. Holders of restricted stock units and restricted stock awards will receive LGL awards that provide for a number of shares of LGL common stock equal to the number of IronNet shares subject to the awards, multiplied by the Exchange Ratio. Holders of IronNet options and warrants outstanding will receive LGL options and warrants exercisable for a number of shares of LGL common stock equal to the number of IronNet shares subject to the options and warrants, multiplied by the Exchange Ratio (adjusted to be on an as-converted to common stock basis), at an exercise price per share equal to the prior per share exercise price, divided by the Exchange Ratio (adjusted to be on an as-converted to common stock basis). Consummation of the merger is conditioned on approval thereof by the Company’s and IronNet’s stockholders, a minimum of $125 million of available cash (inclusive of cash in the trust account (net of redemptions) and the $125 million of cash proceeds received from the Private Placement (see paragraph below) and other customary closing conditions.

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, to such investors an aggregate of 12,500,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate proceeds of $125,000,000 (the “Private Placement”) substantially concurrently with the closing pursuant to the Merger Agreement. The Sponsor agreed to purchase 566,000 shares of Class A common stock for $5,660,000 in the Private Placement.

IronNet Cybersecurity, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	April 30, 2021	January 31, 2021
Assets
Current Assets
Cash and Cash Equivalents	$18,973	$31,543
Accounts Receivable	411	1,643
Unbilled Receivable	1,978	1,425
Related Party Receivables and Loan Receivables	4,043	3,599

Account and Loan Receivables	6,432	6,667
Inventory	2,097	2,180
Deferred Costs	2,989	2,068
Prepaid Warranty	1,033	1,037
Prepaid Expenses and Other Current Assets	2,860	2,172

Total Current Assets	34,384	45,667

Non-Current Assets
Deferred Costs	2,064	2,056
Property and Equipment, net	3,310	2,792
Prepaid Warranty	682	878
Deposits and Other Assets	341	298

Total Assets	$40,781	$51,691

Liabilities, Preferred Stock, and Shareholders’ Deficit
Current Liabilities
Accounts Payable	3,284	1,922
Accrued Expenses	3,322	2,591
Deferred Revenue	14,175	12,481
Deferred Rent	141	134
Short-Term PPP Loan	5,580	3,487
Income Tax Payable	146	88
Other Current Liabilities	689	689

Total Current Liabilities	27,337	21,392

Long-Term Liabilities
Deferred Rent	887	928
Deferred Revenue	22,055	21,563
Long-Term PPP Loan	—	2,093
Other Long-Term Liabilities	690	689

Total Long-Term Liabilities	23,632	25,273

Total Liabilities	50,969	46,665
Commitments and Contingencies (Note 6)
Series A preferred stock; $0.0001 par value; 793,650 shares authorized, issued and outstanding at April 30, 2021 and January 31, 2021	32,500	32,500
Series B preferred stock; $0.0001 par value; 2,177,998 shares authorized; 2,004,084 shares issued and outstanding at April 30, 2021 and January 31, 2021	146,098	146,098
Shareholders’ Deficit
Class A Common stock; $0.0001 par value; 109,969,809 shares authorized; 37,142,257 and 36,632,987 shares issued and outstanding at April 30, 2021 and January 31, 2021, respectively	4	4
Class B Common stock; $0.0001 par value; 20,030,191 shares authorized; 17,606,830 shares issued and outstanding at April 30, 2021 and January 31, 2021	2	2
Additional Paid-In Capital	2,487	2,257
Accumulated Other Comprehensive Income	37	39
Accumulated Deficit	(190,539)	(175,039)
Subscription Notes Receivable	(777)	(835)

Total Shareholders’ Deficit	(188,786)	(173,572)

Total Liabilities, Preferred Stock, and Shareholders’ Deficit	$40,781	$51,691

The accompanying notes are an integral part of these condensed consolidated financial statements.

IronNet Cybersecurity, Inc.

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2021	2020
Software, subscription and support revenue	$6,137	$5,392
Professional services revenue	240	1,477
Total revenue	6,377	6,869
Cost of software, subscription and support revenue	1,754	1,533
Cost of services revenue	184	314

Total cost of revenue	1,938	1,847

Gross Profit	4,439	5,022

Operating expenses
Research and development	6,891	7,416
Sales and marketing	7,149	8,225
General and administrative	5,720	5,804

Total operating expenses	19,760	21,445

Operating Loss	(15,321)	(16,423)
Other (expense) income, net	(121)	25
Loss before provision for income taxes	(15,442)	(16,398)
Provision for income taxes	(58)	(19)

Net loss	$(15,500)	$(16,417)

Basic and diluted net loss per common share	(0.28)	(0.31)
Weighted average shares outstanding, basic and diluted	54,545	53,749

The accompanying notes are an integral part of these condensed consolidated financial statements.

IronNet Cybersecurity, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2021	2020
Net loss	$(15,500)	$(16,417)
Change in net unrealized gains (losses) on available for sale investments, net of tax	—	(2)
Foreign currency translations adjustment, net of tax	(2)	3

Comprehensive loss	$(15,502)	$(16,416)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IronNet Cybersecurity, Inc.

Condensed Consolidated Statements of Preferred Stock and Stockholders’ Deficit

Three Months Ended April 30, 2021 and 2020

(in thousands)

(unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Subscription Notes	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Receivable	(Deficit)
Balance at January 31, 2020	$794	$32,500	1,217	$88,711	36,138	$4	17,607	$2	$2,041	$(119,666)	$394	$(900)	$(118,125)

Issuance of Series B preferred stock	—	—	571	41,609	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	12		—	—	6	—	—	—	6
Interest earned on subscription notes receivable	—	—	—	—	—	—	—	—	4	—	—	(4)	—
Payments on subscription notes receivable	—	—	—	—	—	—	—	—	—	—	—	3	3
Stock-based compensation	—	—	—	—	—	—	—	—	31	—	—	—	31
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	—	—	—	(16,417)	—	—	(16,417)
Foreign currency translation adjustment, net of tax of $0											3		3

Balance at April 30, 2020	794	32,500	1,788	130,320	36,150	4	17,607	2	2,082	(136,083)	395	(901)	$(134,501)

Balance at January 31, 2021	794	32,500	2,004	146,098	36,633	4	17,607	2	2,257	(175,039)	39	(835)	(173,572)
Issuance of common stock	—	—	—	—	509		—	—	209	—	—	—	209
Interest earned on subscription notes receivable	—	—	—	—	—	—	—	—	4	—	—	(4)	—
Payments on subscription notes receivable	—	—	—	—	—	—	—	—	—	—	—	62	62
Stock-based compensation	—	—	—	—	—	—	—	—	17	—	—	—	17
Net loss	—	—	—	—	—	—	—	—	—	(15,500)	—	—	(15,500)
Foreign currency translation adjustment, net of tax of $0	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)

Balance at April 30, 2021	$794	$32,500	2,004	$146,098	37,142	$4	17,607	$2	$2,487	$(190,539)	$37	$(777)	$(188,786)

The accompanying notes are an integral part of these condensed consolidated financial statements.

IronNet Cybersecurity, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2021	2020
Cash flows from operating activities
Net loss	$(15,500)	$(16,417)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	224	395
Bad debt expense	—	33
Employee stock based compensation	17	31
Changes in operating assets and liabilities:
Accounts receivable	231	(581)
Deferred costs	(929)	(38)
Inventory	83	(478)
Prepaid expenses and other current assets	(687)	(146)
Deposits and other assets	(44)	2
Contract assets	201	(34)
Accounts payable	1,355	(534)
Accrued expenses	728	181
Income tax payable	58	18
Deferred rent	(33)	(33)
Deferred revenue	2,184	3,337

Net cash used in operating activities	(12,112)	(14,264)

Cash flows from investing activities
Purchases of property and equipment	(741)	(52)
Proceeds from the maturity of investments	—	650

Net cash (used in) provided by investing activities	(741)	598

Cash flows from financing activities
Proceeds from issuance of Series B preferred stock, net	—	41,610
Proceeds from issuance of common stock	209	—
Proceeds from borrowing of PPP loan	—	5,580
Proceeds from stock subscription	62	3

Net cash provided by financing activities	271	47,193

Effect of exchange rate changes on cash and cash equivalents	11	4
Net change in cash and cash equivalents	(12,570)	33,531
Cash and cash equivalents
Beginning of the period	31,543	10,806

End of the period	$18,973	$44,337

Supplemental disclosures of non-cash investing and financing activities
Payments on subscription notes receivable	$62	$3
Interest earned on subscription notes receivable	4	4

The accompanying notes are an integral part of these condensed consolidated financial statements.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

IronNet Cybersecurity, Inc. and subsidiaries (hereinafter “IronNet”, “we”, “us”, “our”, or the “Company”) provide a suite of technologies that provide real-time threat assessment and updates, behavioral modeling, big data analytics, and proactive threat detection and response capabilities as well as consulting services and training programs to protect against current and emerging cyber-threats.

The Company’s fiscal year ends on January 31. References to fiscal 2022, for example, refer to the fiscal year ending January 31, 2022.

The significant accounting policies followed by the Company are described below.

Principles of Consolidation

The condensed consolidated financial statements and accompanying notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting. The Company’s condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended January 31, 2021 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of January 31, 2021 included on the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the Company’s financial position as of April 30, 2021 and the results of operations and cash flows for the three months ended April 30, 2021 and 2020.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates under different assumptions or conditions.

Segment and Geographic Information

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and access performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that the Company operates as one operating segment.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table presents revenue by geographic location:

	Three months ended April 30,
	2021	2020
United States	$5,462	$6,611
International	915	258

Total	$6,377	$6,869

Substantially all of the Company’s long-lived assets are located in the United States.

Merger Agreement

On March 15, 2021, The Company entered into an Agreement and Plan of Reorganization and Merger (“Merger Agreement”) by and among LGL Systems Acquisition Corp. (“LGL”), LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, IronNet will become a wholly-owned subsidiary of LGL, with the stockholders of IronNet becoming stockholders of LGL.

Under the Merger Agreement, the equity holders of IronNet will receive as merger consideration a number of shares of LGL common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the quotient obtained by dividing $863,400 by $10.00, and the denominator of which is equal to the number of outstanding shares of IronNet on a fully diluted and as-converted basis. Preferred shareholders will convert their preferred stock based on the terms of the shareholder agreement. Holders of restricted stock units and restricted stock awards will receive LGL awards that provide for a number of shares of LGL common stock equal to the number of IronNet shares subject to the awards, multiplied by the Exchange Ratio. Holders of IronNet options and warrants outstanding will receive LGL options and warrants exercisable for a number of shares of LGL common stock equal to the number of IronNet shares subject to the options and warrants, multiplied by the Exchange Ratio (adjusted to be on an as-converted to common stock basis), at an exercise price per share equal to the prior per share exercise price, divided by the Exchange Ratio (adjusted to be on an as-converted to common stock basis).

IronNet stockholders and holders of options, warrants, stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Merger) may also receive as additional merger consideration in the form of a pro rata portion of 1,078,125 shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten consecutive days during the two year period following the closing on the merger. The Transactions are expected to be consummated in the calendar third quarter of 2021, after the required approval by our stockholders and the stockholders of LGL and the fulfillment of certain other conditions.

The Company has started to capitalize certain transaction costs of $812 and $0 as of April 30, 2021 and January 31, 2021, respectively.

Going Concern

As of April 30, 2021, the Company had cash and cash equivalents of $18,973 and collectable receivables of $6,432. The Company completed its latest investment fund raising round in fiscal 2021, securing a total of $68,012 in new capital to further fund company operations. As of March 15, 2021, the Company expects to receive commitments to additional funding of up to $266,500 through the closing of its proposed Merger.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Nevertheless, the Company has incurred and expects to continue to incur significant costs in pursuit of its next round of financing in fiscal 2022. Management plans to address this need for capital through that round of financing. Though the Company has had prior success in raising capital on favorable terms in its three previous rounds, the Company cannot assure that its plans to raise capital will be successful. These factors, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Recent Accounting Pronouncements not Yet Adopted

The FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the year ending January 31, 2023 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a right of use asset and liability on the Company’s consolidated balance sheets.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (“CECL”) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument, unless the company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for the fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact on this guidance on its financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard requires capitalization of the implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Further, the standard also requires the Company to expense the capitalized implementation costs of a hosting arrangement over the term of the hosting arrangement. This standard is effective for the Company for fiscal years beginning after December 15, 2020. Management will evaluate the potential impact of this guidance on its financial statements.

New Accounting Pronouncement Adopted in Fiscal 2022

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which modifies and eliminates certain exceptions to the general principles of ASC 740, Income Taxes. ASU 2019-12 was adopted in the first quarter of fiscal 2022. The prospective adoption of ASU 2019-12 was not material.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

2.	Revenue

Software and support revenue

The Company sells a collective defense software solution that provides a near real time collective defense infrastructure that is comprised of two product offerings, IronDefense and IronDome. The software platform is delivered through both on-premises licenses bundled with on-premises hardware and through subscription software.

Our security appliance deliverables include proprietary operating system software and hardware, together with regular threat intelligence updates and support, maintenance, and warranty. We combine intelligence dependent hardware and software licenses with the related threat intelligence and support and maintenance as a single performance obligation, as it delivers the essential functionality of our cybersecurity solution. As a result, we recognize revenue for this single performance obligation ratably over the expected term with the customer. Significant judgement is required for the assessment of material rights relating to renewal options associated with our contracts.

Subscription Revenue, which is derived from customers using our security software over a contracted period without taking possession of the software, and managed services where we provide managed detection and response services for customers, are recognized over the contractual term. The subscription type revenue recognized for the three months ended April 30, 2021 and April 30, 2020 was $6,241 and $3,691, respectively.

Professional services revenue

The Company sells professional services, including cyber operations monitoring, security, training and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

For the three months ended April 30, 2021 and 2020, three customers accounted for 32% or $2,045 and three customers accounted for 30% or $2,068 of the Company’s revenue, respectively. As of April 30, 2021 and 2020, two and two customers represent 94% and 83% of the total accounts receivable balance, respectively.

Significant customers are those which represent at least 10% of the Company’s total revenue at each respective period ending date. The following table presents customers that represent 10% or more of the Company’s total revenue:

	Three Months Ended April 30,
	2021	2020
Customer A	12%	*
Customer B	10%	10%
Customer C	10%	*
Customer D	*	11%
Customer E	*	10%

	32%	31%

*	- less than 10%

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Deferred Costs

As described in Note 1, the Company defers contract fulfillment costs that includes appliance hardware. The balances in deferred costs are as follows:

Balance at February 1, 2021	$2,805
Cost of revenue recognized	(388)
Costs deferred	229

Balance at April 30, 2021	$2,646

Balance at February 1, 2020	3,080
Cost of revenue recognized	(212)
Costs deferred	64

Balance at April 30, 2020	$2,932

The balance of deferred commissions at April 30, 2021 and January 31, 2021 were $1,595 and $1,319, respectively. Deferred commissions are included in the Deferred costs on the Consolidated Balance Sheets of which $996 is current and $599 is long-term as of April 30, 2021.

Deferred revenue

Deferred revenue represents amounts received from and/or billed to customers in excess of revenue recognized. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue depending on whether the revenue recognition criteria have been met. During the three months ended April 30, 2021 and 2020, the Company recognized revenue of $5,143 and $4,844, respectively, that was included in the deferred revenue balance at the beginning of each of the respective periods.

The balance in deferred revenue is as follows:

Balance at February 1, 2021	$34,044
Revenue recognized	(5,143)
Revenue deferred	7,480
Foreign exchange	(151)

Balance at April 30, 2021	$36,230

Balance at February 1, 2020	$20,312
Revenue recognized	(4,844)
Revenue deferred	8,149
Foreign exchange	—

Balance at April 30, 2020	$23,617

Remaining performance of deferred revenue

As of April 30, 2021, the remaining performance of deferred revenue totaled $36,230. The Company’s recognition of revenue in the future thereon will be as follows:

Years Ending January 31,
2022 (9 mos.)	$11,134
2023	11,021
2024	7,916
2025	5,173
2026	986
Thereafter	—

$36,230

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

3.	Preferred Stock

As of January 31, 2020, 145,747 of the Series B preferred shares were issued in the amount of $10,625 or $72.90 per share. During the year ended January 31, 2021, an additional 787 Series B preferred shares have been purchased at a price of $57,387. The total funds for the Series B funding round totaled $68,012.

For the three months ended April 30, 2021 and April 30, 2020, the Company repurchased 0 shares of common stock.

4.	Stock Incentive Plan

The Company has a Stock Incentive Plan (the Stock Incentive Plan) under which, as of January 31, 2020, it may grant incentive stock options (ISOs), Restricted Stock Units (RSUs) and other equity securities to acquire, to convert into or to receive up to 36,250 shares of Class A common stock. As of April 30, 2021, there were 1,716 share equivalents that remained available to issue under the Stock Incentive Plan.

All share equivalents issuable under the Stock Incentive Plan normally vest over a forty-eight month period with an initial catch up of 25% vesting at the end of the first year during which no vesting occurs. In limited cases, vesting as short as twelve months with no cliff, vesting based on performance criteria and acceleration under certain events have also been permitted; however, such exceptions apply to less than 15% of the share equivalents authorized under the Stock Incentive Plan.

With regard to stock option grants, the exercise price of each ISO granted under the Stock Option Plan may not be less than the fair market value per share of the underlying Class A common stock on the date of grant. The Board of Directors establishes the term and the vesting of all options issued under the Stock Option Plan; however, in no event will the term exceed ten years.

The fair value of each stock option and restricted stock unit award was estimated on the date of grant using the Black-Scholes Option Pricing Model using the independent valuations of the company’s stock. The Company’s determination of the fair value of stock options and restricted stock units is affected by the Company’s stock price as well as a number of subjective and complex assumptions. These assumptions include the Company’s volatility, dividend yield, and risk-free interest rate.

The weighted-average assumptions for the three months ended April 30 are noted in the following table:

	2021	2020
Expected volatility	55.0%	55.0%
Expected dividend yield	0.0%	0.0%
Expected option term (in years)	2.0	2.0
Risk-free interest rate	0.14%	0.23%

The expected volatility of the options granted was estimated using the historical volatility of share prices of publicly traded companies within the same or similar industry as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected dividends are based on the Company’s historical estimated issuance and management’s expectations for dividend issuance in the future. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Presented below is a summary of the status of the stock options under the Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Intrinsic Value of Outstanding Options
Outstanding at February 1, 2021	2,680	$0.43	5.9	$5,573
Exercised	(509)	0.41	5.7	3,427
Forfeited or expired	(45)	0.47	6.3

Outstanding at April 30, 2021	2,126	$0.43	5.6	$14,257

Exercisable at April 30, 2021	2,010	$0.43	5.6	$13,495

The Company recorded $17 and $31 of compensation cost related to stock options to operations during the three months ended April 30, 2021 and April 30, 2020, respectively.

The Restricted Stock Units (“RSUs”) granted under the Stock Incentive Plan contain an additional vesting requirement that, in addition to the applicable time or performance vesting criteria noted above, also require the occurrence of a liquidity event. The requirements have not yet been met and therefore there is no expense recorded for the three months ended April 2021 and 2020. They also have a life of seven years. Presented below is a summary of the status of outstanding RSUs, including showing the vesting status other than the liquidity event condition:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at February 1, 2021	11,930	$1.48
Granted	2,542	3.87
Vested	(1,052)	1.60
Forfeited or expired	(179)	2.00

Non-vested at April 30, 2021	13,241	$1.93

The fair value of each RSU was estimated on the date of grant using the Black-Scholes Option Pricing Model based on the same assumptions utilized for calculating fair market value of the stock options and utilizing the as converted equivalent price of securities issued during the period.

As of April 30, 2021, there was $36,456 of unrecognized compensation cost related to share-based compensation arrangements granted under the Stock Incentive Plan, of which $22 remained for options and $36,434 remained for RSU’s, respectively. The Company recognizes such compensation costs over the term of each respective grant after taking into account historical forfeiture rates for options and starting at the time of a liquidity event, the period between the date of a liquidity event and the remainder of the vesting period for each RSU grant. The fair value of the shares under stock options granted that vested, net of forfeited vested, during the three months ended April 30, 2021 and April 30, 2020, totaled $(2,951) and $338, respectively.

5.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in an orderly transaction or paid to settle a liability in an orderly transaction between market participants at the measurement date. Accounting

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

standards utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, which are described below:

•	Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Observable inputs other than quoted prices that are either directly or indirectly observable for the asset or liability.

•	Level 3—Unobservable inputs that are supported by little or no market activity.

These levels are not necessarily an indication of the risk of liquidity associated with the financial assets or liabilities disclosed. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement, as required under ASC 820-10 “Fair Value Measurement.”

Investments with an original maturity of three months or less at the date of purchase are considered cash equivalents, while all other investments are classified as short-term or long-term based on their maturities and their availability for use in current operations.

The following table presents our assets measured at fair value on a recurring basis:

	April 30, 2021				January 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents	$102	$—	$—	$102	$102	$—	$—	$102
Investments	—	—	—	—	—	—	—	—

Total assets	$102	—	$—	$102	$102	—	$—	$102

The Company’s PPP loan approximates fair value based on its terms and classifies it into Level 2 within the fair value hierarchy.

6.	Commitments and Contingencies

Contingencies may arise in the normal course of business. No material contingencies are outstanding for the three months ending April 30, 2021 or April 30, 2020.

Leases

The Company leases office space under the terms of noncancelable operating leases that expire at various dates through November 2026. Certain operating lease agreements provide for an annual 2.75% escalation of the base rent. The Company is also responsible for operating expenses. The following is a schedule by year of the future minimum lease payments required under the Company’s operating leases:

Remaining nine months of fiscal 2022	$924
2023	1,036
2024	755
2025	775
2026	797
Thereafter	658

$4,945

The Company is recognizing the total cost of its office leases ratably over the respective lease periods. The difference between rent paid and rent expense is reflected as deferred rent in the accompanying balance sheets.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Rent expense totaled $295 and $543 for the three months ended April 30, 2021 and April 30, 2020, respectively.

During FY 2021, we have completed lease buyouts of two office spaces in Maryland, for leases that were expiring in FY 21 and FY 22. Based on the company moving to a more fully remote work environment, we also decreased our lease portfolio in Japan and New York in addition to the two office spaces in Maryland.

7.	Income Taxes

The income tax provision for interim periods is determined using an estimate of the Company’s annual effective tax rate as adjusted for discrete items arising in that quarter. The effective income tax rate was (0.4)% and (0.1)% for the three months ended April 30, 2021 and 2020. The effective tax rate differs from the U.S. statutory rate primarily due to the full valuation allowances on the Company’s net domestic deferred tax assets and impact of foreign tax rate differential.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into U.S. law to provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 pandemic. Changes in tax laws or rates are accounted for in the period of enactment. The income tax provisions of the CARES Act do not have a significant impact on our current taxes, deferred taxes, or uncertain tax positions.

8.	Related Party Transactions

Software, subscription and support revenue from Related Parties

Certain investors and companies who the Company is affiliated with, purchased software, subscription and support revenue. The Company recognized $436 and $226 of revenue from contracts with related parties for the three months ending April 30, 2021 and April 30, 2020, respectively. The corresponding receivable was $2,977 and $906 as of April 30, 2021 and April 30, 2020, respectively.

Loans from Employees

On December 29, 2018, the Company entered into a loan with a current executive of the Company with a principal balance of $1,000 bearing an interest rate of 2.76% for a term of three years and is secured by a pledge of certain shares of Class A Common stock. The balance outstanding for the three months ended April 30, 2021 and April 30, 2020 was $1,066 and $1,037, respectively.

9.	Net Loss Per Share Attributable to Common Shareholders

IronNet computes basic earnings per share (“EPS”) by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted EPS reflects the effect of potential shares that would be issued if stock option awards, restricted stock units, and preferred stock were converted into common stock, to the extent dilutive. Other than voting rights, the Class B common stock has the same rights as the Class A common stock and therefore both are treated as the same class of stock for the purposes of the earnings per share calculation.

IronNet Cybersecurity, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders:

	Three months ended April 30,
	2021	2020
Numerator: Net loss	$(15,500)	$(16,417)
Denominator: Weighted-average shares in computing net loss
per share attributable to common stockholders	54,545	53,749

Net loss attributable to common shareholders - basic and diluted	$(0.28)	$(0.31)

Since the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been antidilutive. The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive are as follows:

	2021	2020
Shares of common stock issuable from stock options	2,126	4,351
RSUs subject to future vesting	21,662	20,295
Shares of common stock issuable upon conversion from preferred shares	28,046	25,882

Potential common shares excluded from diluted net loss per share	51,834	50,528

10.	Subsequent Events

The Company has evaluated its April 30, 2021 financial statements for subsequent events through July 1, 2021, the date the financial statements were available to be issued.

On June 21, 2021, The Company entered into a Loan and Security Agreement (“Term Loan”) with SVB Innovation Credit Fund VIII, L.P. for term loan advances of up to $15 million to provide for working capital needs over the period leading up to completion of the combination with LGL Systems Acquisition Corporation. The Term Loan can be prepaid at any time, has a term for up to six months or the date on which the Company completes its combination with LGL Systems Acquisition Corporation whichever comes sooner, bears monthly interest at a per annum rate equal to eight percent and bears customary fees for de-SPAC bridge loans of this nature. The Company made an initial draw of $10 million on the date it entered into the facility.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of IronNet Cybersecurity, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IronNet Cybersecurity, Inc. and its subsidiaries (the “Company”) as of January 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive income, of preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and will continue to incur significant costs in pursuit of financing that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

May 14, 2021

We have served as the Company’s auditor since 2019.

IronNet Cybersecurity, Inc.

Consolidated Balance Sheets

January 31, 2021 and 2020

(Amounts in thousands of U.S. dollars, except share and per share data)

	As of January 31,
	2021	2020
Assets
Current Assets
Cash and Cash Equivalents	$31,543	$10,806
Accounts Receivable	1,643	1,216
Unbilled Receivable	1,425	386
Related Party Receivables and Loan Receivables	3,599	1,711

Account and Loan Receivables	6,667	3,313
Investments	—	1,401
Inventory	2,180	1,964
Deferred Costs	2,068	1,081
Prepaid Warranty	1,037	806
Prepaid Expenses and Other Current Assets	2,172	1,555

Total Current Assets	45,667	20,926

Non-Current Assets
Deferred Costs	2,056	2,063
Property and Equipment, Net	2,792	3,184
Prepaid Warranty	878	1,519
Deposits and Other Assets	298	398

Total Assets	$51,691	$28,090

Liabilities, Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Accounts Payable	$1,922	$1,618
Accrued Expenses	2,591	1,844
Deferred Revenue	12,481	7,879
Deferred Rent	134	161
Short-Term PPP Loan	3,487	—
Income Tax Payable	88	10
Other current liabilities	689	—

Total Current Liabilities	21,392	11,512

Long-Term Liabilities
Deferred Rent	928	1,059
Deferred Revenue	21,563	12,433
Long-Term PPP Loan	2,093	—
Other Long-Term Liabilities	689	0

Total Long-Term Liabilities	25,273	13,492

Total Liabilities	46,665	25,004

Commitments and Contingencies (Note 13)
Series A preferred stock; $0.0001 par value; 793,650 shares authorized, issued and outstanding at January 31, 2021 and 2020	32,500	32,500
Series B preferred stock; $0.0001 par value; 2,177,998 shares and 1,806,350 shares authorized, 2,004,084 shares and 1,216,886 shares issued and outstanding at January 31, 2021 and 2020, respectively	146,098	88,711
Stockholders’ Deficit
Class A Common stock; $0.0001 par value; 109,969,809 shares and 108,713,170 shares authorized; 36,632,987 and 36,137,827 shares issued and outstanding at January 31, 2021 and 2020, respectively	4	4
Class B Common stock; $0.0001 par value; 20,030,191 shares and 21,286,830 shares authorized; 17,606,830 and 17,606,830 shares issued and outstanding at January 31, 2021 and 2020, respectively	2	2
Additional paid-in capital	2,257	2,041
Accumulated other comprehensive income	39	394
Accumulated deficit	(175,039)	(119,666)
Subscription Notes Receivable	(835)	(900)

Total Stockholders’ Deficit	(173,572)	(118,125)

Total Liabilities, Preferred Stock, and Stockholders’ Deficit	$51,691	$28,090

The accompanying notes are an integral part of these financial statements.

IronNet Cybersecurity, Inc.

Consolidated Statements of Operations

Years Ended January 31, 2021 and January 31, 2020

(Amounts in thousands of U.S. dollars, except per share data)

	Year Ended January 31,
	2021	2020
Software, subscription, and support revenue	$24,701	$19,798
Professional services revenue	4,526	3,364

Total revenue	29,227	23,162
Cost of software, subscription, and support revenue	5,393	5,904
Cost of services revenue	1,629	726

Total cost of revenue	7,022	6,630

Gross profit	22,205	16,532

Operating expenses
Research and development	25,754	26,587
Sales and marketing	30,381	17,919
General and administrative	21,347	20,451

Total operating expenses	77,482	64,957

Operating loss	(55,277)	(48,425)
Other (expense) income, net	(19)	567

Loss before provision for income taxes	(55,296)	(47,858)
Provision for income taxes	(77)	(11)

Net loss	$(55,373)	$(47,869)

Basic and diluted net loss per common share	$(1.03)	$(0.89)
Weighted average shares outstanding, basic and diluted	53,928	53,609

The accompanying notes are an integral part of these financial statements.

IronNet Cybersecurity, Inc.

Consolidated Statements of Comprehensive Income

Years Ended January 31, 2021 and January 31, 2020

(Amounts in thousands of U.S. dollars)

	Year Ended January 31,
	2021	2020
Net loss	$(55,373)	$(47,869)

Other comprehensive income (loss), net of tax:
Change in net unrealized (losses) gains on available for sale investments, net of tax	(397)	175
Foreign currency translations adjustment, net of tax	43	(4)

Total comprehensive loss	$(55,727)	$(47,698)

The accompanying notes are an integral part of these financial statements.

IronNet Cybersecurity, Inc.

Consolidated Statements of Preferred Stock and Stockholders’ Deficit

Years Ended January 31, 2021 and January 31, 2020

(Amounts in thousands of U.S. dollars)

	Series A Preferred Stock		Series B Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Subscription Notes Receivable	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 31, 2019	794	$32,500	1,071	78,086	35,690	$4	17,607	$2	$1,675	$(71,797)	222	$(793)	(70,687)
Issuance of Series B preferred stock	—	—	146	10,625	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	448		—	—	183	—	—	(95)	88
Interest earned on subscription notes receivable	—	—	—	—	—	—	—	—	12	—	—	(12)	—
Stock-based compensation	—	—	—	—	—	—	—	—	171	—	—	—	171
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	175	—	175
Net loss	—	—	—	—	—	—	—	—	—	(47,869)	—	—	(47,869)
Foreign currency translation adjustment, net of tax of $0											(3)		(3)

Balance at January 31, 2020	794	32,500	1,217	88,711	36,138	4	17,607	2	2,041	(119,666)	394	(900)	(118,125)
Issuance of Series B preferred stock	—	—	787	57,387	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	495		—	—	206	—	—	—	206
Interest earned on subscription notes receivable	—	—	—	—	—	—	—	—	16	—	—	(16)	—
Payments on subscription notes receivable	—	—	—	—	—	—	—	—	—	—	—	81	81
Stock-based compensation	—	—	—	—	—	—	—	—	(6)	—	—	—	(6)
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	(397)	—	(397)
Net loss	—	—	—	—	—	—	—	—	—	(55,373)	—	—	(55,373)
Foreign currency translation adjustment, net of tax of $0	—	—	—	—	—	—	—	—	—	—	42	—	42

Balance at January 31, 2021	794	$32,500	2,004	$146,098	36,633	$4	17,607	$2	$2,257	$(175,039)	$39	$(835)	$(173,572)

The accompanying notes are an integral part of these financial statements.

IronNet Cybersecurity, Inc.

Consolidated Statements of Cash Flows

Years Ended January 31, 2021 and January 31, 2020

(Amounts in thousands of U.S. dollars)

	Year Ended January 31,
	2021	2020
Operating Activities
Net loss	$(55,373)	$(47,869)
Adjustments to reconcile net loss to net cash:
Provided by (Used in) Operating Activities:
Depreciation and amortization	1,162	1,026
Loss on disposal of property and equipment	219	7
Bad debt expense	33	—
Employee stock based compensation	(6)	171
Changes in Operating Assets and Liabilities:
Accounts receivable	(3,356)	(170)
Deferred costs	(1,038)	611
Inventory	(217)	(1,469)
Prepaid expenses and other current assets	(610)	(190)
Deposits and other assets	104	(77)
Contract assets	424	(305)
Accounts payable	1,628	(1,191)
Accrued expenses	751	754
Income tax payable	76	7
Deferred rent	(158)	(106)
Deferred revenue	13,711	38

Net cash used in operating activities	(42,650)	(48,763)

Investing Activities
Purchases of property and equipment	(952)	(1,054)
Proceeds from the sale of fixed assets	61	22
Purchases of investments	—	(11,153)
Sales of investments	—	19,386
Proceeds from the maturity of investments	1,003	16,963

Net cash provided by investing activities	112	24,164

Financing Activities
Proceeds from issuance of series B preferred stock, net	57,387	10,625
Proceeds from issuance of common stock	206	88
Proceeds from borrowing of PPP loan	5,580	—
Proceeds from stock subscription	81	—

Net cash provided by financing activities	63,254	10,713

Effect of exchange rate changes on cash and cash equivalents	21	(2)
Net change in cash and cash equivalents	20,737	(13,888)
Cash and Cash Equivalents
Beginning of the period	10,806	24,694

End of the period	$31,543	$10,806

Supplemental disclosures of non-cash investing and financing activities
Issuance of common stock under subscription note receivable arrangements	$—	$95
Interest earned on subscription notes receivable	$16	$12

The accompanying notes are an integral part of these financial statements.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

1.	Organization and Summary of Significant Accounting Policies

IronNet Cybersecurity, Inc. and subsidiaries (hereinafter “IronNet”, “we”, “us”, “our”, or the “Company”) provide a suite of technologies that provide real-time threat assessment and updates, behavioral modeling, big data analytics, and proactive threat detection and response capabilities as well as consulting services and training programs to protect against current and emerging cyber-threats.

The Company was incorporated in the State of Delaware in May 2014. The Company’s headquarters is located in McLean, Virginia.

The Company’s fiscal year ends on January 31. References to fiscal 2021, for example, refer to the fiscal year ending January 31, 2021.

The significant accounting policies followed by the Company are described below.

Principles of Consolidation

The consolidated financial statements include the accounts of controlled subsidiaries and affiliates and have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). All intercompany transactions have been eliminated in consolidated.

Foreign Currency Translation

The United States Dollar (USD) is the functional currency of IronNet and our subsidiaries in the United States. Our subsidiaries’ financial statements are maintained in their functional currencies, which is the local currency in their country of origin. Our foreign subsidiaries’ financial statements are translated into USD using the exchange rate applicable to the dates of the financial statements. Assets and liabilities are translated into USD using the period-end spot foreign exchange rates. Income and expenses are translated into USD using the weighted-average exchange rates in effect during the period. Equity accounts are translated at historical exchange rates. The effects of these translation adjustments are reported as a component of Accumulated other comprehensive income (loss) included in the Consolidated Statements of Preferred Stock and Stockholders’ Deficit.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates under different assumptions or conditions.

Revenue Recognition

The Company’s revenues are derived from sales of products, subscriptions, support and maintenance, and other services.

Revenue is recognized when all of the following criteria are met:

•

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) the Company enters into an enforceable contract with a customer that defines each

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) the Company determines that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

•

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

•

Determination of the transaction price—The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods or services to the customer.

•

Allocation of the transaction price to the performance obligations in the contract—The Company allocates the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of our products and services.

•

Recognition of revenue when, or as, we satisfy performance obligations—The Company satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Accounts Receivable

Accounts receivable are generated from contracts with customers. Management determines the need for an allowance for doubtful accounts by evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Management has evaluated the need for an allowance for doubtful accounts and no amounts were recorded as of January 31, 2021 and 2020, respectively.

Deferred revenue (Contract Liabilities)

Deferred revenue, which is a contract liability, consists of amounts for which we have the unconditional right to bill or advance from customers for which have not yet recognized revenue. We generally bill our customers in advance. To the extent the Company bills customers in advance of the contract commencement date, the accounts receivable and corresponding deferred revenue amounts are netted to zero on the consolidated balance sheets, unless such amounts have been paid as of the balance sheet date.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Deferred costs

The Company amortizes its contract fulfillment costs ratably over the contract term in a manner consistent with the related revenue recognition on that contract and are included in cost of revenue. These costs include appliance hardware and installation costs that are essential in providing the future benefit of the solution.

Deferred Commissions

Sales commissions contract are considered incremental and recoverable costs and are deferred and then amortized on a straight-line basis over the period of benefit determined to be between one and five years, which includes the contractual and expected renewal periods. The Company recognizes the incremental costs to initially obtain a contract with a customer on the statement of financial position if the Company expects the benefit of those costs to be longer than one year. Amortization expense is included in sales and marketing expenses in the accompanying consolidated statement of operations.

Sales commissions paid upon renewal are substantially lower than the commissions paid to initially obtain the contract and are expensed in the period the contract is renewed. The majority of customer contracts are annual and as a result these renewals commissions are paid on an annual basis.

Cash Equivalents

The Company considers all highly-liquid instruments readily convertible into known amounts of cash with original maturities of three months or less to be cash equivalents.

Investments

The Company classifies our investments as available-for-sale and records these investments at fair value. Investments with an original maturity of three months or less at the date of purchase are considered cash equivalents, while all other investments are classified as short-term or long-term based on their maturities and their availability for use in current operations. Investments are A rated securities with maturities through October 16, 2020. Unrealized gains and losses are reported as a component of other comprehensive (loss) income of $(397) and $175 for the years ended January 31, 2021 and January 31, 2020, respectively. Realized gains and losses are reflected in our Consolidated Statements of Operations.

The investment account was closed during FY 2021. The cost basis for short term and long term investments at January 31, 2020 are $1,398 and $0, respectively.

Inventory

Inventory is stated at the lower of cost (determined on a FIFO basis) or net realizable value. No provisions have been made to reduce slow-moving, obsolete or unusable inventories to their net realizable values for January 31, 2021 and 2020. Substantially all of our inventory is finished goods.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Property and Equipment

Property and equipment is stated at cost and depreciated over the assets estimated useful life using the straight-line method. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. The Company has incurred repair and maintenance charges of $10 and $67 for the years ended January 31, 2021 and 2020, respectively. When property and equipment is retired, or otherwise disposed of, the cost and accumulated depreciation and amortization is removed and any resulting gain or loss is included in the results of operations.

Computer and other equipment	3-5 years
Leasehold improvements	Shorter of life of lease or life of asset
Furniture and fixtures	7 years
Software	3 years

Software Development Costs

Costs related to research, design and development of software products prior to establishment of technological feasibility are included in research and development as incurred. Software development costs, if material, are capitalized, beginning when a product’s technological feasibility has been established using the working model approach and ending when a product is available for general release to customers. The costs capitalized were $629 and $0 for the years ended January 31, 2021 and 2020, respectively.

Research and Development

Research and development costs are expensed in the year incurred and relate to new product developments and new features and are primarily personnel related costs and acquired software costs. These costs totaled $25,754 and $26,587 for the years ended January 31, 2021 and 2020, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were $2,631 and $1,129 for the years ended January 31, 2021 and 2020, respectively and are included in the Sales and Marketing expenses.

Stock-based Compensation

The Company recognizes expense for stock-based compensation awards based on the estimated fair value of the award on the date of grant, which is amortized on a straight-line basis over the employee’s or director’s requisite service period, generally the vesting period of the award.

The Company uses the Black-Scholes pricing model to estimate the fair value of options on the date of grant. The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The Company grants stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of the Company’s common stock at each measurement date is based on a number of factors, including the results of third-party valuations, the Company’s historical financial performance, and observable arms-length sales of the Company’s capital stock including convertible preferred stock, and the prospects of a liquidity event, among other inputs. The

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

computation of expected option life is based on an average of the vesting term and the maximum contractual life of the Company’s stock options, as the Company does not have sufficient history to use an alternative method to the simplified method to calculate an expected life for employees. The Company estimates an expected forfeiture rate for stock options, which is factored into the determination of stock-based compensation expense. The volatility assumption is based on the historical and implied volatility of the Company’s peer group with similar business models. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield percentage is zero because the Company does not currently pay dividends nor does the Company intend to do so in the future.

These estimates involve inherent uncertainties and the use of different assumptions may have resulted in stock-based compensation expense that was different from the amounts recorded.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is subject to income taxes in U.S. federal jurisdictions and various state jurisdictions. Tax regulations within each jurisdiction are subject to interpretation of the related tax laws and regulations and require significant judgment to apply. The Company recognizes tax liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. Management has evaluated the Company’s tax positions and has concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements.

Segment and Geographic Information

Segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and access performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that the Company operates as one operating segment. The Company presents financial information about its geographic areas in Note 10, Geographic Information, to the consolidated financial statements.

Fair Value of Financial Instruments

The fair value of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these items.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Concentrations of Credit Risk

The Company’s assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. Amounts on deposit in excess of federally insured limits or accounts not included in federally insured limits at January 31, 2021 approximates $30,728. Accounts receivable consist primarily of amounts due from commercial entities. Historically, the Company has not experienced significant losses related to accounts receivable and, therefore, believes that the credit risk related to accounts receivable is minimal.

Going Concern

As of January 31, 2021, the Company had cash and cash equivalents of $31,543 and collectable receivables of $6,667. The Company completed its latest investment fund raising round in fiscal 2021, securing a total of $68,012 in new capital to further fund company operations. Nevertheless, the Company has incurred recurring losses from operations and expects to continue to incur significant costs in pursuit of its next round of financing in fiscal 2022 for capital funding purposes. Management plans to address this need for capital through that round of financing. Though the Company has had prior success in raising capital on favorable terms in its three previous rounds, the Company cannot assure that its plans to raise capital will be successful. These factors, when considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Recent Accounting Pronouncements not Yet Adopted

The FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which supersedes the current lease requirements in ASC 840, Leases. ASU 2016-02 requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with any capital leases recognized on the consolidated balance sheets. The reporting of lease-related expenses in the consolidated statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the year ending January 31, 2023 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a right of use asset and liability on the Company’s consolidated balance sheets.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires a new method for recognizing credit losses that is referred to as the current expected credit loss (CECL) method. The CECL method requires the recognition of all losses expected over the life of a financial instrument upon origination or purchase of the instrument, unless the company elects to recognize such instruments at fair value with changes in profit and loss (the fair value option). This standard is effective for the Company for the fiscal years beginning after December 15, 2022. Management is currently evaluating the potential impact on this guidance on its financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Arrangement That Is a Service Contract. This standard requires capitalization of the implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. Further, the standard also requires the Company to expense the capitalized implementation costs of a hosting arrangement over the term of the hosting arrangement. This standard is effective for the Company for fiscal years beginning after December 15, 2020. Management will evaluate the potential impact of this guidance on its financial statements.

2.	Revenue

Software and support revenue

The Company sells a collective defense software solution that provides a near real time collective defense infrastructure that is comprised of two product offerings, IronDefense and IronDome. The software platform is delivered through both on-premises licenses bundled with on-premises hardware and through subscription software.

Our security appliance deliverables include proprietary operating system software and hardware, together with regular threat intelligence updates and support, maintenance, and warranty. We combine intelligence dependent hardware and software licenses with the related threat intelligence and support and maintenance as a single performance obligation, as it delivers the essential functionality of our cybersecurity solution. As a result, we recognize revenue for this single performance obligation ratably over the expected term with the customer. Significant judgement is required for the assessment of material rights relating to renewal options associated with our contracts.

Revenue from Software and Support for the year ended January 31, 2021 and January 31, 2020 was $14,758 and $15,914, respectively.

Subscription Revenue

Revenue from subscriptions, which allow customers to use our security software over a contracted period without taking possession of the software, and managed services where we provide managed detection and response services for customers, are recognized over the contractual term. The subscription type revenue recognized for the year ended January 31, 2021 and January 31, 2020 was $9,943 and $3,884, respectively.

Professional services revenue

The Company sells professional services, including cyber operations monitoring, security, training and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Major customers

For the years ended January 31, 2021 and 2020, six customers accounted for 46% or $13,381 with one of those customers accounting for 10% and four customers accounted for 48% or $11,187 with all four being over 10% of the Company’s revenue, respectively. As of January 31, 2021 and 2020, three and one customers represents 85% and 30% of the total accounts receivable balance, respectively.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Significant customers are those which represent at least 10% of the Company’s total revenue at each respective period ending date. The following table presents customers that represent 10% or more of the Company’s total revenue:

	Year Ended January 31,
	2021	2020
Customer A	10%	*
Customer B	*	14%
Customer C	*	10%
Customer D	*	10%
Customer E	*	14%

	10%	48%

* - less than 10%

Deferred Costs

As described in Note 1, the Company defers contract fulfillment costs that includes appliance hardware. The balances in deferred costs are as follows:

Balance at February 1, 2019	$3,754
Cost of revenue recognized	(1,541)
Costs deferred	867

Balance at January 31, 2020	3,080

Balance at February 1, 2020	3,080
Cost of revenue recognized	(1,151)
Costs deferred	876

Balance at January 31, 2021	$2,805

The balance of deferred commissions at January 31, 2021 and 2020 were $1,319 and $64, respectively. Deferred commissions are included in the Deferred costs on the Consolidated Balance Sheets of which $794 is current and $525 is long-term as of January 31, 2021.

Deferred revenue

Deferred revenue represents amounts received from and/or billed to customers in excess of revenue recognized. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue depending on whether the revenue recognition criteria have been met. During the fiscal years, the Company recognized revenue of $7,809 and $7,441, respectively that was included in the deferred revenue balance at the beginning of each of the respective periods.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

The balance in deferred revenue is as follows:

Balance at February 1, 2019	$20,274
Revenue recognized	(15,746)
Revenue deferred	15,785
Foreign exchange	(1)

Balance at January 31, 2020	$20,312

Balance at February 1, 2020	$20,312
Revenue recognized	(25,271)
Revenue deferred	38,940
Foreign exchange	63

Balance at January 31, 2021	$34,044

Remaining performance obligations

As of January 31, 2021, the remaining performance obligations in deferred revenue totaled $34,044. The Company’s recognition of revenue in the future thereon will be in:

Years Ending January 31,
2022	$12,481
2023	9,565
2024	6,862
2025	4,150
2026	986
Thereafter	—

$34,044

3.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at January 31:

	2021	2020
Prepaid expenses	$2,046	$1,507
Other assets	126	48

	$2,172	$1,555

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

4.	Property and Equipment

Property and equipment consists of the following at January 31:

	2021	2020
Computer and other equipment	$3,701	$3,665
Leasehold improvements	1,582	1,582
Furniture and fixtures	386	969
Software	629	—

	6,298	6,216
Less: Accumulated depreciation and amortization	(3,506)	(3,032)

	$2,792	$3,184

Depreciation and amortization expense on property and equipment aggregated $1,162 and $1,026 for the years ended January 31, 2021 and January 31, 2020, respectively.

5.	Retirement Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the Plan) for all employees who are over the age of 21. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company may make contributions to the Plan determined by safe harbor matching and vest to the participants ratably over a four-year period, beginning with the second year of participation. The Company recorded contributions to the Plan of $1,680 and $1,209 for the years ended January 31, 2021 and January 31, 2020, respectively.

6.	Stock Incentive Plan

The Company has a Stock Incentive Plan (the Stock Incentive Plan) under which, as of January 31, 2020, it may grant incentive stock options (ISOs), Restricted Stock Options (RSUs) and other equity securities to acquire, to convert into or to receive up to 36,250 shares of Class A common stock. As of January 31, 2021, there were 4,034 share equivalents that remained available to issue under the Stock Incentive Plan.

All share equivalents issuable under the Stock Incentive Plan normally vest over a forty-eight month period with an initial catch up of 25% vesting at the end of the first year during which no vesting occurs. In limited cases, vesting as short as twelve months with no cliff, vesting based on performance criteria and acceleration under certain events have also been permitted; however, such exceptions apply to less than 15% of the share equivalents authorized under the Stock Incentive Plan.

With regard to stock option grants, the exercise price of each ISO granted under the Stock Option Plan may not be less than the fair market value per share of the underlying Class A common stock on the date of grant. The Board of Directors establishes the term and the vesting of all options issued under the Stock Option Plan; however, in no event will the term exceed ten years.

The fair value of each stock option and restricted stock award was estimated on the date of grant using the Black-Scholes Option Pricing Model using the independent valuations of the company’s stock. The Company’s determination of the fair value of stock options and restricted stock options is affected by the Company’s stock price as well as a number of subjective and complex assumptions. These assumptions include the Company’s volatility, dividend yield, and risk-free interest rate.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

The weighted-average assumptions for the years ended January 31 are noted in the following table:

	2021	2020
Expected volatility	55.0%	50.0%
Expected dividend yield	0.0%	0.0%
Expected option term (in years)	2.0	2.0
Risk-free interest rate	0.23%	2.27%

The expected volatility of the options granted was estimated using the historical volatility of share prices of publicly traded companies within the same or similar industry as a substitute for the historical volatility of the Company’s common shares, which is not determinable without an active external or internal market. The expected dividends are based on the Company’s historical estimated issuance and management’s expectations for dividend issuance in the future. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Presented below is a summary of the status of the stock options under the Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)	Intrinsic Value of Outstanding Options
Outstanding at February 1, 2019	5,173	$0.44	6.8	$4,431
Granted	—	—	—
Exercised	(448)	$0.41	6.4	$397
Forfeited or expired	(301)	$0.52	6.9

Outstanding at January 31, 2020	4,424	$0.44	6.9	$4,088

Exercisable at January 31, 2020	3,240	$0.41	6.7	$3,069

Outstanding at February 1, 2020	4,424	$0.44	5.9	$4,088
Granted	—	—	—
Exercised	(495)	$0.42	5.2	$468
Forfeited or expired	(1,249)	$0.46	6.1

Outstanding at January 31, 2021	2,680	$0.43	5.9	$5,573

Exercisable at January 31, 2021	2,450	$0.42	5.8	$5,116

The Company recorded $(6) and $171 of compensation cost related to stock options to operations during the years ended January 31, 2021 and January 31, 2020, respectively. During the year ended January 31, 2021, the number of forfeitures were higher than historical levels, which resulted in the Company revising its estimate for forfeitures from 28.1% to 41.1%.

The Restricted Stock Units (RSUs) granted under the Stock Incentive Plan contain an additional vesting requirement that, in addition to the applicable time or performance vesting criteria noted above, also require the occurrence of a liquidity event. The requirements have not yet been met and therefore there is no expense recorded for RSU’s in fiscal year 2021 and 2020. They also have a life of seven years.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Presented below is a summary of the status of outstanding RSUs, including showing the vesting status other than the liquidity event condition:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at February 1, 2019	1,956	$1.29
Granted	17,159	1.33
Vested	(1,117)	1.33
Forfeited or expired	(314)	1.32

Non-vested at January 31, 2020	17,684	$1.32

Non-vested at February 1, 2020	17,684	$1.32
Granted	2,492	2.51
Vested	(6,252)	1.38
Forfeited or expired	(1,994)	1.68

Non-vested at January 31, 2021	11,930	$1.48

The fair value of each RSU was estimated on the date of grant using the Black-Scholes Option Pricing Model based on the same assumptions utilized for calculating fair market value of the stock options and utilizing the as converted equivalent price of securities issued during the period.

As of January 31, 2021, there was $27,908 of unrecognized compensation cost related to share-based compensation arrangements granted under the Stock Incentive Plan, of which $44 remained for options and $27,864 remained for RSU’s, respectively. The Company recognizes such compensation costs over the term of each respective grant after taking into account historical forfeiture rates for options and starting at the time of a liquidity event, the period between the date of a liquidity event and the remainder of the vesting period for each RSU grant. The fair value of the shares under stock options granted that vested, net of forfeited vested, during the twelve-month period ending January 31, 2021 and January 31, 2020, totaled $(1,672) and $606, respectively.

7.	Preferred Stock and Stockholders’ Deficit

As of January 31, 2020, 145,747 of the Series B preferred shares were issued in the amount of $10,625 or $72.90 per share. During the year ended January 31, 2021, an additional 787 Series B preferred shares have been purchased at a price of $57,387. The total funds for the Series B funding round totaled $68,012.

For the year ended January 31, 2021 and January 31, 2020, the Company repurchased 0 shares of common stock.

The holders of Class A common stock (Class A Common), Class B common stock (Class B Common) (together Common Stock) and the holders of Series A preferred stock (Series A Preferred) and Series B preferred stock (Series B Preferred) (together Preferred Stock) have the following rights and preferences:

Voting

The holders of the Class A Common Stock and Class B Common Stock are entitled to one and twenty votes, respectively.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Each holder of Preferred stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as otherwise provided by the Articles of Incorporation or as required by law, holders of Preferred stock shall vote together with the Common Stock as a single class.

Dividends

The holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive dividends at a rate of $2.45 per share of Series A Preferred. The holders of Series B Preferred, shall be entitled to receive dividends at a rate of $4.37 per share. Such dividends shall be payable only when, as and if declared by the Board of Directors. If the Corporation declares, pays or sets aside any dividends on shares of Common Stock, holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall be entitled to share in such dividend pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dividend.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (defined as either a merger or consolidation, sale of assets, or the sale of the Company’s capital stock that the merger discussed in Footnote 16 will be considered a qualifiying event), before any distribution or payment shall be made to the holders of Common Stock, the holders of Series B Preferred and Series A Preferred shall be entitled to be paid an amount per share equal to the greater of (i) the Series B Preferred or Series A Preferred Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred or Series A Preferred have been converted into Common Stock (the Series B or Series A Liquidation Amount). The “Original Issue Price” applicable to the Preferred Stock shall mean, in the case of the Series A Preferred Stock, $40.95 per share and in the case of the Series B Preferred Stock, $72.90 per share. If upon any such liquidation the assets of the Company are insufficient to make payment in full to all holders of Series B and Series A Preferred to the full amount to which they are entitled, then such assets shall be distributed among the holders of Series B Preferred and Series A Preferred ratably in proportion to the full amounts to which they would otherwise be entitled if such amounts had been paid in full. Thereafter, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably only to the holders of Common Stock.

Conversion

Each share of Preferred stock is convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable original issuance price by the applicable conversion price, as defined in the Second Amended and Restated Certificate of Incorporation. This conversion price is subject to adjustment under certain anti-dilutive events. Upon either (a) initial public offering of at least $75,000, or (b) the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B and Series A Preferred shareholders, all outstanding shares of Preferred stock shall automatically be converted into shares of Common Stock at the then-effective conversion rate. In March 2021, the Company entered into a merger

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

agreement, as discussed further in Note 16, Subsequent Events, that will lead to the conversion of the shares of Preferred stock into Common Stock as part of the merger.

Redemption

The Class A Common Stock, Class B Common Stock, Series A Preferred Stock and Series B Preferred Stock are not redeemable by any holder thereof.

Warrants

In April 2018, the Company issued warrants to purchase 6,859 shares of Series A Preferred Stock to a bank in connection with a debt arrangement. The warrants expire in April 2028. The warrants for Series A Preferred Stock are non-redeemable and are recorded as a component of equity on the Consolidated Balance Sheets.

Subscription Notes Receivable

During the year ended January 31, 2021, the Company issued no shares. During the year ended January 31, 2020, the Company issued 196 shares of common stock to certain employees of the Company in exchange for promissory notes (the Notes) totaling $95, which were determined to be recourse loans. The Notes accrue interest ranging from 1.40% to 2.70% compounded annually and are due three years from the initial date of the note agreement.

8.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in an orderly transaction or paid to settle a liability in an orderly transaction between market participants at the measurement date. Accounting standards utilize a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, which are described below:

•	Level 1—Quoted prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2—Observable inputs other than quoted prices that are either directly or indirectly observable for the asset or liability;

•	Level 3—Unobservable inputs that are supported by little or no market activity.

These levels are not necessarily an indication of the risk of liquidity associated with the financial assets or liabilities disclosed. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement, as required under ASC 820-10 “Fair Value Measurement.”

Investments with an original maturity of three months or less at the date of purchase are considered cash equivalents, while all other investments are classified as short-term or long-term based on their maturities and their availability for use in current operations.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

The following table presents our assets measured at fair value on a recurring basis:

	2021				2020
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents	$102	$—	$—	$102	$784	$—	$—	$784
Investments	—	—		—	—	1,401		1,401

Total assets	$102	$—	$—	$102	$784	$1,401	$—	$2,185

The Company’s PPP loan approximates fair value based on its terms and classifies it into Level 2 within the fair value hierarcy.

9.	Income Taxes

The provision for income taxes consists of the following for the years ended January 31:

	2021	2020
Current income taxes
Federal	$—	$—
State	8	8
Foreign	69	3
Deferred income taxes	—	—

Total income tax expense	$77	$11

For the years ended January 31, 2021 and 2020, the foreign income (loss) before provision for income tax was $660 and $(1,123), respectively. For the years ended January 31, 2021 and 2020, the domestic loss before provision for income tax was $(55,956) and $(46,735), respectively.

Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Company. As part of our business strategies, we have determined that, all earnings from our foreign continuing operations will be deemed indefinitely reinvested outside of the United States. Our plans to indefinitely reinvest certain earnings are supported by projected working capital and long-term capital requirements in each foreign subsidiary location in which the earnings are generated.

A reconciliation of income tax expense at the U.S. federal statutory income tax rate to annual income tax expense at the Company’s effective tax rate is as follows:

	2021		2020
Income tax expense computed at U.S. federal statutory income tax rate	$(11,628)	21.0%	$(10,050)	21.0%
State income taxes	(2,257)	4.1%	(1,951)	4.1%
Permanent items	321	-0.6%	943	-2.0%
Valuation Allowance	13,632	-24.6%	11,617	-24.3%
Other	9	0.0%	(548)	1.2%

Income tax expense computed at U.S. federal statutory income tax rate	$77	-0.1%	$11	0.0%

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for income tax reporting and financial statement purposes. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	2021	2020
Deferred tax assets
Net operating loss carryforward	$38,933	$25,296
Accruals and other	757	463
Intangibles	136	135
Depreciation and amortization	70	—
Deferred Revenue	2,754	3,094

Gross deferred tax assets	42,650	28,988
Valuation allowance	(41,849)	(28,214)

Net deferred tax asset	801	774
Deferred tax liabilities
Depreciation and amortization	—	(23)
Deferred costs	(801)	(751)

Net deferred tax assets (liabilities)	$—	$—

The table below details the activity of the deferred tax asset valuation allowance:

Deferred tax asset valuation allowance	Beginning Balance	Charged to Costs & Expenses	Deductions	Ending Balance
Year Ended
January 31, 2021	$28,214	13,635	—	$41,849
January 31, 2020	$16,598	11,616	—	$28,214

As of January 31, 2020 and January 31, 2019, the Company had net operating loss carryforwards (NOLs) available to offset federal taxable income of approximately $154,932 and $99,960 respectively. $25,270 of the federal NOLs expire on various dates through 2037 and $129,662 are able to be carried forward indefinitely to offset 80% of future taxable income. The company has tax effected state NOL carryforwards of approximately $6,223 as of January 31, 2021 and $4,051 as of January 31, 2020 that expire on various dates through 2037.

In accordance with IRC Section 382, the extent to which net operating loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of any ownership changes as defined by federal and various state and local jurisdictions. These limitations may result in the expiration of net operating loss carry forwards before utilization.

In assessing the realizability of its net deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will be recognized. The ultimate realization of the net deferred tax assets is dependent upon the generation of taxable income during the periods in which temporary differences become deductible. Management considers taxes paid, if any, scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income, scheduled

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

reversal of deferred tax liabilities, and projections for taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes it is more likely than not that the Company may not realize all of the benefits of these deductible differences and, accordingly, has established a valuation allowance against the net deferred tax assets at January 31, 2021 and 2020.

The Company recognizes a tax position taken or expected to be taken (and any associated interest and penalties) if it is more likely than not that it will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company measures the tax position at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Management evaluated all income tax positions and determined that there were no uncertain tax positions that required reserves as of January 31, 2021 and 2020. The Company files tax returns in the United States federal jurisdiction and in many state jurisdictions. The tax years 2017 through 2021 remain open to examination by the major taxing jurisdictions to which the company is subject. No examinations are currently open.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was enacted and signed into U.S. law to provide economic relief to individuals and businesses facing economic hardship as a result of the COVID-19 pandemic. Changes in tax laws or rates are accounted for in the period of enactment. The income tax provisions of the CARES Act do not have a significant impact on our current taxes, deferred taxes, or uncertain tax positions.

10.	Geographic Information

The following table presents revenue by geographic location:

	2021	2020
	(in thousands)
United States	$27,147	$23,123
International	2,080	39

Total	$29,227	$23,162

Substantially all of the long-lived assets are located in the United States.

11.	Other Accrued Expenses

The Company performed a sales tax nexus review to determine if there were any obligations remaining. As a result of the study, the Company recorded an accrual of $611 for the remaining obligations combined with potential interest and penalties related to those years. During the year ended January 31, 2021, the Company added $65 for continued obligations combined with potential interest and penalties. The Company will begin remediation of those liabilities with the respective state jurisdictions.

12.	PPP loan

During FY 2021, in response to the increased economic uncertainties that the impact of the COVID-19 pandemic may have on our business, results of operations, liquidity or capital resources, we have taken measures to ensure that we can continue the continuity of our business operations through the use of funding measures which included the Paycheck Protection Program (PPP) loan from the US Small Business Administration pursuant to the provision of the CARES Act. The purpose of the loan was for small

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

businesses to keep their workforces employed through the pandemic. The company received loan funds of $5,580 on April 21, 2020. At this time, the Company has not made a decision as to whether to repay the loan prior to its conversion into an amortizing term loan on August 15, 2021, whether to repay it in the ordinary course over its current amortization period ending April 15, 2022 or whether to seek forgiveness of the loan under the rules established by the SBA. While the Company has not made final determination, the Company has the current intent to pay based on amortizing loan terms. The loan bears interest at 1% and is payable in monthly installments beginning on September 15, 2021. As of January 31, 2021, the Company has an interest accrual of $44 related to the PPP loan.

In addition to seeking and receiving the PPP loan under the Act, the Company has also elected to defer the Company portion of payroll taxes under the Act. Amounts deferred from March 1, 2020 through to the end of 2020 will become due 50% on December 31, 2021 with the remaining 50% due on December 31, 2022. The balance of the payroll tax deferral is $1,379 as of January 31, 2021 and is included in Other current and Long-Term Liabilities on the balance sheet.

13.	Commitments and Contingencies

Contingencies may arise in the normal course of business. No material contiengencies are outstanding for the year ending January 31, 2021 or January 31, 2020.

Leases

The Company leases office space under the terms of noncancelable operating leases that expire at various dates through November 2026. Certain operating lease agreements provide for an annual 2.75% escalation of the base rent. The Company is also responsible for operating expenses. The following is a schedule by year of the future minimum lease payments required under the Company’s operating leases:

Years Ending January 31,
2022	$1,303
2023	1,036
2024	755
2025	775
2026	797
Thereafter	658

$5,324

The Company is recognizing the total cost of its office leases ratably over the respective lease periods. The difference between rent paid and rent expense is reflected as deferred rent in the accompanying balance sheets.

Rent expense totaled $1,984 and $1,856 for the years ended January 31, 2021 and January 31, 2020, respectively.

During FY 2021, we have completed lease buyouts of two office spaces in Maryland, for leases that were expiring in FY 21 and FY 22, and we have made payments of $394 to facilitate early terminations for those leases. Based on the company moving to a more fully remote posture, we also decreased our lease portifolio in Japan and New York in addition to the two office spaces in Maryland.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

14.	Net Loss Per Share Attributable to Common Shareholders

IronNet computes basic earnings per share (EPS) by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted EPS reflects the effect of potential shares that would be issued if stock option awards, restricted stock units, and preferred stock were converted into common stock, to the extent dilutive. Other than voting rights, the Class B common stock has the same rights as the Class A common stock and therefore both are treated as the same class of stock for the purposes of the earnings per share calculation.

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders:

	Year ended
	2021	2020
Numerator: Net loss	(55,373)	(47,869)
Denominator: Weighted-average shares used in computing net loss per share attributable to common stockholders	53,928	53,609

Net loss attributable to common shareholders - basic and diluted	$(1.03)	$(0.89)

Since the Company was in a net loss position for all periods presented, basic net loss per share is the same as diluted net loss per share as the inclusion of all potential common shares outstanding would have been antidilutive. The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive are as follows:

	Year ended
	2021	2020
Shares of common stock issuable from stock options	2,680	4,424
RSUs subject to future vesting	19,299	18,801
Shares of common stock issuable upon conversion from preferred shares	28,046	20,174

Potential common shares excluded from diluted net loss per share	50,025	43,399

15.	Related Party Transactions

Software, subscription and support revenue from Related Parties

Certain investors and companies who the Company is affiliated with, purchased software, subscription and support revenue. The Company recognized $1,860 and $676 of revenue from contracts with related parties for the years ending January 31, 2021 and January 31, 2020, respectively. The corresponding receivable was $2,541 and $681 as of January 31, 2021 and January 31, 2020, respectively.

Loans from Employees

On December 29, 2018, the Company entered into a loan with a current executive of the Company with a principal balance of $1,000 bearing an interest rate of 2.76% for a term of three years and is secured by a pledge of certain shares of Class A Common stock. The balance outstanding at January 31, 2021 and January 31, 2020 was $1,059 and $1,030, respectively.

IronNet Cybersecurity, Inc.

Notes to Consolidated Financial Statements

January 31, 2021 and 2020

Dollars and shares in thousands

16.	Subsequent Events

The Company has evaluated its January 31, 2021 financial statements for subsequent events through May 14, 2021, the date the financial statements were available to be issued.

On March 15, 2021, The Company entered into an Agreement and Plan of Reorganization and Merger (“Merger Agreement”) by and among LGL, LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into IronNet, with IronNet surviving the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, IronNet will become a wholly-owned subsidiary of LGL, with the stockholders of IronNet becoming stockholders of LGL.

Under the Merger Agreement, the equityholders of IronNet will receive as merger consideration a number of shares of LGL common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the quotient obtained by dividing $863,400 by $10.00, and the denominator of which is equal to the number of outstanding shares of IronNet on a fully diluted and as-converted basis. Preferred shareholders will convert their preferred stock based on the terms of the shareholder agreement. Holders of restricted stock units and restricted stock awards will receive LGL awards that provide for a number of shares of LGL common stock equal to the number of IronNet shares subject to the awards, multiplied by the Exchange Ratio. Holders of IronNet options and warrants outstanding will receive LGL options and warrants exercisable for a number of shares of LGL common stock equal to the number of IronNet shares subject to the options and warrants, multiplied by the Exchange Ratio (adjusted to be on an as-converted to common stock basis), at an exercise price per share equal to the prior per share exercise price, divided by the Exchange Ratio (adjusted to be on an as-converted to common stock basis).

IronNet stockholders and holders of options, warrants, stock unit awards and restricted stock awards (as applicable, only to the extent time vested as of the closing of the Merger) may also receive as additional merger consideration in the form of a pro rata portion of 1,078,125 shares of LGL common stock if the volume weighted average share price for LGL’s common stock equals or exceeds $13.00 for ten consecutive days during the two year period following the closing on the merger.Certain stockholders of IronNet receiving shares of LGL common stock in connection with the Merger will be subject to a post-combination 180-day lockup period for all shares of LGL common stock held by such persons, subject to customary early release provisions. The Transactions are expected to be consummated in the calendar third quarter of 2021, after the required approval by the stockholders of LGL and the fulfillment of certain other conditions.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

dated as of

March 15, 2021

by and among

LGL SYSTEMS ACQUISITION CORP.,

LGL SYSTEMS MERGER SUB INC.,

and

IRONNET CYBERSECURITY, INC.

A-i

A-ii

A-iii

EXHIBITS

Exhibit A – Form of Registration Rights Agreement

Exhibit B – Form of Lock-Up Agreement

Exhibit C – Sponsor Agreement Amendment

Exhibit D – Form of Sponsor Support Agreement

Exhibit E – Form of Certificate of Merger

Exhibit F – Form of Support Agreement

Exhibit G-1 – Form of Second Amended and Restated Certificate of Incorporation of Acquiror

Exhibit G-2 – Form of Amended and Restated Bylaws of Acquiror

Exhibit H – Form of Subscription Agreement

A-iv

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This Agreement and Plan of Reorganization and Merger (this “Agreement”), dated as of March 15, 2021, is entered into by and among LGL Systems Acquisition Corp., a Delaware corporation (“Acquiror”), LGL Systems Merger Sub Inc., a Delaware corporation (“Merger Sub”), and IronNet Cybersecurity, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly-formed, wholly-owned, direct Subsidiary of Acquiror and was formed solely for purposes of the Merger;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, at the Effective Time, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Merger, the Company Stockholders shall receive Per Share Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Registration Rights Agreement at the Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, concurrently with the execution of this Agreement, certain Company Stockholders and the other parties thereto are entering into the Lock-Up Agreement, contingent upon the Closing and effective as of the Effective Time, in the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, Acquiror, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements with certain investors pursuant to which such investors (“PIPE Investors”), upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Common Stock at a purchase price of $10.00 per share in a private placement or placements to be consummated concurrently with the consummation of the transactions contemplated hereby pursuant to subscription agreements in the form attached hereto as Exhibit H (“Subscription Agreements);

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal tax and applicable state and local Income Tax purposes, (i) this Agreement is intended to constitute, and is hereby adopted as, a “plan of

Annex A-1

reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code, as amended (the “Code”), and Treasury Regulations promulgated thereunder and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01    Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in Section 7.12.

“Acquiror A&R Certificate of Incorporation” has the meaning specified in Section 7.12.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 5.02(c).

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Executives” means the individuals listed on Schedule 1.01(a) hereto.

“Acquiror Intervening Event” means any Effect that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Acquiror Board as of the date of this Agreement and (b) which Effect becomes known to or by the Acquiror Board prior to obtaining the Acquiror Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Intervening Event”: (i) any Effect relating to the Company that would not reasonably be expected to have a material and adverse effect on the business, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole; (ii) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (iii) any actions taken pursuant to this Agreement; and (iv) any changes in the price of Acquiror Stock.

“Acquiror Meeting” means the annual general meeting or special meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Acquiror Organizational Documents” means Acquiror’s amended and restated certificate of incorporation and bylaws as in effect on the date of this Agreement.

“Acquiror Pre-Transaction Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Pre-Transaction Sponsor Stock” means Acquiror’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

Annex A-2

“Acquiror Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Merger Sub.

“Acquiror Stock” means Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Pre-Transaction Common Stock and one-half of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Stock per warrant, issued pursuant to the terms of the Warrant Agreement.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Acquiror) relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any purchase of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any sale of assets involving the Company or any of its Subsidiaries, in each case, comprising more than fifteen percent (15%) of (i) the equity securities or assets of the Company or (ii) the equity securities or assets of the Company and/or its Subsidiaries that account for more than fifteen percent (15%) of the annual revenues of the Company and its Subsidiaries on a consolidated basis or (b) any merger involving the Company or any of its Subsidiaries.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.21.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” sets forth a list of (i) all Company Stockholders and holders of Company Options, Company RSUs, Company RSAs and Company Warrants, (ii) the number of shares of Company Common Stock held by each such Person (on a fully-diluted basis assuming exercise or conversion, as applicable, of all such securities into Company Class A Common Stock) and (iii) the portion of the total Merger Consideration allocable to each such Person.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

Annex A-3

“Approved Stock Exchange” means the Nasdaq, the NYSE or any other national securities exchange that may be agreed upon by the parties hereto.

“Audited Financial Statements” has the meaning specified in Section 4.07.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (b) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders in connection with the Offer.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.13(l).

“Certificate” has the meaning specified in Section 3.02(a).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Acquiror Board Recommendation” has the meaning specified in Section 8.04(b).

“Change in Company Board Recommendation” has the meaning specified in Section 8.03(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” has the meaning specified in the Recitals hereto.

“Commercial Contract” has the meaning specified in Section 4.15(n).

“Company” has the meaning specified in the preamble hereto.

“Company 2014 Plan” means the 2014 Stock Incentive Plan of the Company, as amended.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.03(b).

“Company Common Stock” means, collectively, (i) the Company’s Class A Common Stock, par value $0.0001 per share (the “Company Class A Common Stock”), and (ii) the Company’s Class B Common Stock, par value $0.0001 per share (the “Company Class B Common Stock”).

Annex A-4

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intervening Event” means any Effect (including a Superior Proposal) that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Company Board as of the date of this Agreement and (b) which Effect becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Intervening Event”: (i) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (ii) any actions taken pursuant to this Agreement; and (iii) any changes in the price of Acquiror Stock.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Class A Common Stock basis, and including, without limitation or duplication, (x) the number of shares of Company Class A Common Stock issuable upon conversion of the Company Class B Common Stock outstanding as of immediately prior to the Effective Time (with each share of Company Class B Common Stock being deemed to convert as of immediately prior to the Effective Time into one share of Company Class A Common Stock), (y) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock (including any shares of Company Preferred Stock deemed to be issuable or issued immediately prior to the Effective Time pursuant to a Company Warrant) outstanding as of immediately prior to the Effective Time (with each share of Company Preferred Stock converting as of immediately prior to the Effective Time into ten (10) shares of Company Class A Common Stock), and (z) the number of shares of Company Class A Common Stock subject to unexpired, issued and outstanding Company Options, Company RSUs and Company RSAs (whether or not vested as of the Effective Time).

“Company Preferred Stock” means, collectively, (i) the Company’s Series A Preferred Stock, par value $0.0001 per share, (ii) the Company’s Series B-1 Preferred Stock, par value $0.0001 per share and (iii) the Company’s Series B-2 Preferred Stock, par value $0.0001 per share.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock” has the meaning given to “Restricted Stock” in the Company 2014 Plan.

“Company RSAs” means awards of Company Restricted Stock made pursuant to the Company 2014 Plan.

“Company RSUs” means (i) restricted stock units granted by the Company in accordance with the Company 2014 Plan and (ii) restricted stock units granted by the Company pursuant to that certain Restricted Stock Unit Agreement by and between the Company and Digital Defense Investments, LLC, dated October 31, 2019, in each case, pursuant to which the Company has agreed to issue Company Common Stock upon the satisfaction of vesting and other conditions.

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of shares of Company Stock.

Annex A-5

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Warrant” means a warrant to purchase shares of Company Preferred Stock (which for the avoidance of doubt is not a Company Option), including the SVB Warrant.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of November 4, 2020, by and between the Company and Acquiror (the “Confidentiality Agreement”).

“Continuation Period” has the meaning specified in Section 7.11(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Covered Employee” has the meaning specified in Section 7.11(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related mutations, evolutions, variations, strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated health conditions, epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or directive, by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law.

“Data” means data (including, but not limited to, Personal Data), databases, data repositories, data lakes, or collections of data.

“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data transmitted, stored, or otherwise Processed by or on behalf of the Company or its Subsidiaries, including any Service Providers relating thereto, (b) any breach of Personal Data that would otherwise give rise to any obligations on behalf of the Company or any of its Subsidiaries under Privacy and Information Security Requirements, (c) unauthorized access or impairment of a critical system of the Company or its Subsidiaries or any of its Service Providers (such as, by way of example only, in the case of ransomware attacks), or (d) unauthorized access or acquisition of confidential information Processed by, or on behalf of, Company or any of its Subsidiaries, including any Service Providers relating thereto (such as that the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective customers).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” has the meaning specified in Section 3.10(a).

“DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Earnout Shares” has the meaning specified in Section 3.12(a).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

Annex A-6

“Eligible Company Equityholder” means (i) Company Stockholders, including for the avoidance of doubt, holders of Company RSAs, (ii) holders of Company Warrants, (iii) holders of Company Options and (iv) holders of Company RSUs; provided that, in the case of clauses (ii), (iii) and (iv) of this sentence, only to the extent a portion of such Company Warrant, Company Option or Company RSU held by such holder has met any time-based vesting requirements as of the Closing Date.

“Ensign” means Ensign Infosecurity Pte. Ltd. (Company Registration Number: 201830358C), a company incorporated in Singapore and having its registered office at 30A Kallang Place, #08-01 Singapore 339213.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration divided by (b) the sum of the Company Outstanding Shares.

“Exchanged Option” has the meaning specified in Section 3.05.

“Exchanged RSA” has the meaning specified in Section 3.07(b).

“Exchanged RSU” has the meaning specified in Section 3.07(a).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of the foregoing transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock, Exchanged Options, Exchanged RSUs and Exchanged RSAs to be issued in connection with the Merger.

“Fraud” means, with respect to the Company or Acquiror, an actual and intentional fraud solely and exclusively with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of the Company or Acquiror shall only be deemed to exist if any of the individuals identified in Section 1.03 (as applicable) had actual knowledge that any of the representations or warranties made by the Company or Acquiror pursuant to, in the case of the Company, Article IV (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.02(c), or in the case of Acquiror, Article V (as qualified by the Schedules) or the certificate delivered pursuant to Section 9.03(i), were actually breached when made, with the intention that the other party to this Agreement rely thereon to its detriment.

Annex A-7

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Bid” means any bid, proposal, quote or response to a solicitation that if accepted would lead to a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company (or any of its Subsidiaries), on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound Licenses” has the meaning specified in Schedule 4.12(a)(iv).

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (ii) any obligations from the Company to one of its wholly-owned Subsidiaries and (iii) all amounts owed in respect of that certain promissory note dated April 17, 2020 and issued to PNC Bank, National Association (as amended August 20, 2020).

Annex A-8

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks, trade names, and any other source designator, together with all goodwill associated therewith, (c) copyrights, (d) internet domain names, (e) trade secrets and rights in proprietary information, (f) data rights, and (g) registrations and applications for any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws); (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“Investment Laws” has the meaning specified in Section 5.05.

“IRA” has the meaning specified in Section 6.01(m).

“Issuance Proposal” has the meaning specified in Section 8.02(c).

“IT Systems” means the information technology systems currently used by the Company or any of its Subsidiaries in the conduct of their business as it is currently conducted.

“JV” means Cyber Analytics Pte. Ltd. (Company Registration Number: 201907354C), a company incorporated in Singapore and having its registered office at 30A Kallang Place, #08-01 Singapore 339213.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.02(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

Annex A-9

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“LTIP” has the meaning specified in Section 7.10.

“Malicious Code” means any (a) “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “ransomware”, or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, an IT System on which such code is stored or installed; or (ii) damaging or destroying any Data or file without the user’s consent.

“Material Adverse Effect” means, with respect to the Company, any change, effect, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change in applicable Laws or GAAP; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of clauses (a), (b), (d), (f) and (g) to the extent that such change or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Purchase Price by (ii) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

Annex A-10

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Nasdaq” means the Nasdaq Stock Market.

“Non-U.S. Plan” has the meaning specified in Section 4.13(m).

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means (i) any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License, or (ii) software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (a) disclosed or distributed in source code form, either mandatorily or upon request, (b) licensed for the purpose of making derivative works or (c) distributed at no charge.

“Outbound Licenses” has the meaning specified in Schedule 4.12(a)(iv).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.08(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.08(a).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interests in real property owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning specified in Section 4.11(h).

“Per Share Merger Consideration” means the number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries (other than the JV) as of January 31, 2020, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable, or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any

Annex A-11

Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (x) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” means any Data or information that (a) alone or when combined with other information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household, or (b) is otherwise subject to applicable Laws or any Privacy Notices governing personal information (or similar term, such as “personal data” or “personally identifiable information”).

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 7.09.

“PIPE Investment Amount” has the meaning specified in Section 5.11(a).

“PIPE Investors” has the meaning specified in the Recitals hereto.

“Privacy and Information Security Requirements” means, as applicable, any of the following to the extent relating to the Processing of Personal Data or otherwise relating to consumer protection, privacy, or cybersecurity, Data Breach, consumer Contracts, or Data-related notifications: (a) all applicable Laws, including, but not limited to, to the extent applicable, the California Consumer Privacy Act (CCPA), General Data Protection Regulation 2016/679 (GDPR), Federal Trade Commission Act, CAN-SPAM Act, Health Insurance Portability and Accountability Act (HIPAA), Health Information Technology for Economic and Clinical Health Act (HITECH Act), Telephone Consumer Protection Act (TCPA), and Privacy and Electronic Communications Directive 2002; (b) each of the Company and its Subsidiaries’ respective Privacy Notices; (c) the Payment Card Industry Data Security Standard or any other industry standard to which the Company or any of its Subsidiaries are regulated by, contractually bound, or otherwise have agreed to comply with; or (d) applicable provisions of Contracts to which the Company or any of its Subsidiaries are a party or are otherwise bound.

“Privacy Notices” means any internal and external notices, policies, disclosures, or public representations by the Company or its Subsidiaries in respect of the Company’s or its Subsidiaries’ respective Processing of Personal Data or privacy or cybersecurity practices.

“Pro Rata Earnout Portion” means, with respect to an Eligible Company Equityholder, a ratio, (i) the numerator of which is number of Company Outstanding Shares held by such Eligible Company Equityholder as of the Closing Date, and (ii) the denominator of which is the Company Outstanding Shares; provided that any portion of Company Warrants, Company Options or Company RSUs that have not met the time-based vesting requirements set forth therein shall be excluded from the numerator and denominator of such ratio.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on Data or on sets of Data, or other activity regarding Data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.02(c).

Annex A-12

“Proxy Statement” means the joint consent solicitation statement/proxy statement filed by Acquiror on Schedule 14A with respect to the Acquiror Meeting to approve the Proposals and to be sent to the stockholders of the Company as a consent solicitation statement with respect to the solicitation of the Requisite Company Approval.

“Proxy Statement/Prospectus” means the joint consent solicitation statement/proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Acquiror to be used for the Acquiror Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination), (ii) a prospectus with respect to the Acquiror Common Stock, Exchanged Options, Exchanged RSUs and Exchanged RSAs to be issued in connection with the Merger, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed and (iii) a consent solicitation statement of the Company with respect to the solicitation of the Requisite Company Approval.

“Purchase Price” means $863,400,000.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the Offer.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Requisite Company Approval” means the affirmative vote of the holders of at least (i) a majority of the voting power of the shares of the Company Common Stock voting together as a single class and (ii) sixty percent (60%) of the voting power of the shares of the Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, in each case outstanding as of the record date for determining the stockholders of the Company entitled to consent to the approval of the matters set forth in the Written Consent.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

Annex A-13

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, or, prior to January 17, 2017, Sudan) (a “Sanctioned Jurisdiction”) or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Acquiror or by Acquiror to the Company, as applicable, concurrently with execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Service Provider” means each current and former director, manager, officer, employee, or natural person independent contractor, vendor, service provider, consultant, or leased employee of the Company or any of its Subsidiaries, respectively.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, software development toolkits, APIs, libraries, scripts, and all databases and documentation, user manuals, and specifications associated therewith.

“Sponsor” means LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain letter agreement, dated as of September 24, 2019, by and among the Sponsor and Acquiror, as amended or modified from time to time, including, for the avoidance of doubt, by the Sponsor Agreement Amendment.

“Sponsor Agreement Amendment” has the meaning specified in Section 2.07.

“Sponsor Support Agreement” has the meaning specified in Section 2.07.

“Sponsor Warrant” means an Acquiror Warrant held by the Sponsor as of immediately prior to the Effective Time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person

Annex A-14

directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, for purposes of Article IV and Section 6.01 of this Agreement, the JV shall be considered a “Subsidiary” of the Company.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (and not resulting from any material breach of this Agreement) that the Company Board or any committee thereof has determined is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction, in its good faith judgment after consultation with its outside legal counsel and financial advisor, (a) more favorable from a financial point of view to the Company Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, including the Merger, and (b) reasonably capable of being completed on the terms proposed, in each case of clauses (a) and (b), after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including all legal, financial (including any financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement); provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “75%”.

“Support Agreements” has the meaning specified in Section 2.06.

“Supporting Stockholders” has the meaning specified in Section 2.06.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“SVB Warrant” means that certain Warrant to Purchase Stock, issued April 5, 2018, by the Company to Silicon Valley Bank.

“Tax” means (i) any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority and (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract (other than any Commercial Contract), or Law.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

Annex A-15

“Trading Day” means any day on which shares of Acquiror Stock is actually traded on the New York Stock Exchange (or such other principal securities exchange or securities market on which shares of Acquiror Stock are then traded).

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transaction Documents” means this Agreement, the Sponsor Agreement Amendment, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Support Agreements, the Subscription Agreements, the Acquiror A&R Certificate of Incorporation, the Acquiror A&R Bylaws, the Confidentiality Agreement and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means the date, occurring after the Closing Date and on or prior to the second (2nd) anniversary of the Closing Date, on which the volume-weighted average closing sale price of one share of Acquiror Stock quoted on the New York Stock Exchange (or such other principal securities exchange or securities market on which the shares of Acquiror Stock are then listed) is equal to or greater than $13.00 for any ten (10) consecutive Trading Days occurring after the Closing Date.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 6, 2019, between Acquiror and the Trustee.

“Written Consent” has the meaning specified in Section 8.02(d).

1.02    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    Currency amounts referenced herein are in U.S. Dollars.

(h)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement no later than one (1) day prior to the date hereof or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, with receipt confirmed.

1.03    Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, in the case of the Company, Gen. Keith B. Alexander (Ret.), William Welch and James Gerber and, in the case of Acquiror, the Acquiror Executives.

1.04    Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein that is based upon the number of shares of Acquiror Stock or Company Stock will be appropriately adjusted to provide to the Company Stockholders and the Acquiror Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; CLOSING

2.01    Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and the Company in the form of Exhibit E (with any changes thereto agreed to by the Company and the Acquiror, the “Certificate of Merger”), such Merger to be consummated immediately upon the filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile

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on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.

2.04    Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Company shall be identical to the certificate of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time, except that the name of the Surviving Company may be changed as mutually agreed to by the Acquiror and Company, until thereafter amended in accordance with its terms and as provided by the DGCL, and (b) the bylaws of the Surviving Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect as of immediately prior to the Effective Time, except that the name of the Surviving Company may be changed as mutually agreed to by the Acquiror and Company, until thereafter amended as provided therein or by the DGCL.

2.05    Directors and Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and the directors of the Surviving Company will be those persons listed on Schedule 2.05, in each case, serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.06    Support Agreements. Concurrently with the execution of this Agreement, the Company Stockholders identified on Schedule 2.06 (the “Supporting Stockholders”) have entered into support agreements with Acquiror in the form attached hereto as Exhibit F (the “Support Agreements”), pursuant to which each of the Supporting Stockholders has agreed, among other things, to vote all of the shares of Company Stock beneficially owned by such Supporting Stockholder in favor of the Merger.

2.07    Sponsor Agreements. Concurrently with the execution of this Agreement, (i) the Sponsor Agreement is being amended by the parties thereto in substantially the form attached hereto as Exhibit C (the “Sponsor Agreement Amendment”), pursuant to which the Sponsor has agreed to vote all of its Acquiror Stock in favor of the Amendment Proposal, and (ii) the Sponsor has entered into that certain Sponsor Agreement in substantially the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), dated as of the date hereof, with Acquiror and the Company, pursuant to which the Sponsor has agreed, immediately prior to the Effective Time, to transfer to Acquiror, surrender and forfeit, for no consideration, certain shares of Acquiror Pre-Transaction Sponsor Stock, in each case, upon the terms and subject to the conditions set forth therein.

ARTICLE III

EFFECTS OF THE MERGER

3.01    Conversion of Shares of Company Stock.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and which shares shall not constitute “Company Stock” hereunder, and (ii) Dissenting Shares), shall thereupon be converted into and become the right to receive (i) in the case of each share of Company Common Stock, the Per Share Merger Consideration, and (ii) in the case of each share of Company Preferred Stock, the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Class A Common Stock into which such share of

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Company Preferred Stock is convertible as of immediately prior to the Effective Time (which for the avoidance of doubt shall be ten (10) per share of the Company’s Series A Preferred Stock, ten (10) per share of the Company’s Series B-1 Preferred Stock and ten (10) per share of the Company’s Series B-2 Preferred Stock (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)).

(b)    All of the shares of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Stock shall have been converted in the Merger.

(c)    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Company.

3.02    Delivery of Per Share Merger Consideration.

(a)    Concurrently with the mailing of the Proxy Statement/Prospectus, the Company shall cause to be mailed to each holder of record of Company Stock a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall pass, only upon delivery of the shares of Company Stock, as applicable, to Acquiror, together with instructions thereto.

(b)    Upon the receipt of (i) a Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto, and (ii) a written confirmation of the cancellation of shares of Company Stock delivered by the Company’s transfer agent, eShares, Inc. (dba Carta), the holder of such shares of Company Stock shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which such shares of Company Stock have been converted pursuant to Section 3.01(a). Until surrendered as contemplated by this Section 3.02(b), each share of Company Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that the holders of shares of Company Stock were entitled to receive in respect of such shares pursuant to this Section 3.02(b).

3.03    Intentionally Omitted.

3.04    Withholding. Each of Acquiror, Merger Sub, the Company, the Sponsor, and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law; provided, however, that (a) at least five (5) Business Days before making any such deduction or withholding, such withholding party gives notice to the recipient of such payment of its intention to make such deduction or withholding (which notice shall include the basis of the proposed deduction or withholding), and (b) such withholding party shall use its commercially reasonable efforts to cooperate with the recipient of such payment to obtain reduction of or relief from such deduction or withholding to the extent permitted by applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Sponsor or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

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3.05    Treatment of Outstanding Company Options. Each Company Option that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time), whether vested or unvested, shall be converted into an option, as applicable, to purchase a number of shares of Acquiror Common Stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Company stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 3.05.

3.06    Treatment of Company Warrants. Each Company Warrant that is outstanding immediately prior to the Effective Time (and that by its terms will not terminate upon the Effective Time), whether vested or unvested, (including, for the avoidance of doubt, the SVB Warrant in the event the warrant termination specified in Section 6.08 shall not have been given effect as of immediately prior to the Effective Time) shall be converted into a warrant, as applicable, to purchase a number of shares of Acquiror Common Stock (each such converted warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Preferred Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, multiplied by (z) ten (10), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price of such Company Warrant, divided by (B) the Exchange Ratio, divided by (C) ten (10). Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Warrant immediately prior to the Effective Time.

3.07    Treatment of Company RSUs, Company RSAs.

(a)    Each Company RSU that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time) shall be converted into an award of restricted stock units with respect to a number of shares of Acquiror Common Stock (each, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including vesting and settlement) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this Section 3.07(a).

(b)    Each Company RSA that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time) shall be converted into an award of a number of shares of Acquiror Common Stock (each, an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of the number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time multiplied by the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSA shall continue to be governed by the same terms and conditions (including vesting and settlement) as were applicable to the corresponding former Company

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RSA immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSAs pursuant to this Section 3.07(b).

3.08    Payment of Expenses.

(a)    At least two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees and expenses incurred by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause the Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b)    At least two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror and Merger Sub, including for outside counsel to Acquiror and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions and any PIPE Investment (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.09    Company Closing Statement.

(a)    No more than ten (10), nor less than five (5), Business Days prior to the Closing, the Company shall deliver to Acquiror an Allocation Schedule reflecting the portion of such Merger Consideration allocable to each Person listed thereon, which Allocation Schedule, shall be true, correct and complete as of the Closing Date and shall be prepared in accordance with the Company’s organizational documents and this Agreement.

(b)    Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Allocation Schedule prior to Closing, and the Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the Allocation Schedule. The Company shall consider in good faith any comments or objections to any amounts set forth on the Allocation Schedule notified to it by Acquiror prior to the Closing.

3.10    Appraisal Rights.

(a)    Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares”), shall not be converted into or represent the right to receive Per Share Merger Consideration in accordance with Section 3.01, and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)    If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder, withdrawal or otherwise, or if a court of competent jurisdiction determines that the holder is not

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entitled to the relief provided by Section 262 of the DGCL), then, as of the later of the Effective Time or the date of loss of such status, such shares shall be treated as if they had automatically been converted into, and have become exchangeable for, the right to receive the Per Share Merger Consideration in accordance with Section 3.01, without interest thereon.

(c)    The Company shall give Acquiror prompt notice of (i) any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, and (ii) any withdrawal of any such demand. Acquiror shall have a reasonable opportunity to participate in negotiations and Actions with respect to any such demand for appraisal. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

3.11    Acquiror Closing Statement. No more than five (5), nor less than three (3), Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate, duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), determined in accordance with the definitions set forth in this Agreement.

3.12    Earnout.

(a)     Following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five (5) Business Days after the occurrence of the Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder as of such date (in each case in accordance with its respective Pro Rata Earnout Portion) an aggregate of 1,078,125 shares of Acquiror Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Acquiror Stock occurring after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement; provided that, any Earnout Shares issued in respect of a Company RSA exchanged for an Exchanged RSA that remains unvested as of the Triggering Event and any such Earnout Shares issued in connection therewith pursuant to this Section 3.12 shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Exchanged RSA, and shall be subject to the same vesting conditions applied to such Exchanged RSA; provided, further, that any such issuance of Earnout Shares will not be made to any Eligible Company Equityholder for which a filing under the HSR Act is required in connection with the issuance of Earnout Shares, until the applicable waiting period under HSR Act has expired or been terminated.

(b)    For the avoidance of doubt, (i) Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the first occurrence of the Triggering Event and in no event shall the Eligible Company Equityholders be entitled to receive more than the 1,078,125 shares of Acquiror Stock pursuant to this Section 3.12; (ii) to the extent the Triggering Event does not occur in accordance with the terms of this Agreement, then any Earnout Shares that would otherwise be issued under this Agreement as a result of the occurrence of the Triggering Event shall instead be forfeited and cancelled without the payment of any consideration in respect thereof, and (iii) until the Closing occurs, Acquiror shall have no obligations under this Section 3.12, including any obligation to issue or cause to be issued any Earnout Shares and the Eligible Company Equityholders shall have no right to receive any Earnout Shares.

(c)    If, after the Closing and on or prior to the two (2) year anniversary of the Closing Date, there is a Change of Control pursuant to which Acquiror or its stockholders have a right to receive consideration implying value of Acquiror Common Stock (as agreed in good faith by the Acquiror Board) of equal to or greater than $13.00, then (i) immediately prior to such Change of Control, Acquiror shall issue the Earnout Shares to the Eligible Company Equityholders (in accordance with each Eligible Company Equityholders’ respective Pro Rata Earnout Portion) and (ii) thereafter, this Section 3.12 shall terminate and no further Earnout Shares shall be issuable hereunder.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01    Corporate Organization of the Company.

(a)    The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)    The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02    Subsidiaries.

(a)    The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each such Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03    Due Authorization; Board Approval; Vote Required.

(a)    The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement by the affirmative vote of the holders of the Requisite Company Approval (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized

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and approved by the board of directors of the Company, and, with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    The Company Board, pursuant to a unanimous written consent, duly adopted resolutions by which the Company Board: (i) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at a duly held meeting of such stockholders for such purpose. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.04    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

4.05    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be

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expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) the filing of the Certificate of Merger and (d) as otherwise disclosed on Schedule 4.05.

4.06    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists of (i) 109,969,809 shares of Company Class A Common Stock, par value $0.0001 per share, of which 37,017,307 are issued and outstanding as of the date hereof, (ii) 20,030,191 shares of Class B Common Stock, par value $0.0001 per share, of which 17,606,830 are issued and outstanding as of the date hereof, (iii) 793,650 shares of Series A Preferred Stock, par value $0.0001 per share, of which 793,650 are issued and outstanding as of the date hereof, (v) 1,077,998 shares of Series B-1 Preferred Stock, par value $0.0001 per share, of which 1,071,139 are issued and outstanding as of the date hereof and (vi) 1,100,000 shares of Series B-2 Preferred Stock, par value $0.0001 per share, of which 932,945 are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company (other than Company Options) and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 4.06(a), as of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)    With respect to each Company Option and Company Warrant, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Option or Company Warrant, the number of vested and unvested shares of Company Stock covered by such Company Option or Company Warrant, the date of grant, the cash exercise price per share of such Company Option or Company Warrant and the applicable expiration date. With respect to each Company RSU and Company RSA, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company RSU or Company RSA, the number of shares (both restricted and unrestricted) of Company Stock comprising such Company RSU or Company RSA, the date of grant, and the restrictions or vesting conditions applicable thereto.

(c)    Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d)    The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or

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otherwise acquire any securities or equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(d), none of the Company’s Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any of the Company’s Subsidiaries.

(e)    The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries.

4.07    Financial Statements. Attached as Schedule 4.07 are the audited consolidated balance sheets of the Company and its Subsidiaries (other than the JV) as of January 31, 2019 and as of January 31, 2020 and the audited consolidated statements of operations, statements of changes in stockholders’ equity (deficit) and statements of cash flows of the Company and its Subsidiaries (other than the JV) for the years ended January 31, 2019 and January 31, 2020, together with the auditor’s reports thereon (collectively, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries (other than the JV) as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries (other than the JV). The Financial Statements have been audited in accordance with auditing standards generally accepted in the United States of America. The estimate of Company revenues and Company operating income/(loss) for fiscal year ended January 31, 2021 (“Latest Balance Sheet Date”) set forth in the final PIPE materials to be filed with the SEC in connection with the Transaction was prepared in good faith and based on reasonable assumptions.

4.08    Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not so reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries), (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder. There is no material liability, debt or obligation of or against the JV.

4.09    Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no, and since January 1, 2018 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

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4.10    Compliance with Laws.

(a)    Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.13 and Section 4.14(a)), (iii) compliance with Employment Laws (as to which certain representations and warranties are made pursuant to Section 4.14(b)), and (iv) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws. Neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of its Subsidiaries at any time since January 1, 2018, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b)    Since January 1, 2018, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11    Intellectual Property.

(a)    Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction (except for domain name registrations) and serial/application numbers, of all patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). All Registered Intellectual Property are subsisting and maintained in full force and effect, and to the knowledge of the Company, valid and enforceable. There are no proceedings pending challenging the patentability, scope, ownership, validity, or enforceability of any Registered Intellectual Property, including but not limited to any interference, cancellation, opposition or reexamination proceeding. Except (i) as set forth on Schedule 4.11(a) or (ii) as provided in any Contract set forth on Schedule 4.12(a), the Company or its Subsidiary is the sole and exclusive owner of all Registered Intellectual Property and any other Intellectual Property owned or purported to be owned by the Company or its Subsidiary (collectively, “Company Intellectual Property”), free and clear of all Liens, other than Permitted Liens.

(b)    Except as set forth on Schedule 4.11(b), no Actions are pending against the Company or any of its Subsidiaries by any Person claiming infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person. Except as set forth on Schedule 4.11(b), as of the date hereof and for the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person. Except as set forth on Schedule 4.11(b), to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries (including the manufacture, use or sale of any of their products, provision of any service, or licensing of Owned Software) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

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(c)    To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries.

(d)    Except (i) as set forth on Schedule 4.11(d) or (ii) as provided in any Contract set forth on Schedule 4.12(a), all Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person.

(e)    No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries.

(f)    The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed the trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries.

(g)    Each current and former employee, officer, consultant and contractor who is or has been involved in the development (alone or with others) of any Intellectual Property at the direction or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries an agreement that assigns to Company or one of its Subsidiaries, without an obligation of payment (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product), all right, title and interest in and to any such Intellectual Property (other than consultants or contractors that have executed and delivered to Company or one of its Subsidiaries an agreement granting the Company or any of its Subsidiaries a perpetual, royalty-free license to such Intellectual Property).

(h)    Schedule 4.11(h) sets forth, as of the date hereof, each material proprietary Software program owned by the Company or any of its Subsidiaries (the “Owned Software”). The Company and its Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of any Open Source Software incorporated in or linked by the Owned Software and neither the Company nor any of its Subsidiaries is required to disclose or distribute any proprietary source code of or license or make available at no charge any Owned Software to any Person as a result of the Company’s or any of its Subsidiaries’ use of Open Source Software.

(i)    No source code for any Owned Software has been delivered, licensed, or made available to any escrow agent for the benefit of any third party, and the consummation of the transactions contemplated by this Agreement does not require the release, disclosure, or delivery of the source code for any Owned Software to any third party.

(j)    No Owned Software contains any bug, defect, or error that materially and adversely affects the use, material functionality, or material performance of such Owned Software. To Company’s knowledge, no Owned Software contains any “virus” or any other material code designed or intended to have, or capable of: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying in any material respect any data or file without the user’s consent.

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4.12    Contracts; No Defaults.

(a)    Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xii) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed or required to be listed on Schedule 4.12(a) have been provided to or made available to Acquiror or its Representatives.

(i)    any Contract with an employee or independent contractor of the Company or any of its Subsidiaries which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any material payment or benefits, from the Company or any of its Subsidiaries;

(ii)    each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business and agreements granting Company Options) with any employee or other individual independent contractor of the Company or any of its Subsidiaries who receives annual base cash salary of $300,000 or more;

(iii)    each collective bargaining agreement;

(iv)    any Contract pursuant to which the Company or any of its Subsidiaries licenses Company Intellectual Property to any Person other than non-exclusive licenses granted to customers in the ordinary course of businesses (“Outbound Licenses”) or licenses Intellectual Property from any Person that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) click-wrap, shrink-wrap or similar licenses and (B) any other licenses for Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year (“Inbound Licenses”);

(v)    any Contract that restricts in any material respect, or contains any material limitations on, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic territory;

(vi)    any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case in this clause (C), in an amount in excess of $1,000,000 of committed credit;

(vii)    each Contract entered into in connection with a completed material acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2018 of any Person or any business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division or business or by any other manner);

(viii)    any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $750,000 or, together with all related Contracts, in excess of $1,500,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practice and (B) sales of obsolete equipment;

(ix)    any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12(a) and will result in revenue or require expenditures in excess of $1,000,000 in the calendar year 2021 or any calendar year thereafter, or which resulted in revenue or expenditures during the fiscal year ended January 31, 2020 in excess of $1,000,000;

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(x)    other than any offer letter or employment agreement set forth on Schedule 4.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing;

(xi)    any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xii)    any Contract with any of the customers or suppliers listed on Schedule 4.24.

(b)    Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under (or would be in material breach of or material default under but for the existence of a cure period) any such Contract, (iii) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.13    Company Benefit Plans.

(a)    Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other plan, policy, program, practice, arrangement or agreement (other than standard employment agreements or offer letters that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other Service Provider, in each case that is maintained, sponsored or contributed to by the Company or its ERISA Affiliates or under which the Company or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b)    With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document, any trust agreement and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable

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Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2018 for which a material liability remains outstanding.

(c)    Each Company Benefit Plan is and has been established, documented, funded, administered and operated in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, premiums and other amounts required to be paid under the terms of any Company Benefit Plan, any applicable Law or any insurance policy or other Company Benefit Plan funding arrangement as of the date this representation is made have in all material respects been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date.

(d)    Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to adversely affect the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e)    Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f)    Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g)    With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened in writing.

(h)    Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee or natural person consultant or independent contractor of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event).

(j)    Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code has been operated and documented in material compliance with Section 409A of the Code, and no amount under such plan or award has been subject to any additional tax or under Section 409A(a)(1)(B) of the Code.

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(k)    No Company Benefit Plan provides for the gross-up of any Taxes imposed by Sections 4999 or 409A of the Code.

(l)    The Company and its Subsidiaries have not elected to defer and do not have any present intention of deferring any employment or payroll taxes as permitted under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (collectively, the “CARES Act”).

(m)    Each Company Benefit Plan for the benefit of employees or dependents thereof who reside and perform services or who are employed outside of the United States (a “Non-U.S. Plan”) (i) is in compliance in all material respects with its terms and the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Non-U.S. Plan, (ii) if it is intended to qualify for special Tax treatment, meets all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is materially funded or book reserved, as appropriate, based upon reasonable actuarial or accounting assumptions that comply with all applicable Laws. There are no material unfunded liabilities for deferred compensation, pension benefits, pension schemes and termination indemnities related to any period of time prior to the Closing under any Non-U.S. Plan or with respect to any employees of the Company or any Subsidiary outside of the United States, except for any liabilities reflected on the Financial Statements as of the Latest Balance Sheet Date.

4.14    Labor Matters.

(a)    (i) Neither the Company nor its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union, labor organization or works council is or has been the bargaining representative of any employee of the Company or any of its Subsidiaries or has made a demand for recognition or certification since January 1, 2016, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority and to the knowledge of the Company there have been no other union organizing activities affecting the Company or any of its Subsidiaries.

(b)    Each of the Company and its Subsidiaries (i) is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance (collectively “Employment Laws”), (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2016, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries. Since January 1, 2018, no Action, charge or other proceeding has been pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Employment Law or any other employment-related matter.

(c)    The Company and its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)    To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

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(e)    Since January 1, 2020, the Company has not had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes resulting from disruptions due to COVID-19, any economic effect thereof or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), or any material changes to employees’ benefit, compensation or working schedules, nor are any such changes currently contemplated. Except as set forth on Schedule 4.14(e), the Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(f)    Since January 1, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made by, against or otherwise involving any director, officer or managerial or supervisory employee of the Company, (ii) the Company has not entered into nor is a party to any settlement agreement with any Person that substantially involves allegations relating to sexual harassment or other sexual misconduct by any director, officer or employee of the Company or any of its Subsidiaries and (iii) no Action, charge or other proceeding has been pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries involving allegations of sexual harassment or other misconduct that have been made against any director or employee of the Company or any of its Subsidiaries.

(g)    Each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Laws with regard to (i) the proper classification of (A) all Persons classified by the Company or any of its Subsidiaries as exempt under the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour laws and (B) all natural Persons classified by the Company or any of its Subsidiaries as non-employees, including but not limited to independent contractors, consultants, or otherwise and (ii) the accurate reporting of non-employees’ compensation on Internal Revenue Service Forms 1099.

(h)    Each of the Company and its Subsidiaries is compliant and has complied in all material respects with respect to all employment-related Laws applicable to contractors and subcontractors of any Governmental Authority and has made available to Acquiror all affirmative action plans and material correspondence with any Governmental Authority (e.g., OFCCP compliance evaluations, closure letters and conciliation agreements) during the last five years relating to affirmative action plans or other employment-related matters relating to its status as a contractor for any Governmental Authority.

4.15    Taxes.

(a)    All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed (taking into account any extensions properly obtained), and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements accrue in accordance with GAAP all liabilities for material Taxes with respect to all periods through the date thereof.

(b)    All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any Tax liability outside the ordinary course of business or arising under this Agreement and/or the performance by the Company of its obligations under this Agreement.

(c)    Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)    Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to a material amount of Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened.

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(e)    Within the last three years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(f)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g)    Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt , any net operating loss) as a result of the Merger.

(h)    All material transactions or arrangements made by the Company or any of its Subsidiaries with any other Persons have been made on arm’s length terms in accordance in all material respects with all applicable Laws, including Code Section 482 and any equivalent provision under any state, local, or non-U.S. Law. There is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts, or intangibles, that is escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(i)    The Company and its Subsidiaries have remitted all material sales, use, value-added, and similar Taxes required to be remitted to the appropriate Governmental Authority.

(j)    Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(k)    Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)    Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(m)    There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(n)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local Income Tax purposes, other than a group the common parent of which was and is the Company or (ii) except pursuant to an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes (each, a “Commercial Contract”), has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise by Law.

(o)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax

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indemnification agreements, other than pursuant to a Commercial Contract. Neither the Company nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(p)    The Company is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(q)    Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to the Company or its Subsidiaries are set forth on Schedule 4.15(q).

(r)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge, after consultation with its tax advisors, of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.16    Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.17    Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18    Real Property; Assets.

(a)    Schedule 4.18(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.18(a), neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)    Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)    Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject,

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as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)    No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(e)    With respect to each Real Estate Lease Document:

(i)    since January 1, 2018, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed to Acquiror in writing; and

(ii)    except as set forth on Schedule 4.18(e)(ii), neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)    Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g)    Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition.

4.19    Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)    the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(ii)    there has been no Release or threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or any other property or location formerly owned, leased or operated

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by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii)    neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv)    no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law; and

(v)    neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material liabilities or material obligations of any other Person arising under Environmental Law.

(b)    The Company has made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, Environmental Law.

4.20    Absence of Changes.

(a)    Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b)    From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority as a result of COVID-19 and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21    Affiliate Agreements. Except as set forth on Schedule 4.21 and other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, officers or directors of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.22    Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.22, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.22 have been resolved or remedied.

4.23    Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its

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Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or any of its Subsidiaries.

4.24    Customers and Suppliers. Schedule 4.24 sets forth a complete and accurate list of (a) the twenty (20) largest customers (consolidating any customers that, to the knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, taken as a whole, based on the total dollar amount of contracted sales collected by the Company during the twelve (12)-month period ended on the date hereof and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, taken as a whole, based on dollar amount of expenditures for the twelve (12)-month period ending on the date hereof. Other than in the ordinary course of business, none of the customers or suppliers listed on Schedule 4.24 has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate, any of its business relationship with the Company or any of its Subsidiaries.

4.25    Data Privacy and Security.

(a)    The Company and its Subsidiaries comply, and during the past four (4) years have complied with (i) all Privacy and Information Security Requirements, (ii) their respective Privacy Notices, and (iii) their respective Contracts relating to Processing of Personal Data (including any Personal Data transfer agreements) or cybersecurity (such as in relation to Data Breaches). Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person, has received any notice, allegation, complaint, or other communication, and, to the Company’s Knowledge, there is no pending investigation or Action by any Governmental Authority or payment card association, regarding, in each case of the above, any actual or possible violation of any Privacy and Information Security Requirement by or with respect to the Company or its Subsidiaries.

(b)    Neither the Company nor its Subsidiaries, nor, to the Company’s knowledge, any of its or their respective Service Providers or others acting on their behalf, have had, or have, a Data Breach. Neither the Company nor its Subsidiaries have notified, or, to the Company’s Knowledge, been required to notify, any Person of any Data Breach. The Company and its Subsidiaries employs and has employed commercially reasonable physical, technical, and organizational safeguards that comply with all Privacy and Information Security Requirements to protect, or advise on the protection of, Personal Data or other Data within its custody or control against a Data Breach and requires the same of all Service Providers that Process Data on its behalf or advise on the protection of Personal Data or other Data.

(c)    The Company and its Subsidiaries have provided all notices and opt-in or opt-out choices (and honored such choices), and obtained all consents, and satisfied all other requirements (including but not limited to notification to, or registration with, any Governmental Authority), in each case, in compliance with Privacy and Information Security Requirements and as necessary for the Company and its Subsidiaries’ respective Processing (including international and onward transfer) of data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder. The Company and its Subsidiaries are not subject to any contractual requirements, Privacy Notices, or other legal obligations that, following the Closing, would prohibit the Company or any of its Subsidiaries from receiving or using Data or Personal Data in the manner in which the Company or any of its Subsidiaries receive or use such Data or Personal Data prior to the Closing.

(d)    Each of the Company and its Subsidiaries owns or has license to use the IT Systems as necessary to operate its business as currently conducted. The Company and its Subsidiaries have taken reasonable

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precautions designed to protect the confidentiality, integrity, and security of the IT Systems and all information stored or contained therein or transmitted thereby from any loss, theft, or unauthorized disclosure, use, access, interruption or modification by any Person. To Company’s knowledge, all IT Systems are (i) free from any Malicious Code, material defect, bug or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all material information technology operations necessary for the operation of the business of the Company and its Subsidiaries (except for ordinary wear and tear). There have not been any material failures, breakdowns, or continued substandard performance of any IT Systems that have caused a material failure or disruption of the IT Systems. The Company and its Subsidiaries have implemented, maintained and tested commercially reasonable disaster recovery procedures and facilities for the business of the Company and its Subsidiaries and all Data material to the respective businesses of the Company and its Subsidiaries has been regularly backed up in an encrypted manner and tested for restoration.

4.26    International Trade Laws.

(a)    Neither the Company, any of its Subsidiaries or Affiliates, or any of their respective directors, officers or employees is a Sanctions Target.

(b)    To the Company’s Knowledge:

(i)    the Company and its respective Subsidiaries, and their respective directors, officers, employees, agents (when and to the extent acting on behalf of the Company), and Affiliates are, and during the past five (5) years have at all times been, in material compliance with International Trade Laws; and

(ii)    the Company has not received notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws from any Governmental Authority at any time during the past five (5) years.

4.27    Government Contracts. Except as set forth in Schedule 4.27, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have:

(a)     complied with all Laws applicable and pertaining to each Government Contract and each Government Bid;

(b)    have not submitted any invoices or made any statements, representations, or certifications to any Governmental Authority with respect to any Government Contract or Government Bid that were not correct, current and complete as of their submission date;

(c)    have not received written notice: (i) of any termination for convenience, termination for default, cure notice or show of cause notice that is currently in effect or has been threatened with respect to any Government Contract or Government Bid; (ii) that any cost incurred or invoice rendered pertaining to any Government Contract is currently being disallowed, questioned or challenged by any Governmental Authority; (iii) of any pending or threatened claims or disputes against the Company or any of its Subsidiaries by any Governmental Authority or by any prime contractor, higher tier or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iv) of any actual or proposed suspension or debarment of the Company, any Subsidiary or any of their respective managers, directors or officers, employees, consultants or agents; or (v) that any cost accounting systems or procurement systems or the associated entries reflected in the Company’s or any of its Subsidiaries’ financial records with respect to any Government Contract or Government Bid are not in compliance with applicable Laws and contract obligations;

(d)    have no organizational conflicts of interest with respect to any Government Contract or Government Bid; and

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(e)    have all permits, authorizations, and access passes or other documents required to perform each Government Contract for which such documents are required to access or provide delivery or other services in relation to any government facility, base, port or other government controlled location.

4.28    Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders and the Company Stockholders, at the time of the Acquiror Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.28, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.29    No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings), Section 5.06 (Financial Ability; Trust Account), Section 5.13 (Tax Matters) or Section 5.14 (Capitalization)), Acquiror and Merger Sub represent and warrant to the Company as follows:

5.01    Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.

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5.02    Due Authorization.

(a)    Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the respective boards of directors of Acquiror and Merger Sub and, except for the Acquiror Stockholder Approval, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement). This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock entitled to vote at the Acquiror Meeting, voting as a single class, shall be required to approve each of the Transaction Proposal, the Issuance Proposal and the Director Election Proposal, and (ii) holders of at least 65% of the outstanding shares of Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock entitled to vote at the Acquiror Meeting, voting together as a single class, shall be required to approve the Amendment Proposal, in each case, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)    At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to Section 8.04, resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement (such recommendation, the “Acquiror Board Recommendation”).

5.03    No Conflict. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which

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Acquiror or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.04    Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) or otherwise affecting Acquiror or Merger Sub or their respective assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon Acquiror or Merger Sub that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.05    Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable United States or foreign competition, antitrust, merger control or investment laws or laws that provide for review of national security or defense matters (together with the HSR Act, “Investment Laws”), Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time. Neither the Acquiror nor Merger Sub is a “foreign person” within the meaning of Section 721 of the DPA.

5.06    Financial Ability; Trust Account.

(a)    As of December 31, 2020, there was at least $173,192,131 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited liability trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 6, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated November 6, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since November 6, 2019 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause

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the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a shareholder of Acquiror holding Acquiror Pre-Transaction Common Stock originally sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Pre-Transaction Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.

(b)    As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

(c)    As of the date hereof, neither Acquiror nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07    Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

5.08    SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)    Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 6, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)    Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)    Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

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(d)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09    Business Activities; Absence of Changes.

(a)    Since its respective incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

(b)    Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)    Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)    As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby, Contracts and arrangements for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions, or as set forth on Schedule 5.09(d), neither Acquiror nor Merger Sub is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract.

(e)    As of the date hereof, there is no liability, debt or obligation of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with

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past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2020 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2020 as reported on Form 10-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 5.09(d) and Schedule 5.09(e), or (iv) for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

(f)    Neither Acquiror nor Merger Sub has any material Indebtedness.

(g)    Since the incorporation of Acquiror, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

(h)    Other than any officers of Acquiror, Acquiror and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program, practice, arrangement or agreement providing for compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other natural person service provider, in each case, that is maintained, sponsored or contributed to by the Acquiror or its ERISA Affiliates or under which the Acquiror or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability. The consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not result in any compensation or benefit becoming due or payable to any officers of Acquiror, increase the amount or value of any compensation or benefit otherwise payable to any officers of Acquiror, result in the acceleration of the time of payment, vesting or funding of any such compensation or benefit.

5.10    Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), on the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders and the Company Stockholders, and at the time of the Acquiror Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11    PIPE Investment.

(a)    At or prior to the Closing (a) Acquiror will have delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE

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Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $125,000,000 (the “PIPE Investment Amount”). To the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b)    No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the Subscription Agreements.

5.12    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.13    Tax Matters.

(a)    All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed (taking into account any extensions properly obtained), and all such Tax Returns are true, correct and complete in all material respects. Acquiror’s financial statements accrue in accordance with GAAP all liabilities for material Taxes with respect to all periods through the date hereof.

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(b)    All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid, and since the date of Acquiror’s most recent balance sheet, neither Acquiror nor any of its Subsidiaries has incurred any Tax liability outside the ordinary course of business or arising under this Agreement and/or the performance by Acquiror of its obligations under this Agreement.

(c)    There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)    Each of Acquiror and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; (ii) remitted or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(e)    Neither Acquiror nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither Acquiror nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened.

(f)    Neither Acquiror nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of Acquiror or any of its Subsidiaries after the Closing Date. Neither the Acquiror nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(g)    Neither Acquiror nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(h)    Neither Acquiror nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)    There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(j)    Within the last three years, no written claim has been made in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(k)    Neither Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(l)    Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local Income Tax purposes, other than a group the common parent of which was and is the Acquiror or any of its Subsidiaries or (ii) except pursuant to customary commercial provisions in a Commercial Contract, has any liability for the Taxes of any Person

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(other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m)    Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to customary commercial provisions in a Commercial Contract. Neither the Acquiror nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(o)    Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge, after consultation with its tax advisors, of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.14    Capitalization.

(a)    The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof, (ii) 75,000,000 shares of Acquiror Pre-Transaction Common Stock, of which 17,250,000 shares are issued and outstanding as of the date hereof, (iii) 10,000,000 shares of Acquiror Pre-Transaction Sponsor Stock, of which 4,312,500 shares are issued and outstanding as of the date hereof, (iv) 17,250,000 Acquiror Warrants issued and outstanding as of the date hereof and (v) 5,200,000 Sponsor Warrants issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquiror Pre-Transaction Common Stock and Acquiror Pre-Transaction Sponsor Stock and all of the issued and outstanding Acquiror Warrants and Sponsor Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Stock held by the Sponsor.

(b)    Except for the Acquiror Warrants (including the Sponsor Warrants), as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c)    The authorized equity interests of Merger Sub consist of 1,000 shares of common stock, of which 1,000 are issued and outstanding and owned by Acquiror as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and

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nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

5.15    NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Pre-Transaction Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DFNS”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DFNS WS”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “DFNS.U”. Except as set forth on Schedule 5.15, Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Pre-Transaction Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01    Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV to), except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice, to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers and others having material business relationships with it and to keep available the services of its current officers and key employees and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to (or, in the case of the JV, shall use its reasonable best efforts through its participation in the management and control of the JV and exercise of its rights under the JV Agreement to cause the JV not to), during the Interim Period, except as otherwise contemplated by this Agreement:

(a)    change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

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(b)    (i) make, declare or pay any dividend or distribution to the Company Stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, except for issuances pursuant to the Company 2014 Plan (as such plan exists as of the date hereof) in the ordinary course of business, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)    enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law (including for the avoidance of doubt, Contracts with customers that are of a type required to be listed on Schedule 4.12(a)(xii));

(d)    sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, except for sales or dispositions of obsolete or worthless assets or sales of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than sales or leases of assets to customers in the ordinary course of business;

(e)    except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $300,000, (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries in excess of $250,000, individually, or $1,000,000, in the aggregate, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $300,000 in the ordinary course of business consistent with past practice;

(f)    (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 individually or $2,500,000 in the aggregate, (iv) acquire any assets in excess of $1,000,000, or sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber (A) any of the material assets with a value in excess of $1,000,000 or (B) Intellectual Property pertaining to the business, in each case of the Company or any of its Subsidiaries, other than (1) non-exclusive licenses of Intellectual Property granted in the ordinary course of business (2) and (3) the expiration of Intellectual Property in accordance with the applicable statutory term, or (v) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g)    make any capital expenditures (or commitment to make any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

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(h)    make any loans or advances to any Person, except for reimbursement or advance payment of ordinary course business expenses, in each case made to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, or terminate of forgive any loans or advance made by the Company to any Person;

(i)    make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any Income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)    enter into any collective bargaining agreement with any union or other labor organization or recognize any Person as the collective bargaining representative of any group of employees at the Company or any Subsidiary;

(k)    conduct any mass-layoff or plant closing;

(k)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(l)     enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(m)    (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 6.01(m), including, in each case of clauses (i) and (ii), that certain Second Amended and Restated Investors’ Rights Agreement, dated as of January 27, 2020 (as amended, the “IRA”), by and among the Company and the Holders (as defined therein) party thereto;

(n)    waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $750,000 in the aggregate;

(o)    (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (ii) amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(p)    make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(q)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company and its Subsidiaries and their assets and properties as of the date hereof; and

(r)    enter into any agreement to do any action prohibited under this Section 6.01.

6.02    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not

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interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03    HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and any Investment Laws. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act and any Investment Laws. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act and any Investment Laws or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04    Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.05    No Acquiror Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.06    No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated November 6, 2019, and other SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination are not consummated by November 12, 2021 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

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6.07    Proxy Solicitation; Other Actions.

(a)    The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with financial statements as of and for fiscal years ended January 31, 2021 and 2020 that have been audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants and such other annual and unaudited interim period financial information as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of any financial information, including, without limitation, any pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)    From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08    Warrant Termination Agreement. The Company shall use commercially reasonable efforts to enter into a warrant termination agreement with Silicon Valley Bank, in form and substance reasonably acceptable to Acquiror, pursuant to which Silicon Valley Bank agrees to exercise the SVB Warrant (which, for the avoidance of doubt, may be by cashless exercise pursuant to Section 1.2 of the SVB Warrant) effective immediately prior to the Effective Time.

ARTICLE VII

COVENANTS OF ACQUIROR AND MERGER SUB

7.01    HSR Act and Regulatory Approvals.

(a)    In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)    Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

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(c)    Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d)    Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)    Subject to Section 3.08, each of the Company and Acquiror shall pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.02    Indemnification and Insurance.

(a)    From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents or pursuant to agreements with their respective officers and directors, in each case, in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ current and former officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)    For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies

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(true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under such current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03    Conduct of Acquiror During the Interim Period.

(a)    During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror and Merger Sub shall not, and each shall not permit any of its Subsidiaries to:

(i)    change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(ii)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii)    make or change any Tax election or adopt or change any Tax accounting method, file any amendment to any Income Tax Return or other Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of increasing the present or future Tax liability of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(v)    other than in connection with any PIPE Investment, enter into, renew or amend in any material respect any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)    waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

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(vii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those incurred or arising under the Contracts set forth on Schedule 5.07 or Schedule 5.09(d), or (B) incurred in support of the Transactions; or

(ix)    other than in connection with any PIPE Investment, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)    During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.04    Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of any PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.08; and (c) the balance of the assets in the Trust Account and net proceeds of any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror or the Surviving Company.

7.05    Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing, (b) the number of directors constituting the Acquiror Board to be eleven (11) and (c) the individuals set forth on Schedule 7.05(c) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company to Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 7.05(d) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 7.05(d), effective as of the Closing.

7.06    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or any of its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Merger Sub shall, and shall cause their Subsidiaries to, afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and Merger Sub and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror and Merger Sub that are in the possession of Acquiror or Merger Sub, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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7.07    Stock Exchange Listing.

(a)    From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror remains listed as a public company on an Approved Stock Exchange.

(b)    Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and the Acquiror Common Stock underlying the Exchanged Options, Exchanged RSUs and Exchanged RSAs to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.08    Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.09    PIPE Investment.

(a)    The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 6.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Merger Sub or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    Unless otherwise approved in writing by the Company, the Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Subscription Agreements. Acquiror shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (c) confer with the Company regarding timing of the Expected Date (as defined in the Subscription Agreements); (d) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) pursuant to Section 11.14, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment concurrently with the Closing and shall take all actions required under any Subscription

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Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Common Stock as and when required under any such Subscription Agreements.

7.10    Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt and submit for stockholder approval an equity incentive plan, in form and substance reasonably acceptable to Acquiror and the Company that provides for the grant of awards to employees and other service providers of the Surviving Company and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Acquiror Common Stock with a total pool of awards of Acquiror Common Stock of ten percent (10%) of the aggregate number of the sum of (x) shares of Acquiror Common Stock outstanding at the Closing, (y) securities convertible into Acquiror Common Stock and (z) shares reserved under the LTIP, with an annual “evergreen” increase of five percent (5%) of the shares of Acquiror Common Stock outstanding or reserved for issuance under the LTIP as of the day prior to such increase (the “LTIP”). As soon as practicable following the Closing Date, and in any event not more than sixty (60) days after the Closing Date, subject to applicable securities Laws, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the LTIP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the LTIP remain outstanding.

7.11    Employee Matters.

(a)    From the Effective Time and for a period of no less than 12 months thereafter (the “Continuation Period”), Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each employee of the Surviving Company and its Subsidiaries as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by the Surviving Company or any of its Subsidiaries, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate and cash incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time and (ii) other compensation and employee benefits (excluding equity compensation and long-term incentives) that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Acquiror shall cause the Surviving Company (or its Subsidiaries, as appropriate) to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable written Company Benefit Plan, if any, that is listed in Schedule 4.13(a), determined (A) without taking into account any reduction after the Closing in compensation paid to such Covered Employee and (B) taking into account each Covered Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Acquiror and its Affiliates.

(b)    As of the Effective Time and thereafter, Acquiror shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Acquiror or any of its Affiliates (except to the extent applicable under Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Company Benefit Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Acquiror or any of its Affiliates and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of

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Acquiror and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Company Benefit Plans prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)    Acquiror shall, or shall cause the Surviving Company to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Company Benefit Plans may be modified or terminated from time to time in accordance with their terms or with the consent of the applicant participant(s) therein.

(d)    Prior to the Closing Date, Acquiror will use commercially reasonable efforts to enter into employment agreements with certain key employees of the Company, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, Acquiror, the Company and such employees; provided that the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

(e)    The provisions of this Section 7.11 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current, former or retired employee, officer, non-employee director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, Acquiror or any of its Affiliates, or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.11) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Acquiror, the Surviving Company or any of their Subsidiaries. Notwithstanding anything in this Section 7.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Acquiror or any of its Subsidiaries or, on or after the Effective Time, the Surviving Company or any of its Subsidiaries, or shall limit the right of Acquiror to amend, terminate or otherwise modify any Company Benefit Plan or employee benefit plan maintained by Acquiror, the Surviving Company or any of their Subsidiaries following the Effective Time. Nothing contained herein shall be construed as requiring Acquiror or the Surviving Company to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

7.12    Amendments to Acquiror Organizational Documents. On the Closing Date, Acquiror shall amend and restate, effective as of immediately prior to the Effective Time, its amended and restated certificate of incorporation and bylaws, respectively, in the forms of (a) the Second Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit G-1 (the “Acquiror A&R Certificate of Incorporation”), which provides, among other things, (i) a single class of Acquiror Common Stock and (ii) an increase in the number of Acquiror’s authorized shares of Acquiror Common Stock, and (b) the Amended and Restated Bylaws of Acquiror, substantially in the form attached hereto as Exhibit G-2 (the “Acquiror A&R Bylaws”).

7.13    Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Company following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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ARTICLE VIII

JOINT COVENANTS

8.01    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Merger.

8.02    Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting; Company Stockholders’ Written Consent.

(a)    As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Acquiror Meeting with respect to the Proposals (as defined below) and a consent solicitation statement with respect to the solicitation of the Requisite Company Approval). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to Acquiror Stockholders.

(b)    Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to

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responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)    Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement, and to take reasonable action related thereto, with respect to (i) the approval of the Acquiror A&R Certificate of Incorporation (the “Amendment Proposal”), (ii) the adoption and approval of this Agreement and the Merger (the “Transaction Proposal”), (iii) the election of directors effective as of the Closing (the “Director Election Proposal”), (iv) the approval of the LTIP effective as of the Closing (the “Equity Plan Proposal”), (v) the approval of the issuance of the Per Share Merger Consideration (the “Issuance Proposal”), and (vi) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Amendment Proposal, the Transaction Proposal, the Director Election Proposal, the Equity Plan Proposal and the Issuance Proposal, collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror Stockholders at the Acquiror Meeting.

(d)    The Company shall solicit the Requisite Company Approval via written consent as soon as practicable after the Form S-4 is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent; (ii) cause the Proxy Statement/Prospectus to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit written consents from the Company Stockholders to give the Requisite Company Approval (such written consents sufficing to give the Requisite Company Approval, the “Written Consent”). The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Requisite Company Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL and deliver to the stockholders entitled thereto the notice required by Section 262(d)(2) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with this Section 8.02(d) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Change in Company Board Recommendation.

(e)    Acquiror shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Acquiror Meeting in accordance with the DGCL for a date no later than fifteen (15) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to Acquiror Stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Acquiror Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Meeting, provided that the Acquiror Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Acquiror Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date.

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8.03    Company Exclusivity.

(a)    During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, the Company may (i) seek to clarify and understand the terms and conditions of any bona fide, unsolicited written Acquisition Proposal made by any person or group after the date hereof that did not result from a material breach of this Agreement to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal, if consummated, if the Company Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (ii) inform any person or group making any bona fide, unsolicited written Acquisition Proposal of the provisions of this Section 8.03. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)    In addition to the obligations set forth in Section 8.03(a), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror of the receipt of any Acquisition Proposal. Such notice to Acquiror shall indicate the material terms and conditions of such Acquisition Proposal, including copies of any written Acquisition Proposal (provided, that such notice need not include the identity (or other identifying information) of the person making the Acquisition Proposal). The Company shall thereafter keep Acquiror reasonably informed as promptly as practicable (and in any event within twenty-four (24) hours) of any material developments affecting the terms and conditions of any such Acquisition Proposal.

(c)    Except as set forth in Section 8.03(d), neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Company Stockholders (and at all times thereafter prior to receipt of the Company Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to Acquiror or Merger Sub, the Company Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Acquisition Proposal (other than those relating to the Merger); or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a “Change in Company Board Recommendation”).

(d)    Notwithstanding any provision of Section 8.03(c), at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company Board may: (i) make a Change in Company Board Recommendation in connection with a Company Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided that if the Company Intervening Event relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; provided, further, that prior to making any such Change in Company Board Recommendation, (A) the Company shall provide Acquiror with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Company Board’s intention (it being understood that any material development with respect to a Company Intervening Event shall require a new notice), (B) the Company shall and shall direct its Representatives to negotiate in good faith with Acquiror during such three (3) Business Day period, to the extent Acquiror wishes to negotiate, to enable Acquiror to propose revisions or modifications to the terms of this Agreement such that it would permit the Company

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Board not to make a Change in Company Board Recommendation pursuant to this Section 8.03(d) and (C) at the end of such three (3) Business Day period, the Company Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by Acquiror, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Company Board’s failure to make a Change in Company Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law; provided that if the Change in Company Board Recommendation relates to the receipt of a bona fide, unsolicited written Acquisition Proposal that did not result from a material breach of this Agreement, the Company Board also determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account such revisions and modifications to this Agreement by the Acquiror. Notwithstanding the foregoing, the Company’s obligation to solicit written consents from the Company Stockholders to give the Requisite Company Approval in accordance with Section 8.02(d) shall not be limited or otherwise affected by any Change in Company Board Recommendation.

8.04    Acquiror Exclusivity.

(a)    During the Interim Period, neither Acquiror nor Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates), concerning, relating to or which is intended to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). Each of Acquiror and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Business Combination Proposal.

(b)    Except as set forth in Section 8.04(c), neither the Acquiror Board nor any committee thereof shall: (i) fail to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Acquiror Stockholders (and at all times thereafter prior to receipt of the Acquiror Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to the Company, the Acquiror Board Recommendation; or (iii) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iii) being referred to herein as a “Change in Acquiror Board Recommendation”).

(c)    Notwithstanding any provision of Section 8.04(b), at any time prior to the receipt of the Acquiror Stockholder Approval, but not after, the Acquiror Board may: (i) make a Change in Acquiror Board Recommendation in connection with an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Acquiror Board Recommendation, (A) Acquiror shall provide the Company with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Acquiror Board’s intention (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice), (B) Acquiror shall and shall direct its Representatives to negotiate in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions or modifications to the terms of this Agreement such that it would permit the Acquiror Board not to make a Change in Acquiror Board Recommendation pursuant to this Section 8.03(b) and (C) at the end of such three (3) Business Day period, the Acquiror Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by the Company, and determine in good faith, after consultation with its

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outside legal counsel and taking into account such revisions or modifications, whether the Acquiror Board’s failure to make a Change in Acquiror Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(d)    Nothing contained in this Section 8.04 shall prohibit Acquiror or the Acquiror Board or any committee thereof from: (i) taking and disclosing to the stockholders of Acquiror a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders).

8.05    Tax Matters.

(a)    Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by the Surviving Company. The Surviving Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(b)    Reorganization Matters.

(i)    Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub and the Company shall report, for U.S. federal and state Income Tax purposes the Merger as a “reorganization” within the meaning of Section 368(a) of the Code consistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii)    Each of the parties shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, whether before or after the Effective Time, if such action or failure to act would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. Each party shall promptly notify the other parties in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Company into a limited liability company directly and wholly owned by the Purchaser that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Company (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination.

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(iii)    In the event that (i) Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such opinion, the parties shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor, and in the case of clause (ii), both the Company and Acquiror shall use their respective reasonable best efforts to cause each of their respective tax counsel to render such an opinion.

(iv)    The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)    FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that the Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year prior ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to Acquiror.

8.06    Confidentiality; Publicity.

(a)    Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)    None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that, subject to Section 6.02 and this Section 8.06, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any required third-party consent.

8.07    Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01    Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)    All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

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(b)    There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)    The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)    Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Merger.

(e)    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)    The Requisite Company Approval shall have been obtained.

(g)    The Acquiror Stockholder Approval shall have been obtained.

9.02    Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization; Board Approval; Vote Required), Section 4.06(d) (Capitalization), and Section 4.16 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    The representations and warranties of the Company contained in Sections 4.06(a), (b), (c), and (e) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii)    The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.20(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv)    Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b), (c), and (e) (Capitalization), and Section 4.20(a) (No Material Adverse Effect)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)    Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

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(d)    All directors of the Company (other than those listed on Schedule 2.05) shall have executed and delivered to Acquiror letters of resignation resigning from their positions as directors of the Company.

9.03    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.14 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)    The representations and warranties of Acquiror and Merger Sub contained in Section 5.14 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c)    Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)    The Acquiror A&R Certificate of Incorporation, substantially in the form attached hereto as Exhibit G-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Acquiror A&R Bylaws, substantially in the form attached hereto as Exhibit G-2.

(e)    Acquiror shall have executed and delivered the Registration Rights Agreement.

(f)    Each of the covenants of the Sponsor required under the Sponsor Agreement and Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(g)    The Acquiror Common Stock comprising part of the Merger Consideration to be issued pursuant to this Agreement and the Acquiror Common Stock underlying the Exchanged Options, Exchanged RSUs and Exchanged RSAs shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

(h)    The Available Closing Date Cash shall be equal to or in excess of $125,000,000.00.

(i)    Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b), Section 9.03(c), Section 9.03(g) and Section 9.03(h) have been fulfilled.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by written consent of the Company and Acquiror;

(b)    prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror

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of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) November 12, 2021 and (B) to the extent Acquiror Stockholders duly approve a later date for completion of a Business Combination, such later date (the later of (A) and (B), the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)    prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a), Section 9.03(b) or Section 9.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)    by written notice from Acquiror to the Company if the Requisite Company Approval has not been obtained within three (3) Business Days following the date that the Proxy Statement/Prospectus is disseminated by the Company to the Company Stockholders pursuant to Section 8.02; or

(e)    by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Acquiror Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 10.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.02    Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 6.06, this Section 10.02 and Sections 11.02, 11.03, 11.04, 11.05, 11.06, 11.13, 11.15 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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ARTICLE XI

MISCELLANEOUS

11.01    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02    Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)    If to Acquiror, Merger Sub or the Surviving Company, to:

LGL Systems Acquisition Corp.

165 W. Liberty St., Suite 220,

Reno, NV 89501

Attn:   Marc J. Gabelli, Chief Executive Officer

E-mail: mg@gabelli.com

with a copy to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Michael L. Zuppone; Luke P. Iovine, III

E-mail: michaelzuppone@paulhastings.com;

             lukeiovine@paulhastings.com

(b)    If to the Company, to:

IronNet Cybersecurity, Inc.

7900 Tysons One Place

Suite 400

McLean, Virginia 22102

Attention: Gen. Keith B. Alexander (Ret.), Chairman of the Board

E-mail: keith.alexander@ironnetcybersecurity.com

and with a copy to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman; Brian Leaf

E-mail: gosterman@cooley.com; bleaf@cooley.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.01, an email from Philip Kassin expressly consenting to the matter or action in question will suffice.

11.03    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to

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the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.16.

11.05    Expenses. Except as otherwise provided herein (including Section 3.08, Section 7.01(e) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

11.06    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08    Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.09    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10    Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10

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or to waive any term or condition hereof pursuant to Section 11.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

11.11    Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any such party.

11.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

11.13    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14    Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Document in accordance with its specified terms or otherwise breach or violate such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Document, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches or violations of this Agreement or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement or any other Transaction Document in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Document to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Document seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Document for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Document,

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(ii) with respect to any Transaction Document to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to Acquiror, (A) require Acquiror to enforce its rights under any such Transaction Document through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Document for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Document) in the event the counterparty under such Transaction Document is in breach or violation of its obligations thereunder, (B) have approval rights over Acquiror’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel, which may be or include Counsel, to participate alongside Acquiror’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on Acquiror’s behalf, and/or (D) fund any such litigation and (c) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

11.15    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

11.17    Acknowledgements.

(a)    Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (iv) except for the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and

Annex A-72

warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub.

(b)    Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.17. Notwithstanding anything herein to the contrary, nothing in this Section 11.17(b) shall preclude any party hereto from seeking any remedy for Fraud. Each party hereto shall have the right to enforce this Section 11.17 on behalf of any Person that would be benefitted or protected by this Section 11.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.17 shall limit, modify, restrict or operate as a waiver with respect to any rights any party hereto may have under the Transaction Documents.

11.18    Legal Representation.

(a)    Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, Sponsor Agreement, Sponsor Support Agreement, Confidentiality Agreement, the Lock-Up Agreements and the Registration Rights Agreement or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive

Annex A-73

the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.

(b)    Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (ii) the Surviving Company or any member of the Company Group, on the other hand, any legal counsel, including Paul Hastings LLP (“Paul Hastings”), that represented Acquiror or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Acquiror Group, in such dispute even though the interests of such persons may be directly adverse to Acquiror, the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Surviving Company or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, Sponsor Agreement, Sponsor Support Agreement, Confidentiality Agreement, the Lock-Up Agreements and the Registration Rights Agreement or the transactions contemplated hereby or thereby between or among Acquiror, the Sponsor or any other member of the Acquiror Group, on the one hand, and Paul Hastings, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror or, following the Closing, the Surviving Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex A-74

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

LGL SYSTEMS ACQUISITION CORP.

By:
Name:
Title:

LGL SYSTEMS MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Reorganization and Merger]

IRONNET CYBERSECURITY, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Reorganization and Merger]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LGL SYSTEMS ACQUISITION CORP.

                    , 2021

LGL Systems Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:

ONE:    The original Certificate of Incorporation of LGL Systems Acquisition Corp. was filed with the Secretary of State of the State of Delaware on April 30, 2019 under the name MTRON Systems Acquisition Corp. An amendment to the Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 26, 2019 changing the name to LGL Systems Acquisition Corp. The Certificate of Incorporation was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on November 6, 2019.

TWO:    The Second Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Amended and Restated Certificate.

THREE:    This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FOUR:    This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIVE:    This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

LGL Systems Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [                    ].

LGL SYSTEMS ACQUISITION CORP.
By:
[name]
[title]

Annex B-1

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LGL SYSTEMS ACQUISITION CORP.

I.

The name of this company is IronNet, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Suite 403-B in the City of Wilmington, County of New Castle, Delaware 19805 and the name of the registered agent of the Company in the State of Delaware at such address is Vcorp Services, LLC.

III.

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A.    Effective as of, and contingent upon, the effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action on the part of the Company or any stockholder, each authorized and outstanding share of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and Class B Common Stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) issued immediately prior to the Effective Time shall be automatically converted and reclassified into one share of fully-paid, non-assessable Common Stock (as defined below) (the “Conversion”). Each stock certificate representing shares of Class A Common Stock or Class B Common Stock, as applicable, immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been converted and reclassified pursuant to the Conversion; provided, however, that each holder of any stock certificate that represented shares of Class A Common Stock or Class B Common Stock, as applicable, immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Conversion. After giving effect to the Conversion, the total number of shares of stock that the Company shall have authority to issue is set forth below.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” “and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 600,000,000 shares, 500,000,000 shares of which shall be Common Stock (the “Common Stock”), and 100,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B.    The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue

Annex B-2

of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C.    The number of authorized shares of Preferred Stock, or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.

D.    Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1.    Rights Relating to Dividends, Subdivisions and Combinations. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

2.    Voting Rights.

(a)    Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Company, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b)    Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c)    Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

3.    Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be

Annex B-3

outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

A.    The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C.    If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A.    Unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Company or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Annex B-4

B.    Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article VI. Notwithstanding the foregoing, the provisions of this Article VI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

C.    If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VII.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    Board of Directors.

1.    Generally. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

2.    Election.

(a)    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b)    At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VII, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c)    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to

Annex B-5

be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d)    Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.    Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.    Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

C.    Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VIII.

A.    The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.    Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

Annex B-6

Annex C

AMENDED AND RESTATED BYLAWS

OF

IRONNET, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2.    Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

ARTICLE II

CORPORATE SEAL

Section 3.    Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4.    Place of Meetings. Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication. For any meeting of stockholders to be held by remote communication, the corporation shall (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by remote communication is a stockholder or proxy holder, (ii) implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

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Section 5.    Annual Meeting.

(a)    The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record or beneficial owner at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The notice in this paragraph must also be accompanied by (X) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Company pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Company in connection with such annual or special meeting and (Y) a written representation and agreement (in form provided by the Corporation) that such nominee (i) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such nominee would face re-election and (ii) consents to being named as a nominee in the

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Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)    To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)    The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

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(c)    A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.

(d)    Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e)    A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(f)    Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(g)    For purposes of Sections 5 and 6,

(1)     “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(2)    “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

(3)    “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of

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shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(4)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6.    Special Meetings.

(a)    Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b)    For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)    A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise

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required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e)    Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.    Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by

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applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.    Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.    Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.    Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.    List of Stockholders. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the

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name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.    Action without Meeting. Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.

Section 14.    Organization.

(a)    At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)    The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)    The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any

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determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE IV

DIRECTORS

Section 15.    Number and Term of Office. The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.

Section 16.    Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.    Classes of Directors.    The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18.    Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20.    Removal. Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.

Section 21.    Meetings.

(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either

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orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22.    Quorum and Voting.

(a)    Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one-third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.    Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.

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Section 24.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.    Committees.

(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions

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authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.    Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.    Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 28.    Interested Directors. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE V

OFFICERS

Section 29.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.

Section 30.    Tenure and Duties of Officers.

(a)    General. All officers shall be designated and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation,

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retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)    Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)    Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)    Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief

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Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g)    Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.

Section 31.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.    Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 34.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise

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provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer of any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35.    Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36.    Form and Execution of Certificates.

(a)    The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law.

(b)    Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

Section 37.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38.    Transfers.

(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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Section 39.    Fixing Record Dates.

(a)    In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)    In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40.    Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation

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and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 42.    Declaration of Dividends. Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 44.    Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45.    Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a)    Directors and Executive Officers. The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding (as defined below) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while serving as a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 45(d), the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board

(b)    Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made

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a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

(c)    Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors

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or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h)    Amendments. Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)    The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(iv)    References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of

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the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 46.    Notices.

(a)    Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any written notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (1) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (2) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (3) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

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(e)    Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)    Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47.    Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 48.    Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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ARTICLE XV

BOOKS AND RECORDS

Section 49.    Books and Records. The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

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Annex D

IRONNET, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:                     , 2021

APPROVED BY THE STOCKHOLDERS:                     , 2021

1.	GENERAL.

(a)    Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)    Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed              shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on February 1 of each year for a period of ten years commencing on February 1, 2022 and ending on (and including) December 31, 2031, in an amount equal to 5% of the sum of: (i) the total number of shares of Common Stock outstanding on January 31 of the preceding fiscal year, plus (ii) the number of shares of Common Stock reserved for issuance under this Plan as of January 31 of the preceding fiscal year, but which have not yet been issued; provided, however, that the Board may act prior to February 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is              shares.

(c)    Share Reserve Operation.

(i)    Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)    Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not

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reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a)    Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)    Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)    Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless: (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option, and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)    Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)    Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed: (i)                              or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year,                              in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

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4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated, in writing, as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)    Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award, if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)    Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)    by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) at the time of exercise, the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)    if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) such shares used to pay the exercise price will not be exercisable thereafter, and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

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(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of: (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)    Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)    Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)    Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)    three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

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(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)    18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)    18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)    Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of: (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)    Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)    Form of Award.

(1)    Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be: (A) held in book entry

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form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)    RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)    Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for: (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)    RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii)    Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)    Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination, as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award, and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)    Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the

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Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)    Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom, and the time or times at which, such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company, notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed, but contingent on its completion.

(c)    Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction, unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or, unless otherwise expressly provided by the Board, at the time of grant of an Award.

(i)    Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

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(ii)    Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)    Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of: (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)    Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)    No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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7.	ADMINISTRATION.

(a)    Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Subsection (c) below.

(b)    Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient, to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for stockholder approval.

(ix)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

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(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)    To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)    To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action: (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of: (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash, and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with a Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee, meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)    Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer, and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most

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recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)    Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)    No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant: (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation, and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant, as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

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9.	MISCELLANEOUS.

(a)    Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c)    Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until: (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)    No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award: (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan, unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to: (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of, or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

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(h)    Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of, or agreement with, the Company.

(j)    Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either: (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)    Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)    Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)    Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from, and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the

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extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.

(o)    Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a)    Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)    Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this Subsection (b) apply.

(i)    If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the

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Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six--month period.

(iii)    If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this Subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)    Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)    If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to Subsection (e) of this Section.

(1)    In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

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(2)    If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non- Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)    The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this Subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)    If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e)    If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)    Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

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(iii)    To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service,” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)    The provisions in this Subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant, in respect of such Non-Exempt Award, will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

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(e)    “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f)    “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)    “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of: (A) a felony, or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)    “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur: (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of

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equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan: (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)    “Common Stock” means the common stock of the Company.

(n)    “Company” means IronNet, Inc., a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

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(p)    “Consultant” means any person, including an advisor, who is: (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on

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account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)    “Director” means a member of the Board.

(t)    “determine” or “determined” means as determined by the Board or the Committee (or its designee), in its sole discretion.

(u)    “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Reorganization and Merger by and among LGL Systems Acquisition Corp., LGL Systems Merger Sub, Inc., and IronNet Cybersecurity, Inc., dated as of March 15, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include: (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)    “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

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(iii)    In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)    “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd)    “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee)    “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) maintenance of the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) the change of the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) clarification of the manner of exemption from, or the bringing of the Award into compliance with or qualifying it for an exemption from, Section 409A; or (v) compliance with other Applicable Laws.

(gg)    “Non-Employee Director” means a Director who either: (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)    “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)    “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such

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term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)    “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn)    “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)    “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq)    “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)    “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)    “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu)    “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to

Annex D-23

establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(vv)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting

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or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)    “Plan” means this IronNet, Inc. 2021 Equity Incentive Plan.

(yy)    “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz)    “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)    “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)    “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc)    “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)    “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(eee)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff)    “Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg)    “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh)    “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii)    “Securities Act” means the Securities Act of 1933, as amended.

(jjj)    “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

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(lll)    “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo)    “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp)    “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(qqq)    “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

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Annex E

IRONNET, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:                 , 2021

APPROVED BY THE STOCKHOLDERS:                 , 2021

1.	GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)    The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	Administration.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

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(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii)    To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed                      shares of Common Stock, plus the number of shares of Common Stock that are automatically added on February 1st of each year for a period of ten years commencing on February 1, 2022 and ending on (and including) February 1, 2031, in an amount equal to the lesser of (i)     % of the total number of shares of Common Stock outstanding on January 31st of the preceding fiscal year, and (ii)                      shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no February 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

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4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	Eligibility.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

Annex E-3

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

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(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

Annex E-5

(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)    Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

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(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting

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procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)    The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

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(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)    “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d)    “Board” means the board of directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

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(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means IronNet, Inc., a Delaware corporation.

(j)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)    “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Reorganization and Merger by and among LGL Systems Acquisition Corp., LGL Systems Merger Sub, Inc., and IronNet Cybersecurity, Inc., dated as of March 15, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

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(s)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(w)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)    “Offering Date” means a date selected by the Board for an Offering to commence.

(z)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)    “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb)    “Plan” means this IronNet, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

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(ee)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Annex F

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first

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notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates

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of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Annex F-4

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) (1)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2021, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)	The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article V of LGL’s Second Amended and Restated Certificate of Incorporation will provide:

“The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No	Description	Included	Form	Filing Date

2.1*	Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, by and among LGL Systems Acquisition Corp., LGL Systems Merger Sub, Inc. and IronNet Cybersecurity, Inc.	Herewith—Annex A to Proxy Statement/ Prospectus	—	—

3.1	Amended and Restated Certificate of Incorporation of LGL Systems Acquisition Corp.	By Reference	8-K	November 12, 2019

3.2	Bylaws of LGL Systems Acquisition Corp.	By Reference	S-1/A	October 21, 2019

3.3	Form of Post-Merger Second Amended and Restated Certificate of Incorporation of IronNet, Inc.	Herewith—Annex B to Proxy Statement/ Prospectus	—	—

3.4	Form of Post-Merger Amended and Restated Bylaws of IronNet, Inc.	Herewith—Annex C to Proxy Statement/Prospectus	—	—

4.1	Specimen Unit Certificate	By Reference	S-1/A	October 21, 2019

4.2	Specimen Class A Common Stock Certificate	By Reference	S-1/A	October 21, 2019

4.3	Specimen Warrant Certificate	By Reference	S-1/A	October 21, 2019

4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and LGL	By Reference	8-K	November 12, 2019

5.1**	Opinion of Paul Hastings LLP	—	—	—

8.1**	Opinion of Cooley LLP regarding certain tax matters	—	—	—

8.2**	Opinion of Paul Hastings LLP regarding certain tax matters	—	—	—

10.1**	Letter Agreement, dated November 6, 2019, by and between LGL Systems Acquisition Corp. and LGL Systems Acquisition Holding Company, LLC	—	—	—

10.2	Amendment to Letter Agreement, dated March 15, 2021, among LGL Systems Acquisition Corp. and LGL Systems Acquisition Holding Company, LLC	By Reference	8-K	March 15, 2019

10.3	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and LGL	By Reference	8-K	November 12, 2019

10.4	Form of Amended and Restated Registration Rights Agreement by and among LGL Systems Acquisition Corp., LGL Systems Acquisition Holding Company, LLC and the parties named therein to be entered into Post-Merger	Herewith	—	—

10.5	Registration Rights Agreement among LGL Systems Acquisition Corp. and LGL Systems Acquisition Holding Company, LLC	By Reference	8-K	November 12, 2019

Exhibit No	Description	Included	Form	Filing Date

10.6	Sponsor Support Agreement, dated March 15, 2021, by and among LGL Systems Acquisition Corp., LGL Systems Acquisition Holding Company, LLC and IronNet Cybersecurity, Inc.	By Reference	8-K	March 15, 2021

10.7**	Support Agreement, dated March 15, 2021, by and among LGL Systems Acquisition Corp. and each of the persons named therein.	—	—	—

10.8	Form of Subscription Agreement	By Reference	8-K	March 15, 2021

10.9	IronNet Cybersecurity, Inc. 2014 Equity Incentive Plan, as amended to date	Herewith	—	—

10.10	IronNet, Inc. 2021 Equity Incentive Plan	Herewith—Annex D to Proxy Statement/ Prospectus	—	—

10.11	IronNet, Inc. 2021 Employee Stock Purchase Plan	Herewith—Annex E to Proxy Statement/ Prospectus	—	—

10.12**	Form of Indemnification Agreement	—	—	—

23.1	Consent of Marcum LLP	Herewith

23.2	Consent of Paul Hastings LLP	Included in Exhibit 5.1 hereto	—	—

23.3	Consent of PricewaterhouseCoopers LLP	Herewith

24	Power of Attorney (included on signature pages)	Herewith	—	—

99.1**	Form of Proxy Card	—	—	—

99.2	Consent of Gen. Keith B. Alexander (Ret.)	Herewith	—	—

99.3	Consent of Donald R. Dixon	Herewith	—	—

99.4	Consent of Gen. John M. Keane (Ret.)	Herewith	—	—

99.5	Consent of Vadm. John M. McConnell (Ret.)	Herewith	—	—

99.6	Consent of André Pienaar	Herewith	—	—

99.7	Consent of Hon. Michael J. Rogers	Herewith	—	—

99.8	Consent of Theodore E. Schlein	Herewith	—	—

99.9	Consent of Vadm. Jan E. Tighe (Ret.)	Herewith	—	—

99.10	Consent of William E. Welch	Herewith	—	—

*	Schedule and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. LGL agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
**	To be filed by amendment.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 1st day of July, 2021.

LGL SYSTEMS ACQUISITION CORP.

By:	/s/ Robert LaPenta Jr.
Robert LaPenta Jr. Co-Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Marc J. Gabelli Marc J. Gabelli	Chairman and Co-Chief Executive Officer (Co-Principal Executive Officer)	July 1, 2021

/s/ Robert LaPenta Jr. Robert LaPenta, Jr.	Co-Chief Executive Officer and Chief Financial Officer (Co-Principal Executive Officer and Principal Accounting and Financial Officer)	July 1, 2021

* Mary E. Gallagher	Director	July 1, 2021

* Michael Ferrantino	Director	July 1, 2021

* Michael Martin	Director	July 1, 2021

* By	/s/ Robert LaPenta Jr.
Robert LaPenta Jr.
Attorney-in-fact